Registration No. 333-221527

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Amendment No. 1

ORIGO ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

708 Third Avenue

New York, NY 10017

(212) 634-4512

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward J. Fred

Origo Acquisition Corporation

708 Third Avenue

New York, NY 10017

(212) 634-4512

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq Lawrence A. Rosenbloom, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105-0302 (212) 370-1300	Stephen A. Weiss, Esq. Megan J. Penick, Esq. CKR Law 1330 Avenue of the Americas, 14th Floor New York, New York 10019 (212) 259-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this Registration Statement is declared effective, (ii) a statutory redomestication (the “Redomestication”) has been effected, pursuant to which Origo Acquisition Corporation, a Cayman Islands company (“Origo”), has been converted into a Nevada corporation having the name High Times Media Corporation (the “Successor”); and (iii) the satisfaction or waiver of all conditions under the merger agreement described in this registration statement (the “Business Combination”).

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(6)
Common Stock(2)	31,067,200	$10.675	$331,642,360	(4)	$41,290
Redeemable Warrants(3)	2,259,250	$0.35	$790,738	(5)	$99
TOTAL	33,326,450		$332,433,098		$41,389

(1)

The Calculation of Registration Fee table above corrects a calculation error in the initial filing of the Form S-4. Of the $41,389 registration fee due, $41,380.91 was previously paid in connection with the initial filing of this Form S-4 and an additional $8.09 is being paid in connection with this filing.

(2)	Represents the sum of (a) 3,445,481 shares of Common Stock issuable upon conversion of outstanding ordinary shares of the Registrant, $.0001 par value per share, (“Ordinary Shares”) upon the completion of the redomestication of the Registrant from a Cayman Islands company to a Nevada corporation (the “Redomestication”) (including (i) 467,850 Ordinary Shares issuable upon conversion of the outstanding rights (“Right”) of the Registrant to receive one-tenth of one Ordinary Share per Right upon completion of the business combination (“Business Combination”) pursuant to a merger agreement dated as of July 24, 2017 by among the Registrant, Hightimes Holding Corp., HTHC Merger Sub, Inc. (a wholly owned subsidiary of the Registrant) and Jose Aldeanueva, as the Registrant’s representative (as amended, the “Merger Agreement”) and (ii) 35,750 Ordinary Shares issuable upon conversion of the certain convertible promissory notes, (b) 23,474,178 shares of Common Stock issuable pursuant to the Merger Agreement, (c) estimated maximum number of 2,259,250 shares of Common Stock issuable upon the exercise of the Redeemable Warrants (such Common Stock is being offered on a continuous basis to the holders of the related Redeemable Warrants), (d) 462,000 shares of Common Stock issuable upon the exercise of options, and (e) 1,199,791 shares of Common Stock to be issued as a result of debt conversion of ExWorks notes.

(3)	Represents Redeemable Warrants which will be converted on a one-for-one basis for Redeemable Warrants of the Successor in connection with the Redomestication.
(4)	Pursuant to Rules 457(c) and 457(f) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the product obtained by multiplying $10.675 (the average of the high and low prices of Origo Shares as reported on the NASDAQ Capital Market on November 9, 2017), by 31,067,200, which equals the sum of shares of common stock as described in note (1) above.
(5)	Pursuant to Rules 457(c) and 457(f) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the product obtained by multiplying $0.35 (the average of the high and low prices of Origo Shares as reported on the NASDAQ Capital Market on November 9, 2017), by 2,259,250, which equals the sum of shares of common stock as described in note (2) above.
(6)	Computed based on a rate of $124.50 per $1,000,000 of the proposed maximum aggregate offering price, which is equal to 0.0001245 multiplied by the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

As used in this Registration Statement, the term “Registrant” refers to Origo prior to the Redomestication and to the Successor, High Times Media Corporation, following the Redomestication.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED DECEMBER 29, 2017

To the Shareholders of Origo Acquisition Corporation:

You are cordially invited to attend the extraordinary general meeting of the shareholders (the “Special Meeting”) of Origo Acquisition Corporation (“Origo”) to be held on _______________, 2018 at _________ a.m. Eastern Time, at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. Only shareholders who held ordinary shares of Origo at the close of business on ______, 2018 will be entitled to vote at the Special Meeting and at any adjournments and postponements thereof.

As we previously announced, Origo entered into a merger agreement, dated July 24, 2017 (the “Merger Agreement”), with Hightimes Holding Corp. (“HTH”) and certain other parties, which provides for the merger of a wholly owned subsidiary of Origo with and into HTH (the “Merger”), with HTH remaining as the surviving entity and a wholly owned subsidiary of Origo. HTH does business as “HIGH TIMES®,” and is an established cannabis media brand that for the past 42 years has published “HIGH TIMES®” Magazine. The business of HTH is currently focused on four fundamental activities: (a) the publication of the HIGH TIMES® monthly print and on-line magazine, (b) the production of trade shows, festivals and events which are known as the “High Times Cannabis Cup,” (c) e-commerce, and (d) licensing and branding.

Subject to the shareholder approval as described in the accompanying proxy statement/prospectus and satisfaction or waiver of the other conditions specified in the Merger Agreement, the following will occur:

●	Immediately prior to consummation of the Merger, Origo will cease to be a Cayman Islands company and will redomesticate by converting into a Nevada corporation (the “Redomestication”). The name of the continuing Nevada corporation will be High Times Media Corporation (referred to herein as the “Successor”).

●	Following the Redomestication, a wholly owned subsidiary of the Successor will merge with and into HTH, with HTH remaining as the surviving entity.

●	Pursuant to the Merger, all common stockholders of HTH and holders of warrants to purchase shares of common stock of HTH will be entitled to receive Successor’s common stock, on the basis described in the accompanying proxy statement/prospectus.

●	All outstanding options of HTH will be assumed by the Successor.

Origo has applied for the listing of the common stock of the Successor on the Nasdaq Capital Market (“Nasdaq”) following the consummation of the Merger, under the symbol HITM. Origo has also applied for the listing of the redeemable warrants, rights, and units of the Successor on Nasdaq.

We are asking you to vote to approve the Redomestication and the Business Combination at the Special Meeting, as well as the other matters to be considered at the Special Meeting. The Board has approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Redomestication) and has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Origo and its shareholders.  Your approval of the Redomestication and Business Combination is one of the conditions to the consummation of the Merger.

The Origo units, ordinary shares, rights and warrants are listed on Nasdaq under the symbols “OACQU,” “OACQ,” “OACQR” and “OACQW,” respectively. Units not separated continue to be listed under the symbol “OACQU.” On December 26, 2017, the closing sale price of Origo ordinary shares was $10.60 per share.

Your vote is very important. As a condition to the completion of the Merger and other transactions contemplated by the Merger Agreement, an affirmative vote of holders of a majority of the voting power of the ordinary shares of Origo entitled to vote on the proposal, which are present at the Special Meeting, is required. The obligations of Origo and HTH to complete the Merger are subject to a number of conditions set forth in the Merger Agreement and are summarized in the accompanying proxy statement/prospectus. More information about Origo and HTH, the Special Meeting and the transactions contemplated by the Merger Agreement is contained in the accompanying proxy statement/prospectus. You are encouraged to read the accompanying proxy statement/prospectus in its entirety, including the section titled “Risk Factors” beginning on page 16.

We strongly support the Merger and the other transactions contemplated by the Merger Agreement, and enthusiastically recommend that you vote in favor of the proposals presented to you for approval at the Special Meeting. Thank you for your continued support of Origo.

Very truly yours,

/s/ Edward J. Fred

Chief Executive Officer
Origo Acquisition Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated __________, 2018 and is first being mailed to the shareholders of Origo on or about ______________, 2018.

ORIGO ACQUISITION CORPORATION

708 Third Avenue

New York, New York 10017

NOTICE OF EXTRAORDINARY GENERAL MEETING
OF SHAREHOLDERS
TO BE HELD ON ____________, 2018

TO THE SHAREHOLDERS OF ORIGO ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Special Meeting”) of Origo Acquisition Corporation (“Origo”), a Cayman Islands exempted company, will be held at _______ a.m. Eastern Time, on __________, 2018, at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(1)	The Redomestication Proposal – To consider and vote upon a proposal to change the corporate structure and domicile of Origo from an exempted company organized under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Nevada (the “Redomestication”). The Redomestication will be effected by Origo filing Articles of Domestication and Articles of Incorporation (the “Nevada Redomestication Documents”) with the Nevada Secretary of State, and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Redomestication, Origo will change its corporate name to “High Times Media Corporation” (the “Successor”) and all outstanding securities of Origo will be deemed to constitute outstanding securities of the Successor, as described in more detail in the accompanying proxy statement/prospectus. The Redomestication is expected to become effective immediately prior to the consummation of the Business Combination (as defined below). We refer to this proposal as the “Redomestication Proposal.” The form of the Articles of Domestication, which includes the proposed Nevada Articles of Incorporation and the Bylaws, each of which will become effective upon the Redomestication, are attached to the accompanying proxy statement/prospectus as Annexes A and B.

(2)	The Business Combination Proposal - To consider and vote upon a proposal to adopt and approve the Merger Agreement (“Merger Agreement”), dated as of July 24, 2017, as amended on September 27, 2017, by and among Origo, HTHC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Origo (“Merger Sub”), Hightimes Holding Corp., a Delaware corporation (“HTH”), and Jose Aldeanueva, in the capacity as the Origo representative (the “Representative”), and to approve the Merger and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder (collectively, the “Business Combination”). Pursuant to the Merger Agreement, Merger Sub will merge with and into HTH (the “Merger”), with HTH continuing as the surviving entity of the Merger and becoming a wholly owned subsidiary of the Successor as described in more detail in the attached proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement and certain other agreements to be entered into pursuant to the Merger Agreement are attached to the proxy statement/prospectus as Annex C.

(3)	The 2018 Equity Incentive Plan Proposal – To consider and vote upon the approval of the 2018 Equity Incentive Plan. We refer to this as the “2018 Equity Incentive Plan Proposal.” A copy of the 2018 Equity Incentive Plan is attached to the proxy statement/prospectus as Annex D.

(4)	The Adjournment Proposal – To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Origo that more time is necessary or appropriate to consummate the Business Combination. We refer to this proposal as the “Adjournment Proposal” and, together with the Business Combination Proposal, the 2018 Equity Incentive Plan Proposal, and the Redomestication Proposal, as the “Proposals.”

These Proposals are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Origo Shares at the close of business on _____________, 2018 (the “Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

After careful consideration, Origo’s board of directors (the “Board”) has determined that the Proposals are fair to, and in the best interests of, Origo and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, the 2018 Equity Incentive Plan Proposal and the Redomestication Proposal, and “FOR” the Adjournment Proposal, if presented.

Each of the Redomestication Proposal, the Business Combination Proposal, and the 2018 Equity Incentive Plan Proposal is interdependent upon the others, and the Business Combination and 2018 Equity Incentive Plan Proposals must be approved by the record holders of a majority of the voting Origo Shares as of the Record Date in order for Origo to consummate the Business Combination contemplated by the Merger Agreement. The Redomestication Proposal must be approved by at least a two-thirds majority of the voting Origo Shares as of the Record Date.

All shareholders of Origo are cordially invited to attend the Special Meeting in person. To ensure your representation at the Special Meeting, however, you are urged to mark, sign, and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided. If you are a shareholder of record of Origo Shares, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, or by a nominee, you must instruct your broker, bank or nominee on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please mark, sign, and date the enclosed proxy card and return it as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Edward J. Fred
Edward J. Fred
Chief Executive Officer

_____________, 2018

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS, AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO CASH. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL AND DEMAND THAT ORIGO CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE BUSINESS COMBINATION PROPOSAL BY MARKING YOUR PROXY CARD WHERE INDICATED THEREIN FOR REQUESTING REDEMPTION AND TENDERING YOUR SHARES TO ORIGO’S TRANSFER AGENT PRIOR TO THE VOTE AT THE MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF ORIGO SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated ______________, 2018 and is first being mailed to the shareholders of Origo on or about ______________, 2018.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Origo that is not included in or delivered with this proxy statement/prospectus. This information is available without charge to shareholders of Origo upon written or oral request. You can obtain the documents incorporated by reference into this document through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone at the appropriate address or telephone number below:

Jose M. Aldeanueva

Chief Financial Officer, Secretary and Treasurer

Origo Acquisition Corporation

708 Third Avenue

New York, NY 10017

(212) 634-4512

Information contained on the Origo website is expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery, Origo shareholders must request the information no later than five business days before the date of the Origo Special Meeting, or no later than ________________, 2018.

For further information, see “Where You Can Find More Information” below.

ANNEX A	Articles of Incorporation of Successor
ANNEX B	Bylaws of Successor
ANNEX C	Merger Agreement, as amended
ANNEX D	2018 Equity Incentive Plan

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Origo” refer to Origo Acquisition Corporation (which prior to the Redomestication is a company incorporated in the Cayman Islands, and thereafter a corporation incorporated in the State of Nevada).

In this document:

“2018 Equity Incentive Plan Proposal” means the proposal to be considered at the special meeting for the shareholders to ratify and approve the 2018 Equity Incentive Plan of the Successor.

“Adjournment Proposal” means the proposal to approve any decision by Origo or its representatives to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if there are insufficient votes at the time of the Special Meeting to approve Redomestication Proposal and the Business Combination Proposal.

“Board” means the Board.

“Business Combination” means the business combination of Origo and HTH pursuant to the Merger Agreement.

“Business Combination Proposal” means the proposal to approve the Business Combination and pursuant to the rules of Nasdaq the issuance of a number of shares of the Successor pursuant that exceeds 20% of the number of Origo Shares that is currently outstanding.

“Closing” means the closing of the Business Combination.

“Closing Proceeds” means the sum of (i) the funds remaining in the Trust Account immediately prior to the Closing, after giving effect to the redemptions by Public Shareholders (but before giving effect to the payment of any expenses incurred in connection with the Merger Agreement or the Business Combination or repayment of any outstanding loans of Origo).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” refers to Origo and the High Times Group together following consummation of the Business Combination.

“Companies Law” means the Companies Law (2013 Revision) of the Cayman Islands.

“Effective Time” means the Merger having become effective pursuant to its terms upon consummation of the Business Combination.

“High Times Group” means HTH and the direct and indirect subsidiaries of HTH, which currently consist of Trans-High Corporation, a New York corporation (“THC”) and its subsidiaries, including High Times Productions, Inc., a New York corporation.

“HTH” or “Hightimes Holding” means Hightimes Holding Corp., a Delaware corporation.

“Initial Shares” means the initial 1,050,000 Origo Shares issued to its founders (the “Former Initial Shareholders”), which were transferred to new shareholders (the “Current Initial Shareholders”) pursuant to a Transfer Agreement dated as of May 20, 2016.

“Memorandum and Articles of Association” means Origo’s current Memorandum and Articles of Association, as amended.

“Merger” means the statutory merger of Merger Sub with and into HTH (following the Redomestication) under the applicable provisions of the Delaware General Corporation Law, with HTH remaining as the surviving entity.

“Merger Agreement” means the Merger Agreement, dated as of July 24, 2017 by and among Origo, HTH, Merger Sub and Jose Aldeanueva in the capacity as the Representative, as amended on September 27, 2017.

“Merger Sub” means HTHC Merger Sub, Inc, a Delaware corporation which is currently wholly owned by Origo.

“Origo” means Origo Acquisition Corporation (which prior to the Redomestication is a company incorporated in the Cayman Islands, and thereafter a corporation incorporated in the State of Nevada).

“Origo’s IPO” means Origo’s initial public offering.

“Origo Private Units” means the Origo units issued in private placements on December 17, 2014 and December 24, 2014.

“Origo Private Shares” means the Origo Shares that are part of the Origo Private Units.

“Origo Shares” means the ordinary shares, par value $0.0001 per share, of Origo.

“Public Shareholders” means the holders of Origo Shares that were sold in Origo’s IPO (whether they were purchased in the initial public offering or thereafter in the open market).

“Public Shares” means Origo Shares sold in Origo’s initial public offering (whether they were purchased in the initial public offering or thereafter in the open market).

“Redemption” means the right of the holders of Origo Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Redomestication” means the continuation of Origo by way conversion of Origo into a Nevada corporation, with the Origo Shares becoming common stock of the Nevada corporation under the applicable provisions of the Companies Law and the Nevada Revised Statutes, and the term includes all matters and necessary or ancillary changes in order to effect such Redomestication, including the adoption of the Articles of Incorporation and Bylaws for the Successor consistent with Nevada law (as attached hereto at Annexes A and B) and changing the name and registered office of Origo. Pursuant to the Redomestication, Origo’s existence as a Cayman Islands company would cease.

“Redomestication Proposal” means the proposal be considered at the Special Meeting to approve the Redomestication.

“Special Meeting” means the extraordinary general meeting of the shareholders of Origo, to be held on __________ at ________ a.m. Eastern Time, at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

“Successor” means Origo as a Nevada corporation following the Redomestication. Upon the effectiveness of the Redomestication, Origo will change its corporate name to “High Times Media Corporation.”

“THC” or “Trans-High” means Trans-High Corporation, a New York corporation acquired by HTH in February 2017.

“Trust Account” means the trust account of Origo, which holds the net proceeds of Origo’s initial public offering and the sale of the Origo Private Units, together with interest earned thereon, less amounts released to pay income or other tax obligations, and to meet working capital requirements.

SUMMARY OF THE MATERIAL TERMS OF THE PROPOSALS

This summary, together with the sections entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the Special Meeting.

Origo

Origo, a Cayman Islands exempted company, was incorporated on August 26, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. Origo was formerly known as CB Pharma Acquisition Corp.

The Redomestication Proposal

Origo is proposing to change its corporate structure and domicile from a Cayman Islands exempted company to a corporation incorporated under the laws of the State of Nevada. The Redomestication is expected to become effective immediately prior to the consummation of the Business Combination, and will be effected by Origo filing Articles of Domestication and Articles of Incorporation (the “Nevada Redomestication Documents”) with the Nevada Secretary of State, and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Redomestication, Origo will change its corporate name to “High Times Media Corporation” (referred to in this proxy statement/prospectus as the “Successor”), and all outstanding securities of Origo will be deemed to constitute outstanding securities of the continuing Nevada corporation, as described in more detail in this proxy statement/prospectus. Please read the section entitled, “The Redomestication Proposal.”

The Business Combination Proposal

HTH, directly and indirectly through its direct and indirect subsidiaries consisting of THC, and the subsidiaries of THC, does business as “HIGH TIMES®,” and is an established Cannabis media brand that for the past 42 years has published “HIGH TIMES®” Magazine. The business of HTH is focused on four fundamental activities, (a) the publication of a HIGH TIMES® monthly magazine, (b) the production of trade shows, festivals and events which are known as the “High Times Cannabis Cup”, (c) e-commerce, and (d) licensing and branding. References in this proxy statement/prospectus to High Times Group includes HTH and the direct and indirect subsidiaries of HTH, which currently consist of THC and its subsidiaries, including High Times Productions, Inc., a New York corporation.

Origo and HTH have agreed to a Business Combination under the terms of a merger agreement, dated as of July 24, 2017, as amended on September 27, 2017. This agreement, as may be further amended or supplemented from time to time, is referred to in this proxy statement/prospectus as the “Merger Agreement.” Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Origo will merge with and into HTH, with HTH continuing as the surviving entity and becoming a wholly owned subsidiary of the Successor. See the section entitled, “The Business Combination Proposal.”

The Merger Agreement is subject to standard conditions to the Closing. In addition, the Closing is subject to the following additional conditions:

●	The Securities and Exchange Commission (the “SEC”) shall have declared effective a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), to register the issuance of the securities to be issued in the Redomestication and the Business Combination; and

●	The shareholders of Origo shall have approved (i) the Redomestication, (ii) the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, (iii) the 2018 Equity Incentive Plan, (iv) such other matters as HTH and Origo may mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by the Merger Agreement, and (v) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Origo.

Pursuant to the Merger Agreement, upon the Closing, (i) all the shares of common stock of HTH and warrants to purchase common stock of HTH issued and outstanding immediately prior to the Merger will be cancelled in exchange for the right to receive an aggregate of 23,474,178 shares of common stock of the Successor, subject to certain adjustments, and (ii) all outstanding options of HTH will be assumed by the Successor. See the section entitled, “The Business Combination Proposal—General Description of the Merger Agreement and Merger Consideration.”

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, including covenants regarding (1) the provision of access to their properties, books and personnel, (2) confidentiality, (3) the operation of their respective businesses in the ordinary course of business, (3) filing their reports required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provision of interim financial statements, and efforts regarding Nasdaq listing requirements, (4) no solicitation of other competing transactions, subject to certain exclusions (5) notifications of certain breaches, consent requirements or other matters, (6) efforts to consummate the Closing and obtain third party and regulatory approvals, (7) further assurances, (8) public announcements and (9) use of funds in the Trust Account.

Origo has agreed to certain covenants in the Merger Agreement with respect to its obligations to file a proxy statement/prospectus for a special meeting of its shareholders to approve the Merger Agreement and the related transactions. Origo has agreed to have its board of directors adopt a new Equity Incentive Plan reasonably acceptable to HTH, and to submit such new plan to its shareholders for their ratification and approval.

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including among other reasons, (1) by Origo to HTH if the Closing has not occurred on or prior to March 12, 2018 and by written notice by HTH to Origo if all the conditions to Closing have not been satisfied by December 12, 2017, (2) by either party if Origo receives notice from acceptable securities exchanges, including Nasdaq, that the Successor’s common stock will not be approved for listing on such exchanges, (3) by HTH if at Closing and after payment of all transaction and other expenses payable by Origo and payment in connection with Redemptions (as defined herein), Origo does not have net tangible assets of at least $5,000,001, (4) by either party in the event of the other party’s uncured breach (subject to certain materiality qualifiers), or (5) by Origo if its shareholders do not approve the Merger Agreement and related transactions.

Certain large shareholders of HTH have agreed that they will not, subject to certain exceptions, transfer, sell, tender or otherwise dispose of the shares of the Successor that they will receive as a result of the Merger for a certain period of time. Such stockholders will enter into lock-up agreements prior to the closing to evidence such restrictions. Please read the section entitled, “The Business Combination Proposal — Lock-Up Agreement.”

In addition, HTH provided Origo with executed voting agreements (each, a “Voting Agreement”) from HTH’s shareholders that are executive officers or directors or otherwise hold at least 5% of the outstanding shares of HTH’s common stock. Under the Voting Agreements, the HTH shareholders party thereto will generally agree to vote all of their HTH shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such HTH stockholder’s ability to perform its obligations under the Voting Agreement. Each Voting Agreement prevents transfers of the HTH shares held by the HTH stockholder party thereto between the date of the Voting Agreement and the date of the meeting of HTH stockholders.

At the Closing, the Successor will enter into a Consulting Services Agreement with Oreva Capital Corp., a Delaware corporation (the “Consultant” or “Oreva”), pursuant to which the Consultant is to perform certain services for the Successor, including administrative services, dealing with investment bankers, investor relations consultants and other members of the investment community, and assisting in connection with proposed acquisitions, dispositions and financings. Adam Levin, the Chief Executive Officer and a director of HTH, is Managing Director of Oreva.

In addition, immediately after the Closing, the current executive officers of the Successor will resign, and the following persons will be appointed as the executive officers of the Successor: Adam E. Levin, Chief Executive Officer and President, David Peck, Senior Vice President of Publishing, and David Newberg, Chief Financial Officer, Treasurer and Secretary.

The 2018 Equity Incentive Plan Proposal

Origo is proposing that its shareholders approve the 2018 Equity Incentive Plan of the Successor (the “2018 Equity Incentive Plan””) which will become effective upon the consummation of the Business Combination and have the following principal features:

●	Types of Awards; Shares Available for Awards: The 2018 Equity Incentive Plan provides for the following types of awards: stock options, stock appreciation rights, restricted stock, restricted stock units, and stock bonuses.

●	Grant of Awards; Shares Available for Awards: Certain employees, directors, consultants and advisors will be eligible to receive grants of awards under the 2018 Equity Incentive Plan. If the shareholders approve the 2018 Equity Incentive Plan Proposal, the number of ordinary shares available for issuance under the plan will be equal to 10% of the outstanding common stock of the Successor on the effective date of the consummation of the Business Combination. No person will receive stock options or stock appreciation rights for more than 1,500,000 shares. If any common stock of the Successor issued pursuant to an award are forfeited or cancelled, then such shares that are forfeited or cancelled will be or become available for issuance under the 2018 Equity Incentive Plan.

●	Stock Options: Stock options may be qualified as an incentive stock option (an “Incentive Stock Option”) under the Code, and the regulations thereunder, or a stock option not qualified as such under the Code (collectively, an “option”). The exercise price of an option will be equal to or greater than the fair market value of the Ordinary Shares on the date of grant; provided, however, Incentive Stock Options granted to an employee who owns more than 10% of the voting power of the Successor’s stock (a “ten-percent employee”) will have an exercise price of not less than 110% of the fair market value on the date of grant. An option may be exercised within such period or periods as may be determined by the Committee; provided, however, any Incentive Stock Option granted to a ten-percent employee will not be exercisable after the expiration of five (5) years from the date of grant and any other option will expire ten (10) years from the date of grant. No option will vest sooner than one (1) year from grant.

●	Stock Appreciation Rights: The Compensation Committee of the Successor (the “Committee”) may grant stock appreciation rights under the 2018 Equity Incentive Plan, which will be exercisable as determined by the Successor’s Committee but for a term not in excess of ten (10) years. No stock appreciation right may be granted with a vesting period of less than one (1) year from the date of grant.

●	Restricted Stock and Restricted Stock Units. The Committee may grant restricted stock and restricted stock units. Unless otherwise provided in an award agreement, such awards shall vest in one or more increments over a service period of no less than three (3) years; provided, however, that this limitation does not apply to awards to non-employee directors pursuant to the Successor’s director compensation program; and provided further, that awards shall immediately vest if a participant terminates employment or service by reason of death, disability or retirement.

●	Performance Compensation Awards. The Committee will be authorized to grant any award under the 2018 Equity Incentive Plan in the form of a Performance Compensation Award by conditioning the vesting of the award on the attainment of specific performance criteria of the Successor and/or one or more Affiliates, divisions or operational units, or any combination thereof, as determined by the Committee.

●	Stock Bonus Awards. The Committee will be authorized to grant awards of unrestricted common stock of the Successor or other awards denominated in common stock of the Successor, either alone or in tandem with other awards, under such terms and conditions as the Committee may determine.

●	Termination of Employment; Disability; Death; Retirement. Upon termination of employment, or cessation of a non-employee director’s service on the Successor’s board of directors, an award previously granted, unless otherwise specified in the award agreement, will, to the extent not exercised with respect to any option or stock appreciation right, or to the extent that any of the designated goals (including any service period) with respect to any other award have not been achieved prior to the lapse of any such restrictions and/or to the extent that, for whatever reason, such award has not vested, become null and void and be forfeited, subject to certain conditions and exceptions.

The Board has concluded that the adoption of the 2018 Equity Incentive Plan will:

●	Maintain and strengthen the Successor’s ability to attract and retain key employees, directors, consultants and certain other individuals providing services to us and to motivate them to remain focused on long-term stockholder value performance;

●	Support Successor’s strategy of using equity as a key component of employee and director total compensation;

●	Provide for a variety of equity awards and cash awards that could have tax advantages, provide performance incentives to Successor’s executive team that align their interests with those of its stockholders and provide compensation practices that are consistent with market trends;

●	Allow the Successor to continue to offer lower cash components of its executive compensation mix by providing for a variety of equity-based compensation vehicles; and

●	Allow the Successor to provide significant compensation to its executives that is “at-risk.”

A summary of the 2018 Equity Incentive Plan is set forth in the “The 2018 Equity Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the 2018 Equity Incentive Plan is attached hereto as Annex D.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of Origo shareholders, including the Redomestication Proposal, the Business Combination Proposal, and the 2018 Equity Incentive Plan Proposal. The following questions and answers do not include all the information that is important to shareholders of Origo. We urge the shareholders of Origo to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q.	Why am I receiving this proxy statement/prospectus?

A.	You are receiving this proxy statement/prospectus in connection with the Special Meeting of Origo shareholders. Origo is holding the Special Meeting of its shareholders to consider and vote upon the following five proposals. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

●	Origo’s shareholders are being asked to consider and vote upon a proposal to change the corporate structure and domicile of Origo from an exempted company organized under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Nevada (the “Redomestication Proposal”). The Redomestication will be effected by Origo filing Articles of Domestication and Articles of Incorporation (the “Nevada Redomestication Documents”) with the Nevada Secretary of State, and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Redomestication, Origo will change its corporate name to “High Times Media Corporation” and all outstanding securities of Origo will be deemed to constitute outstanding securities of the Successor, as described in more detail in this proxy statement/prospectus. The Redomestication is expected become effective immediately prior to the consummation of the Business Combination. The form of Articles of Domestication, which includes the Successor’s proposed Articles of Incorporation and Bylaws, each of which will become effective upon the Redomestication, are attached to this proxy statement/prospectus as Annexes A and B. See the section entitled, “The Redomestication Proposal.”

●	Origo’s shareholders are also being asked to consider and vote upon a proposal to approve the Merger Agreement and the Business Combination contemplated thereby (the “Business Combination Proposal”). The Merger Agreement provides that, among other things, Origo’s wholly owned subsidiary, Merger Sub, will merge with and into HTH, with HTH continuing as the surviving entity and becoming a wholly owned subsidiary of Origo. Shareholder approval of the Merger Agreement and the transactions contemplated thereby is required by the Merger Agreement and by Origo’s amended and restated Memorandum and Articles of Association. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex C, and Origo encourages its shareholders to read it in its entirety. See the section entitled, “The Business Combination Proposal.”

●	Origo’s shareholders are also being asked to consider and vote upon the 2018 Equity Incentive Plan. Among other things, the 2018 Equity Incentive Plan, which would become effective following the consummation of the Business Combination, is intended to maintain and strengthen our ability to attract and retain key employees, directors, consultants and certain other individuals providing services to us and to motivate them to remain focused on long-term shareholder value. See the section entitled, “The 2018 Equity Incentive Plan Proposal.” A copy of the 2018 Equity Incentive Plan is attached to this proxy statement/prospectus as Annex D, and Origo encourages its shareholders to read it in its entirety.

●	Origo’s shareholders are also being requested to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Origo that more time is necessary or appropriate to consummate the business combination. We refer to this proposal as the “Adjournment Proposal” and, together with the Redomestication Proposal, Business Combination Proposal, and the 2018 Equity Incentive Plan Proposal, as the “Proposals.”). See the section entitled, “The Adjournment Proposal.”

The presence, in person or by proxy, of Origo shareholders representing a majority of the total votes of the Origo Shares issued and outstanding on the Record Date and entitled to vote on the resolutions to be considered at the Special Meeting will constitute a quorum for the Special Meeting.

Each of the Redomestication Proposal, the Business Combination Proposal, and the 2018 Equity Incentive Plan Proposal is interdependent upon the others, and the Business Combination and 2018 Equity Incentive Plan Proposals must be approved by the record holders of a majority of the voting Origo Shares as of the Record Date in order for Origo to consummate the Business Combination contemplated by the Merger Agreement. The Redomestication Proposal must be approved by at least a two-thirds majority of the voting Origo Shares as of the Record Date.

Q:	What if I do not vote my Origo Shares or if I abstain from voting?

A:	The approval of Business Combination and 2018 Equity Incentive Plan Proposals require the affirmative vote of a majority of the outstanding Origo Shares as of the Record Date either in person or by proxy, and which were voted at the Special Meeting. The Redomestication Proposal must be approved by at least a two-thirds majority of the voting Origo Shares as of the Record Date either in person or by proxy, and which were voted at the Special Meeting. Abstentions will not be counted as votes properly cast for purposes of the Proposals. As a result, if you abstain from voting on the Proposals, your Origo Shares will be counted as present for purposes of establishing a quorum (if so present in accordance with the terms of the Memorandum and Articles of Association), but the abstention will have no effect on the outcome of such proposal.

Q:	What proposals must be passed in order for the Business Combination to be completed?

A:	The Business Combination will not be completed unless the Business Combination Proposal and the Redomestication Proposal are approved. If Origo does not consummate a business combination by March 12, 2018, Origo will be required to dissolve and liquidate itself and return the monies held within its Trust Account to its Public Shareholders.

Q:	How does the Board recommend that I vote on the proposals?

A:	The Board unanimously recommends that you vote as follows:

●	“FOR” approval of the Business Combination Proposal;

●	“FOR” approval of the Redomestication Proposal;

●	“FOR” approval of the 2018 Equity Incentive Plan Proposal; and

●	“FOR” approval of the Adjournment Proposal.

Q:	How many votes do I have?

A:	Origo shareholders have one vote per Origo Share on each proposal to be voted upon.

Q.	Why is Origo proposing the Redomestication?

A.	The Board believes that it would be in the best interests of the shareholders of Origo to effect the Redomestication in order to align the legal structure of Origo with the nature of Origo’s business going forward. The Redomestication will be contingent upon the approval of the Business Combination by the Origo shareholders and the Merger Agreement being in full force and effect prior to the Redomestication. Because the Successor will continue to operate as a corporation organized in the United States, it was the view of the Board that the Origo should also be structured as a corporation organized in the United States. In addition, the Board believes that the Redomestication will provide a greater measure of flexibility and simplicity in corporate transactions and will reduce the costs of doing business.

Q.	What is involved with the Redomestication?

A.	The Redomestication will require Origo to file required documents in both the Cayman Islands and the State of Nevada. On the effective time of the Redomestication, the separate existence of Origo will cease as a Cayman Islands exempted company and Origo will become and continue as a Nevada corporation and will change its corporate name to “High Times Media Corporation.” Origo’s Memorandum and Articles of Association will be replaced by the Nevada Articles of Incorporation and Bylaws, and your rights as a shareholder will cease to be governed by Cayman Islands law and will be governed by Nevada law.

Q.	When do you expect that the Redomestication will be effective?

A.	The Redomestication is expected to become effective prior to the consummation of the Business Combination.

Q.	How will the Redomestication affect my securities of Origo?

A.	Pursuant to the Redomestication, and without further action on the part of Origo’s shareholders, each outstanding ordinary share will be deemed to constitute one outstanding share of Successor’s common stock. Although it will not be necessary for you to exchange your certificates representing ordinary shares after the Redomestication, the Successor will, upon request, exchange your Origo share certificates for the applicable number of shares of Successor’s common stock, and all certificates for securities issued after the Redomestication will be certificates representing securities of the Successor.

Q.	Why is Origo proposing the Business Combination?

A.	Since Origo’s incorporation, the Board has sought to identify suitable candidates in order to effect a business combination, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. In its review of HTH, the Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the Board has determined that the proposed Business Combination is in the best interests of Origo shareholders.

Q.	How will the Current Initial Shareholders vote in connection with the Proposals?

A.	As of November 8, 2017, the Current Initial Shareholders own of record an aggregate of 1,050,000 Origo Shares, representing approximately 35% of the issued and outstanding Origo Shares. All of the Current Initial Shareholders, as well as all of its officers and directors, have agreed to vote the ordinary shares owned by them in favor of the Proposals. The Current Initial Shareholders, as of the date of this proxy statement/prospectus, have not acquired any Origo Shares in the aftermarket. However, any subsequent purchase by the Current Initial Shareholders of Origo Shares in the aftermarket will make it more likely that the Proposals will be approved as such shares would be voted in favor of the Proposals.

Q:	May the Current Initial Shareholders, Origo’s directors, executive officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:	The Current Initial Shareholders or Origo’s directors, executive officers, advisors or their affiliates may purchase Origo Shares in privately negotiated transactions or in the open market either prior to or after the closing of the Business Combination, including from Origo shareholders who would have otherwise elected to have their shares redeemed. However, they have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, any such purchases shall be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller and they will not make any such purchases if such purchases are prohibited by Regulation M under the Exchange Act. Any such purchase would include a contractual acknowledgement that the selling shareholder, although still the record holder of Origo Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event the Current Initial Shareholders or Origo’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

Q.	Do I have Redemption Rights with respect to my Origo Shares?

A.	The Public Shareholders may seek to have their shares redeemed, regardless of whether they vote for or against the Business Combination. All redemptions (“Redemptions”) will be effectuated as repurchases under Origo’s Memorandum and Articles of Association and Cayman Islands law. Any Public Shareholder who affirmatively votes either for or against the Business Combination Proposal will have the right to demand that his/her shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination). However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Shareholders exercising Redemption Rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. A Public Shareholder will be entitled to receive cash for these shares only if the Business Combination is consummated.

The Current Initial Shareholders and Origo’s directors, executive officers and their affiliates have agreed to waive their Redemption Rights with respect to their 1,050,000 Initial Shares, and such shares will be excluded from the pro rata calculation used to determine the per-share Redemption price. Also excluded from the pro rata calculation are 28,600 Ordinary Shares underlying the Origo Private Units held by Fortress and EBC and 19,250 Ordinary Shares underlying any Origo Private Units issuable upon conversion of the promissory note issued to the Current Management evidencing a loan to Origo. However, if the Current Initial Shareholders and Origo’s directors, executive officers and their affiliates acquired Public Shares in or after Origo’s IPO (or acquire Public Shares following the date of this proxy statement/prospectus), they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Origo fails to complete a Business Combination by March 12, 2018.

Under section 48.2 of Origo’s Memorandum and Articles of Association, the Business Combination may only be consummated if Origo has net tangible assets of at least US$5,000,001 upon such consummation. Origo and HTH have agreed that the US$5,000,001 net tangible assets test shall include the consolidated net tangible assets of HTH and its subsidiaries.

These rights to demand Redemption of the Public Shares into cash are sometimes referred to herein as “Redemption Rights.”

Q.	Is there a limit on the number of shares I may redeem?

A.	A Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to 30% or more of the Public Shares. Accordingly, all shares in excess of 30% of the Public Shares owned by a holder will not be redeemed for cash. On the other hand, a Public Shareholder who holds less than 30% of the Public Shares may have all of the Public Shares held by him or her redeemed for cash.

Q.	How do I exercise my Redemption Rights?

A.	If you are a Public Shareholder and you seek to have your shares redeemed, you must (i) affirmatively vote either for or against the Business Combination Proposal and (ii) demand, no later than the close of the vote on the Business Combination Proposal, that Origo redeem your shares into cash. You may make this demand by either checking the box on the proxy card or submitting your request in writing to Origo’s transfer agent, at the address listed at the end of this section, and delivering your shares to Origo’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (“DWAC”) system prior to the vote at the meeting.

If you (i) initially do not vote with respect to the Business Combination Proposal but then wish to vote for or against it, or (ii) wish to exercise your Redemption Rights but initially do not check the box on the proxy card providing for the exercise of your Redemption Rights and do not send a written request to Origo’s transfer agent to exercise your Redemption Rights, you may request Origo to send you another proxy card on which you may indicate your intended vote or your intention to exercise your Redemption Rights. You may make such request by contacting Origo at the phone number or address listed at the end of this section.

Any request for Redemption, once made by a Public Shareholder, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. In addition, if you deliver your shares for Redemption to Origo’s transfer agent and later decide prior to the Special Meeting not to elect Redemption, you may request that Origo’s transfer agent return the shares (physically or electronically). You may make such request by contacting Origo’s transfer agent at the phone number or address listed at the end of this section.

Any corrected or changed proxy card or written demand of Redemption Rights must be received by Origo’s secretary prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent prior to the vote at the meeting.

If a Public Shareholder votes for or against the Business Combination Proposal and properly demands Redemption as described above, then, if the Business Combination is consummated, Origo will convert these shares into cash. Such amount will be paid promptly after consummation of the Business Combination. If you exercise your Redemption Rights, then you will be exchanging your Origo Shares for cash and will no longer own these shares following the Business Combination.

If you are a Public Shareholder and you exercise your Redemption Rights, it will not result in either the exercise or loss of any Origo warrants or Origo rights that you may hold. Your Origo warrants and Origo rights will continue to be outstanding following a Redemption of your Origo Shares and will become exercisable or exchangeable, respectively, upon consummation of the Business Combination.

Q.	What happens to the funds deposited in Origo’s Trust Account after consummation of the Business Combination?

A.	After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise Redemption Rights, to pay the amounts due under the working capital notes that have not been converted into Origo Private Units, to pay transaction expenses incurred in connection with the Business Combination, including approximately US$1,700,000.00 in fees to Origo’s investment bankers in connection with the transaction, and for working capital of the Successor and its subsidiaries (consisting of HTH and its direct and indirect subsidiaries (the “Combined Company”)) and general corporate purposes of the Combined Company. Such funds may also be used to reduce the indebtedness and certain other liabilities of the Combined Company.

Q.	What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A.	Public Shareholders may vote in favor of the Business Combination and still exercise their Redemption Rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemptions by Public Shareholders. With fewer Public Shares and Public Shareholders, the trading market for the Successor’s securities may be less liquid and the Successors may not be able to meet the listing standards for a national securities exchange. Furthermore, the funds available from the Trust Account for working capital purposes of the combined company after the Business Combination may not be sufficient for its future operations and may not allow the Combined Company to reduce HTH’s indebtedness and/or pursue its strategy for growth. If the maximum number of Public Shareholders properly demand Redemption such that Origo and HTH have US$5,000,001 in combined net tangible assets upon the Closing, the Combined Company would be expected to have cash and cash equivalents of approximately $6.6 million immediately after the Closing and after payment of expenses of the transaction. See the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of High Times Group—Liquidity and Capital Resources.”

Q.	What happens if the Business Combination is not consummated?

A.	On September 11, 2017, we held an extraordinary general meeting of shareholders to approve an extension of the date by which we must complete an initial business combination from September 12, 2017 to March 12, 2018. Under the terms of the Merger Agreement, Origo has the right to seek an extension of the dates by which it must complete a business combination until March 12, 2018. Such extension has been reflected in an amendment to Origo’s Memorandum and Articles of Association.

If we do not consummate the Business Combination and fail to complete an initial business combination by March 12, 2018, it will trigger Origo’s automatic dissolution and liquidation pursuant to the terms of its Memorandum and Articles of Association.

The amount in the Trust Account (less US$297.76 representing the aggregate nominal par value of the Public Shares) under the Companies Law will be treated as share premium which is distributable under the Companies Law provided that immediately following the date on which the distribution is proposed to be made, Origo is able to pay its debts as they fall due in the ordinary course of business.

If Origo is forced to liquidate the Trust Account, a Public Shareholder will receive its pro rata share of the Trust Account upon liquidation. Origo expects the amount in the Trust Account will be approximately US$17.6 million, or approximately US$10.80 per share, at the time of liquidation. Prior to such distribution, Origo would be required to assess all claims that may be potentially brought against it by its creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over its Public Shareholders with respect to amounts that are owed to them. Origo cannot assure its shareholders that it will properly assess all claims that may be potentially brought against it. As such, Origo’s shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event Origo enters an insolvent liquidation.

Each of the Current Initial Shareholders has agreed to waive its rights to participate in any liquidation of the Trust Account or other assets with respect to the Initial Shares.

Edward J. Fred, Origo’s Chief Executive Officer and President has agreed that, if Origo liquidates the Trust Account prior to the consummation of a business combination, he will be liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Origo for services rendered or contracted for or products sold to Origo in excess of amounts held by Origo outside the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only to the extent such target businesses or vendors or other entities did not sign an agreement waiving all claims to any funds held in the Trust Account. Origo cannot assure its shareholders that Mr. Fred will be able to satisfy those obligations if he is required to do so. See the section entitled, “Information Related to Origo—Liquidation If No Business Combination” for additional information.

There will be no distribution from the Trust Account with respect to Origo’s warrants or rights. If the Business Combination or another business combination is not consummated within the required time period, the Origo warrants and rights will not become exercisable or exchangeable, respectively, and will expire worthless.

Q.	When do you expect the business combination to be completed?

A.	It is currently anticipated that the Business Combination will be consummated promptly following the Origo Special Meeting on _____________, 2018. For a description of the conditions for the completion of the Business Combination, see the section entitled, “The Business Combination Proposal—The Merger Agreement—Conditions to the Closing of the Business Combination.”

Q.	Why is Origo proposing the 2018 Equity Incentive Plan?

A.	The 2018 Equity Incentive Plan, which would become effective following the consummation of the Business Combination, is intended to maintain and strengthen our ability to attract and retain key employees, directors, consultants and certain other individuals providing services to us and to motivate them to remain focused on long-term shareholder value. This will be especially important to Origo security holders following the Business Combination.

Q.	Do I have appraisal rights if I object to any of the Proposals?

A.	No. Origo’s shareholders do not have appraisal rights under the Companies Law in connection with the Business Combination or the other Proposals.

Q.	What do I need to do now?

A.	Origo urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Proposals will affect you as a shareholder of Origo. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A.	If you are a holder of record of Origo Shares, you may vote in person at the Special Meeting or by submitting a proxy with respect to the Special Meeting. You may submit your proxy by marking, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares (by submitting a voting instruction card or through another means provided by your broker, bank or nominee) or, if you wish to attend the meeting and vote in person, obtain a legal proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.	No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q:	What happens if I sell my Origo Shares after the Record Date but before the Special Meeting?

A:	If you transfer Origo Shares after the Record Date but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. If you want to change your vote, you should send a later-dated, signed proxy card to Origo’s secretary at the address set forth below so that it is received by Origo’s secretary prior to the vote at the Special Meeting or you may attend the Special Meeting and vote in person. Shareholders also may revoke their proxy by sending a notice of revocation to Origo’s secretary, which must be received by Origo’s secretary prior to the vote at the Special Meeting. If your shares are held in “street name,” you should contact your broker for information on how to change or revoke your voting instructions.

Q.	What should I do with my share certificates?

A.	Origo shareholders who do not elect to have their shares converted for a pro rata share of the Trust Account should not submit their share certificates now or after the Business Combination, because their shares will not be converted or exchanged in the Business Combination. Origo shareholders who exercise their Redemption Rights must deliver their share certificates to Origo’s transfer agent (either physically or electronically) prior to the vote at the meeting in order to properly demand Redemption of their shares.

Q.	What should I do if I receive more than one set of voting materials?

A.	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Origo Shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Origo will pay the cost of soliciting proxies for the Special Meeting. Origo also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Origo Shares for their expenses in forwarding soliciting materials to beneficial owners of Origo Shares and in obtaining voting instructions from those owners. Origo’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Jose M. Aldeanueva

Chief Financial Officer, Secretary and Treasurer

Origo Acquisition Corporation

708 Third Avenue

New York, New York 10017

Tel: (212) 634 – 4512

Email: jaldea@aol.com

or:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Attn: Karen Smith

Toll Free:  (877) 870-8565

Collect:  (206) 870-8565

You may also obtain additional information about Origo from documents filed with the Securities and Exchange Commission by following the instructions in “Where You Can Find More Information.” If you are a Public Shareholder and you intend to seek Redemption of your shares, you will need to demand Redemption by checking the box on your proxy card and delivering your shares (either physically or electronically) to Origo’s transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this Business Combination.

The value of your investment in Origo following consummation of the Business Combination will be subject to the significant risks affecting, among other things, Origo and HTH’s business, financial condition or results of operations. If any of the events described below occur, Origo’s post-Business Combination business and financial results could be adversely affected in a material way. This could cause the trading price of the Successor’s common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Risks Factors Relating to the High Times Group

The net income of High Times Group has declined between 2014 and 2016, which may make it difficult for investors to predict future performance based on current operations.

During the three-year period from 2014 to 2016, the net income of THC and its subsidiaries declined from $3,421,592 in 2014 to net loss of ($2,926,000) in 2016. For the nine months ended September 30, 2017, the consolidated net loss of the High Times Group was ($15,955,000). Although $6,689,000 of the net loss for the nine months ended September 30, 2017 resulted from non-recurring stock compensation charge and the High Times Group is anticipating a return to profitability commencing in fiscal year 2018, any forecasts the High Times Group makes about its operations may prove to be inaccurate. The High Times Group must, among other things, determine what constitutes appropriate risks, rewards, and level of investment in its publications and events, respond to economic and market variables outside of its control, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that the High Times Group will be successful in meeting these challenges and addressing such risks and the failure to do so could have a could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The decision by Origo shareholders whether to approve the Merger Agreement and the transactions contemplated thereby must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development. As a result of these risks, challenges and uncertainties, the value of the High Times Group could be significantly reduced or completely lost.

The independent public accounting firm for the High Times Group has issued a “going concern” opinion.

The High Times Group is indebted to its senior secured lender in the amount of $11,500,000 pursuant to a loan that matures as late as August 2018. The High Times Group’s ability to continue as a going concern may depend upon its ability to obtain the necessary financing needed to meet such debt obligation when it comes due. HTH plans to provide for its capital requirements that are not met by income from operations by issuing additional equity or debt securities. No assurance can be given that additional capital will be available when required or on terms acceptable to HTH. The outcome of this issue cannot be predicted at this time and there is no assurance that, if achieved, the High Times Group will have sufficient funds to meet its obligations and execute its business plan. Partially as a result of the foregoing the independent auditors for the High Times Group has issued a “going concern” opinion in connection with the audit of the 2015 and 2016 financial statements.

High Times Group may not be able to service its indebtedness.

Pursuant to a senior loan agreement, as amended (the “Senior Loan Agreement”), High Times Group has incurred $11,500,000 of senior secured indebtedness issued to ExWorks Capital Fund I, L.P., (“ExWorks”) its senior lender, which is payable at the rate of $100,000 per month commencing September 2017 and all of which indebtedness matures on February 28, 2018. Interest is payable monthly at the rate of 15% per annum. ExWorks also received a warrant, exercisable for a nominal consideration of $0.001 per share commencing August 2017, to purchase shares of Class A Common Stock, representing 2.75% of HTH’s fully-diluted common stock.

When the loan matures, ExWorks is entitled to an additional fee of $1.2 million. On August 7, 2017, ExWorks granted High Times Group an option, exercisable at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If the option is exercised, High Times Group is obligated to pay ExWorks an additional fee (excluding the $1.2 million fee due at the original maturity date of February 28, 2018) of $600,000 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock, representing 1.375% of HTH’s fully-diluted common stock.

Accordingly, the Line of Credit ("LOC") was modified so that the funded amount of the LOC was converted to a Convertible Note with an exercise price of 90% of Merger Offer Price, and is convertible upon the merger with Origo at ExWorks' option. The Company was permitted to increase the principal amount of Company's existing secured loan from ExWorks Capital Fund I, L.P to up to $11.5 million from $7.5 million. For the increase in the LOC the Company agreed to issue by November 15, 2017 20,380 Common A Shares.

HTH also issued $30,000,000 of purchase notes to the former stockholders of THC Although High Times Group believes that the $30,000,000 of purchase notes will automatically convert into shares of the voting Class A Common Stock of HTH upon completion of the contemplated merger with Origo, there is no assurance that High Times Group will be able meet all of the conditions to force the conversion of such purchase notes, including the ability High Times Group to list its Common Stock on a “Qualified Stock Exchange” (as defined). If the purchase notes do not convert into Class A Common Stock, HTH will owe the former stockholders of THC quarterly installments payments of $1.5 million, plus accrued interest, with final payment of $16.5 million due on February 28, 2020. There is no assurance that HTH will be able to adequately service its senior debt or the purchase notes out of cash flow or refinance such senior debt or purchase notes on or before their respective maturity dates. A default under the purchase notes or to HTH’s senior lender under the senior loan and security agreement could result in a foreclosure on all of the assets of High Times Group, which would result in the loss of 100% of the equity investments of holders of securities of HTH and Origo.

The High Times Group may not be able to realize adequate net proceeds from a Regulation A+ offering (the “Offering”).

The High Times Group intends to ameliorate the risks of defaults under its indebtedness and obtain additional working capital to achieve its business goals by consummating a Regulation A+ initial public offering (the “Offering”). In this regard, HTH has confidentially submitted for review by the SEC a Form 1-A and related Offering Circular with the SEC for a proposed initial public offering and will seek to raise $20,000,000 from the sale of 1,818,182 shares of its Class A common stock at an initial per share offering price of $11.00. HTH valued its shares of Class A common stock prior to the Offering at $225 million. There can be no assurance that the Offering will be qualified by the SEC or that the High Times Group will be able to raise any meaningful net proceeds from the Offering in amounts needed to significantly reduce or retire its indebtedness to ExWorks and provide necessary working capital. In addition, even if the High Times Group does consummate the Offering, there is no assurance that it will meet the conditions to force conversion of the Purchase Notes, including a listing on a Qualified Securities Exchange.

Under the terms of the Merger Agreement, in the event that HTH realizes net proceeds from the Offering in excess of $5,000,000, such excess net proceeds will increase the $250 million valuation of the High Times Group on a dollar for dollar basis, with a corresponding increase in and the number of Origo shares constituting the Merger Consideration. Accordingly, if for example, HTH was able to realize net proceeds of $17,500,000 from the sale of all 1,818,182 shares being offered in the Offering, it would increase the $250,000,000 valuation to $262,000,000 with a corresponding increase in the Merger Consideration from 23,474,178 Origo shares to 24,647,887 Origo shares. This would result in further dilution to the existing holders of Origo shares and related Origo securities.

As of September 30, 2017, the High Times Group had a significant negative stockholder’s equity and Hightimes Holding and/or Origo must raise and/or retain a minimum of $17.2 million or more in net cash proceeds in order for Hightimes Holding to list its shares of Class A Common Stock on Nasdaq or for Origo to retain its listing of the Origo shares on Nasdaq upon consummation of the Business Combination.

The consolidated balance sheet of the High Times Group as of September 30, 2017, reflects a negative stockholders’ equity of approximately $43.2 million. Even after giving effect to the anticipated conversion of all outstanding principal amount of Purchase Notes into Class A Common Stock, the High Times Group’s pro forma consolidated stockholders equity would still be a negative $13.2 million. In order to meet the Nasdaq initial listing requirement of a $4,000,000 tangible net worth, the High Times Group would either need to raise a minimum of approximately $17.2 million of combined net proceeds in its contemplated CF Offering and  Regulation A+ Offering, or upon completion of the Business Combination, the combined net proceeds received by the High Times Group from its contemplated financings coupled with the net tangible equity of Origo retained by it immediately prior to the Business Combination would have to be, in the aggregate, not less than $17.2 million. To the extent that the High Times Group continues to incur losses, such combined net cash proceeds that will be required to meet the Nasdaq initial listing requirement will further increase. In addition, upon consummation of the Business Combination, pursuant to the terms of the Merger Agreement, the combined companies must have a consolidated stockholders equity of not less than $5.0 million, as a result of which such required combined net cash proceeds would be $18.2 million or more. There can be no assurance that such minimum stockholders equity will be achieved by the combined companies or that, upon consummation of the Business Combination, Hightimes Holding Class A common stock will meet the initial Nasdaq listing requirements or that the shares of common stock of the Successor upon consummation of the Business Combination will qualify for continued listing on Nasdaq.

The High Times Group has a limited operating history in the sale of products associated with the cannabis industry, which makes it difficult to accurately evaluate its business prospects.

The High Times Group has historically engaged in the publication of a monthly print and on-line magazine and the production and sponsorship of trade shows, festivals and events. Although the High Times Group contemplates various e-commerce initiatives and licensing its High Times brand, as well as developing an e-commerce store and licensing and branding initiatives for cannabis-based products, the High Times Group has no operating history in the commercial sale of products offered to users and producers of cannabis and cannabis-related products through wholesale or retail channels. While the High Times Group intends to pursue, acquire and integrate horizontal business lines involving the commercial sale of cannabis-related products, the High Times Group cannot guarantee that it will be successful in these prospective business initiatives and as a result its business prospects are difficult to accurately evaluate.

Customer complaints and negative publicity regarding the products and services of the High Times Group could hurt the business and reputation of the High Times Group.

From time to time, the High Times Group may receive complaints from customers regarding the quality of its media content distributed through its High Times brand and its live-events and productions. Presently as a result of its print and online publications, and in the future in the event the High Times Group furthers its business lines involved in the commercial sale of cannabis-related products, it may be subject to complaints from consumers regarding the nature and quality of goods sold by the High Times Group. Dissatisfied consumers may threaten legal action against the High Times Group if no reimbursement is made. The High Times Group may become subject to product liability lawsuits from customers alleging injury because of a purported defect in its products or services, claiming substantial damages and demanding payments from the High Times Group. The High Times Group is in the chain of ownership when it supplies or distributes products, and therefore is subject to the risk of being held legally responsible for such products. Given the nature of these products (including their relation to cannabis or for other reasons), these claims may not be covered by the High Times Group’s insurance policies. Any resulting litigation could be costly for the High Times Group, divert management attention, result in increased costs of doing business, or otherwise have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Any negative publicity generated as a result of customer frustration or disagreement with the products or services of the High Times Group, or with its websites or trade shows, could damage its reputation and diminish the value of its brand name, which could have a material adverse effect on its business, results of operations, and financial condition.

The cannabis industry is extremely speculative and its legality is uncertain, making the business of the High Times Group subject to inherent risk.

The possession, consumption, production and sale of cannabis has historically been, and continues to be, illegal under U.S. federal law and in many state and local jurisdictions that have not passed legislation to the contrary. A number of states have decriminalized cannabis to varying degrees and other states have created exemptions specifically for medical cannabis. Seven states (Alaska, Colorado, Maine, Massachusetts, Nevada, Oregon and Washington) have legalized the recreational use of cannabis, and California will legalize the recreational use of cannabis in January 2018. 21 states and the District of Columbia have some type of legal status for medicinal cannabis, and variations in laws exist among states that have legalized, decriminalized, or created medical cannabis exemptions. In the other states, the cultivation of cannabis for medicinal or personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical cannabis needing care or that person's caregiver. Active enforcement of state laws that prohibit personal cultivation of cannabis could have a material adverse effect on the business, reputation, results of operations, and financial condition of the High Times Group.

While the High Times Group believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue or be realized, that existing limited markets will continue to be available or that any new markets for cannabis and related products will emerge for the High Times Group. The business plan of the High Times Group is based on the premise that cannabis legalization will expand, that consumer demand for cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for cannabis for medical and recreational uses will grow as it becomes legal to possess and use it and its derivative products, such as oils and certain food items. There is no assurance that this premise will prove to be correct or that the High Times Group will be generate increasing revenues or profits in the future. Moreover, if cannabis legalization is scaled back or reversed at the state level, or if the federal government increases its regulation and prosecution of cannabis-related activities, the ability of the High Times Group to generate revenue and profit could materially and adversely impacted.

Enforcement of federal law under the CSA by the Department of Justice and the Trump administration may negatively impact the ability of the High Times Group to pursue its prospective business operations and/or generate revenues.

Under the federal Controlled Substance Act (“CSA”), the policies and regulations of the federal government and its agencies are that cannabis (marijuana) is a Schedule 1 Controlled Substance that is addictive and has no medical benefit. Enforcement of the CSA, including as it relates to cannabis, is subject to prosecutorial discretion and available resources. In the case of cannabis, and particularly in light of the growing legalization of cannabis at the state level, enforcement of the CSA is uncertain and could change rapidly, leaving businesses such as the High Times Group hard pressed to react and operate their businesses.

In an effort to provide guidance to federal law enforcement, under the Obama Administration, the Department of Justice (“DOJ”) issued Guidance Regarding Cannabis Enforcement to all United States attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009 (the “Ogden Memorandum”), in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013 (the “Cole Memorandum”). Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

Under the Trump administration, however, there is a risk that the enforcement of Federal laws under CSA may be “stepped up”, and that the guidance in the Ogden Memorandum and the Cole Memorandum may be overruled, thereby reversing course on the former Obama administration policies towards the Federal regulation of cannabis. Pursuant to a Presidential Executive Order signed in February 2017, the Attorney General created a Task Force on Crime Reduction and Public Safety to review, and provide recommendations with respect to, strategies to reduce crime, including, in particular, illegal immigration, drug trafficking, and violent crime. According to the Attorney General, one of the mandates of the Task Force is to undertake a review of existing policies in the areas of charging, sentencing, and marijuana to ensure consistency with the Department's overall strategy on reducing violent crime and with Administration goals and priorities. The Task Force was reviewing policies regarding the CSA and accepting recommendations regarding possible amendments through the end of July 2017. However, to date, the Task Force has yet to release those comments or make formal recommendations to change the laws. Should Congress enact legislation to enhance or expand the enforcement of the CSA provisions relating to marijuana, or if the Trump administration, or any future administration, seeks to enforce Federal laws regulating the production, possession, distribution, dispensation, administration, testing, or delivery of cannabis to the detriment of states that have enacted medical or recreational marijuana laws, the future and potential business prospects of the High Times Group would become more challenging, perhaps significantly so. Any such legislation or enforcement policies could adversely affect the business, results of operations, and financial condition of the High Times Group.

Moreover, Congress enacted an omnibus spending bill for fiscal year 2017 including a provision prohibiting the U.S. Department of Justice (which includes the Drug Enforcement Administration) from using funds appropriated by that bill to prevent states from implementing their cannabis laws. This provision, however, is effective only until September 30, 2017 and must be renewed by Congress in subsequent years. In order to extend the prohibition, it must be specifically included in the fiscal year 2018 Commerce, Justice, and Science (CJS) Appropriations bill. Currently, only the Senate version of the fiscal 2017 CJS Appropriations bill includes the prohibition and the House version does not. In USA vs. McIntosh, the United States Court of Appeals for the Ninth Circuit held that this provision prohibits the U.S. Department of Justice from spending funds from relevant appropriations acts to prosecute individuals who engage in conduct permitted by state cannabis laws and who strictly comply with such laws. However, the Ninth Circuit’s opinion, which only applies to the states of Alaska, Arizona, California, Hawaii, and Idaho, also held that persons who do not strictly comply with all state laws and regulations regarding the distribution, possession and cultivation of cannabis have engaged in conduct that is unauthorized, and in such instances the U.S. Department of Justice may prosecute those individuals. As a result, if Congress fails to include the provision prohibiting the U.S. Department of Justice from using funds appropriated by that bill to prevent states from implementing their cannabis laws, and the federal government decides to strictly enforce federal law with respect to cannabis operations, the High Times Group may have difficulty or may be unable to operate all or aspects of its business.

The High Times Group may become subject to adverse proceedings or findings by federal or state agencies due to its involvement in the cannabis industry.

The High Times Group does not cultivate, dispense or sell cannabis or any derivatives of the cannabis plant, such as oils or edible products, although products utilizing or relating to cannabis have been used and sold at Cannabis Cup trade show events operated by the High Times Group since 2010 in states that permit the medical and recreational use of cannabis. Notwithstanding the efforts of High Time Group to ensure compliance with all applicable laws, rules and regulations at these events and otherwise in connection with its business, it is possible that the High Times Group may be accused by federal or state agencies of violating certain laws or regulations that involve the use or promotion of cannabis. Any related proceedings or adverse findings arising out of such proceedings would divert management attention, result in increased costs of doing business, and otherwise could have a material adverse effect on the business, reputation, results of operations, and financial condition of the High Times Group and perhaps the viability of its ongoing business

The High Times Group may be required to collect sales and other taxes.

New excise taxes may be imposed on the sale and production of products associated with cannabis by federal and state taxing authorities, suppressing sales. New government tax regulations may require that the High Times Group be responsible to collect those excise taxes, increasing its costs and risks. The High Times Group does not expect to collect sales or other similar taxes with respect to goods sold by it via its website, except for buyers from the State of California. The High Times Group expects to file quarterly sales tax returns with the State of California. Other states may, however, seek to impose sales tax collection obligations on out-of-state companies such as the High Times Group which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of Internet commerce, and could adversely affect the opportunity of the High Times Group to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that the High Times Group should collect sales or other taxes on the exchange of merchandise on the High Times Group’s system could have a material adverse effect on the business, results operations, and financial condition of the High Times Group. Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. The High Times Group cannot assure that this legislation will ultimately be enacted into law or that the final version of this legislation will not contain a limited time period in which such tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, there can be no assurance that the legislation will be renewed at the end of such period. Failure to enact or renew this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of such taxes could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The business of the High Times Group may be subject to various government regulations, and its inability to comply fully with such regulations could harm its business.

The High Times Group may become subject to various federal, state and local laws affecting the possession, consumption, production, supply and sale of cannabis. The Federal Trade Commission, the Federal Food and Drug Administration, the Federal Drug Enforcement Agency and equivalent state agencies regulate all aspects of cannabis and the advertising and representations made by businesses in the sale of cannabis or cannabis-related products. The inability of the High Times Group to fully comply with these regulations, particularly as they evolve and are subject to varying degrees of regulatory oversight and discretion, would have material adverse effect on the business, reputation, results of operations, and financial condition of the High Times Group.

In addition, the ongoing and future business plans of the High Times Group rely on its ability to successfully establish and maintain effective controls that follow the United States Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) Guidance, “BSA Expectations Regarding Marijuana-Related Businesses,” in vetting and monitoring potential and actual customers and clients. Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statutes and the Bank Secrecy Act (“BSA”). However, supplemental guidance from the U.S. Department of Justice directs federal prosecutors to consider the federal enforcement priorities enumerated in the Cole Memorandum when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. While the High Times Group believes that it is not currently subject to the BSA or FinCEN guidelines, the High Times Group may be required institute policies and procedures that mirror the stated goals of the FinCEN guidelines and will provide a framework by which we believe we can comply with the federal government’s stated objectives with respect to the potential conflict of law.

The High Times Group is also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. The High Times Group is not currently subject to direct federal, state or local regulation, or laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. It is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. In addition, numerous states, including the State of California in which the headquarters of the High Times Group are located, have regulations regarding the manner in which “wholesalers/retailers” may conduct business and the liability of “wholesalers/retailers” in conducting such business. There is a risk that governmental agencies will attempt to impose additional regulations impacting the High Times Group in the future, and such imposition could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. For example, several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues, as well as laws, rules and regulations related to cannabis, could create uncertainty in the marketplace that could reduce demand for the services of the High Times Group or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. In addition, because the services of the High Times Group are expected to be accessible worldwide, and the High Times Group expects to eventually facilitate sales of goods to users worldwide, other jurisdictions may claim that the High Times Group is required to qualify to do business as a foreign corporation in a particular state or foreign country. The failure of any of the companies within the High Times Group to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the High Times Group to taxes and penalties for the failure to qualify, and could result in the inability of the High Times Group to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the business of the High Times Group, could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The High Times Group may incur uninsured losses and insurance may be difficult to obtain or maintain.

Although the High Times Group maintains casualty, liability and property insurance coverage, along with workmen’s compensation and related insurance, the High Times Group cannot assure that it will not incur uninsured liabilities and losses as a result of the conduct of its current and future business operations. In particular, the High Times Group may incur liability involving the commercial sale of cannabis-related products or its live-events media business (including the Cannabis Cup) is deemed to have caused a personal injury. Uninsured losses in any significant amount could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

Moreover, because of its involvement in the cannabis industry, insurance policies that are otherwise readily available to business owners, such as workers’ compensation, general liability, and directors’ and officers’ insurance, may be more difficult for the High Times Group to find and more expensive for to obtain. There is a risk that the High Times Group may be unable to find and maintain such insurance policies, or that the cost of these policies will be unaffordable. If the High Times Group is unable to obtain or maintain such insurance policies on desirable terms, or at all, its ability to conduct business may be inhibited and it may be exposed to additional risks and financial liabilities.

The insurance coverage of the High Times Group may be inadequate to cover all significant risk exposures; because it is associated with the cannabis industry, it has a difficult time obtaining the various forms of insurance that are desired to operate its business, which may expose the High Times Group to additional risk and financial liabilities.

The High Times Group will be exposed to liabilities that are particular to the products and services we provide. While the High Times Group intends to maintain insurance for certain risks, the amount of its insurance coverage may not be adequate to cover all claims or liabilities, and it may be forced to bear substantial costs resulting from the risks and uncertainties of its business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to the High Times Group, or at all, could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The High Times Group does not have any business interruption insurance. Any business disruption or natural disaster could result in substantial losses, costs and diversion of resources.

Currently, the High Times Group has very limited insurance coverage in place for its business, personal property or workers' compensation insurance, directors’ and officers' liability insurance, and general liability insurance.

Insurance that is otherwise readily available in other industries is more difficult for the High Times Group to obtain, and more expensive, because the High Times Group is involved in, and does business with, individuals or businesses engaged in, the cannabis industry. There are no guarantees that the High Times Group will be able to find such insurances in the future, or that the cost will be affordable to it. If the High Times Group is forced to go without such insurance, it may be unable to enter into certain business sectors, its growth may be inhibited and, as a result, it may be exposed to additional risks and financial liabilities.

If the High Times Group is unable to pay for material and services timely, the High Times Group could be subject to liens.

If the High Times Group fails to pay for materials and services for its business on a timely basis, its assets could be subject to material men’s and workmen’s liens. The High Times Group may also be subject to bank or secured liens in the event that it defaults on loans from banks or its secured lenders, if any.

The management of the High Times Group will be subject to conflicts of interest.

Certain members of the management of the High Times Group may in the future become associated with or employed by other companies, which are engaged, or may become engaged, in the cultivation or dispensing of cannabis and cannabis related products or services. Conflicts of interest between the affiliates and/or directors and the High Times Group may arise by reason of such relationships. In addition, upon the Closing, the Successor will enter into a consulting services agreement (the “Consulting Services Agreement”) with Oreva Capital Corp., a Delaware corporation (“Oreva”), pursuant to which Oreva is to perform certain services for the Successor. Adam E. Levin, the Chief Executive Officer and Chairman of the High Times Group is the principal stockholder of Oreva.

The High Times Group may not achieve its goals and objectives.

While the management of the High Times Group believes that its experience and relationships will moderate this risk to some degree, no representation is made that any aspect of the High Times Group’s expansion projects will be successful.

Targeted markets may not develop as expected.

If a market for the contemplated e-commerce store and contemplated licensing of the High Times brand does not develop, or if products associated with cannabis or other products and services that the High Times Group hopes to establish are not developed or commercialized as the High Times Group expects, or if the High Times Group fails to address the needs of this market, its business will be harmed. The High Times Group may not be able to successfully address these risks and difficulties or others, including those described elsewhere in these risk factors. Failure to adequately address these risks and difficulties could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

Security breaches and other disruptions could compromise the information maintained by the High Times Group and expose it to liability, which would cause its business and reputation to suffer.

In the ordinary course of business, the High Times Group may collect and store sensitive data, including intellectual property, its proprietary business information and that of its customers and business partners, and personally identifiable information of the High Times Group’s customers, in its data centers and on its networks. The secure processing, maintenance and transmission of this information is critical to the business strategy of the High Times Group. Despite the High Times Group’s planned security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise the High Times Group’s network, services and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, and disruption to the High Times Group’s operations and the services it provides to customers. This often times results in a loss of confidence in a company’s products and services, which could adversely affect its ability to earn revenues and competitive position and could have a material adverse effect on the High Times Group’s business, results of operations, and financial condition.

The products and services that High Times Group hopes to develop will likely result in increased costs.

The High Times Group expects its development costs to increase in future periods as it expands into new areas, and such increased costs could negatively affect its future operating results. The High Times Group expects to continue to expend substantial financial and other resources on its current business operations, including the publication of HIGH TIMES® magazine and related content, and the creation of organized live-event experiences and licensing and branding initiatives. Furthermore, the High Times Group intends to invest in marketing, licensing and product development programs, as well as associated sales and marketing programs, and general administration. These investments may not result in increased revenue or growth in the business. The failure of the High Times Group to materially increase its revenues could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The inability of the High Times Group to effectively control costs and still maintain its business relationships, could have a material adverse effect on its business, results of operations, and financial condition.

It is critical that the High Times Group appropriately align its cost structure with prevailing market conditions to minimize the effect of economic downturns on its operations and, in particular, to build and maintain its user relationships. However, the High Times Group is limited in its ability to reduce expenses due to the ongoing need to continue to invest in research and development. In circumstances of reduced overall demand for the products and services of the High Times Group, its high cost structure could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The inability of the High Times Group to align its cost structure in response to economic downturns on a timely basis could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Conversely, adjusting the cost structure to fit economic downturn conditions may have a negative effect on the High Times Group during an economic upturn or periods of increasing demand for products. If the High Times Group too aggressively reduces its costs, it may not have sufficient resources to capture opportunities for expansion and growth and meet customer demand. The inability of High Times Group to effectively manage resources and capacity to capitalize on periods of economic upturn could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

If High Times Group is unable to accurately predict and respond to market developments or demands, its business, results of operations and financial condition will be adversely affected.

The cannabis industry is characterized by rapidly evolving technology, government regulations and methodologies. This makes it difficult to predict demand and market acceptance for the products and services of High Times Group. In order to succeed, High Times Group needs to adapt the products it offers in order to keep up with technological developments and changes in consumer needs. High Times Group cannot guarantee that it will succeed in enhancing its products and services, or developing or acquiring new products or features that adequately address changing technologies, user requirements and market preferences. High Times Group also cannot assure you that the products and services it offers will be accepted by end users. If the products and services offered by High Times Group are not accepted by customers, such sources will no long purchase such products and services, which could have a material adverse effect on the business, results of operations, and financial condition of High Times Group. Changes in technologies, industry standards, the regulatory environment and customer requirements, and new product introductions by existing or future competitors, could render the existing products of High Times Group obsolete and unmarketable, or require High Times Group to enhance current products or develop new products. This may require it to expend significant amounts of money, time, and other resources to meet these demands. This could strain its personnel and financial resources. Furthermore, many modernization projects deal with customer mission critical applications, and therefore encapsulate risk for the customer.

High Times Group may be unable to identify, purchase or integrate desirable acquisition targets. Future acquisitions may not be successful and we may not realize the anticipated cost savings, revenue enhancements or other synergies from such acquisitions.

The High Times Group plans to investigate and acquire strategic businesses with the potential to be accretive to earnings, increase its market penetration, brand strength and its market position or enhancement its existing product offerings. There can be no assurance that the High Times Group will identify or successfully complete transactions with suitable acquisition candidates in the future.

Additionally, if the High Times Group were to undertake a substantial acquisition, the acquisition would likely need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or through other arrangements. There can be no assurance that the necessary acquisition financing would be available to the High Times Group on acceptable terms if and when required.

The current owners of the High Times Group acquired the business of the High Times Group in February 2017 and is in the process of completing the transition to the new ownership. There also can be no assurance that the completed acquisition of THC will be successful. The High Times Group could have difficulty integrating the operations, systems, management and other personnel, technology and internal controls of THC or future acquisitions. These difficulties could disrupt the ongoing business of the High Times Group, distract its management and employees, increase its expenses and could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Matters related to integration may also delay and/or jeopardize strategic initiatives in place to enhance profitability. The High Times Group may also experience an adverse impact on its operations and revenues if acquisition or integration activities disrupt key customer and supplier relationships or if the High Times Group fails to retain, motivate and integrate key management and other employees of acquired businesses. Even if the High Times Group are able to integrate successfully, it may not be able to realize the potential cost savings, synergies and revenue enhancements that may be anticipated from any such acquisition, either in the amount or within the time frame that it expected, and the costs of achieving these benefits may be higher than, and the timing may differ from, what the High Times Group expected. Furthermore, the entities that the High Times Group or the Successor acquire in the future may not maintain effective systems of internal controls, or the High Times Group may encounter difficulties integrating its system of internal controls with those of acquired entities, which could prevent the High Times Group and the Successor from meeting their respective reporting obligations.

In connection with any acquisitions, the High Times Group may acquire liabilities that may not adequately be covered by insurance or an enforceable indemnity or similar agreement from a creditworthy counterparty. Additionally, fees and expenses incurred in connection with any acquisitions could be material. As a result, the High Times Group may be responsible for significant out-of-pocket expenditures and these fees and liabilities, if they materialize, could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if the High Times Group’s acquisitions do not yield expected returns, the High Times Group may be required to take charges to its operating results based on this impairment assessment process, which could adversely affect its results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect the High Times Group’s operating results. The High Times Group may also unknowingly inherit liabilities from acquired businesses or assets that arise after the acquisition and that are not adequately covered by indemnities. In addition, if an acquired business fails to meet the High Times Group’s expectations, its operating results, business and financial position may suffer.

High Times Group has not conducted an evaluation of the effectiveness of its internal control over financial reporting and will not be required to do so until 2018. If the High Times Group is unable to implement and maintain effective internal control over financial reporting investors may lose confidence in the accuracy and completeness of its financial reports and the market price of its common stock may be negatively affected.

As a public company, the High Times Group will be required to maintain internal control over financial reporting for the year ending December 31, 2018 and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires that the High Times Group evaluate and determine the effectiveness of its internal control over financial reporting and, beginning with its annual report for the fiscal year ending December 31, 2018, provide a management report on the internal control over financial reporting, which must be attested to by its independent registered public accounting firm to the extent we decide not to avail ourselves of the exemption provided to an emerging growth company, as defined by The Jumpstart Our Businesses Act of 2012 (the “JOBS Act”). Since the High Times Group has not conducted an evaluation of the effectiveness of its internal control over financial reporting, the High Times Group may have undiscovered material weaknesses. If the High Times Group has a material weakness in its internal control over financial reporting, it may not detect errors on a timely basis and our financial statements may be materially misstated. The High Times Group is in the process of designing and implementing the internal control over financial reporting required to comply with this obligation, which process may be time consuming, costly, and complicated. If the High Times Group identifies material weaknesses in its internal control over financial reporting, if it is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if it is unable to assert that our internal control over financial reporting are effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting, if and when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of its common stock could be negatively affected, and the High Times Group could become subject to investigations by the stock exchange on which its securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

High Times Group may not be able to effectively manage its growth or improve its operational, financial, and management information systems, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

In the near term, High Times Group intends to expand the scope of its operations activities significantly. If High Times Group is successful in executing its business plan, it will experience growth in its business that could place a significant strain on its business operations, finances, management and other resources. The factors that may place strain on its resources include, but are not limited to, the following:

●	The need for continued development of financial and information management systems;

●	The need to manage strategic relationships and agreements with manufacturers, customers and partners; and

●	Difficulties in hiring and retaining skilled management, technical, and other personnel necessary to support and manage the business.

Additionally, the strategy of High Times Group could produce a period of rapid growth that may impose a significant burden on its administrative and operational resources. Its ability to effectively manage growth will require the High Times Group to substantially expand the capabilities of its administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that the High Times Group will be successful in recruiting and retaining new employees, or retaining existing employees.

High Times Group cannot provide assurances that its management will be able to manage this growth effectively. Its failure to successfully manage growth could result in its sales not increasing commensurately with capital investments or could otherwise have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

High Times Group faces significant competition across the media landscape, including from magazine publishers, digital publishers, social media platforms, search platforms, portals and digital marketing services, among others, which it expects will continue, and as a result we may not be able to maintain or improve High Times Group’s operating results.

High Times Group competes with other magazine publishers for market share and for the time and attention of consumers of print magazine content. The proliferation of choices available to consumers for information and entertainment has resulted in audience fragmentation and has negatively affected overall consumer demand for print magazines and intensified competition with other magazine publishers for share of print magazine readership. High Times Group also competes with digital publishers and other forms of media, including, among others, social media platforms, search platforms, portals and digital marketing services. The competition it faces has intensified as a result of the growing popularity of mobile devices, such as smartphones and social-media platforms, and the shift in consumer preference from print media to digital media for the delivery and consumption of content, including video content. Social media and other platforms such as Facebook, Twitter, Snapchat, Google and Yahoo! are successful in gathering national, local and entertainment news and information from multiple sources and attracting a broad readership base. News aggregation websites and customized news feeds (often free to users) may reduce our traffic levels by minimizing the need for the audience to visit High Times Group’s websites or use our digital applications directly. Given the ever-growing and rapidly changing number of digital media options available on the Internet, the High Times Group may not be able to increase our online traffic sufficiently and retain or grow a base of frequent visitors to its websites and applications on mobile devices. In addition, the ever-growing and rapidly changing number of digital media options available on the Internet may lead to technologies and alternatives that the High Times Group is not able to offer.

These new platforms have reduced the cost of producing and distributing content on a wide scale, allowing new free or low-priced digital content providers to compete with the High Times Group and other magazine publishers. The ability of High Times Group’s paid print and digital content to compete successfully with free and low-priced digital content, including video content, depends on several factors, including its ability to differentiate and distinguish its content from free or low-priced digital content, as well as its ability to increase the value of paid subscriptions to our customers by offering a different, deeper and richer digital experience. If the High Times Group is unable to distinguish its content from that of its competitors or adapt to new distribution methods, its business, financial condition and results of operations may be adversely affected.

High Times Group is exposed to risks associated with the current challenging conditions in the magazine publishing industry.

High Times Group has experienced declines in its print and other advertising revenues and circulation revenues due to challenging conditions in the magazine publishing industry. For the years ended December 31, 2016, 2015 and 2014, its print and digital advertising revenues declined 6.4%, 30.6% and increased 68.8%, respectively, as compared to the preceding year despite it having maintained or gained market share in advertising revenues in each of 2016, 2015, and 2014, and its circulation revenues (subscription and newsstand) declined 23.8%, 34.4% and increased 5.9%, respectively, as compared to the preceding year. The challenging conditions and High Times Group’s declining revenues may limit its ability to invest in our brands and pursue new business strategies, including acquisitions, and make it more difficult to attract and retain talented employees and management. Moreover, while High Times Group has reduced its costs significantly in recent years to address these challenges, it will need to reduce costs further and such reductions are subject to risks.

High Times Group profits may be affected by its ability to respond to recent and future changes in technology and consumer behavior.

Technology used in the publishing industry continues to evolve rapidly, and advances in that technology have led to alternative methods for the delivery and consumption of content, including via mobile devices such as smartphones. These technological developments have driven changes in consumer behavior, especially among younger demographics. Shifts to digital platforms present several challenges to High Times Group’s historical business model, which is based on the production and distribution of print magazines. In order to remain successful, High Times Group must continue to attract readers and advertisers to its print products while also continue to adapt its business model to address changing consumer demand for digital content across a wide variety of devices and platforms.

This adaptation poses certain risks. First, advertising models and pricing for digital platforms may not be as economically attractive to us as in print magazines, and High Times Group’s ability to continue to package print and digital audiences for advertisers could change in the future. Second, it is unclear whether it will be economically feasible for the High Times Group to grow paid digital circulation to scale. Further, High Times Group’s practice of offering certain content on its websites for free may reduce demand for its paid content. In addition, the increasing adoption of ad-blocking tools could negatively impact the revenues that the High Times Group generates on its digital platforms.

The transition from print to digital platforms may also reduce the benefit of important economies of scale the High Times Group has established in its print production and distribution operations. The scale of its print operations has allowed it to support significant vertical integration in our production, consumer marketing and retail distribution operations, among others, as well as to secure attractive terms with its third-party suppliers, all of which have provided it with significant economic and competitive advantages. As the size of its print operations declines, the advantages of the economies of scale in its print operations may also decline.

Also, the shift to digital distribution platforms, many of which are controlled by third parties, may lead to pricing restrictions, the loss of distribution control, further loss of a direct relationship with advertisers and consumers and greater susceptibility to technological problems or failures in third-party systems as compared to High Times Group’s existing print distribution operations. Further, High Times Group may be required to incur significant costs as it continues to acquire new expertise and infrastructure to accommodate the shift to digital platforms, including additional consumer software and digital and mobile content development expertise, and it may not be able to economically adapt existing print production and distribution assets to support its digital operations. If High Times Group is unable to successfully manage the transition to a greater emphasis on digital platforms, continue to negotiate mutually agreeable arrangements with digital distributors or otherwise respond to changes in technology and consumer behavior, its business, financial condition and results of operations may be adversely affected.

In addition, the advertising industry continues to experience a shift toward digital advertising. Because rates for digital advertising are generally lower than for traditional print advertising, High Times Group’s digital advertising revenue may not fully replace print advertising revenue lost as a result of the shift. Growing consumer reliance on mobile devices adds additional pressure, as advertising rates are generally lower on mobile devices than on personal computers. If High Times Group is unable to effectively grow digital advertising revenues through the development of advertising products that are compelling to both marketers and consumers, its business, financial condition and results of operations may be adversely affected.

If High Times Group fails to develop or acquire technologies that adequately serve changing consumer behaviors and support our evolving business needs, our business, financial condition and prospects may be adversely affected.

In order to respond to changing consumer behaviors, High Times Group needs to invest in new technologies and platforms to deliver content and provide products and services where consumers demand it. If the High Times Group fails to develop or acquire the necessary consumer-facing technologies or if the technologies it develops or acquires are not received favorably by consumers, its business, financial condition and prospects may be adversely affected. In addition, as its business evolves and it develops new revenue streams, the High Times Group must develop or invest in new technology and infrastructure that satisfy the needs of the changing business. If it fails to do so, its business, financial condition and prospects may suffer. Further, if it fails to update its current technology and infrastructure to minimize the potential for business disruption, High Times Group’s business, financial condition and prospects may be adversely affected.

Consolidation of the competitors of High Times Group in the markets in which it operates could place the High Times Group at a competitive disadvantage and reduce its profitability.

High Times Group operates in an industry which is highly fragmented due to the regulatory environment. However, there may be a trend or competitive advantage in consolidation to acquire value-added assets or scale our operations through its brand recognition. At the same time, such consolidation of its competitors may jeopardize the strength of the position of the High Times Group in one or more of the markets in which the High Times Group operates and any operational advantages or assets that it owns. Losing some of those advantages or assets could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

If High Times Group is unable to continually innovate and increase efficiencies, its ability to attract new customers may be adversely affected.

In the area of innovation, the High Times Group must be able to develop new technologies, content and products that appeal to its customers. This depends, in part, on the technological and creative skills of its personnel and on its ability to protect its intellectual property rights. The High Times Group may not be successful in the development, introduction, marketing, and sourcing of new technologies, content or products, that satisfy customer needs, achieve market acceptance, or generate satisfactory financial returns.

If High Times Group is unable to adopt or incorporate technological advances into its content and products, its business could become less competitive, uncompetitive, or obsolete and it may not be able to compete effectively with competitors' products.

The High Times Group expects that technological advances in the processes and procedures for Cannabis cultivation equipment will continue to occur. As a result, there are risks that products that compete with its products could be improved or developed. If the High Times Group is unable to adopt or incorporate technological advances, its products could be less efficient or cost-effective than methods developed and sold by its competitors, which could cause its products to become less competitive, uncompetitive or obsolete, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group

Litigation may adversely affect the business, financial condition, and results of operations of the High Times Group.

From time to time in the normal course of its business operations, the High Times Group may become subject to litigation that may result in liability material to its financial statements as a whole or may negatively affect its operating results if changes to its business operations are required. The cost to defend such litigation may be significant and may require a diversion of resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of its business, regardless of whether the allegations are valid or whether the High Times Group is ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of the insurance coverage of the High Times Group for any claims could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

If High Times Group fails to protect or develop its intellectual property, its business, operations and financial condition could be adversely affected.

Any infringement or misappropriation of intellectual property of the High Times Group could damage its value and limit its ability to compete. The High Times Group may have to engage in litigation to protect the rights to its intellectual property, which could result in significant litigation costs and require a significant amount of management time and attention. In addition, the ability of the High Times Group to enforce and protect its intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by the High Times Group.

The High Times Group may also find it necessary to bring infringement or other actions against third parties to seek to protect its intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that the High Times Group will have the financial or other resources to enforce its rights or prevent other parties from developing similar technology or designing around its intellectual property.

Although High Times Group believes that its intellectual property does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or will occur in the future, which could have a material adverse effect on the business, results of operations, and financial condition of High Times Group.

High Times Group is not aware of any infringement by it of any person's or entity's intellectual property rights. In the event that products or services the High Times Group offers or sells are deemed to infringe upon the patents or proprietary rights of others, the High Times Group could be required to modify its products or services or to obtain a license for the manufacture and/or sale of such products or services or cease selling such products or services. In such event, there can be no assurance that the High Times Group would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

There can be no assurance that the High Times Group will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If products or services, or proposed products or services, are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, the High Times Group could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The trade secrets of the High Times Group may be difficult to protect.

The success of the High Times Group depends upon the skills, knowledge, and experience of its scientific and technical personnel, its consultants and advisors, as well as its licensors and contractors. Because the High Times Group operates in several highly competitive industries, it relies in part on trade secrets to protect its proprietary technology and processes. However, trade secrets are difficult to protect. The High Times Group enters into confidentiality or non-disclosure agreements with its corporate partners, employees, consultants, outside scientific collaborators, developers, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by the receiving party or made known to the receiving party by the High Times Group during the course of the receiving party's relationship with the High Times Group. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to the High Times Group will be the exclusive property of the High Times Group, and the High Times Group enters into assignment agreements to perfect its rights.

These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to the High Times Group. Its trade secrets also could be independently discovered by competitors, in which case the High Times Group would not be able to prevent the use of such trade secrets by its competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

High Times Group faces intense competition and many of its competitors have greater resources that may enable them to compete more effectively.

The cannabis information, cultivation and dispensary industry is intensely competitive and the High Times Group expect competition to intensify further in the future. The websites of the High Times Group will be subject to competition for advertisers. The High Times Group will be subject to competition from well-established commercial cannabis information providers, media companies, growers and suppliers that have all necessary government permits. Some of its competitors have greater capital resources, facilities and diversity of product lines, which may enable them to compete more effectively in this market. As a potential supplier of other Cannabis products, the High Times Group competes with several larger and better-known companies that specialize in supplying and distributing a vast array of commercial goods. These competitors may devote their resources to developing and marketing products that will directly compete with the product lines of the High Times Group. Due to this competition, there is no assurance that the High Times Group will not encounter difficulties in obtaining revenues and market share or in the positioning of its products. There are no assurances that competition in the respective industries in which the High Times Group operates will not lead to reduced prices for its products and services. The inability of the High Times Group to successfully compete with existing companies and new entrants to the market could have a material adverse effect on the business, operations and financial condition of the High Times Group.

Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase such competitors’ ability to successfully market their tools and services. The High Times Group also expect that competition may increase as a result of eventual consolidation within the industry. As the High Times Group develops new products and services, it may begin to compete with companies with which it has not previously competed. The High Times Group may be unable to differentiate its products and services from those of its competitors, or successfully develop and introduce new products and services that are less costly than, or superior to, those of its competitors. This could have a material adverse effect on the business, results of operations and financial condition of the High Times Group.

The future success of the High Times Group will depend on its key executive officers and its ability to attract, retain, and motivate qualified personnel.

The future success of the High Times Group largely depends upon the continued services of its executive officers and management team. If one or more of its executive officers are unable or unwilling to continue in their present positions, the High Times Group may not be able to replace them readily, if at all. Additionally, the High Times Group may incur additional expenses to recruit and retain new executive officers. If any of its executive officers joins a competitor or forms a competing company, the High Times Group may lose some of its potential customers. Finally, the High Times Group does not maintain “key person” life insurance on any of its executive officers. Because of these factors, the loss of the services of any of these key persons could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The continuing ability of the High Times Group to attract and retain highly qualified personnel will also be critical to its success because it will need to hire and retain additional personnel as its business grows. There can be no assurance that the High Times Group will be able to attract or retain highly qualified personnel. The High Times Group faces significant competition for skilled personnel in its industry. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, the High Times Group may not be able to effectively manage or grow its business, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. As a result, the value of your investment could be significantly reduced or completely lost.

The consideration being paid to the management or the High Times Group was not based on arms-length negotiation.

The compensation and other consideration paid or being paid by the High Times Group to its management has not been determined based on arm’s length negotiations. While management believes that the consideration is fair for the work being performed, the High Times Group cannot assure that the consideration to management reflects the true market value of its services.

High Times Group depends on its management but has no key man insurance.

High Times Group’s business, to date, and for the foreseeable future, will be significantly dependent on its management team, directors and key consultants.

The loss of any one of these individuals could have a material adverse effect on the High Times Group. If the High Times Group lost the services of any one or more of its executive officers or key employees, it would need to devote substantial resources to finding replacements, and until replacements were found, the High Times Group would be operating without the skills or leadership of such personnel, any of which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. As previously discussed, the High Times Group currently does not carry “key-man” life insurance policies covering any of these individuals.

There are risks associated with the proposed expansion of the High Times business.

Any expansion plans undertaken by the High Times Group to increase or expand its operations entail risks, which may negatively impact the profitability of the High Times Group. Consequently, investors must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the High Times Group at that time, and (ii) management of such expanded operations may divert management’s attention and resources away from its existing operations, any of which factors could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The High Times Group cannot assure investors that its products, procedures, or controls will be adequate to support the anticipated growth of its operations.

High Times Group may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Since the use, possession, cultivation and distribution of marijuana is illegal under federal law, many banks will not accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty finding a bank willing to accept their business. The inability to open or maintain bank accounts may make it difficult for the High Times Group to operate our marijuana-related businesses. If any of its bank accounts are closed, the High Times Group may have difficulty processing transactions in the ordinary course of business, including paying suppliers, employees and landlords, which could have a significant negative effect on its operations and results of operations.

High Times Group could become subject to Section 280E of the Code

Section 280E of the Code prohibits marijuana businesses from deducting their ordinary and necessary business expenses, forcing such businesses to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of nondeductible expenses is to its total revenues.  Although the High Times Group does not cultivate, dispense or sell cannabis or any derivatives of the cannabis plant, and therefore does not believe that it is subject to Section 280E of the Code, there is no assurance that the Internal revenue Services (the “IRS”) may not take a different position, which, if sustained, could materially and adversely affect the future profitability of the High Times Group.

Data Privacy and Security

High Times Group’s business activities are subject to laws and regulations governing the collection, use, sharing, protection and retention of personal data, which continue to evolve and have implications for how such data is managed. In addition, the Federal Trade Commission (the “FTC”) continues to expand its application of general consumer protection laws to commercial data practices, including to the use of personal and profiling data from online users to deliver targeted Internet advertisements. Most states have also enacted legislation regulating data privacy and security, including laws requiring businesses to provide notice to state agencies and to individuals whose personally identifiable information has been disclosed as a result of a data breach.

Similar laws and regulations have been implemented in many of the other jurisdictions in which the High Times Group operates, including the European Union. Recently, the European Union adopted the General Data Protection Regulation (“GDPR”), which is intended to provide a uniform set of rules for personal data processing throughout the European Union and to replace the existing Data Protection Directive (Directive 95/46/EC). Fully enforceable as of May 25, 2018, the GDPR expands the regulation of the collection, processing, use and security of personal data, contains stringent conditions for consent from data subjects, strengthens the rights of individuals, including the right to have personal data deleted upon request, continues to restrict the trans-border flow of such data, requires mandatory data breach reporting and notification, increases penalties for non-compliance and increases the enforcement powers of the data protection authorities. Also, in 2015, the European Court of Justice invalidated the U.S.-E.U. Safe Harbor framework, one of the legal mechanisms through which personal data could be transferred from the European Union to the United States, and the mechanism relied upon by the Company with respect to certain personal data transfers among the Company’s businesses, and between the Company and some of its third-party service providers. The Company has been putting into place, and working with its third-party service providers to implement, alternative legal mechanisms for cross-border personal data transfers.

In response to such developments, industry participants in the U.S., and Europe have taken steps to increase compliance with relevant industry-level standards and practices, including the implementation of self-regulatory regimes for online behavioral advertising that impose obligations on participating companies, such as the High Times Group, to give consumers a better understanding of advertisements that are customized based on their online behavior. High Times Group continues to monitor pending legislation and regulatory initiatives to ascertain relevance, analyze impact and develop strategic direction surrounding regulatory trends and developments, including any changes required in the Company’s data privacy and security compliance programs.

HTH is an emerging growth company and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its Common Stock less attractive to investors.

For as long as HTH continues to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. HTH cannot predict if investors will find its Common Stock less attractive because it will rely on these exemptions. If some investors find HTH’s Common Stock less attractive as a result, there may be a less active trading market for its Common Stock and its stock price may be more volatile.

HTH will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of June 30, (ii) the end of the fiscal year in which it has total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which it issues more than $1 billion in non-convertible debt in a three-year period or (iv) five years from the date of this proxy statement.

Risk Factors Related to Origo

If Origo is unable to consummate a business combination, Public Shareholders may be forced to wait until March 12, 2018 before receiving liquidation distributions.

Origo has until March 12, 2018 to complete a business combination. Origo has no obligation to return funds to investors prior to such date unless it consummates a business combination prior thereto and only then in cases where investors have sought to convert their Origo Shares. Only after the expiration of this full time period will Public Shareholders be entitled to liquidation distributions if Origo is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate your investment, you may be forced to sell your securities potentially at a loss.

Origo’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

Origo’s independent registered public accounting firm has expressed in its report on Origo’s financial statements included as part of its annual report on Form 10-K for the year ended November 30, 2016, a substantial doubt regarding its ability to continue as a going concern. The financial statements do not include any adjustments that might result from its ability to continue as a going concern. As of August 31, 2017, Origo had approximately $900 in cash and cash equivalents, approximately $15,000 in interest income available to Origo for working capital purposes from Origo’s investments in the Trust Account, and a working capital deficit of approximately $2.46 million. Further, Origo has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. Based on the foregoing, Origo may have insufficient funds available to operate its business through the earlier of consummation of a business combination or March 12, 2018. Following the initial business combination, if cash on hand is insufficient, Origo may need to obtain additional financing in order to meet its obligations. Origo cannot be certain that additional funding will be available on acceptable terms, or at all. Origo’s plans to raise capital or to consummate the initial business combination may not be successful. Moreover, there is no assurance that Origo will consummate its initial business combination, including the Business Combination. These factors raise substantial doubt about its ability to continue as a going concern.

The requirement that Origo complete an initial business combination by March 12, 2018 may give potential target businesses, including HTH, leverage over Origo in negotiating a business transaction.

Origo has until March 12, 2018 to complete an initial business combination. Any potential target business with which Origo enters into negotiations concerning a business combination, including HTH, will be aware of this requirement. Consequently, such target business may obtain leverage over Origo in negotiating a business combination, knowing that if Origo does not complete a business combination with that particular target business, Origo may be unable to complete a business combination with any other target business. This risk will increase as Origo gets closer to the time limits referenced above.

The funds held in the Trust Account may not earn significant interest and, as a result, Origo may be limited to the funds held outside of the Trust Account to fund its search for target businesses, to pay its tax obligations and to complete its initial business combination.

As of August 31, 2017, Origo had approximately US$16,000 available to it outside the trust account to fund its working capital requirements. This amount was comprised of approximately US$860 available in Origo’s operating account and approximately US$15,000 of interest income available to it for working capital purpose from its investments in the Trust Account. Origo will depend on sufficient interest being earned on the proceeds held in the Trust Account to provide it with additional working capital, as well as any funds from Origo management’s ability to fund Origo’s working capital needs. To this end, Origo’s management already loaned to us an aggregate of approximately $1.4 million. Origo will need to identify one or more target businesses and to complete its initial business combination, as well as to pay any tax obligations that it may owe. Interest rates on permissible investments for Origo has been less than 1% over the last several years. Accordingly, if Origo does not earn a sufficient amount of interest on the funds held in the Trust Account and use all of the funds held outside of the Trust Account, it may not have sufficient funds available with which to structure, negotiate or close an initial business combination.

If third parties bring claims against Origo, the proceeds held in Trust Account could be reduced and the per-share liquidation price received by shareholders may be less than $10.80.

Origo placing of funds in trust may not protect those funds from third party claims against Origo. Although Origo will seek to have all vendors and service providers Origo engages and prospective target businesses Origo negotiates with execute agreements with Origo waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with Origo, they may seek recourse against the monies held in the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Shareholders. If Origo liquidates the Trust Account before the completion of a business combination, Mr. Fred, our Chief Executive Officer, has agreed that he will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to Origo and which have not executed a waiver agreement. However, Mr. Fred may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.80, plus interest, due to such claims.

Additionally, if Origo is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Origo which is not dismissed, or if Origo otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Origo’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Origo’s shareholders. To the extent any bankruptcy claims deplete the trust account, Origo may not be able to return to the Public Shareholders at least $10.80.

Origo shareholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Origo’s Memorandum and Articles of Association provides that Origo will continue in existence only until March 12, 2018 unless it completes an initial business combination by such date. As such, Origo’s shareholders could potentially be liable for any claims to the extent of distributions received by them pursuant to such process and any liability of Origo’s shareholders may extend beyond the date of such distribution. Accordingly, Origo cannot assure you that third parties, or Origo under the control of an official liquidator, will not seek to recover from its shareholders amounts owed to them by Origo.

If Origo is unable to consummate a transaction within the required time period, upon notice from Origo, the trustee of the Trust Account will distribute the amount in the Trust Account to the Public Shareholders. Concurrently, Origo shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although Origo cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the Trust Account for such purpose, Mr. Fred, our Chief Executive Officer, has agreed that he will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Origo for services rendered or contracted for or products sold to Origo and which have not executed a waiver agreement.

If Origo is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Origo was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its shareholders. Furthermore, Origo’s directors may be viewed as having breached their fiduciary duties to Origo or Origo’s creditors and/or may have acted in bad faith, and thereby exposing themselves and Origo to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Origo cannot assure you that claims will not be brought against Origo for these reasons. Origo and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of its share premium account while Origo was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of US$15,000 and to imprisonment for five years in the Cayman Islands.

Holders of rights and warrants will not have redemption rights if Origo is unable to complete an initial business combination within the required time period.

If Origo is unable to complete an initial business combination within the required time period and Origo redeems the funds held in the trust account, the rights and warrants will expire and holders will not receive any of such proceeds with respect to such rights and warrants, respectively.

Origo has no obligation to net cash settle the rights or warrants.

In no event will Origo have any obligation to net cash settle the rights or warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Accordingly, the rights and warrants may expire worthless unless converted and/or exercised.

Origo may amend the terms of the rights in a way that may be adverse to holders with the approval by the holders of a majority of the then outstanding rights.

Origo’s rights were issued in registered form under a rights agreement between Continental Stock Transfer & Trust Company, as rights agent, and Origo. The rights agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The rights agreement requires the approval by the holders of a majority of the then outstanding rights (including the rights underlying the private units) in order to make any change that adversely affects the interests of the registered holders.

If Origo does not maintain a current and effective prospectus relating to the Origo Shares issuable upon exercise of the warrants, public holders will only be able to exercise such warrants on a “cashless basis” which would result in a fewer number of shares being issued to the holder had such holder exercised the warrants for cash.

If Origo does not maintain a current and effective prospectus relating to the Origo Shares issuable upon exercise of the public warrant at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of Origo Shares that a holder will receive upon exercise of its public warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise their warrants on a cashless basis and would only be able to exercise their warrants for cash if a current and effective prospectus relating to the ordinary shares issuable upon exercise of the warrants is available. Under the terms of the warrant agreement, Origo has agreed to use its best efforts to meet these conditions and to maintain a current and effective prospectus relating to the Origo Shares issuable upon exercise of the warrants until the expiration of the warrants. However, Origo cannot assure you that it will be able to do so. If Origo is unable to do so, the potential “upside” of the holder’s investment in Origo may be reduced or the warrants may expire worthless. Notwithstanding the foregoing, the warrants included in the Origo Private Units, (“Origo Private Warrants”) may be exercisable for unregistered ordinary shares for cash even if the prospectus relating to the Origo Shares issuable upon exercise of the warrants is not current and effective.

An investor will only be able to exercise a warrant if the issuance of Origo Shares upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No public warrants will be exercisable for cash and we will not be obligated to issue Origo Shares unless the Origo Shares issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. At the time that the warrants become exercisable, Origo expects to continue to be listed on a national securities exchange, which would provide an exemption from registration in every state. However, Origo cannot assure you of this fact. If the Origo Shares issuable upon exercise of the warrants are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may be deprived of any value, the market for the warrants may be limited and they may expire worthless if they cannot be sold

Origo’s management’s ability to require holders of our warrants to exercise such warrants on a cashless basis will cause holders to receive fewer Origo Shares upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.

If Origo calls its public warrants for redemption after the redemption criteria have been satisfied, Origo’s management will have the option to require any holder that wishes to exercise his/her warrant (including any warrants held by the Current Initial Shareholders or their permitted transferees) to do so on a “cashless basis.” If Origo’s management chooses to require holders to exercise their warrants on a cashless basis, the number of Origo’s Shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his/her warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in Origo.

The requirement that the target business or businesses that Origo acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination may limit the type and number of companies that it may complete such a business combination with.

Pursuant to Nasdaq listing rules, the target business or businesses that Origo acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for its initial business combination. This restriction may limit the type and number of companies that with which Origo may complete a business combination. If Origo is unable to locate a target business or businesses that satisfy this fair market value test, it may be forced to liquidate and you will only be entitled to receive your pro rata portion of the funds in the Trust Account.

If Nasdaq delists Origo’s securities from quotation on its exchange, we would not be required to complete a business combination with a target business or businesses meeting specific fair market value requirements.

If Nasdaq delists our securities from listing on its exchange, we would not be required to satisfy the fair market value requirement described above and could complete a business combination with a target business having a fair market value substantially below 80% of the balance in the trust account.

The Nasdaq Stock Market LLC may delist Origo’s securities from quotation on its exchange which could limit investors’ ability to make transactions in Origo’s securities and subject Origo to additional trading restrictions.

Origo’s securities are listed on the Nasdaq Capital Market. On February 21, 2017, Origo received a written notice (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that Origo is not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires Origo to have at least 300 public holders for continued listing on Nasdaq. The Notice was only a notification of deficiency, not of imminent delisting, and had no current effect on the listing or trading of Origo’s securities on Nasdaq. The Notice stated that Origo was required to submit a plan to evidence compliance with the Minimum Public Holders Rule no later than April 7, 2017, which Origo submitted. On April 20, 2017, Nasdaq granted Origo an extension to regain compliance with the Minimum Public Holders Rule to August 21, 2017. On October 23, 2017, Origo received formal notification from Nasdaq that the Nasdaq Hearings Panel (the “Panel”) had determined to grant the Origo’s request for the continued listing of its securities on Nasdaq, pursuant to an extension through February 19, 2018, to complete its proposed merger with HTH and, in connection therewith, to evidence compliance with all applicable requirements for the continued listing of the combined company’s securities on Nasdaq post-merger. In its notification, the Panel indicated that February 19, 2018 constitutes the full extent of the Panel’s discretion in this matter. On December 4, 2017, Origo received a notice from Nasdaq that Origo’s failure to hold an annual meeting for the fiscal year ended November 30, 2016 serves as an additional basis for delisting the Origo’s securities from Nasdaq. Origo responded to the notice and on December 13, 2017, Nasdaq sent Origo a no action notice stating that Nasdaq will not take any action to delist Origo’s securities at this time and will review the matter again upon completion of the Business Combination or expiration of the previously granted extension for compliance until February 19, 2018, whichever is sooner.

Origo cannot assure you that its securities will continue to be listed on Nasdaq in the future prior to the Business Combination. Additionally, in connection with Origo’s initial business combination, it is likely that Nasdaq will require Origo to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. Origo cannot assure you that it will be able to meet those initial listing requirements at that time.

If Nasdaq delists Origo’s securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for Origo securities;

●	reduced liquidity with respect to Origo securities;

●	a determination that Origo Shares are “penny stock” which will require brokers trading in Origo Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Origo Shares;

●	a limited amount of news and analyst coverage for Origo Shares; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Origo’s ability to successfully effect a business combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, some of whom may join Origo following a business combination. While Origo intends to closely scrutinize any individuals it engages after a business combination, it cannot assure you that its assessment of these individuals will prove to be correct.

Origo’s ability to successfully effect a business combination is dependent upon the efforts of its key personnel. Origo believes that its success depends on the continued service of its key personnel, at least until it has consummated its initial business combination. Origo cannot assure you that any of its key personnel will remain with Origo for the immediate or foreseeable future. In addition, none of its officers are required to commit any specified amount of time to its affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. Origo does not have employment agreements with, or key-man insurance on the life of, any of its officers. The unexpected loss of the services of its key personnel could have a detrimental effect on Origo.

The role of Origo’s key personnel in the target business, however, cannot presently be ascertained. Although some of its key personnel may remain with the target business in senior management or advisory positions following a business combination, it is likely that some or all of the management of the target business will remain in place. While Origo intends to closely scrutinize any individuals it engages after a business combination, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause Origo to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect Origo’s operations.

Origo’s officers and directors will allocate their time to other businesses thereby potentially limiting the amount of time they devote to Origo’s affairs. This conflict of interest could have a negative impact on Origo’s ability to consummate its initial business combination.

Origo’s officers and directors are not required to commit their full time to Origo’s affairs, which could create a conflict of interest when allocating their time between Origo’s operations and their other commitments. Origo presently expects each of its employees to devote such amount of time as they reasonably believe is necessary to Origo’s business. Origo does not intend to have any full time employees prior to the consummation of our initial business combination. All of Origo’s officers and directors are engaged in several other business endeavors and are not obligated to devote any specific number of hours to Origo’s affairs. If Origo’s officers’ and directors’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to Origo’s affairs and could have a negative impact on Origo’s ability to consummate its initial business combination, including the Business Combination. Origo cannot assure you these conflicts will be resolved in its favor.

A conflict of interest may arise in determining whether the Business Combination or another particular business combination target is appropriate for our initial business combination due to Origo’s officers’ and directors’ personal and financial interests.

Origo’s officers and directors have waived their right to convert their insider shares, Private Shares or any other Origo Shares, or to receive distributions with respect to their insider shares or Private Shares upon Origo’s liquidation if it is unable to consummate an initial business combination. Accordingly, these securities will be worthless if Origo does not consummate an initial business combination. Their private rights, Origo Private Warrants and any other rights or warrants they acquire will also be worthless if Origo does not consummate an initial business combination. In addition, Origo’s officers and directors have and may continue to loan funds to Origo and may be owed reimbursement for expenses incurred in connection with certain activities on its behalf which would only be repaid if Origo completes an initial business combination. The personal and financial interests of Origo’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination, including the Business Combination. Consequently, Origo’s directors’ and officers’ discretion in identifying and selecting a suitable target business, including the Business Combination, may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in Origo’s shareholders’ best interest. If this were the case, it would be a breach of their fiduciary duties to Origo as a matter of Cayman Islands law and Origo might have a claim against such individuals. However, Origo might not ultimately be successful in any claim it may make against them for such reason.

The ability of Origo’s Public Shareholders to redeem their shares for cash may make it difficult for Origo to complete the Business Combination.

In no event will Origo consummate the redemption of Public Shares if such redemption causes its net tangible assets to be less than $5,000,001. If all Public Shareholders exercise their redemption rights, Origo will not be able to proceed with the Business Combination. Consequently, if accepting all properly submitted redemption requests would cause its net tangible assets to be less than $5,000,001, Origo would not proceed with such redemption and the Business Combination and may instead search for an alternate business combination. In that case, Public Shareholders may have to remain shareholders of Origo and wait until March 12, 2018 in order to be able to receive a pro rata portion of the Trust Account, or attempt to sell their shares in the open market prior to such time, in which case they may receive less than a pro rata share of the Trust Account for their shares.

In connection with any meeting held to approve an initial business combination, we will offer each Public Shareholder the option to vote in favor of a proposed business combination and still seek conversion of his, her or its shares, which may make it more likely that we will consummate a business combination.

In connection with any meeting held to approve an initial business combination, we will offer each Public Shareholder (but not the Current Initial Shareholders) the right to have his, her or its Origo Shares converted to cash (subject to the limitations described elsewhere herein) regardless of whether such shareholder votes for or against such proposed business combination. Furthermore, Origo will consummate its initial business combination, including the Business Combination, only if it has net tangible assets of at least $5,000,001 upon such consummation and a majority of the outstanding shares voted are voted in favor of the business combination, including the Business Combination. Accordingly, Public Shareholders owning shares sold in Origo’s IPO may exercise their conversion rights and we could still consummate a proposed business combination, including the Business Combination, so long as a majority of shares voted at the meeting are voted in favor of the proposed business combination. This is different than other similarly structured blank check companies where shareholders are offered the right to convert their shares only when they vote against a proposed business combination. This is also different than other similarly structured blank check companies where there is a specific number of shares sold in the offering which must not exercise conversion rights for the company to complete a business combination. This threshold and the ability to seek conversion while voting in favor of a proposed business combination, including the Business Combination, may make it more likely that Origo will consummate an initial business combination, including the Business Combination.

In connection with any meeting held to approve an initial business combination, including the Business Combination, Public Shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 30% of the shares sold in Origo’s IPO.

In connection with any meeting held to approve an initial business combination, including the Business Combination, Origo will offer each Public Shareholder (but not the Current Initial Shareholders) the right to have his, her, or its Origo Shares converted into cash. Notwithstanding the foregoing, a Public Shareholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” will be restricted from seeking conversion rights with respect to more than 30% of the shares sold in Origo’s IPO. Accordingly, if you hold more than 30% of the shares sold in Origo’s IPO and a proposed business combination, including the Business Combination, is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold such shares following the business combination, including the Business Combination, over 30% or sell them in the open market. Origo cannot assure you that the value of such shares will appreciate over time following a business combination, including the Business Combination, or that the market price of Origo Shares will exceed the per-share conversion price.

Origo may require shareholders who wish to convert their shares in connection with a proposed business combination, including the Business Combination, to comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising their rights.

In connection with any shareholder meeting called to approve a proposed initial business combination, including the Business Combination, each Public Shareholder will have the right, regardless of whether it is voting for or against such proposed business combination, to demand that Origo convert its shares into a share of the Trust Account. Such conversion will be effectuated under Cayman Islands law as a repurchase of the shares, with the repurchase price to be paid being the applicable pro-rata portion of the monies held in the Trust Account. We may require Public Shareholders who wish to convert their shares in connection with a proposed business combination, including the Business Combination, to either tender their certificates to Origo’s transfer agent at any time prior to the vote taken at the shareholder meeting relating to such business combination, including the Business Combination, or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC System. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Origo’s transfer agent will need to act to facilitate this request. It is Origo’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Origo does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While Origo has been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Accordingly, if it takes longer than Origo anticipates for shareholders to deliver their shares, shareholders who wish to convert may be unable to meet the deadline for exercising their conversion rights and thus may be unable to convert their shares.

Investors may not have sufficient time to comply with the delivery requirements for conversion.

Pursuant to the Memorandum and Articles of Association, Origo is required to give a minimum of only ten days’ notice for each general meeting. As a result, if we require Public Shareholders who wish to convert their public shares into the right to receive a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for conversion, holders may not have sufficient time to receive the notice and deliver their shares for conversion. Accordingly, investors may be forced to retain Origo securities when they otherwise would not want to.

If we require Public Shareholders who wish to convert their Origo Shares to comply with the delivery requirements for conversion, such converting shareholders may be unable to sell their securities when they wish to in the event that the proposed business combination, including the Business Combination, is not approved.

If Origo requires Public Shareholders who wish to convert Origo Shares to comply with specific delivery requirements for conversion described above and such proposed business combination, including the Business Combination, is not consummated, Origo will promptly return such certificates to the tendering Public Shareholders. Accordingly, investors who attempted to convert their shares in such a circumstance will be unable to sell their securities after the failed acquisition until Origo has returned their securities to them. The market price for Origo Shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek conversion may be able to sell their securities.

The Current Initial Shareholders and former and current officers and directors control a substantial interest in Origo and thus may influence certain actions requiring a shareholder vote.

The Current Initial Shareholders and former and current officers and directors collectively own approximately 44.8% of issued and outstanding Origo Shares. In connection with any vote for a proposed business combination, including the Business Combination, all of Current Initial Shareholders, as well as all of our current and former officers and directors, have agreed to vote the Origo Shares owned by them immediately before Origo’s IPO as well as any Origo Shares acquired in Origo’s IPO or private placement or in the aftermarket in favor of such proposed business combination, including the Business Combination.

Origo’s outstanding rights, warrants and unit purchase options may have an adverse effect on the market price of Origo’s Shares and make it more difficult to effect a business combination, including the Business Combination.

Origo has outstanding rights, warrants and unit purchase options that may result in the issuance of additional securities. Such securities, when exercised, will increase the number of issued and outstanding Origo Shares and reduce the value of the shares issued to complete a business combination. Accordingly, our rights, warrants and unit purchase options may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business, including the Business Combination. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and unit purchase options could have an adverse effect on the market price for Origo securities or on its ability to obtain future financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

Origo may redeem the warrants at a time that is not beneficial to public investors.

Origo may call the public warrants for redemption at any time after the redemption criteria described elsewhere have been satisfied. If Origo calls the public warrants for redemption, Public Shareholders may be forced to accept a nominal redemption price or sell or exercise the warrants when they may not wish to do so.

If Origo shareholders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of Origo Shares and the existence of these rights may make it more difficult to effect a business combination, including the Business Combination.

The Current Initial Shareholders are entitled to make a demand that Origo register the resale of their insider shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the purchasers of the Private Units and the Current Initial Shareholders, officers and directors are entitled to demand that Origo register the resale of the Private Units (and the underlying securities) and any securities the Current Initial Shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to Origo at any time after Origo consummates a business combination, including the Business Combination. The presence of these additional securities trading in the public market may have an adverse effect on the market price of Origo securities. In addition, the existence of these rights may make it more difficult to effectuate a business combination, including the Business Combination, or increase the cost of acquiring the target business, as the shareholders of the target business may be discouraged from entering into a business combination, including the Business Combination, with Origo or will request a higher price for their securities because of the potential effect the exercise of such rights may have on the trading market for Origo Shares.

Origo may not seek an opinion from an unaffiliated third party as to the fair market value of the target business it acquires, including the Business Combination, or that the price it is paying for the business, including the Business Combination, is fair to its shareholders from a financial point of view.

Origo is not required to obtain an opinion from an unaffiliated third party that the target business it selects has a fair market value in excess of at least 80% of the balance of the Trust Account unless the Board cannot make such determination on its own. Origo is also not required to obtain an opinion from an unaffiliated third party indicating that the price it is paying is fair to its shareholders from a financial point of view unless the target is affiliated with its officers, directors, Current Initial Shareholders or their affiliates. If no opinions are obtained, Origo’s shareholders will be relying on the judgment of the Board, whose collective experience in business evaluations for blank check companies like Origo is not significant. Furthermore, Origo’s directors may have a conflict of interest in analyzing the transaction due to their personal and financial interests.

Because Origo is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Redomestication.

Origo is currently an exempted company incorporated under the laws of the Cayman Islands. Until the Redomestication is effected, its corporate affairs is governed by the Memorandum and Articles of Association, the Companies Law (as the same may be supplemented or amended from time to time) or the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Origo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Origo’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and certain states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

Ogier, our counsel to the laws of Cayman Islands, have advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier, has further advised us that it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. Furthermore, there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. However, a judgment obtained in the United States may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands.

As a result of all of the above, Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Board or controlling shareholders than they would as public shareholders of a United States company prior to the Redomestication.

Subsequent to the completion of the Business Combination, Origo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Origo cannot assure you that the due diligence it has conducted on HTH or the High Times Group will surface all material issues that may be present inside HTH or the High Times Group, that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of its control will not later arise. As a result of these factors, Origo may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if Origo’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Origo’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Origo’s liquidity, the fact that Origo reports charges of this nature could contribute to negative market perceptions about Origo or Origo’s securities. In addition, charges of this nature may cause Origo to violate leverage or other covenants to which it may be subject as a result of assuming pre-existing debt held by HTH or the High Times Group or by virtue of it obtaining post-combination debt financing. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Origo’s officers or directors of a duty of care or other fiduciary duty owed by them to Origo, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Less information is available about HTH and the High Times Group than would be available for a U.S. public company, and HTH and the High Times Group may not be as profitable as Origo suspected, if at all.

The shares of capital stock of HTH are not publicly traded and less public information is available about HTH and the High Times Group than for a public company. HTH and the High Times Group may not be as profitable as Origo suspected, if at all.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that Origo evaluates and reports on its system of internal controls and may require Origo to have such system audited by an independent registered public accounting firm. If Origo fails to maintain the adequacy of its internal controls, it could be subject to regulatory scrutiny, civil or criminal penalties and/or shareholder litigation. Any inability to provide reliable financial reports could harm its business. A target may also not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition, including the Business Combination. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over Origo’s financial processes and reporting in the future, could harm its operating results or cause it to fail to meet its reporting obligations. Inferior internal controls could also cause investors to lose confidence in Origo’s reported financial information, which could have a negative effect on the trading price of Origo securities.

Origo is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

Origo is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Origo will remain an “emerging growth company” for up to five years. However, if its non-convertible debt issued within a three-year period or revenues exceeds $1 billion, or the market value of Origo Shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, it would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, Origo is not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, it has reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and is exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, Origo has elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, its financial statements may not be comparable to companies that comply with public company effective dates. Origo cannot predict if investors will find Origo Shares less attractive because it may rely on these provisions. If some investors find Origo Shares less attractive as a result, there may be a less active trading market for Origo Shares and its share price may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Origo has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Origo, as an emerging growth company, will not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard. This may make comparison of Origo’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Risks Related to the Business Combination

The unaudited pro forma financial information included in the section entitled, “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of the Combined Company’s results if the Business Combination is consummated, and accordingly, you will have limited financial information on which to evaluate the financial performance of the Combined Company and your investment decision.

Origo and HTH currently operate as separate companies. Origo has had no prior history as a combined entity and its operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Combined Company. The pro forma statement of earnings does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination, and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled, “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from Origo’s and HTH’s historical financial statements and certain adjustments and assumptions have been made regarding the combined organization after giving effect to the transaction. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and the Combined Company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the Combined Company’s financial condition or results of operations following the Closing. Any potential decline in the Combined Company’s financial condition or results of operations may cause significant variations in the stock price of the Combined Company.

Some Origo and HTH officers and directors have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of Origo and HTH participate in arrangements that provide them with interests in the Merger that are different from yours, including, among others, the continued service as an officer or director of the Combined Company, severance benefits, continued indemnification and the potential ability to sell an increased number of shares of common stock of the Combined Company. If the Merger is not consummated and Origo is forced to wind up, dissolve and liquidate in accordance with our charter, the 1,050,000 ordinary shares currently held by Origo’s current management (as transferees from prior management), which were initially acquired prior to Origo’s IPO by the initial shareholders for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares). Such shares had an aggregate market value of approximately $11.1 million based on the last sale price of $10.60 per share on Nasdaq on December 26, 2017. In addition, Origo’s current management has loaned approximately $1.9 million to the Company. If the Merger is not consummated and Origo is forced to wind up, dissolve and liquidate in accordance with our charter, Origo’s current management may not be able to recover the value of such loans. If the Merger is consummated, Origo’s current management will receive approximately $13.2 million in value from the Merger. Accordingly, Origo’s current executive officers and directors, have interests that may be different from, or in addition to, your interests as a shareholder.

In addition, upon the Closing, the Successor will enter into the Consulting Services Agreement with Oreva, pursuant to which the Oreva is to perform certain services for the Successor, including administrative services, dealing with investment bankers, investor relations consultants and other members of the investment community (as authorized from time to time by the board of directors of the Successor), and assisting in connection with proposed acquisitions, dispositions and financings. In consideration for such services, the Successor will pay Oreva a monthly consulting fee of $35,000. Commencing in 2018, Oreva may elect to have all or any portion of the consulting fee deferred and paid in shares of the Successor’s common stock, at a per share price equal to 100% of the closing price of the stock of the Successor. Adam Levin, the Chief Executive Officer and a director of HTH, is Managing Director of Oreva Capital Corp.

These interests, among others, may influence the officers and directors of Origo and HTH to support or approve the merger. For more information concerning the interests of Origo and HTH executive officers and directors, see the sections entitled, “The Business Combination Proposal—Interests of Origo’s Directors and Officers and Others in the Business Combination” and “The Business Combination Proposal — Interests of HTH Directors and Executive Officers in the Merger” in this proxy statement/prospectus.

The market price of the Successor’s common stock may decline as a result of the Business Combination.

The market price of the Successor’s common stock may decline as a result of the merger for a number of reasons including if:

●	investors react negatively to the prospects of the Combined Company’s business and the prospects of the Merger;

●	the effect of the Merger on the Combined Company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the Combined Company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts.

Origo and HTH shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Business Combination.

If the Combined Company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Origo and HTH shareholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

During the pendency of the Business Combination, Origo and HTH may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Origo and HTH to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s shareholders.

Because the lack of a public market for HTH securities makes it difficult to evaluate the fairness of the Business Combination, the shareholders of HTH may receive consideration in the Merger that is greater than the fair market value of the HTH securities.

HTH was established in December 2016 for the purchase of acquiring the capital stock of THC and its consolidated subsidiaries. The outstanding capital stock of HTH is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of HTH. Because the percentage of Origo equity to be issued to HTH security holders was determined based on negotiations between the parties, it is possible that Origo may pay more than the aggregate fair market value for HTH. In this regard, we note that the current stockholders of HTH acquired a 60% interest in the business now conducted by HTH in a transaction which valued the business at $70 million consisting of $41.2 million in cash, $30.0 million in Purchase Notes and the issuance of 40% of the outstanding shares of Class A Common Stock of HTH to the former stockholder of THC. In connection with the Business Combination, the business of HTH has been valued by Origo at $250 million.

If the conditions to the Merger are not met, the Business Combination will not occur.

Even if the Merger is approved by the shareholders of Origo and HTH, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Merger Agreement. Origo and HTH cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination will not occur or will be delayed, and Origo and HTH each may lose some or all of the intended benefits of the Business Combination.

There is a risk that a U.S. Holder may recognize taxable gain with respect to its Origo Shares at the effective time of the Redomestication.

The Redomestication should qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, due to the absence of guidance directly on how the provisions of Section 368(a) apply in the case of a statutory conversion of a corporation with no active business and only investment-type assets such as Origo, this result is subject to some uncertainty. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Redomestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder (as that term is defined in the section entitled, “The Redomestication Proposal—Material U.S. Federal Income Tax Consequences of the Redomestication to Origo Shareholders” of Origo Shares generally would recognize a gain or loss with respect to its Origo Shares in an amount equal to the difference, if any, between the fair market value of the corresponding common stock of the Nevada corporation received in the Redomestication and the U.S. Holder’s adjusted tax basis in its Origo Shares surrendered in exchange therefor.

Furthermore, even if the Redomestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder of Origo Shares may still recognize gain (but not loss) upon the exchange of its Origo Shares for the common stock of the Nevada corporation pursuant to the Redomestication under the “passive foreign investment company,” or PFIC, rules of the Code equal to the excess, if any, of the fair market value of the common stock of the Nevada corporation received in the Redomestication and the U.S. Holder’s adjusted tax basis in the corresponding Origo Shares surrendered in exchange therefor. In such event, the U.S. Holder’s aggregate tax basis in the common stock of the Nevada corporation received in connection with the Redomestication should be the same as the aggregate tax basis of Origo Shares surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules. See the discussion in the section entitled, “The Redomestication Proposal—Material U.S. Federal Income Tax Consequences of the Redomestication to Origo Shareholders—PFIC Considerations.”

Following the consummation of the Business Combination, our only significant asset will be ownership of 100% of the High Times Group and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the Successor’s common stock.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 100% of the High Time Group. We will depend on the High Time Group for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to the Successor’s common stock. The earnings from, or other available assets of, the High Time Group may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the Successor’s common stock or satisfy its other financial obligations.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the Successor’s common stock adversely, the price and trading volume of the Successor’s common stock could decline.

The trading market for the Successor’s common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on HTH or the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, the Successor’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Company change their recommendation regarding the Successor’s stock adversely, or provide more favorable relative recommendations about our competitors, the price of the Successor’s common stock would likely decline. If any analyst who may cover HTH were to cease coverage of the Combined Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause the Successor’s stock price or trading volume to decline.

If Origo’s management following the Business Combination is unfamiliar with U.S. securities laws, they may have to expend time and resources becoming familiar with such laws, which could lead to various regulatory issues.

Following the Business Combination, majority of Origo’s management team will resign from their positions as officers or directors of the Combined Company, and the management of HTH at the time of the Business Combination will remain in place. Management of HTH may not be fully familiar with U.S. securities laws. If new management is unfamiliar with such laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues, which may adversely impact the Combined Company’s operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Origo believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Origo is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) that are intended to identify forward-looking statements. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	state other “forward-looking” information.

Origo believes it is important to communicate its expectations to its shareholders. However, there may be events in the future that Origo is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Origo or HTH in such forward-looking statements, including among other things:

●	the number and percentage of its shareholders voting against the Business Combination Proposal;

●	the number and percentage of its shareholders seeking Redemption;

●	changes adversely affecting the business in which HTH is engaged and the cannabis industry;

●	management of growth;

●	general economic conditions;

●	HTH’s business strategy and plans;

●	the result of future financing efforts.

●	the inability to complete the transactions contemplated by the proposed Business Combination;

●	the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemptions by Origo shareholders;

●	the amount of cash available following any Redemptions;

●	the nature of the High Times Group’s business in the regulated cannabis industry and the effects of enforcement of federal and state laws relating to cannabis;

●	the ability to meet the listing standards of a national securities exchange following the consummation of the transactions contemplated by the proposed Business Combination;

●	costs related to the proposed Business Combination;

●	HTH’s ability to execute on its plans to grow its business and the timing of such plans and related initiatives;

●	HTH’s estimates of the size of the markets for its products and services;

●	the rate and degree of market acceptance of HTH’s products and services; the success of other competing companies; and

●	general economic and market conditions impacting demand for HTH’s products and services.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Origo, HTH or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Origo and HTH undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a shareholder grants its proxy or instructs how its vote should be cast or vote on the Business Combination Proposal or any of the other proposals, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Origo and/or HTH.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF HTH

The following table sets forth selected historical financial information derived from HTH’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2017 and audited financial statements for the year ended December 31, 2016 and 2015, which are included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with HTH’s consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HTH” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of HTH, Origo or the Combined Company.

Selected Financial Information

	For the nine months ended September 30,			For the years ended December 31,
(in thousands except share amounts)	2017		2016	2016	2015
Income Statement Data:
Net revenue	$12,460		$12,395	$14,608	$18,101
Cost of revenue	8,664		7,707	7,796	5,856
Gross Profit	3,796		4,688	6,812	12,245
Loss from operations	(9,394	)(1)	2,845	(2,806)	(408)
Other income (expense)	(6,561)		149	(120)	165
Net Loss	(15,955	)(1)	(2,705)	(2,926)	(287)

	September 30,			December 31,
	2017		2016	2016	2015
Balance Sheet Data:
Total assets	3,547		3,247	3,401	1,907
Total liabilities	22,752	(2)	5,961	6,336	2,023
Common stock issued	9,865,000		9,865,000	9,865,000	9,865,000
Total stockholders' deficit	(43,213	)(2)	(2,714)	(2,935)	(116)

(1)	Includes approximately $6,900,000 of non-recurring stock compensation expense relating to HTH stock issuances between December 2016 and February 2017.

(2)	Includes $30,000,000 of Seller Purchase Notes payable to the former stockholders of THC that will automatically convert into OAC Shares upon consummation of the Merger.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ORIGO

The following table sets forth selected historical financial information derived from Origo’s unaudited financial statements for the nine months ended August 31, 2017 and 2016, and from the audited financial statements for the years ended November 30, 2016 and 2015.

The historical results of Origo included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of Origo. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Origo” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Selected Financial Information

	For the nine months ended August 31,		For the years ended November 30,
	2017	2016	2016	2015
	(Unaudited)
Income Statement Data:
Net revenue	$-	$-	$-	$-
Other income	102,985	110,421	126,098	28,844
Net loss	(465,007)	(371,453)	(716,193)	(383,965)
Basic and diluted net loss per share	(0.23)	(0.20)	(0.38)	(0.21)
Weighted average shares outstanding, basic and diluted	1,990,016	1,856,926	1,873,871	1,786,682

	August 31,		November 30,
	2017	2016	2016	2015
Balance Sheet Data:
Total assets	21,188,779	33,097,901	32,836,965	42,937,364
Total liabilities	2,481,341	1,402,631	1,486,435	289,495
Common stock subject to possible redemption	13,707,427	26,695,268	26,350,521	37,647,868
Total stockholders' equity	5,000,011	5,000,002	5,000,009	5,000,001

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

On July 24, 2017, Origo Acquisition Corporation, a Cayman Islands company (including the Successor (as defined below), “Origo”), entered into a Merger Agreement (the “Merger Agreement”) with Hightimes Holding Corp., a Delaware corporation (“HTH”), HTHC Merger Sub, Inc., a Delaware corporation and a newly-formed wholly - owned subsidiary of Origo (“Merger Sub”), and Jose Aldeanueva, in the capacity as the representative for the shareholders of Origo (other than HTH stockholders) (the “Origo Representative”). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into HTH, with HTH continuing as the surviving entity (the “Merger”) and all holders of HTH equity securities and warrants, options and rights to acquire or securities that convert into HTH equity securities (collectively, “HTH Securities”) will convert into Origo common shares and, with respect to options, options to acquire Origo common shares.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement, filed as Exhibit 2.1 to Origo’s Current Report on Form 8-K, filed July 27, 2017.

On September 27, 2017, Origo HTH, Merger Sub and the Origo Representative executed a First Amendment to the Merger Agreement (the “First Amendment”) to amend and restate certain terms and provision of the Merger Agreement.

On September 11, 2017, the Company held the September Meeting to extend the Liquidation Date from September 12, 2017 to March 12, 2018. At the September Meeting, shareholders holding 343,806 Public Shares exercised their right to convert such shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $3.7 million (or approximately $10.65 per share) was removed from the Trust Account in September 2017 to pay such shareholders.

Because HTH was deemed the accounting acquirer under accounting principles generally accepted in the United States, the historical financial statements of HTH will be treated as the historical financial statements of the combined company and will be reflected in the post-Merger Company’s future quarterly and annual reports.

The following unaudited pro forma combined financial statements are based on Origo’s historical financial statements and HTH’s historical consolidated financial statements as adjusted to give effect to HTH’s acquisition of Origo. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to these transactions as if they had occurred on January 1, 2016. The unaudited pro forma combined balance sheet as of September 30, 2017 gives effect to these transactions as if they had occurred on September 30, 2017. Subsequent to the Merger, the combined company will have a calendar year end.

Origo’s pro-forma statement of operations for the nine months ended August 31, 2017 was derived from amounts in the Origo 10-Q for the nine months ended August 31, 2017.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial statements are described in the accompanying notes, which should be read together with the pro forma combined financial statements.

In the merger, the common stockholders of HTH, on a fully-diluted basis, will receive in the aggregate 23,474,178 common shares of Origo at the closing of the merger. As a result of the merger, assuming that no shareholders of Origo elect to convert their shares into cash, the common stockholders of HTH, will own approximately 87% (of which 52.2% will be held by HTH insider shareholders and 34.8% held by non-insiders) of the Origo common shares to be outstanding immediately after the merger, and the other Origo stockholders will own approximately 13% of Origo’s outstanding common shares, based on the number of HTH common shares outstanding as of September 30, 2017. If 518,479 of the public shares are converted into cash assuming maximum conversions under Origo’s charter, the common stockholders of HTH will own approximately 89% and the other Origo shareholders will own approximately 11% of the Origo common shares to be outstanding immediately after the merger.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the merger, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger.

The unaudited pro forma combined financial statements should be read together with Origo’s and HTH’s historical financial statements, which historical information is included herein.

Pro Forma Combined Balance Sheet as of September 30, 2017

	HTH (1)	Origo (2)	Pro Forma Combined	Pro Forma Adjustments Assuming no Exercise of Conversion		Pro Forma Balance Sheet Assuming no Exercise of Conversion	Pro Forma Adjustments Assuming Maximum Conversions under Origo Charter		Pro Forma Balance Sheet Assuming Maximum Conversions under Origo Charter

ASSETS
Current assets
Cash and cash equivalents	$94,000	860	94,860	21,163,824	(3)	10,615,809	(5,521,800	)(9)	5,094,009
				(3,481,341	)(4)
				(3,500,000	)(10)
				(3,661,534	)(11)
Investments	1,000,000		1,000,000			1,000,000			1,000,000
Accounts receivable, net	654,000	-	654,000	-		654,000	-		654,000
Prepaid expense and other current assets	591,000	24,095	615,095	-		615,095	-		615,095
Total current assets	2,339,000	24,955	2,363,955	10,520,949		12,884,904	(5,521,800)		7,363,104

Fixed assets	728,000	-	728,000	-		728,000	-		728,000
Other assets	480,000	-	480,000	-		480,000	-		480,000
Cash and marketable securities held in Trust Account	-	21,163,824	21,163,824	(21,163,824	)(3)	-	-		-
Total assets	3,547,000	21,188,779	24,735,779	(10,642,875)		14,092,904	(5,521,800)		8,571,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,083,000	276,626	3,359,626	(276,626	)(4)	3,083,000	-		3,083,000
Deferred revenue	2,062,000	-	2,062,000	-		2,062,000	-		2,062,000
Revolving line of credit, net of discount	7,900,000	-	7,900,000	-		7,900,000	-		7,900,000
Derivative liability	2,982,000	-	2,982,000	-		2,982,000	-		2,982,000
Notes and accounts payable and accrrued interest - related parties	6,700,000	2,204,715	8,904,715	(2,204,715	)(4)	700,000	-		700,000
				(6,000,000	)(5)
Capitalized lease obligations - current	25,000	-	25,000	-		25,000	-		25,000
Total current liabilities	22,752,000	2,481,341	25,233,341	(8,481,341)		16,752,000	-		16,752,000
Capitalized lease obligations - long-term	8,000	-	8,000	-		8,000	-		8,000
Convertible share purchase notes - related party	24,000,000	-	24,000,000	(24,000,000	)(5)	-	-		-
Total long-term liabilities	24,008,000	-	24,008,000	(24,000,000)		8,000	-		8,000
Total liabilities	46,760,000	2,481,341	49,241,341	(32,481,341)		16,760,000	-		16,760,000

Commitments and contingencies
Ordinary shares subject to possible conversion	-	13,707,427	13,707,427	(13,707,427	)(6)	-	-		-
Stockholders' equity
Convertible Preferred stock	-	-	-	-		-	-		-
Common Stock, $0.001 par value	1,000	204	1,204	25,751	(7)	26,955	(518	)(9)	26,437

Additional paid-in-capital	-	6,573,532	6,573,532	28,500,000	(5)	44,019,949	518	(9)	38,498,667
				13,707,427	(6)		(5,521,800	)(9)
				(25,751	)(7)
				500,000	(4)
				(1,573,725	)(8)
				(3,661,534	)(11)
Stock subscriptions receivable	-	-	-	-		-	-		-
Accumulated deficit	(43,214,000)	(1,573,725)	(44,787,725)	1,573,725	(8)	(46,714,000)	-		(46,714,000)
				(3,500,000	)(10)
Total stockholders' equity (deficit)	(43,213,000)	5,000,011	(38,212,989)	35,545,893		(2,667,096)	(5,521,800)		(8,188,896)
Total liabilities and stockholders' equity	$3,547,000	21,188,779	24,735,779	(10,642,875)		14,092,904	(5,521,800)		8,571,104

Adjustments to the Pro Forma Unaudited Combined Balance Sheet as of September 30, 2017:

(1) Derived from unaudited Consolidated Balance Sheet as of September 30, 2017.

(2) Derived from unaudited Balance Sheet as of August 31, 2017.

(3) To liquidate investments held in trust by Origo.

(4) To reflect the payment of Origo's accounts payable and accrued expenses, accounts payable - related party and notes payable -related parties. The pro-formas assume that $175,000 of this balance due to Origo management will be converted, at the holders’ option, into 17,500 Units or 19,250 common shares and $325,000 due to Fortress Bio will be converted into 32,250 units or 35,750 common shares.

(5) To reflect the assumed conversion, at a $10.75 conversion price, of an aggregate of approximately $28.5 million of Purchase notes into 2,645,012 Origo common shares. In addition, the pro formas assume the pay-off of Purchase Notes of $1.5 million prior to the Merger.

(6) Assuming no Origo shareholders exercise their conversion rights into cash, the Common Shares Subject to Redemption amounting to $13.7 million would be transferred into permanent equity.

(7) To reflect the recapitalization of Origo through the net issuance of Origo common stock in connection with the merger consisting of the issuance of 23,474,178 common shares to shareholders of Origo.

(8) To eliminate the historical accumulated deficit of Origo of $1.6 million, the accounting acquiree.

(9) To reflect the use of cash and the corresponding reduction in common stock and additional paid-in capital in connection with the cancellation of common shares held by Origo shareholders exercising conversion rights. This assumes that 518,479 of the public shares are converted into cash assuming maximum conversions under the Origo Charter.

(10) To reflect the payment of transaction costs associated with the Merger.

(11) To reflect the redemption of 343,806 Public Shares for approximately $3.7 million (or approximately $10.65 per share) in September 2017.

Pro Forma Combined Statement of Operations - Nine Months Ended September 30, 2017

	HTH (1)	Origo (2)	Pro Forma Combined	Pro Forma Adjustments Assuming no Exercise of Conversion	Pro Forma Assuming no Exercise of Conversion	Pro Forma Adjustments Assuming Maximum Conversions under Origo Charter	Pro Forma Assuming Maximum Conversions under Origo Charter

Total revenue	$12,463,000	-	12,463,000	-	12,463,000	-	12,463,000
Cost of goods sold	8,667,000	-	8,667,000	-	8,667,000	-	8,667,000
Gross profit	3,796,000	-	3,796,000	-	3,796,000	-	3,796,000

Costs and Expenses:
Operating costs	$13,190,000	480,657	13,670,657	-	13,670,657	-	13,670,657
Operating costs - related party	-	-	-	-	-	-	-
	13,190,000	480,657	13,670,657	-	13,670,657	-	13,670,657

Operating Income (Loss)	(9,394,000)	(480,657)	(9,874,657)	-	(9,874,657)	-	(9,874,657)

Other expenses (income):
Interest expense (income)	3,185,000	(15,650)	3,169,350	-	3,169,350	-	3,169,350
Change in fair value in derivative	2,411,000	-	2,411,000	-	2,411,000	-	2,411,000
Finance charges	982,000	-	982,000	-	982,000	-	982,000
Other income	(17,000)	-	(17,000)	-	(17,000)	-	(17,000)
Total other expense (income), net	6,561,000	(15,650)	6,545,350	-	6,545,350	-	6,545,350

Loss before income taxes	(15,955,000)	(465,007)	(16,420,007)	-	(16,420,007)	-	(16,420,007)
Income tax benefit	-	-	-	-	-	-	-
Net loss	(15,955,000)	(465,007)	(16,420,007)	-	(16,420,007)	-	(16,420,007)
Deemed dividend on repurchase of THC shares	(24,231,000)	-	(24,231,000)	-	(24,231,000)	-	(24,231,000)
Loss attributable to common shareholders	$(40,186,000)	(465,007)	(40,651,007)	-	(40,651,007)	-	(40,651,007)

Net income (loss) per common share:
Basic
Net loss		$(0.23)			(0.61)		(0.62)
Deemed dividend on repurchase of THC shares		-			(0.90)		(0.92)
Loss attributable to common shareholders		$(0.23)			(1.51)		(1.54)
Diluted
Net loss		$(0.23)			(0.61)		(0.62)
Deemed dividend on repurchase of THC shares		-			(0.90)		(0.92)
Loss attributable to common shareholders		$(0.23)			(1.51)		(1.54)

Weighted average common shares outstanding (5):
Basic		1,990,016		24,965,393	26,955,409	(518,479)	26,436,930
Diluted		1,990,016		24,965,393	26,955,409	(518,479)	26,436,930

Pro Forma Combined Statement of Operations - Year Ended December 31, 2016

	HTH (3)	Origo (4)	Pro Forma Combined	Pro Forma Adjustments Assuming no Exercise of Conversion	Pro Forma Assuming no Exercise of Conversion	Pro Forma Adjustments Assuming Maximum Conversions under Origo Charter	Pro Forma Assuming Maximum Conversions under Origo Charter

Total revenue	$14,608,000		14,608,000	-	14,608,000	-	14,608,000
Cost of goods sold	7,796,000		7,796,000	-	7,796,000	-	7,796,000
Gross profit	6,812,000	-	6,812,000	-	6,812,000	-	6,812,000

Costs and expenses:
Operating costs	9,618,000	782,291	10,400,291	-	10,400,291	-	10,400,291
Operating costs - related party	-	60,000	60,000	-	60,000	-	60,000
	9,618,000	842,291	10,460,291	-	10,460,291	-	10,460,291

Operating income (loss)	(2,806,000)	(842,291)	(3,648,291)	-	(3,648,291)	-	(3,648,291)

Other expenses (income):
Interest expense (income)	126,000	(126,098)	(98)	-	(98)	-	(98)
Other income	(6,000)	-	(6,000)	-	(6,000)	-	(6,000)
Total other expense (income), net	120,000	(126,098)	(6,098)	-	(6,098)	-	(6,098)

Loss before income taxes	(2,926,000)	(716,193)	(3,642,193)	-	(3,642,193)	-	(3,642,193)
Income tax benefit	-	-	-	-	-	-	-
Net loss	$(2,926,000)	(716,193)	(3,642,193)	-	(3,642,193)	-	(3,642,193)

Net income (loss) per common share:
Basic		$(0.38)			(0.14)		(0.14)
Diluted		$(0.38)			(0.14)		(0.14)

Weighted average common shares outstanding (5):
Basic		1,873,871		25,081,538	26,955,409	(518,479)	26,436,930
Diluted		1,873,871		25,081,538	26,955,409	(518,479)	26,436,930

Pro Forma Adjustments to the Unaudited Combined Income Statement:

(1) Derived from unaudited Consolidated Statement of Operations for the nine months ended September 30, 2017

(2) Derived from unaudited Statement of Operations for the nine months ended August 31, 2017.

(3) Derived from audited Consolidated Statement of Operations for the year ended December 31, 2016.

(4) Derived from audited Statement of Operations for the year ended November 30, 2016.

(5) Weighted average common shares outstanding — basic and diluted is adjusted to reflect the following:

	Combined (Assuming No Conversions)	Combined (Assuming Maximum Conversions under Origo Charter)

Nine Months Ended September 30, 2017
Origo public shares electing cash conversion	-	(518,479)
Origo shareholders	3,481,231	3,481,231
Shares outstanding	3,481,231	2,962,752

Weighted average share calculation, basic and diluted
HTH shareholders	23,474,178	23,474,178
Origo shareholders	3,481,231	2,962,752
Weighted average shares, basic and diluted	26,955,409	26,436,930

Year Ended December 31, 2016
Origo public shares electing cash conversion	-	(518,479)
Origo shareholders	3,481,231	3,481,231
Shares outstanding	3,481,231	2,962,752

Weighted average share calculation, basic and diluted
HTH shareholders	23,474,178	23,474,178
Origo shareholders	3,481,231	2,962,752
Weighted average shares, basic and diluted	26,955,409	26,436,930

EXTRAORDINARY GENERAL MEETING OF ORIGO SHAREHOLDERS

General

Origo is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Board for use at the Special Meeting of Origo shareholders to be held on __________, 2018 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Origo’s shareholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting of Origo shareholders will be held on ____________, 2018, at __________ a.m. Eastern Time, at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

Purpose of the Origo Special Meeting

At the Special Meeting, Origo is asking holders of its ordinary shares:

●	To consider and vote upon the Redomestication Proposal. The form of the Articles of Domestication, which includes the proposed Nevada Articles of Incorporation and the Bylaws, each of which will become effective upon the Redomestication, are attached to this proxy statement/prospectus as Annexes A and B.

●	To consider and vote upon a proposal to adopt and approve the Merger Agreement, dated as of July 24, 2017, by and among Origo, the Merger Sub, HTH, and Jose Aldeanueva, in the capacity as the Representative, and to approve the Business Combination. Pursuant to the Merger Agreement, Merger Sub will merge with and into HTH, with HTH continuing as the surviving entity of the Merger and becoming a wholly owned subsidiary of the Successor. A copies of the Merger Agreement and certain other agreements to be entered into pursuant to the Merger Agreement are attached to this proxy statement/prospectus as Annex C.

●	To consider and vote upon the approval of the 2018 Equity Incentive Plan Proposal. A copy of the 2018 Equity Incentive Plan is attached to this proxy statement/prospectus as Annex D.; and

●	To consider and vote upon the Adjournment Proposal.

Recommendation of Origo Board of Directors

The Board has unanimously determined that each of the proposals is fair to and in the best interests of Origo and its shareholders, and has unanimously approved such proposals. The Board unanimously recommends that shareholders:

●	vote “FOR” the Redomestication Proposal

●	vote “FOR” the Business Combination Proposal

●	vote “FOR” the 2018 Equity Incentive Plan Proposal; and

●	vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

Record Date; Who is Entitled to Vote

Origo has fixed the close of business on _____________, 2018, as the Record Date for determining Origo shareholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on ________, 2018, there were _________ Origo Shares outstanding and entitled to vote. Each Origo Share is entitled to one vote per share at the Special Meeting.

Pursuant to agreements with Origo, 1,050,000 Initial Shares and 286,000 Origo Private Shares included in the Origo Private Units held by the Current Initial Shareholders will be voted in favor of the Business Combination Proposal.

Quorum and Vote of Origo Shareholders

A quorum of shareholders is necessary to transact business at a general meeting. The presence in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, of the holders of a majority of the Origo Shares constitutes a quorum. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The proposals presented at the Special Meeting will require the following votes:

●	Pursuant to Origo’s Memorandum and Articles of Association, the approval of the Business Combination Proposal and the 2018 Equity Incentive Plan Proposal will require the affirmative vote of the majority of outstanding Origo Shares who attend and vote at the Special Meeting. Pursuant to Origo’s Memorandum and Articles of Association, the approval of the Redomestication Proposal will require the affirmative vote of two-thirds of outstanding Origo Shares who attend and vote at the Special Meeting. In addition, the Business Combination will not be consummated if Origo and HTH do not have combined net tangible assets of at least US$5,000,001 upon such consummation, after giving effect to payments to Public Shareholders who exercise their Redemption Rights and after payment of all transaction and other expenses payable by Origo. Origo estimates that this condition will be met if holders of no more than 1,003,130 of the Public Shares (representing approximately 29% of the Public Shares) properly demand Redemption of their shares into cash.

●	The approval by ordinary resolution of the Adjournment Proposal (if presented) will require the affirmative vote of the holders of a majority of the Origo Shares entitled to vote and voting in person or by proxy on such proposal at the Special Meeting.

Please note that holders of the Public Shares cannot seek Redemption of their shares unless they affirmatively vote for or against the Business Combination Proposal.

The Current Initial Shareholders, Fortress Biotech, Inc. (“Fortress”), formerly known as Coronado Biosciences, Inc. (“CBI”), an affiliate of the Company’s former executive officers and EarlyBirdCapital, Inc. (“EBC”) hold approximately 9.6% of the Origo Shares outstanding. Such shares will be voted in favor of the Business Combination Proposal, the Redomestication Proposal, the 2018 Equity Incentive Plan Proposal and the Adjournment Proposal (if presented).

Abstentions and Broker Non-Votes

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Redomestication Proposal, the 2018 Equity Incentive Plan Proposal or the Adjournment Proposal (if presented). Accordingly, a failure to vote by proxy or to vote in person or an abstention from voting with regard to Business Combination Proposal, the Redomestication Proposal or the 2018 Equity Incentive Plan Proposal will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Redomestication Proposal or the 2018 Equity Incentive Plan Proposal.

Voting Your Shares

Each Origo Share that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your Origo Shares at the Special Meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Origo’s Board “FOR” the Business Combination Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

●	You Can Attend the Special Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Origo can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify Origo’s secretary in writing before the Special Meeting that you have revoked your proxy; or

●	you may attend the Special Meeting, revoke your proxy, and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Origo Shares, you may call Advantage Proxy, Inc., Origo’s proxy solicitor, at (877) 870-8565 (toll free); (206) 870-8565 (collect) or email Karen Smith at Advantage Proxy at ksmith@advantageproxy.com.

Redemption Rights

Public Shareholders may seek to convert their shares, regardless of whether they vote for or against the Business Combination. All Redemptions will be effectuated as repurchases under Cayman Islands law. Any Public Shareholder who affirmatively votes either for or against the Business Combination Proposal will have the right to demand that his/her shares be converted for a full pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid (which Origo expects will be approximately $21.1 million, or approximately US$10.80 per share, at the consummation of the Business Combination). A Public Shareholder will be entitled to receive cash for these shares only if the Business Combination is consummated.

Notwithstanding the foregoing, an Public Shareholder, together with any affiliate of his/her or any other person with whom he/she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 30% or more of Origo Shares. Accordingly, all shares in excess of 30% held by a shareholder will not be converted to cash.

The Current Initial Shareholders will not have Redemption Rights with respect to any Origo Shares owned by them, directly or indirectly. EBC and Fortress will not have Redemption Rights with respect to the Origo Private Shares.

Origo shareholders who seek to convert their Public Shares must:

●	Affirmatively vote for or against the Business Combination Proposal. Origo shareholders who do not vote with respect to the Business Combination Proposal, including as a result of an abstention or a broker non-vote, may not convert their shares into cash.

●	Demand Redemption no later than the close of the vote on the Business Combination Proposal by (A) either checking the box on their proxy card or submitting their request in writing to Origo’s transfer agent and (B) delivering their ordinary shares, either physically or electronically using The Depository Trust Company’s DWAC System, at the holder’s option, to Origo’s transfer agent prior to the vote at the meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker US$45 and it would be up to the broker whether or not to pass this cost on to the converting shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any demand to convert such shares once made may be withdrawn at any time up to the vote on the proposed Business Combination. Furthermore, if a Public Shareholder demands Redemption of such shares and subsequently decides prior to the applicable date not to elect to exercise such rights, he may simply request that the transfer agent return the shares (physically or electronically).

A Public Shareholder will be entitled to receive cash for these shares only if the shareholder properly demands Redemption as described above and the Business Combination is consummated. If a Public Shareholder properly seeks Redemption and the Business Combination is consummated, Origo will convert these shares for cash and the holder will no longer own these shares following the Business Combination. If the Business Combination is not consummated for any reason, then the Public Shareholders who exercised their Redemption Rights will not be entitled to receive cash for their shares. In such case, Origo will promptly return any shares delivered by the Public Shareholders. Origo and HTH will not consummate the Business Combination if at Closing and after payment of all transaction and other expenses payable by Origo and payments for Redemptions, Origo does not have net tangible assets of at least $5,000,001, such net tangible assets test to include the net tangible assets of HTH. Origo estimates that this condition will not be met if holders of more than 1,003,130 of the Public Shares (representing approximately 29% of the Public Shares) properly demand Redemption of their shares into cash.

The closing price of Origo Shares on November 8, 2017 was US$10.70. The cash held in the Trust Account on such date was approximately US$7.11 per Public Share. Prior to exercising Redemption Rights, shareholders should verify the market price of Origo Shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption price. Origo cannot assure its shareholders that they will be able to sell their Origo Shares in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A Public Shareholder who voted either for or against the Business Combination shall be entitled to receive a full pro rata portion of the Trust Account, less any amounts necessary to pay Origo’s taxes.

Appraisal Rights

Origo’s shareholders do not have appraisal rights under the Companies Law in connection with the Business Combination or the other Proposals.

Proxy Solicitation

Origo is soliciting proxies on behalf of Board. This solicitation is being made by mail but also may be made by telephone or in person. Origo and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Origo will bear all of the costs of the solicitation, which Origo estimates will be approximately US$8,500 in the aggregate. Origo has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies.

Origo will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Origo will reimburse them for their reasonable expenses.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled, “—Revoking Your Proxy.”

THE REDOMESTICATION PROPOSAL

Summary of the Proposal

General

Origo is proposing to change its corporate structure and domicile from an exempted company organized under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Nevada (the “Redomestication”). The primary reasons for the Redomestication is to align Origo’s legal structure with its principal United States businesses following the Business Combination, to make it easier, less costly and time consuming for Origo to obtain shareholder approval and to enhance shareholder participation in matters that require their approval. The Redomestication will be effected by Origo filing Articles of Domestication with the Nevada Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Redomestication, Origo will change its corporate name to “High Times Media Corporation” and all outstanding securities of Origo will be deemed to constitute outstanding securities of the continuing Nevada corporation. The Redomestication is expected to become effective immediately prior to the consummation of the Business Combination. The Articles of Domestication, which includes the proposed Nevada Articles of Incorporation (the “Nevada Redomestication Documents”), and the Bylaws, each of which will become effective upon the Redomestication, are attached to this proxy statement/prospectus as Annexes A and B.

Immediately before the effective time of the Merger, the separate existence of Origo will cease as a Cayman Islands exempted company and Origo will become and continue as a Nevada corporation. Origo’s Memorandum and Articles of Association will be replaced by the Nevada Articles of Incorporation and Bylaws, and your rights as a shareholder will cease to be governed by Cayman Islands law and will be governed by Nevada law.

Change of Origo’s Corporate Name

Upon the effectiveness of the Redomestication, the corporate name of Origo will change to “High Times Media Corporation.” For the purposes of this proxy statement/prospectus, we refer to the corporation following the Redomestication as the “Successor.”

Reasons for the Redomestication

The Board believes that it would be in the best interests of the shareholders of Origo, immediately before the consummation of the Business Combination, to effect the Redomestication in order to align the legal structure of Origo with the nature of Origo’s business going forward. Because HTH is and will continue to operate as a corporation organized in the United States, it was the view of the Board that Origo should also be structured as a corporation organized in the United States.

In addition, the Board believes that the Redomestication will provide a greater measure of flexibility and simplicity in corporate transactions and will reduce the costs of doing business. In addition, the Board believes Nevada provides a recognized body of corporate law that will facilitate corporate governance by our officers and directors. Nevada maintains a favorable legal and regulatory environment in which to operate and is the state in which a substantial number of smaller reporting companies are incorporated today. For many years, Nevada has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are periodically updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Nevada as their domicile or have subsequently reincorporated in Nevada in a manner similar to the procedures Origo is proposing. Due to Nevada’s longstanding policy of encouraging incorporation in that state, and consequently its popularity as the state of incorporation for many smaller reporting companies, the Nevada courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the Nevada Revised Statutes (the “NRS”) and establishing public policies with respect to Nevada corporations. It is anticipated that the NRS will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to our corporate legal affairs.

Reasons for the Name Change

The Board believes that it would be in the best interests of the shareholders of Origo, in connection with the Redomestication, to change the corporate name to High Times Media Corporation in order to more accurately reflect the business purpose and activities of the Successor.

Regulatory Approvals; Third Party Consents

Origo is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to consummate the Redomestication. Origo must comply with applicable United States federal and state securities laws in connection with the Redomestication, including the filing with Nasdaq of a press release disclosing the Redomestication, among other things.

The Redomestication will not breach any covenants or agreements binding upon Origo and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Nevada necessary to effect the Redomestication.

Amendments to Articles of Incorporation and Bylaws

At the effective time of the Redomestication, the Articles of Incorporation of the Successors, which are attached to the form of Articles of Incorporation set forth as Annex A to this proxy statement/prospectus will be the Articles of Incorporation governing the rights of stockholders in the Successor.

In addition, at the effective time of the Redomestication, the Bylaws will be adopted in the form of Annex B to this proxy statement/prospectus.

A chart comparing your rights as a holder of ordinary shares of Origo as a Cayman Islands company with your rights as a holder of the Successor’s common stock can be found below in “—Comparison of Shareholder’s Rights.”

Origo is obligated to complete the Redomestication only if certain conditions are satisfied or, to the extent permitted by applicable law, waived in writing by each of them, at or prior to the Redomestication, which include the following:

●	shareholders of Origo must have approved the Redomestication;
●	the Business Combination must have been consummated;
●	the Articles of Domestication must have been filed with the Nevada Secretary of State; and
●	Origo shall have timely obtained from FINRA all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Redomestication.

Directors and Officers Following the Redomestication

The directors and officers of the Successor following the Redomestication will be the same persons who were directors and officers of Origo immediately prior to the Redomestication. However, the directors and officers of the Successor will change upon the consummation of the Business Combination.

Exchange Listing

Origo Shares, redeemable warrants (each to purchase one half of one ordinary share), rights (each exchangeable for into one tenth of one ordinary shares, and units (each consisting of one ordinary share, one redeemable warrant and one right) are currently traded on NASDAQ Capital Market under the symbols “OACQ,” “OACQR”, “OACQW” and “OACQU.” We have applied to use the following symbols following the Redomestication:

The Origo units, Origo Shares and Origo rights and Origo warrants will no longer be eligible to trade on the Nasdaq Stock Market after the closing of the Redomestication. The common stock and warrants of the Successor will be eligible to trade in their place beginning on or about the effective date of the Redomestication under a new CUSIP number and trading symbol. We expect the symbols to be “HITM” and “HITMW”, respectively.

Material U.S. Federal Income Tax Consequences of the Redomestication to Origo Shareholders

The following discussion sets forth the material U.S. federal income tax consequences of the Redomestication to the U.S. Holders (as defined below) of Origo Shares. The information set forth in this section is based on the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of Origo Shares that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold Origo Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;
●	broker-dealers;
●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;
●	tax-exempt entities;
●	governments or agencies or instrumentalities thereof;
●	insurance companies;
●	regulated investment companies;
●	real estate investment trusts;
●	certain expatriates or former long-term residents of the United States;
●	persons that acquired Origo Shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;
●	persons that hold Origo Shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;
●	persons whose functional currency is not the U.S. dollar
●	controlled foreign corporations;
●	passive foreign investment companies;
●	persons that actually or constructively own 5 percent or more of Origo Shares; or
●	any of our new initial shareholders or their affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Origo Shares. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Origo Shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Origo Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on Origo Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Origo Shares will be in U.S. dollars.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF ORIGO SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF ORIGO SHARES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE CONVERSION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Tax Consequences of the Redomestication

The Redomestication should qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, due to the absence of guidance directly on how the provisions of Section 368(a) apply in the case of a statutory conversion of a corporation with no active business and only investment-type assets such as Origo, this result is not entirely free from doubt. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

If the Redomestication qualifies as a reorganization within the meaning of Section 368(a), except as otherwise provided below in the sections entitled, “PFIC Considerations,” a U.S. Holder of Origo Shares would not recognize gain or loss upon the exchange of its Origo Shares solely for common stock of the Nevada corporation pursuant to the Redomestication. A U.S. Holder’s aggregate tax basis in the common stock of the Nevada corporation received in connection with the Redomestication should be the same as the aggregate tax basis of the Origo Shares surrendered in exchange therefor in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules. See the discussion under “PFIC Considerations,” below. In addition, the holding period of the common stock of the Nevada corporation received in the Redomestication generally should include the holding period of Origo Shares surrendered in the Redomestication.

If the Redomestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder of Origo Shares generally would recognize gain or loss with respect to its Origo Shares in an amount equal to the difference, if any, between the fair market value of the corresponding common stock of the Nevada corporation received in the Redomestication and the U.S. Holder’s adjusted tax basis in its Origo Shares surrendered in exchange therefor. In such event, the U.S. Holder’s basis in the common stock of the Nevada corporation would be equal to their fair market value on the date of the Redomestication, and such U.S. Holder’s holding period for the common stock of the Nevada corporation would begin on the day following the date of the Redomestication.

PFIC Considerations

Even if the Redomestication qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Redomestication may be a taxable event to U.S. Holders of Origo Shares under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies.

Definition and General Taxation of a PFIC

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

If Origo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Origo Shares and the U.S. Holder did not make either (a) a timely qualified election fund, or QEF, election for Origo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Origo Shares, (b) a QEF election along with a “purging election,” or (c) a mark-to-market, or MTM, election, all of which are discussed further below, such holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of its Origo Shares; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Origo Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Origo Shares).

●	Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Origo Shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Origo’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Origo is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its Origo Shares by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of Origo’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Origo’s taxable year ends. Pursuant to the MTM election, a U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Origo Shares at the end of its taxable year over the adjusted basis in such Origo Shares and may, under certain circumstances, be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Origo Shares over the fair market value of its Origo Shares at the end of its taxable year.

Status of Origo as a PFIC

Because Origo is a blank check company, with no current active business, it likely met the PFIC asset or income test since its initial taxable year ending December 31, 2014. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Since Origo did not complete its initial business combination on or prior to December 31, 2015, it did not satisfy the start-up exception and therefore Origo has likely been a PFIC from its inception. The determination of whether Origo is or has been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with Origo’s analysis of whether or not it is or was a PFIC during any particular year.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Origo Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Origo as a QEF, under Section 1295 of the Code for Origo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Origo Shares, or if the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective MTM election, a timely and effective QEF election for Origo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Origo Shares, or a QEF election along with a purging election, all as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make either a timely and effective MTM election, a timely and effective QEF election for Origo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Origo Shares, or a QEF election along with a “purging election,” is hereinafter referred to as a “Non-Electing Shareholder.”

A U.S. Holder’s ability to make a QEF election with respect to Origo is contingent upon, among other things, the provision by Origo of certain information that would enable the U.S. Holder to make and maintain a QEF election.

As indicated above, if a U.S. Holder of Origo Shares has not made a timely and effective QEF election with respect to Origo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Origo Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Origo Shares for their fair market value on the “qualification date.” The qualification date is the first day of Origo’s tax year in which Origo qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Origo Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Origo Shares by the amount of the gain recognized and will also have a new holding period in the Origo Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Origo Shares and for which Origo is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Origo Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Origo Shares at the end of its taxable year over the adjusted basis in its Origo Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Origo Shares over the fair market value of its Origo Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Origo Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Origo Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to Origo Shares under their particular circumstances.

Effect of PFIC Rules on the Redomestication

Even if the Redomestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including warrants to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury regulations under Section 1291(f) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of Origo Shares for common stock of the Nevada corporation in the Redomestication if Origo were classified as a PFIC at any time during such U.S. Holder’s holding period in the Origo Shares. Any such gain would be treated as an “excess distribution” made in the year of the Redomestication and subject to the special tax and interest charge rules discussed above under “Definition and General Taxation of a PFIC.” The proposed Treasury regulations under Section 1291(f) should not apply to an Electing Shareholder with respect to its Origo Shares for which a timely MTM election or QEF election (or a QEF election along with a purging election) is made.

The rules dealing with PFICs and with the MTM election, the QEF election and the purging election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Origo Shares should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Manner of Effecting the Redomestication and the Legal Effect of the Redomestication

Nevada Law

The Redomestication will be effected pursuant to Section 92A.270 of the NRS. Pursuant to such section, any undomesticated organization may become domesticated in Nevada by paying the applicable filing fees and filing with the Nevada Secretary of State Articles of Domestication and other required documents, which include the appropriate charter document. Upon the filing of the Articles of Domestication, and the charter document, and the payment of the applicable filing fee, an undomesticated organization is domesticated in Nevada as the domestic entity described in the charter. The existence of the domesticated entity begins on the date the undomesticated organization began its existence in the jurisdiction in which the undomesticated organization was first incorporated, organized or otherwise created.

The domestication of any undomesticated organization does not affect any obligations or liabilities of the undocumented organization incurred before the domestication.

The filing of the charter document of the domestic entity does not affect the choice of law application to the undomesticated organization. From the date the charter document of the domestic entity is filed, the law of Nevada applies to the domestic entity to the same extent as if the undomesticated organization was organized and created as a domestic entity on that date.

When the domestication becomes effective, all rights, privileges and powers of the undomesticated organization, all property owned by the undomesticated organization, all debts due to the undomesticated organization, and all causes of action belonging to the undomesticated organization are vested in the domestic entity and become the property of the domestic entity to the same extent as vested in the undomesticated organization immediately before domestication. All rights of creditors and all liens upon any property of the undomesticated organization are preserved unimpaired, and all debts, liabilities and duties of an undomesticated organization that has been domesticated attach to the domestic entity resulting from the domestication and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by the domestic entity ; provided, however, that the creditors of a domesticated entity may be required to re-perfect any liens or other security interest incident to such debts and/or liabilities subsequent to an entity’s domestication in a new filing jurisdiction.

When an undomesticated organization is domesticated, the domestic entity resulting from the domestication is for all purposes deemed to be the same entity as the undomesticated organization. Unless otherwise agreed by the owners of the undomesticated organization or as required pursuant to applicable foreign law, the domestic entity resulting from the domestication is not required to wind up its affairs, pay its liabilities or distribute its assets. The domestication of an undomesticated organization does not constitute the dissolution of the undomesticated organization. The domestication constitutes a continuation of the existence of the undomesticated organization in the form of a domestic entity. If, following domestication, an undomesticated organization that has become domesticated does not continue its existence in the foreign country or foreign jurisdiction in which it existed immediately before the domestication, the domestic entity resulting from the domestication continues and is not required to wind up its affairs, pay its liabilities or distribute its assets.

Any liability of a shareholder of an undomesticated organization that is domesticated in Nevada for the debts of the organization:

(a)	Is not discharged, pursuant to the laws of the previous jurisdiction of the organization, to the extent the owner liability arose before the effective date of the articles of domestication;

(b)	Does not attach, pursuant to the laws of the previous jurisdiction of the organization, to any debt, obligation or liability of the organization that arises after the effective date of the articles of domestication;

(c)	Is governed by the law of the previous jurisdiction of the organization, as if the domestication has not occurred, for the collection or discharge of owner liability not discharged pursuant to paragraph (a);

(d)	Is subject to the right of contribution from any other shareholder, member, trustee, partner, limited partner or other owner of the undomesticated organization pursuant to the laws of the previous jurisdiction of the organization, as if the domestication has not occurred, for the collection or discharge of owner liability not discharged pursuant to paragraph (a); and

(e)	Applies only to the debts, obligations or liabilities of the organization that arise after the effective date of the articles of domestication if the owner becomes subject to owner liability or some or all of the debts, obligations or liabilities of the undomesticated entity as a result of its domestication in this State.

Cayman Islands Law

Pursuant to Section 206 of the Companies Law, an exempted company incorporated and registered with limited liability and a share capital which proposes to be registered by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands may apply to the Registrar of Companies to be de-registered in the Cayman Islands. Section 206 sets forth certain requirements regarding the application to be filed with the Registrar. Pursuant to Section 207 of the Companies Law, the de-registration of an exempted company in the Cayman Islands shall not operate:

(a)	to create a new legal entity;

(b)	to prejudice or affect the identity or continuity of the applicant as previously constituted;

(c)	to affect the property of the applicant;

(d)	to affect any appointment made, resolution passed or any other act or thing done in relation to the applicant pursuant to a power conferred by the memorandum and articles of association of the applicant or by the laws of the Cayman Islands;

(e)	except to the extent provided by or pursuant to the Companies Law, to affect the rights, powers, authorities, functions and liabilities or obligations of the applicant or any other person; or

(f)	to render defective any legal proceedings by or against the applicant, and any legal proceedings that could have been continued or commenced by or against the applicant before its deregistration hereunder may, notwithstanding the de-registration, be continued or commenced by or against the applicant after deregistration.

Comparison of Shareholder Rights Before and After the Redomestication

When the Redomestication is completed, the rights of shareholders will be governed by the NRS, the Company’s Articles of Incorporation and Bylaws, rather than by the laws of the Cayman Islands and the Memorandum and Articles of Association.

Certain aspects of Nevada’s Corporations Code have been criticized by some as too pro-management, offering far too much flexibility in maintaining the corporation’s affairs. The next section highlights certain of the material differences between the laws of the Cayman Islands applicable to Origo and the laws of Nevada that would be applicable to the Successor.

Shareholders should consider the following comparison of the NRS on the one hand, and the Cayman Islands statutes, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the NRS, Cayman Islands Statutes and the Articles of Incorporation and Bylaws.

The rights of Origo’s shareholders are currently governed by the Cayman Islands Companies Law (2016 revision, am amended) and Origo’s Memorandum and Articles of Association. After the Redomestication, the rights of Origo’s shareholders will be governed by the provisions of the Nevada Revised Statutes, the Successor’s Articles of Incorporation and the Successor’s Bylaws. The Redomestication will alter certain of the rights of shareholders and affect as well the powers of the board of directors and management. The following description of certain differences between Cayman Islands corporate law and Nevada corporate law, and Origo’s governing documents prior to and after the Redomestication, is only a summary and does not purport to be complete or to address every applicable aspect to such laws or documents. The following is qualified in its entirety by reference to (i) Cayman Islands law, (ii) Nevada law, (iii) Origo’s Memorandum and Articles of Association, (iv) the Successor’s Articles of Incorporation and (v) the Successor’s Bylaws. You should read the Successor’s Articles of Incorporation and Bylaws attached to this proxy statement/prospectus as Annex A and Annex B, respectively, carefully and in their entirety.

The owners of a Nevada corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of the Successor as “shareholders.”

Authorized Capital Stock

Cayman Islands Provisions	Nevada Provisions

Origo is authorized to issue a total of 100,000,000 ordinary shares, $0.0001 par value per share, and 1,000,000 preferred shares, par value $0.0001 per share. Immediately prior to the Redomestication, an aggregate of _______ ordinary shares of Origo will be issued and outstanding. No preferred shares have been issued.	The Successor will be authorized to issue a total of 120,000,000 shares of capital stock consisting of (i) 100,000,000 shares of Class A Common Stock, par value $0.0001 per share; 10,000,000 shares of Class B Common Stock, par value $0.0001 per share; and 10,000,000 shares of Preferred Stock, par value $0.0001 per share. Upon consummation of the Business Combination, an aggregate of _______ shares of common stock of the Successor will be issued and outstanding, and no shares of preferred stock will be issued.

Alteration to Authorized Capital

Subject to the Cayman Companies Law, our shareholders may, by ordinary resolution:

(a) increase its share capital by such sum as the ordinary resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the company in general meeting may determine;

(b) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c) convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d) by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without par value; and

(e) cancel any shares that at the date of the passing of the ordinary resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Under Nevada law, increasing a Nevada corporation’s authorized capital requires stockholder and director approval of an amendment to the corporation’s Articles of Incorporation.

Directors and Officers

Under Origo’s Articles of Association, the minimum number of directors is one (1) provided however that the company may by ordinary resolution of the shareholders increase or reduce the limits in the number of directors.

Subject to other provisions in Origo’s Articles of Association, the company may appoint directors by way of ordinary resolution of the shareholders or a resolution of the directors either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Articles of Association as the maximum number of directors.

The Successor’s Articles of Incorporation will provide that that the number of its directors shall be not less than three (3). The Successor’s board of directors will be classified into three (3) classes, with director holding office for a three-year term until the next annual meeting of stockholders at which such class is subject to election and until his or her successor is elected and qualified (provided that certain of directors elected at the Special Meeting shall hold office for shorter terms in order to effect the initial director classification). Directors will be elected at any stockholder meeting duly called and held for such purpose at which a quorum is present by a majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. Vacancies on the Successor’s board are filled by the majority vote of the remaining directors, although less than a quorum, or by a sole remaining director or by unanimous written consent of the directors. Officers are appointed by directors.

Under Origo’s Articles of Association, the directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The Class A directors shall stand elected for a term expiring at Origo’s first annual general meeting, the Class B directors shall stand elected for a term expiring at Origo’s second annual general meeting and the Class C Directors shall stand elected for a term expiring at Origo’s third annual general meeting. Directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. In the interim between annual general meetings or extraordinary general meetings called for the election of directors of one or more directors and the filling of any vacancy, additional directors and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Articles of Association), or by the sole remaining director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

2 directors from Origo’s Board will constitute a quorum, unless there is only one directors in which case a quorum is one.

Removal of Directors

Under Origo’s Articles of Association, directors may be removed by a resolution of all the other directors, or by an ordinary resolution of shareholders.

All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

The Successor’s Articles of Incorporation and Bylaws will provide that directors may be removed, with or without cause, in the manner provided by the laws of the State of Nevada or at a special stockholder meeting duly called and held for such purpose, at which a quorum is present, by a majority of the votes of the shares present in person or represented by proxy at the meeting. Under Nevada law, directors may be removed, with or without cause, by the holders of not less than two-thirds of the shares entitled to vote. Directors also may be removed by a judicial proceeding brought by the corporation or by the owners of 10% or more of the corporation’s common stock if the court finds that (a) the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the corporation, and (b) removal is in the best interest of the corporation.

Actions by Written Consent of Shareholders/Stockholders

Under Cayman Islands law, and in accordance with the organizational documents of Origo, shareholders may act by unanimous written consent of the shareholders without holding a meeting.	The Successor’s Articles of Incorporation and Bylaws will provide that, except with respect to the election of directors, the stockholders of the Successor may act by written consent so long as such action is approved by at least a majority of the stockholders entitled to vote thereon.

Mergers, Consolidations and Sales of Assets

Under Cayman Islands law, and subject to the organizational documents of Origo, the Board and the shareholders must (by way of a special resolution of the shareholders) approve a merger or consolidation. A substantial sale of assets, subject to the organizational documents of Origo, may be approved by way of a resolution of the Board.	Under Nevada law, with certain exceptions, any merger, consolidation or sale of all or substantially all of the corporation’s assets must be approved by the board and a majority of the outstanding shares entitled to vote.

Rights of Dissenting Shareholders/Stockholders

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a) the statutory provisions as to the required majority vote have been met;

(b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Law.

Generally, stockholders of a Nevada corporation are entitled to appraisal rights and payment for the fair value of their shares when they dissent in a vote for a merger or consolidation or are not asked to give their consent in such a vote. There are, however, generally no statutory rights of appraisal with respect to stockholders of a Nevada corporation whose shares of stock are of any class or series of shares which either were listed on a national securities exchange, included in the national market system by FINRA, or were held of record by more than 2,000 stockholders at the time of the vote.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

Dissolution

Under Cayman Islands law, and the organizational documents of Origo, the corporation may dissolve voluntarily by way of a special resolution of shareholders (requiring a two-thirds majority affirmative vote).	Under Nevada law, a corporation may voluntarily dissolve if a majority of the board adopts a resolution to that effect and the holders of a majority of outstanding stock entitled to vote thereon vote for such dissolution or all stockholders entitled to vote thereon consent in writing to such dissolution.

Inspection of Register of Members/Stockholder List and Books and Records

Cayman Islands law provides that a shareholder may inspect the company's register of charges and/or the register of directors. Unless otherwise stipulated in the company's organizational documents, there are no other statutory inspection rights.

Under Origo’s Articles of Association, the Board has a discretion to determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members.

Nevada law allows any person who has been a stockholder of record of a corporation for at least 6 months immediately preceding his or her demand, or any person holding, or authorized in writing by the holders of, at least 5% of the corporation’s outstanding shares, to inspect the stockholder list and the corporation’s books and records for a purpose related to such person’s interests as a stockholder upon 5 day’s written demand.

Amendment of Memorandum of Association/Articles of Incorporation

Under Cayman Islands law, a corporation may amend its Memorandum of Association by a special resolution of shareholders or, in limited circumstances and if permitted by its organizational documents, by a resolution of directors. Additionally, the organizational documents of Origo generally permit the corporation to do the following by way of ordinary resolution (approved by a simple majority of the votes of the shares present at a duly convened and constituted meeting and entitled to vote and that voted):

(a) increase its share capital by such sum as the ordinary resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the company in general meeting may determine;

(b) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

Nevada law requires that every amendment to a corporation’s articles of incorporation be adopted by a resolution of directors setting forth the amendment proposed and the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon taken at either a duly noticed and held special meeting or next annual meeting of stockholders. Under the Articles of Incorporation of the Successor, an amendment requires an affirmative vote of not less than 50% of the issued and outstanding shares of the Successor.

(c) convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d) by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without par value; and

(e) cancel any shares that at the date of the passing of the ordinary resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Amendment of Articles of Association/Bylaws

The Companies Law permits a company incorporated in the Cayman Islands to amend its Articles of Association with the approval of the holders of at least two-thirds of such company’s outstanding ordinary shares. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its Memorandum and Articles of Association regardless of whether its memorandum and articles of association provides otherwise.

Additionally, the organizational documents of Origo provide that the company may, by way of special resolution only:

(a) change its name;

(b) alter or add to the Articles of Association;

(c) alter or add to the Memorandum of Association with respect to any objects, powers or other matters specified therein; and

(d) reduce its share capital or any capital redemption reserve fund.

The Bylaws of the Successor will provide that the alteration, amendment or repeal of any bylaws, or the adoption of new bylaws, requires the vote of a majority of a quorum of the directors, or the vote of the stockholders representing a majority of a quorum of all the shares issued and outstanding at any annual stockholders’ meeting or at any special stockholders’ meeting when the proposed amendment has been sent out in a notice of such meeting. The Articles of Incorporation of the Successor will further grant to the board of directors the right and authority to adopt such bylaws as in their judgment may be deemed necessary or advisable for the management and transaction of the business of the Successor provided that such bylaws are not in conflict with the Successor’s Articles of Incorporation or the Nevada State Constitution.

Transactions Involving Directors or Officers

Under Origo’s Articles of Association:

(a)   A director may hold any other office or place of profit under the company (other than the office of auditor) in conjunction with his office of director for such period and on such terms as to remuneration and otherwise as the directors may determine.

(b)   A director may act by himself or by, through or on behalf of his firm in a professional capacity for the company and he or his firm shall be entitled to remuneration for professional services as if he were not a director.

 Nevada law provides that no agreement or transaction is void or voidable just because:

Stockholders will be entitled to demand appraisal of their shares in the case of mergers or consolidations, except where: (i) they are stockholders of the surviving corporation and the merger did not require their approval under Nevada law; (ii) the corporation’s shares are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by FINRA; or (iii) the corporation’s shares are held of record by more than 2,000 stockholders.

(c)   A director may be or become a director or other officer of or otherwise interested in any company promoted by the company or in which the company may be interested as a shareholder, a contracting party or otherwise, and no such director shall be accountable to the company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

(d)   No person shall be disqualified from the office of director or prevented by such office from contracting with the company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the company in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to the company for any profit realised by or arising in connection with any such contract or transaction by reason of such director or alternate director holding office or of the fiduciary relationship thereby established. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

A general notice that a director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

●      the agreement or transaction is between a corporation and either one (1) or more directors or officers or another corporation, firm or association in which 1 or more of its directors or officers are directors or officers or are financially interested;

●      the vote or votes of a common or interested director are counted for the purpose of authorizing or approving the agreement or transaction.

Nevada law further provides that an agreement or transaction referred to above is valid if the fact of the common directorship, office or financial interest:

●      is known to the board of directors or committee, which then authorizes the agreement or transaction in good faith by a sufficient vote without counting the vote or votes of the common or interested director or directors;

●      is known to the stockholders, and they approve the agreement or transaction in good faith by a majority vote of stockholders, which vote includes the votes of the common or interested directors or officers; or

●      is not known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action.

Additionally, under Nevada law, common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes an agreement or transaction, and, if the votes of the common or interested directors are not counted at the meeting, then a majority of the disinterested directors may authorize the agreement or transaction.

Limitation of Liability of Directors

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles provide to the extent permitted by law, we shall indemnify each existing or former director and any of our other officers (not including auditors) against:	Under Nevada law (subject to certain statutory exceptions, and unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability), a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or omission in his or her capacity as a director or officer unless it is proven that his or her act or omission constituted a breach of his or her fiduciary duties as a director or officer and the breach involved intentional misconduct, fraud or a knowing violation of law.

(a) any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions; and

(b) all attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such indemnified person.

No such existing or former director or officer, however, shall be indemnified in respect of any such liability (if any) that they may incur by reason of their own actual fraud or wilful default.

In connection with any advance of any expenses, the indemnified person shall execute an undertaking to repay the advanced amount to Origo if it shall be determined by final judgment or other final adjudication that such indemnified person was not entitled to indemnification. If it shall be determined by a final judgment or other final adjudication that such indemnified person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to Origo (without interest) by the indemnified person.

Shareholder Derivative Suits

In principle, Origo will normally be the proper plaintiff to sue for a wrong done to it as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Under Nevada law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.

Fiscal Year

Origo’s fiscal year ends on November 30.	The Successor’s fiscal year will end on November 30.

Accounting Treatment of the Redomestication

The Redomestication is being proposed solely for the purpose of changing the legal domicile of Origo and, as such, is not expected to have any accounting impact and Origo does not expect to change how its financial statements have historically been presented.

Required Vote and Recommendation of the Board

In order to be effected, the Redomestication will require the affirmative vote of a two-thirds majority of the outstanding ordinary shares that are entitled to vote and that are represented at the meeting (provided the meeting is quorate). Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as a vote against such proposal.

THE ORIGO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE THE REDOMESTICATION PROPOSAL.

THE BUSINESS COMBINATION PROPOSAL

General

The Business Combination will be effected pursuant to a Merger Agreement dated as of July 24, 2017. Pursuant to the Merger Agreement, Merger Sub, a subsidiary of Origo, will be merged with and into HTH, with HTH continuing as the surviving entity of the Merger and becoming a wholly owned subsidiary of the Successor. At Closing, as consideration for the merger, the Successor will issue a minimum of 23,474,178 shares of common stock of the Successor to the former holders of HTH securities (other than holders of HTH stock options), as Merger Consideration. In the event that HTH raises net proceeds in excess of $5,000,000 from any public or private offering of its Class A common stock prior to the Merger, the $250,000,000 valuation of the High Times Group is subject to increase on a dollar-for-dollar basis, with a corresponding increase in the number of Origo Shares representing the Merger Consideration. Accordingly if, for example, HTH is able to raise net proceeds of $17,500,000 from such offering(s), the valuation of the Hightimes Group and the number of Origo Shares representing the Merger Consideration would increase to $262,000,000 and 24,647,887 Origo Shares, respectively.

The HTH securities include (a) all outstanding shares of HTH common stock, (b) all $28,500,000 principal amount of purchase notes issued by HTH in February 2017 in connection with its acquisition of THC and its subsidiaries that will convert into Origo Shares, and (c) all outstanding warrants to purchase shares HTH Class A common stock held by ExWorks Capital Fund I, L.P., which warrants will be exchanged for options to purchase shares of common stock of the Successor.

The following table sets forth the amount of Merger Consideration in the form of Origo Shares that would be received by (a) current holders of HTH Class A common stock, (b) holders of Purchase Notes, (c) the holder of HTH warrants, and (d) investors in the proposed CF Offering and the Regulation A+ Offering based on the sale of 25%, 50%, 75% or 100% of the 200,000 shares of Class A common stock to be sold in the CF Offering and the 1,818,182 shares of Class A Common Stock being offered by HTH in the Regulation A+ offering:

Number of Class A Shares Sold (2)	25%	50%	75%	100%
Existing holders of Class A Common Shares	20,454,545	20,454,545	20,454,545	20,454,545
Holders of Hightimes Holding Purchase Note (1)	2,102,070	2,102,070	2,102,070	2,102,070
Investors in the CF Offering (3)	90,865	90,865	90,865	90,865
Investors in the Regulation A+ Offering (4)	454,546	909,091	1,363,637	1,818,182
Holders Hightimes Holding Warrant (5)	1,161,616	1,161,616	1,161,616	1,161,616
Total	24,263,642	24,718,187	25,172,733	25,627,278

(1)       Assumes completion of a CF Offering of $1,000,000 and the sale of $20,000,000 of Hightimes Holding Class A common stock in this offering, with total net proceeds of approximately $17,500,000, thereby increasing the valuation of the High Times Group from $250,000,000 to $262,500,000, with a resulting increase in the number of Origo Shares from 23,474,178 Origo shares to 24,647,887 Origo Shares.

(2)       Assumes a $10.65 per share offering price and closing price of Origo ordinary shares as traded on Nasdaq or another Qualified Stock Exchange on the first trading day after the Effective Time of the Business Combination.

(3)       A maximum of 94,697 shares of Class A common stock are being offered to investors in the CF Offering after giving retroactive effect to a one-for-2.112 reverse stock split of the outstanding HTH shares of Class A common stock.

(4)       Consists of purchasers of Class A common stock in the Regulation A+ Offering.

(5)       Assumes exercise of HTH’s option to extend the maturity date of our debt to ExWorks Capital Fund I, L.P. to August 28, 2018, resulting in ExWorks owning two warrants to purchase a total of 1,124,220 shares of Class A common stock which would represent a total of 4.125% of the fully-diluted Hightimes Holding “Common Stock Deemed Outstanding” (prior to the sale of Common Stock in the CF Offering and the Regulation A+ Offering).

The above table does not include outstanding options granted to executive officers, directors and employees of the High Times Group under our 2016 Equity Incentive Plan to purchase an aggregate of 1,729,732 additional shares of Class A common stock. Also, following the effectiveness of the Merger, Edward J. Fred and Jose Aldeanueva will resign as Chief Executive Officer and Chief Financial Officer, respectively, of the Successor, and Adam E. Levin will be designated as Chief Executive Officer and President of the Successor, and David Newberg will be designated as Chief Financial Officer. It is also contemplated that David Peck will be appointed as Senior Vice President of Publishing.

Additionally, at Closing, Stephen B. Pudles and Barry Rodgers will resign as directors and the following five individuals, who will take office immediately following the Closing, will constitute all the members of the board of directors of the Successor: Justin Ehrlich, Edward J. Fred, Jeffrey Gutovich, Adam E. Levin and Stormy Simon. Messrs. Fred and Gutovich will be elected to serve until the annual meeting of stockholders of the Successor to be held in 2018; Ms. Simon will be elected to serve until the annual meeting of stockholders of the Successor to be held in 2019; and Messrs. Levin and Ehrlich will be elected to serve until the annual meeting of stockholders of the Successor to be held in 2020. In addition, it is anticipated that Mr. Levin will be designated Chairman of the Successor’s board of directors.

The board of directors of the Successor will be classified into three (3) classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where his or her successor is elected and qualified (provided that certain of directors elected at the Special Meeting shall hold office for shorter terms in order to effect the director classification and also that the first annual meeting of stockholders after the Special Meeting will not be held prior to the one year anniversary after the Effective Time).

In addition, it is anticipated that Mr. Levin will be designated Chairman of the board of directors of the Successor.

The Parties to the Merger Agreement

Origo Acquisition Corporation

Origo (formerly CB Pharma Acquisition Corp.) is a blank check exempted company incorporated in the Cayman Islands on August 26, 2014 in order to effect a business combination, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. After the consummation of the Business Combination, the principal executive office of the Successor and the High Times Group will be at 10990 Wilshire Boulevard, Los Angeles, California 90024 and its telephone number will be (310) 806-4288. As of August 31, 2017, there was approximately $21.1 million held in the Trust Account (which included approximately $15,000 of interest available to Origo which is intended to be withdrawn prior to the Special Meeting).

Under its Memorandum and Articles of Association, Origo is obligated to complete a business combination by March 12, 2018. If Origo does not complete the business combination with HTH or another business combination by March 12, 2018, it will trigger Origo’s automatic winding up, dissolution and liquidation, as described in the section entitled, “Other Information Related to Origo — Liquidation If No Business Combination.”

Merger Sub

Merger Sub is a newly formed, wholly owned subsidiary of Origo incorporated in the State of Delaware. Pursuant to the Merger Agreement, Merger Sub will merge with and into HTH, with HTH as the surviving entity.

HTH

HTH, directly and indirectly through its direct and indirect subsidiaries, consisting of THC and the subsidiaries of THC, does business as “HIGH TIMES®” and is an established cannabis media brand that for the past 42 years has published “HIGH TIMES®” Magazine. The business of HTH is focused on four fundamental activities, (a) the publication of HIGH TIMES® monthly magazine, (b) the production of trade shows, festivals and events which known as the “High Times Cannabis Cup”, (c) e-commerce, and (d) licensing and branding.

Jose Aldeanueva

Jose Aldenueva, the Chief Financial Officer, Secretary and Treasurer of Origo, is serving as the Representative under the Merger Agreement, and in such capacity will represent the persons who were holders of Origo securities immediately prior to the Effective Time with respect to certain matters under the Merger Agreement and the ancillary documents to which he is a party in such capacity.

Structure of the Business Combination

The Merger Agreement provides for a business combination transaction through a Merger Agreement, pursuant to which Merger Sub will merge with and into HTH with HTH continuing as the surviving entity. As a result of consummation of the Business Combination, all former holders of HTH securities (other than holders of HTH stock options), including all common stockholders of HTH, all holders of the Purchase Notes and all holders of HTH warrants to purchase HTH common stock, will represent in the aggregate approximately 87% of the Successor’s issued and outstanding common stock immediately following the Merger and approximately 76% of the fully-diluted shares of Successor’s common stock giving effect to the exercise or conversion of all Successor warrants, options, rights or other convertible securities. Outstanding options to purchase HTH common stock will be converted into options to purchase shares of the Successor’s common stock.

The following diagrams illustrate the different parties and entities before and after completion of the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Statements” and “Beneficial Ownership of Securities” for further information.

Origo and HTH plan to complete the Business Combination promptly after the Special Meeting, provided that:

●	Origo’s shareholders have approved the Business Combination Proposal;

●	Origo has net tangible assets of US$5,000,001 upon such consummation, after giving effect to payments to Public Shareholders who exercise their Redemption Rights and payment of all transaction expenses and other related expenses;

●	Origo has not received notice from Nasdaq that the Successor’s common stock will not be approved for listing on such exchange, and

●	the other conditions specified in the Merger Agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the section entitled, “—The Board’s Reasons for Approval of the Business Combination,” the Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its IPO, including that such business had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement.

Immediately after consummation of the Business Combination, assuming that (i) no shareholders of Origo elect to convert their Public Shares into cash, the Current Initial Shareholders, Fortress and EBC will own approximately 5% of the outstanding shares of the Successor’s common stock, Origo’s current public shareholders will own approximately 8% of the outstanding shares of the Successor’s common stock and the HTH security holders will own approximately 87% of the outstanding shares of the Successor’s common stock (of which 52.2% will be held by HTH insider shareholders and 34.8% held by non-insider shareholders). If all of the Public Shares are converted into cash as permitted by the Memorandum and Articles of Association and the other assumptions remain the same, such percentages will be approximately 11% and 89%, respectively. The foregoing takes into account the automatic exchange of the Origo public rights upon consummation of the Business Combination but does not take into account (i) the shares underlying the Origo warrants that are presently outstanding, or (ii) the shares underlying the Purchase Option held by EBC.

Merger Agreement

This section describes the material provisions of the Merger Agreement but does not purport to describe all of the terms thereof.  The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the related agreements, copies of which is attached hereto as Annex C. Origo’s shareholders, warrant holders and other interested parties are urged to read such agreement in its entirety.  Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement.

General Description of the Merger Agreement and Merger Consideration

On July 24, 2017, Origo, entered into a Merger Agreement with HTH, Merger Sub, Jose Aldeanueva, as Representative. Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, at the Closing, Merger Sub will merge with and into HTH, with HTH continuing as the surviving entity. At the Effective Time:

●	All holders HTH equity securities and warrants and rights to acquire or securities that convert into HTH equity securities (excluding HTH options, as described below) (the “HTH Securities”) shall be entitled to receive in the Merger an aggregate of Twenty-Three Million Four Hundred Seventy-Four Thousand One Hundred Seventy Eight (23,474,178) common stock of the Successor (the “Merger Consideration”), which is equal to Two Hundred Fifty Million Dollars ($250,000,000) divided by the agreed upon value of the common stock of the Successor to be issued as Merger Consideration of $10.65 per share.

●	Each holder of HTH Securities shall receive for each HTH Security its pro rata share of the Merger Consideration, treating any outstanding shares of HTH’s preferred stock on an as-converted to HTH’s Class A Common Stock basis (and after deducting from the Merger Consideration payable to such holders of HTH Securities, the Purchase Note Conversion Shares (as described below) issuable to the holders of outstanding Purchase Notes).

●	Any warrants and other rights to acquire equity securities of HTH, and all other securities that are convertible into or exchangeable for equity securities of HTH (excluding HTH options), (A) if exercised or converted prior to the Effective Time, will have the resulting shares of capital stock of HTH issued upon such exercise treated as outstanding shares of capital stock of HTH, and (B) if not exercised or converted prior to the Effective Time will be terminated and extinguished at the Effective Time (except for the Purchase Notes, which shall be converted as described below, and the outstanding HTH options, which shall be assumed by Origo as described below).

●	The Purchase Notes that are outstanding as of the Closing will automatically be converted in a number of Origo Shares calculated by dividing the outstanding principal and interest of all such Purchase Notes and dividing such amount by the closing price of Origo’s Shares on the date of the Closing.

●	All outstanding HTH options will be assumed by Origo and be converted into an option to purchase the Successor’s common stock (each, an “Origo Assumed Option”) under the New Equity Incentive Plan (as defined below) to be adopted by Origo in connection with the Closing, keeping the same vesting schedule, but with the number of shares and price per share being equitably adjusted. Origo Assumed Options shall be in addition to the Merger Consideration and will dilute all holders of the Successor’s securities.

The Merger Agreement also provides that, immediately prior to the Effective Time, Origo will reincorporate under the laws of the State of Nevada, whether by reincorporation, statutory conversion or otherwise (the “Conversion”).

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of Origo, HTH and Merger Sub relating to, among other matters, (1) due organization and good standing, (2) authorization and binding agreement, (3) governmental approvals, (4) non-contravention, (5) capitalization, (6) financial statements, (7) absence of certain changes, (8) compliance with laws, (9) actions, orders and permits, (10) taxes, (11) employees and employee benefit plans, (12) intellectual property, (13) real and personal property, (14) material contracts, (15) transactions with affiliates, (16) the Investment Company Act, (17) finders and brokers and (18) with respect to Origo only, SEC filings and the Trust Account. HTH also made representations and warranties regarding (1) subsidiaries, (2) litigation, (3) Cannabis Cup Events, (4) environmental matters, (5) title to and sufficiency of assets, (6) insurance, (7) top advertisers and suppliers, (8) disclosure, and (9) information supplied. Certain of the representations and warranties are qualified by the representing party’s knowledge and/or by materiality or material adverse effect. The representations and warranties made by the parties do not survive the Closing.

Covenants of the Parties

Each party agreed in the Merger Agreement to use their commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), including covenants regarding (1) the provision of access to their properties, books and personnel, (2) confidentiality, (3) the operation of their respective businesses in the ordinary course of business, (4) Origo public filings and HTH’s interim financial statements, (5) notifications of certain breaches, consent requirements or other matters, (6) efforts to consummate the Closing and obtain third party and regulatory approvals, (7) target company business plan and further assurances, (8) registration statements and Origo shareholder approval matters, (9) public announcements, (10) listing of the Successor’s common stock on an acceptable securities exchange, (11) use of trust proceeds after the Closing, and (12) supplemental disclosure schedules.

Each of HTH and Origo also agreed not to solicit or enter into any alternative competing transactions during the Interim Period. However, in order to raise additional interim working capital pending consummation of the business combination, HTH has the right during such Interim Period to (i) consummate one or more private placements of its securities of up to $10.0 million, (ii) conduct a crowdfunding offering of up to a total of $2.0 million in the aggregate (and not more than $25,000 per investor), and (c) file with the SEC a Form 1-A and a related proxy statement with respect to a potential Regulation A+ offering of up to $10 million, provided that without the approval and consent of Origo, HTH shall not close such Regulation A+ offering.

All common stock or securities issuable upon exercise or conversion of convertible securities in connection with the activities of HTH shall be included in the Merger within the Merger Consideration.

Origo also agreed to prepare, with the assistance of HTH, and use its commercially reasonable efforts to file with the SEC a registration statement on Form S-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of (i) the issuance in the Conversion of securities of the Successor to the holders of the Origo Shares, and (ii) the issuance of Merger Consideration to the holders of HTH Securities, and containing a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of Origo for the matters to be acted on at the extraordinary general meeting of the shareholders of Origo (the “Extraordinary General Meeting”) and providing such holders an opportunity in accordance with Origo’s organizational documents to have their Origo Shares redeemed in conjunction with the shareholder vote on the matters to be considered at the Extraordinary General Meeting. The matters to be acted upon at the Extraordinary General Meeting (the “Shareholder Approval Matters”) include (i) the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) the Conversion, (iii) the 2018 Equity Incentive Plan, and (iv) such other matters as HTH and Origo shall mutually determine to be necessary or appropriate to effect the Merger and the other transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, Origo is also permitted to call an extraordinary general meeting of Origo’s shareholders to extend the deadline for Origo to consummate its initial business combination from December 12, 2017 to March 12, 2018 (the “Extension”), offer to redeem its Public Shareholders in connection with such Extension and file any proxy statement or other filings in connection therewith. Origo was able to obtain the Extension on September 11, 2017.

The parties also agreed to take all necessary action, including causing the directors of Origo to resign, so that effective at the Closing, the entire board of directors of the Successor will consist of seven (7) individuals, a majority of which shall be independent directors in accordance with Nasdaq requirements (or, if applicable, the requirements of another exchange on which the Successor shares are listed or intended to be listed). The board of directors will be classified into three (3) classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where his or her successor is elected and qualified (provided that certain of directors elected at the Special Meeting shall hold office for shorter terms in order to effect the director classification and also that the first annual meeting of stockholders after the Special Meeting will not be held prior to the one year anniversary after the Effective Time). Two (2) of the seven members of the post-Closing Board (the “Post-Closing Board”) will be individuals (at least one of whom shall be an independent director) designated by Origo prior to the Effective Time. Four (4) of the members of the Post-Closing Board (at least three (3) of whom shall be independent directors) will be designated by HTH prior to the Effective Time, and the seventh (7th) member of the Post-Closing Board will be an individual selected by HTH prior to the Effective Time as the Chief Executive Officer of the Successor.

Origo also agreed, prior to the Extraordinary General Meeting, to have the Board adopt on behalf of Origo and/or the Successor a new equity incentive plan, which will be in form and substance reasonably acceptable to HTH. Origo has submitted for approval of the 2018 Equity Incentive Plan to its shareholders for their ratification and approval pursuant to this proxy/prospectus. See “The 2018 Equity Incentive Plan Proposal”

Conditions to the Closing

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of customary conditions and Closing deliverables, including (1) the Registration Statement having been declared and remain effective, (2) Origo’s shareholders having approved the Shareholder Approval Matters at the Extraordinary General Meeting in accordance with the Registration Statement, (3) all consents required to be obtained from or made with any governmental authority in order to consummate the transactions contemplated by the Merger Agreement shall have been obtained or made, and any waiting periods (an any extension thereof) applicable to the consummation of the Merger Agreement under any antitrust laws shall have expired or been terminated; (4) the consents required to be obtained or made from any third party (other than a governmental authority) in order to consummate the transactions contemplated by the Merger Agreement, that are set forth in a schedule thereto, shall have been obtained or made; (5) no governmental authority having enacted any Law which has the effect of making the transactions or agreements contemplated by the Merger Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, (6) there shall be no pending action brought by a third party non-affiliate to enjoin or otherwise restrict the consummation of the Closing, (7) upon the Closing, after giving effect to the completion of Origo’s redemption of the Public Stockholders in connection with the Merger and the payment of all accrued and unpaid expenses, Origo (excluding any net assets of the High Times Group) shall have net tangible assets of at least $5,000,001, (8) Origo has not received notice from Nasdaq that the Successor’s common stock will not be approved for listing on such exchanges, (9) HTH shall have received its required stockholder approval, (10) the parties’ respective representations and warranties shall be true and correct as of the Closing Date (subject to certain materiality qualifiers), (11) each of the parties shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Closing Date, and (12) no event having occurred since the date of the Merger Agreement resulting in a material adverse effect upon the business, assets, liabilities, results of operations, prospects or condition of the other party and its subsidiaries, taken as a whole, or the other party’s ability to consummate the transactions contemplated by the Merger Agreement and ancillary documents on a timely basis (subject in each case to customary exceptions) (a “Material Adverse Effect”), which is continuing and uncured. The obligation of Origo and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver or certain additional conditions, including the receipt of certain employment agreements, the extension or refinancing of certain HTH debt, the exercise or related consent of certain HTH warrants, the payment and release of certain amounts owed by HTH under contracts and release of liens, the wind-down of certain inactive subsidiaries and the delivery of certain agreements from certain of HTH’s consultants and employees. In addition, each party shall have received duly executed copies of the various related agreements (as described below) in the forms attached hereto as Annex C, including a consulting services agreement with Oreva, as described below.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including, among other reasons, (1) by mutual written consent of Origo and HTH, (2) by written notice by either Origo or HTH if the Closing has not occurred on or prior the earlier of December 12, 2017 or 90 days following delivery by HTH of its financial statements and other information required for the Registration Statement, (3) by written notice by either party for the other party’s uncured breach (subject to certain materiality qualifiers), (4) by HTH or Origo if there has been a Material Adverse Effect on the other party or its subsidiaries, as the case may be, since the date of the Merger Agreement which is uncured and continuing, (5) by written notice by Origo if it holds (a) an extraordinary general meeting of Origo shareholders and it does not receive the requisite vote of its shareholders to approve the Shareholder Approval Matters or (b) a meeting for the Extension and it does not receive the requisite vote of its shareholders to approve the Extension, (6) by written notice by either party if HTH holds its stockholder meeting to approve the Merger Agreement and related transactions and such approval is not obtained, or if such approval is not otherwise obtained from HTH’s stockholders by written consent within 30 days after the Registration Statement being declared effective by the SEC or (7) by Origo if (a) HTH doesn’t deliver to Origo by July 31, 2017 (I) executed copies of all of the voting agreements from its shareholders that are executive officers or directors or otherwise hold at least 5% of the outstanding shares of HTH’s common stock or (II) audited financial statements for the calendar years 2015 and 2016, as well as unaudited interim financial statements for the first and second quarters of 2017, or (b) the audited financial statements for the calendar years 2015 and 2016 are materially different in an adverse manner from the unaudited financial statements for such periods that were provided to Origo prior to the signing of the Merger Agreement, including any of the consolidated revenues, net income before taxes or assets being more than 10% less than the amounts in the unaudited financial statements or the consolidated liabilities being more than 10% greater than the amounts in the unaudited financial statements.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement (except for certain obligations related to confidentiality, closing, survival, trust fund waiver, termination, and general provisions) will terminate, and no party to the Merger Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Merger Agreement prior to termination. There are no termination fees in connection with the termination of the Merger Agreement.

OAC Representative

Jose Aldeanueva, is serving as the OAC Representative under the Merger Agreement, and in such capacity will represent holders of Origo Shares (other than HTH stockholders) with respect to certain matters under the Merger Agreement and the ancillary documents to which he is a party in such capacity.

Trust Account Waiver

HTH agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Origo’s Trust Account held for its Public Shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, copies of each of which are attached hereto as part of Annex C. Shareholders and other interested parties are urged to read such Related Agreements in their entirety.

Voting Agreements

HTH has agreed to provide Origo by July 31, 2017 with executed voting agreements (each, a “Voting Agreement”) from HTH’s shareholders that are executive officers or directors or otherwise hold at least 5% of the outstanding shares of HTH’s common stock. Under the Voting Agreements, the HTH shareholders party thereto will generally agree to vote all of their HTH shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such HTH stockholder’s ability to perform its obligations under the Voting Agreement. Each Voting Agreement prevents transfers of the HTH shares held by the HTH stockholder party thereto between the date of the Voting Agreement and the date of the meeting of HTH stockholders.

Non-Competition Agreement

At the Closing, certain equity holders of HTH (each, an “Owner”) will enter into Non-Competition and Non-Solicitation Agreements in favor of Origo, in substantially the form attached to the Merger Agreement (each, a “Non-Competition Agreement”), relating to the HTH’s business as currently conducted as specified in the Non-Competition Agreement (the “Business”). Under the Non-Competition Agreement, for a period of three years after the Closing (such period, the “Restricted Period”), the Owner will not and will not permit its affiliates to, without Origo’s prior written consent, anywhere in the United States, directly or indirectly engage in the Business (other than through a covered party) or own, manage, finance or control, or participate in the ownership, management, financing or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor or representative of, a business or entity (other than a covered party) that engages in the Business (a “Competitor”). However, the Owner and its affiliates will be permitted under the Non-Competition Agreement to own passive investments of no more than 4.99% of any class of outstanding equity interests in a Competitor that is publicly traded, so long as the Owner and its affiliates are not involved in the management or control of such Competitor. Under the Non-Competition Agreements, the Owner and its affiliates will also be subject to certain non-solicitation and non-interference obligations during the Restricted Period with respect to the Covered Parties’ respective (i) employees, consultants and independent contractors, (ii) customers and (iii) vendors, suppliers, distributors, agents or other service providers. The Owner will also be subject to non-disparagement provisions regarding the covered parties and confidentiality obligations with respect to the confidential information of the covered parties.

Lock-Up Agreement

At the Closing, certain HTH shareholders will enter into a Lock-Up Agreement with Origo, in substantially the form attached to the Merger Agreement (each, a “Lock-Up Agreement”). In such Lock-Up Agreement, each holder will agrees not to, during the period commencing from the Closing and (i), with respect to fifty percent (50%) of each type of the restricted securities, ending on the earlier of (A) the one (1) year anniversary of the date of the Closing, and (B) the date after the Closing on which HTH consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of HTH’s shareholders having the right to exchange their equity holdings in HTH for cash, securities or other property (a “Subsequent Transaction”), and (ii), with respect to the remaining fifty percent (50%) of the restricted securities, ending on the earliest of (A) the one (1) year anniversary of the date of the Closing, (B) the date after the Closing on which HTH consummates a Subsequent Transaction and (C) the date on which the Closing sale price of the Origo Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing: (x) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (z) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise.

Consulting Services Agreement

At the Closing, the Successor will enter into a Consulting Services Agreement with Oreva, a Delaware corporation (the “Consultant”) (to replace a management services agreement previously approved by HTH and the former THC stockholders), pursuant to which the Consultant is to perform certain services for the Successor, including administrative services, dealing with investment bankers, investor relations consultants and other members of the investment community (as authorized from time to time by the board of directors), and assisting in connection with proposed acquisitions, dispositions and financings. In consideration for such services, the Successor will pay the Consultant a monthly consulting fee of $35,000. Commencing in 2018, the Consultant may elect to have all or any portion of the consulting fee deferred and paid in shares of the Successor’s common stock, at a per share price equal to 100% of the closing price of the stock of the Successor on December 31, 2018. Adam Levin, the Chief Executive Officer and a director of HTH, and who will become the Chief Executive Officer and President of the Successor, is Managing Director of Oreva.

First Amendment to the Merger Agreement

On September 27, 2017, Origo HTH, Merger Sub and the Origo Representative executed a First Amendment to the Merger Agreement (the “First Amendment”) to amend and restate certain terms and provision of the Merger Agreement, the material amendments of which are as described below.

1.          Pursuant to the First Amendment, Origo agreed that if HTH consummated an HTH Public Offering or any other equity sales, any net proceeds received in excess of $5,000,000 would increase the $250,000,000 valuation of the High Times Group on a dollar-for dollar basis and increase the number of OAC Shares representing the Merger Consideration by dividing (A) such increased valuation by (B) the $10.65 Origo Per Share Value. By way of example only, if, prior to the Closing Date of the Merger, HTH shall receive $20,000,000 in net proceeds from the HTH Public Offering or other equity sales, the $250,000,000 valuation increase to $264,999,999 and the Merger Consideration shall increase to 24,882,629 OAC Shares. The original Merger Agreement did not provide for the possibility of an increase in HTH’s valuation and resulting increase in the Merger Consideration.

2.          The First Amendment memorializes that HTH shall be permitted to increase the principal amount of HTH’s existing secured loan from ExWorks Capital Fund I, L.P (“ExWorks”) to up to $11,500,000 from $7,500,000. Additionally, Origo acknowledged that any shares of HTH Class A common stock issued to ExWorks pursuant to the convertible note evidencing the ExWorks loan (the “ExWorks Convertible Note”) shall be converted into Origo common shares at a conversion price equal to 90% of the per share value of the Merger Consideration (i.e., $10.65, or an ExWorks conversion price of $9.585). Origo further agreed that all Origo common shares issued upon conversion of the ExWorks Convertible Note shall not be deemed to be part of the Merger Consideration and shall dilute all holders of Origo common shares on an equitable pro-rata basis. The original Merger Agreement did not contemplate an increase in the ExWorks indebtedness or a separate mechanism for calculating the ExWorks conversion price.

3.          Pursuant to the First Amendment, Origo acknowledged that on August 7, 2017, HTH and ExWorks entered into an amendment to the ExWorks Loan Agreement, pursuant to which ExWorks granted HTH an option, exercisable at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If HTH elects to exercise the option, it will be obligated to pay ExWorks an additional fee of $600,000 and issue an additional warrant to ExWorks to purchase shares of HTH Class A common stock. HTH agreed that prior to the Closing Date of the Merger, HTH shall either refinance its indebtedness to ExWorks or exercise the foregoing option to extend the terminate date of the ExWorks loan to August 28, 2018. The original Merger Agreement did not contemplate such amendment to the ExWorks loan agreements.

4.          Pursuant to the First Amendment, Origo agreed that as long as the Merger Agreement has not previously terminated, HTH is permitted to enter into any private placement financings at a pre-money valuation for HTH not less than One Hundred Thirty Five Million Dollars ($135,000,000). The original Merger Agreement allowed for Interim Company Financings of up to Ten Million Dollars ($10,000,000) with a minimum pre-money valuation of Two Hundred Fifty Million Dollars ($250,000,000).

5.          Pursuant to the First Amendment, Origo agreed that HTH shall have the right to file with the Securities and Exchange Commission (the “SEC”) a Form 1-A and related Offering Circular in connection with a proposed Regulation A+ offering or registration statement on Form S-1 in connection with the registration under the Securities Act of 1933, as amended, in either case for up to Fifty Million Dollars ($50,000,000) of HTH Class A common stock (either, an “HTH Public Offering”). HTH agreed that its pre-money valuation in connection with any HTH Public Offering shall not be less than Two Hundred Twenty Five Million Dollars ($225,000,000). The original Merger Agreement allowed for the filing by HTH of a Form CF in connection with a proposed crowdfunding sale of HTH Class A common stock and the filing of a Form 1-A in connection with a maximum Regulation A+ offering of Ten Million Dollars ($10,000,000).

6.          Pursuant to the First Amendment, HTH agreed to permit Origo seek shareholder approval of an amendment to the Origo charter to allow the deadline for consummating an initial business combination to be extended from September 12, 2017 to March 12, 2018. The original Merger Agreement contemplated an extension to December 12, 2017. As previously reported, such extension was approved by Origo’s shareholders on September 11, 2017.

7.          Pursuant to the First Amendment, the date by which HTH must provide to Origo (i) audited and interim financial statements of HTH for the years ended December 31, 2015 and 2016 and the six months ended June 30, 2017 and (ii) executed voting agreements from HTH’s shareholders that are executive officers or directors and shareholders of 51% of the outstanding shares of HTH’s common stock was extended from July 31, 2017 as provided for in the original Merger Agreement to October 13, 2017. The original Merger Agreement also provided that voting agreements would be secured from all holders of 5% or more of its outstanding shares of HTH.

8.          Pursuant to the First Amendment, Origo and HTH agreed that to consummate the Closing under the Merger Agreement, after applicable expenses, Origo shall have not less than $5,000,001 in net tangible assets, which shall include the consolidated net tangible assets of HTH and its subsidiaries. The original Merger Agreement did not include the consolidated net tangible assets of HTH and its subsidiaries in the $5,000,001 net tangible asset calculation.

9.          The First Amendment amended the termination provisions of the Merger Agreement to provide that the Merger Agreement may be terminated by written notice by Origo to HTH if the Closing has not occurred on or prior to March 12, 2018 and by written notice by HTH to Origo if all the conditions to Closing have not been satisfied by December 12, 2017. The original Merger Agreement contemplated a right to terminate the Merger Agreement by either party if the Closing has not occurred by September 12, 2017 and did not allow for HTH to terminate the Merger Agreement if the condition to Closing have not been met by the same date.

10.         The First Amendment amended the Merger Agreement to provide that if, prior to the Closing Date (i) Origo has less than $5,000,001 in net tangible assets (excluding the net tangible assets of HTH) and (ii) HTH shall consummate a HTH Public Offering, then (A) on the Closing Date, HTH will utilize up to ten percent (10%) of the gross proceeds of such HTH Public Offering (up to $20 million of such gross proceeds) to pay for all or a portion of Origo deferred expenses as directed by Origo and (B) if the gross proceeds of a HTH Public Offering exceeds $20 million, HTH will utilize up to $5.0 million of the gross proceeds of such HTH Public Offering to pay for all or a portion of Origo deferred expenses as directed by Origo.

Interests of Origo’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that Current Initial Shareholders, including Origo’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

●	If a business combination, including the Business Combination, is not consummated by March 12, 2018, it will trigger Origo’s automatic dissolution and liquidation pursuant to the terms of it’s the Memorandum and Articles of Association. In such event, the 1,050,000 Initial Shares held by the Current Initial Shareholders, including Origo’s directors and officers, would be worthless because the Current Initial Shareholders are not entitled to participate in any redemption distribution with respect to such shares. Such shares had an aggregate market value of $11,182,500, based upon the closing price of US$10.65 per share on Nasdaq on November 8, 2017.

●	CBI (now Fortress) and EBC purchased an aggregate of 286,000 Origo Private Units at a price of US$10.00 per unit (US$2,860,000 in the aggregate). These purchases took place on a private placement basis simultaneously with the consummation of Origo’s IPO and the partial exercise of the over-allotment option (the “Over-Allotment”). The warrants and the rights underlying the Origo Private Units will only become exercisable or exchangeable in connection with an initial business combination. Furthermore, the holders of the Origo Private Units have agreed that the underlying Origo Private Shares will not participate in any liquidating distribution upon winding up if a business combination is not consummated. Accordingly, the Origo Private Units (including the Origo Private Shares, private rights and private warrants) will become worthless if a business combination, including the Business Combination, is not consummated (as will the remainder of the public rights and public warrants). Such units had a closing price of $11.35 per unit on Nasdaq on November 8, 2017.

●	If a business combination is not consummated within the required time period, Edward J. Fred, Origo’s Chief Executive Officer, will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Origo for services rendered or contracted for or products sold to Origo and which have not executed a waiver agreement.

●	Fortress, Current Management and EBC have loaned approximately US$2.17 million to Origo, evidenced by notes. The Current Management and EBC may in the future loan additional amounts to Origo in order to meet Origo’s working capital needs prior to the closing of the Business Combination. If Origo fails to consummate the Business Combination or another business combination, the loans would become unsecured liabilities of Origo; however, Fortress, the Current Management and EBC have waived any claim against the Trust Account. In addition, upon consummation of a business combination, including the Business Combination, the principal balance of the notes is convertible, in whole or in part, at the election of Fortress, the Current Management and EBC into Origo Private Units at a conversion price of US$10.00 per unit. Accordingly, if a business combination is not consummated, Fortress and the Current Management will lose the opportunity to acquire an additional 32,500 or 17,500 units, respectively.

●	Origo’s officers, directors, the Current Initial Shareholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Origo’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Origo fails to consummate a business combination, they will not have any claim against the Trust Account for the reimbursement of these expenses. Accordingly, Origo will not be able to reimburse these expenses if a business combination, including the Business Combination, is not completed. As of the date of this proxy statement/prospectus, Origo’s officers, directors, new initial shareholders and their affiliates have incurred approximately US$4,500 of unpaid reimbursable expenses.

Interests of HTH’s Directors and Officers and Others in the Business Combination

At Closing, the Successor will enter into a Consulting Services Agreement with Oreva, pursuant to which Oreva is to perform certain services for the Successor, including administrative services, dealing with investment bankers, investor relations consultants and other members of the investment community (as authorized from time to time by the Successor’s board of directors), and assisting in connection with proposed acquisitions, dispositions and financings. In consideration for such services, the Successor will pay Oreva a monthly consulting fee of $35,000. Commencing in 2018, Oreva may elect to have all or any portion of the consulting fee deferred and paid in shares of the Successor’s common stock, at a per share price equal to 100% of the closing price of the stock of the Successor. Adam Levin, the Chief Executive Officer and a director of HTH, is Managing Director of Oreva.

Background of the Business Combination

The following is a discussion of the background of Origo’s formation, its previous attempts at a business combination, its negotiations with and evaluation of HTH, the Merger Agreement and related matters.

Origo was incorporated as an exempted company under the name CB Pharma Acquisition Corp. under the laws of the Cayman Islands on August 26, 2014. Origo was formed as a blank check company, whose objective was to acquire, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. Origo’s efforts to identify a prospective target business were not necessarily limited to a particular industry or geographic region of the world. Management at the time CB Pharma Acquisition Corp. was formed initially intended to focus its search on target businesses in North America, Europe, South America and Asia operating in the specialty pharmaceutical and generic drug industries.

On December 17, 2014, Origo closed the Origo’s IPO of 4,000,000 units (“Unit”), with each unit consisting of one Origo Share, one right (“Right”) to receive one-tenth of one Origo Share upon consummation of an initial business combination and one redeemable warrant (“Warrant”) entitling the holder to purchase one-half of one Origo Share at a price of $11.50 per full share commencing on completion of a business combination. Simultaneous with the consummation of the Origo IPO, Origo consummated the private placement of 285,000 Origo Private Units at a price of $10.00 per Origo Private Unit, generating total proceeds of $2,850,000. Of the Origo Private Units, 265,000 were purchased by Fortress, formerly known as Coronado Biosciences, Inc., an affiliate of Origo’s former executive officers and the original holder of a majority of Origo Shares prior to the Origo’s IPO, and 20,000 were purchased by EBC, the representative of the underwriters in Origo’s IPO.

On December 24, 2014, Origo consummated the sale of an additional 200,000 Units upon the partial exercise of the Over-Allotment. The Units from Origo’s IPO (including the Over-Allotment) were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $42,000,000. In a private sale that took place simultaneously with the consummation of the exercise of the Over-Allotment, EBC purchased an additional 1,000 Private Placement Units at $10.00 per unit for a total consideration of $10,000. An aggregate amount of approximately $42.85 million (approximately $10.20 per Unit) from the net proceeds of the sale of the Units in Origo’s IPO, the Over-Allotment, and the Origo Private Units, net of fees of approximately $1.84 million associated with the Origo’s IPO, inclusive of approximately $1.37 million of underwriting fees, was placed in the Trust Account immediately after the sales and invested in U.S. government treasury bills.

Prior to Origo’s IPO, the Former Initial Shareholders purchased an aggregate of 1,050,000 initial shares (the “Initial Shares”) from Origo for an aggregate of $25,000.

Promptly following Origo’s IPO in December 2014, Origo’s officers and directors contacted a wide range of investment bankers, private equity firms, consulting firms, legal and accounting firms, as well as several other persons and entities known to Origo’s officers through their business relationships. Through these efforts, Origo’s former and current officers evaluated numerous potential transactions from a wide range of industry segments including consumer products, retail, financial, technology, telecom, media, real estate, industrial, pharmaceuticals and energy.

As a result of these efforts, on November 18, 2015, Origo had submitted to the board of directors of National Holdings Corp. (“NHLD”) a non-binding proposal to acquire NHLD.  NHLD’s board of directors acknowledged receipt of the non-binding proposal and the parties entered into discussions with each other regarding such a transaction.  The parties terminated these discussions due to NHLD’s reluctance to enter into a transaction with Origo as a result of some of the restrictions and risks inherent in dealing with a publicly-traded special purpose acquisition company like Origo.

In May 2016, Origo’s current board of directors and management acquired control of Origo. The potential business combinations sought by Origo’s current management were not limited to any specific industry or geographic location.

On December 19, 2016, Origo entered into a Merger Agreement (the “Aina Le’a Merger Agreement”) with Aina Le’a Inc., a Delaware corporation (“Aina Le’a”), Aina Le’a Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Aina Le’a (“Aina Le’a Merger Sub”), and Jose Aldeanueva, in the capacity as the representative for Origo’s stockholders and their successors and assign (the “OAC Representative”). Pursuant to the Merger Agreement, it was contemplated that at the closing of the transactions under the Aina Le’a Merger Agreement, Origo would have merged with and into Aina Le’a Merger Sub, with Aina Le’a Merger Sub continuing as the surviving entity. On February 17, 2017, Origo sent a letter (the “Termination Letter”) to Aina Le’a to terminate the Aina Le’a Merger Agreement by reason of the breach by Aina Le’a of the non-solicitation covenant contained in the Aina Le’a Merger Agreement and an occurrence of a Material Adverse Effect on Aina Le’a which was uncured and continuing. In addition, Origo provided notice of additional breaches by Aina Le’a of the Aina Le’a Merger Agreement based on information available to Origo as of the date of the Termination Letter. The Termination Letter terminated the Aina Le’a Merger Agreement. On February 22, 2017, Origo sent to Aina Le’a a supplement to the Termination Letter (the “Supplement”). The Supplement stated that in a filing with the SEC, Aina Le’a had inaccurately described the Termination Letter and that Aina Le’a’s filing contained further information that Origo believed demonstrated that a Material Adverse Effect had occurred with respect to Aina Le’a’s business. The Supplement further reiterated that the termination of the Merger Agreement was effective as of the date of the Termination Letter.

In coordination with EBC, members of our management team and Board engaged in discussions and negotiations with Adam Levin, the Chief Executive Officer of HTH. While HTH does not operate in the industry initially targeted by Origo for a business combination, our management team and Board elected to pursue a business combination with HTH based on the flexibility it has to pursue target companies in different industries and under the belief that HTH is a company with significant growth potential through its different businesses (media, e-commerce, merchandising, events etc.).

During the course of these discussions, which occurred during the period of May through July, 2017, many aspects of the proposed transaction (including the valuation of HTH and the nature of the consideration to be paid to the shareholders of HTH) were discussed. From the outset of the discussions, given Origo’s status as a special purpose acquisition company, it was assumed by all parties that the consideration for the Business Combination would consist solely of securities of Origo. The key point of the negotiations was to ascertain how much consideration would be given, and how it would be allocated among all HTH stakeholders, including HTH preferred stock and warrant holders. During this process, our management and Board examined the valuation of comparable entities within both the media sector and the cannabis-related sector. Some of the comparable entities reviewed were: Canopy Growth Corp., Terra Tech Corp., CanniMed Therapeutics, Inc., Merry Jane, VICE Media, LLC, and Vox Media, Inc. As a result of this analysis and related discussions with Mr. Levin and HTH’s advisors, the parties eventually arrived at the agreed upon valuation and how the merger consideration was to be allocated among all HTH stakeholders.

Origo continued its analysis and evaluation of opportunities, which led to the Merger Agreement as follows:

On May 9, 2017, Jeffrey Gutovich, Co-Chairman of the Board, met with an investor of HTH, who introduced the idea that Origo should consider an acquisition of HTH.

On May 11, 2017, Mr. Gutovich held a phone conversation with Adam E. Levin, Chief Executive Officer of HTH to discuss the idea of a business combination between Origo and HTH.

On May 15, 2017, Jose M. Aldeanueva, Chief Financial Officer of Origo, met with Adam E. Levin in New York to discuss a possible business combination.

On May 17, 2017, Mr. Gutovich met with Mr. Levin in Los Angeles to further discuss a framework for the business combination.

On May 24 and June 8, 2017, Messrs. Gutovich and Levin held further discussions by phone regarding transaction strategy and terms of a business combination.

On June 27, 2017, the executive teams of HTH and Origo held a joint conference call with their respective legal advisors to discuss a due diligence and a definitive transaction agreement.

On July 12, 2017, executive teams and directors of Origo and HTH held a joint meeting with their respective legal advisors to finalize the principal terms of a merger agreement.

The Merger Agreement was signed on July 24, 2017. Prior to the opening of the market on July 27, 2017, Origo and HTH jointly issued a press release announcing the signing of the Merger Agreement and on July 27, 2017, Origo filed a Current Report on Form 8-K with the SEC announcing the execution of the Merger Agreement and discussing the key terms of the Merger Agreement in detail.

The final agreed-upon consideration in the Business Combination was determined by several factors. Origo’s Board, together with its consultants and advisors, reviewed various business and financial data in order to determine that the consideration to be paid to the stockholders of HTH was reasonable and that the transaction was in the best interests of Origo’s shareholders. In connection with this determination, Origo, together with its consultants and advisors, conducted a due diligence review of HTH that included an evaluation of HTH existing business model, accounting and tax policies, historical financial statements, capitalization and indebtedness, personnel, outstanding litigation, and operations, including its merchandise procurement, leasing and distribution practices. Origo also reviewed the tax implications of the business combination and certain benefits that might accrue.

In considering the Business Combination, the Board gave considerable weight to the following factors:

●	the recent legalization trends of cannabis and the existing and anticipated substantial growth of both the domestic and international cannabis markets

●	the established High Times® brand and its reputation as a leading provider of information and other media content to users and providers of cannabis and cannabis related products and services;

●	the significant growth of the event and event marketing initiatives of the High Times Group, including the increase of the number of Cannabis Cup Events in diverse venues;

●	the considerable growth potential of media, ecommerce, events, licensing and other business opportunities available to High Times Group; and

●	the progress of High Times Group in its plans to assemble a world-class management team with extensive experience in social media, marketing, events, and other relevant areas of expertise.

The Origo Board also gave considerable weight to the following negative factors applicable to HTH:

●	reductions in the net profits of the High Times Group between 2014 and 2016;

●	risks of federal and state regulation of cannabis and the risk that the High Times Group could be found to have aided or abetted users or distributors of cannabis or cannabis related products who violate federal or state law; and

●	execution risk of the Combined Company’s business plans as described in this proxy statement/prospectus.

The board considered a variety of factors weighing positively and negatively in connection with the business combination. In light of the number and wide variety of factors considered in connection with its evaluation of the transactions, the Origo board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Origo’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.” Notwithstanding the foregoing, the Board believed the positive aspects of a transaction with HTH outweighed the negative aspects set forth above.

Valuation

The valuation analysis of HTH conducted by Origo’s management team involved the study of the industries that HTH participates in (notably media and cannabis-related companies), including any analysis of the valuations publicly-held companies in these sectors. The Origo team has significant financial analysis experience (including one member who has served as a public company chief financial officer), and even greater experience in the valuation of public companies (60% of the members of Origo’s management and Board have been served as executives of publicly-held companies).

The Origo team worked with information they developed as well as information received from HTH (including an appraisal of HTH) and reviewed comparable entities to establish a valuation for HTH. The comparable companies analyzed were those deemed most closely associated with HTH in both the media and cannabis-related industries. These companies included: Canopy Growth Corp., Terra Tech Corp., CanniMed Therapeutics, Inc., Merry Jane, VICE Media, LLC, and Vox Media, Inc.

Two of the comparable companies analyzed (Canopy Growth Corp. and CanniMed Therapeutics, Inc.) have recently experience an increase in their public valuations, and each of these companies have revenues that are similar to that of HTH. Origo believes that this validates its earlier assessment of the valuation of HTH is competitive in the current environment for similar companies.

Projections

The following section contains financial forecasts with respect to the Combined Company’s projected revenues, EBITDA, pre-tax profit and net income for the years 2017-2019. These projections are unaudited and should not be relied upon as being necessarily indicative of future results. Certain of the above-mentioned projected information has been repeated (in each case, with an indication that the information is an estimate and is subject to the qualifications presented herein), for purposes of providing comparisons with historical data. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, readers are cautioned that there is a risk that the forecasted results will not be indicative of the future performance of the Combined Company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

These projections include “forward looking statements” within the meaning of the “safe harbor” provisions of the United State. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include projected financial information as discussed above. Readers are cautioned that a number of factors could cause actual results or outcomes to differ materially from those indicated by such forward- looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger; (2) the outcome of any legal proceedings that may be instituted against ORIGO, HTH or others following announcement of the Merger and the transactions contemplated therein; (3) the inability to complete the transactions contemplated by the Merger due to the failure to obtain approval of the shareholders of ORIGO or HTH or other conditions to closing in the Merger; (4) the risk that we may be unable to secure a U.S. national exchange listing for Surviving Company; (5) the risk that the proposed Merger disrupts current plans and operations as a result of the announcement and consummation of the Merger and the transactions described herein; (6) the risk that HTH may be unable to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, the ability of the Surviving Company operate as a public company and to grow and manage growth profitably, maintain relationships with customers and retain its key employees; (7) costs related to the proposed Merger; (8) changes in applicable laws or regulations or their interpretation or application (including, notably, federal and state laws related to the use, cultivation and distribution of cannabis-based products and cannabis-related products); (9) the possibility that ORIGO or HTH may be adversely affected by other economic, business, and/or competitive factors; (10) future exchange and interest rates; (11) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Merger; and (12) other risks and uncertainties indicated in the proxy statement to be filed by ORIGO with the U.S. Securities and Exchange Commission (“SEC”), including those under “Risk Factors” therein, and other filings with the SEC by ORIGO or HTH. These factors are not intended to be an all-encompassing list of risks and uncertainties.

The forward-looking statements contained in these projections are based on our current expectations and beliefs concerning future developments and their potential effects on ORIGO and HTH. Future developments affecting ORIGO and HTH may not be those that we have anticipated. These forward- looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and results of operations, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward- looking statements contained in these projections. In addition, even if our results or operations, financial condition and results of operations, and developments in the industry in which we operate are consistent with the forward-looking statements contained in these projections, those results or developments may not be indicative of results or developments in subsequent periods.

These projections includes financial measures of HTH, including projected EBITDA, that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In these projections, “EBITDA” means net income (loss) before interest expense, income taxes and depreciation and amortization. HTH has presented these financial measures in these projections because they are considered as key measures used by HTH management to understand and evaluate HTH’s operating performance and trends, and HTH believes that those measures are frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate these financial measures differently than HTH, and these measures have limitations as analytical tools. Therefore, you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

HTH provided Origo with its internally prepared projections for each of the years in the four-year period ending 2020. The projections were not prepared with a view to public disclosure or under GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders of Origo securities. The projections may be materially different than actual results.

The financial projections are forward-looking statements that reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond HTH’s control, such as the risks and uncertainties contained in the section entitled, “Risk Factors.”

Based on current actual results, projected trends, potential opportunities, and strategic plans revenue is projected to grow from $14.61 million in 2016, the last completed fiscal year, to $20.14 million in 2017, $46.58 million on 2018, and $68.25 million in 2019. This represents a growth factor of 38% in 2017, 131% in 2018, and 46% in 2019. The 2017 fiscal year is a base year with new management having taken over during the quarterly period ended June 30, 2017 making only limited changes in the business operations to grow revenues. 2018 will be the first full year during which the new management will implement all of the planned changes to grow the business, which is the reason for the sharp growth with a leveling off in 2019.

Gross profit is projected to improve from the actual results of 2016 at 47% to approx. 60% in 2017, in part from standardizing event costs, and then maintain this margin for 2018, and 2019. With the increase in projected revenue and stable gross profit margin, actual gross profit is projected to increase from $6.81 million in 2016 to $12.05 million in 2017, $26.99 million in 2018, and $40.90 million in 2019.

Operating expenses are projected to be $8.1 million in 2017, $18.70 million in 2018, and $27.36 million in 2019. Operating expenses are projected to be approx. 40% of revenue each year. EBITDA is projected to be $4.07 million in 2017, $8.54 million in 2018, and $13.91 million in 2019.

After other income and expense, including interest and taxes, projected effective net income is $1.32 million in 2017, $5.09 million in 2018, and $8.57 million in 2019.

The key budgeted projections provided to Origo are:

In millions of US$	2017E	2018E	2019E
Net Revenues	$20.14	$46.58	$68.15
% Growth	37.9%	131.2%	46.3%
EBITDA	$4.07	$8.54	$13.91
% Margin	20.2%	18.3%	20.4%
Net Income after Taxes	$1.32	$5.09	$8.57
% Margin	6.6%	10.9%	12.6%

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Origo believes that EBITDA is customarily used by investors and analysts to evaluate the financial performance of companies in HTH’s industry. Origo’s management also believes that EBITDA is useful in evaluating HTH’s core operating results. However, EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to operating income or net income as an indicator of HTH’s operating performance. Because EBITDA is not calculated identically by all companies, the presentation in this proxy statement/prospectus may not be comparable to those disclosed by other companies.

Below is a table that reconciles EBITDA to net income:

In millions of US$	2017E	2018E	2019E
EBITDA	$4.07	$8.54	$13.91
Depreciation and amortization	0.11	0.25	0.37
Interest and Other Expense	1.93	0.46	0.35
Income Tax	0.71	2.74	4.62
Net Income	$1.32	$5.09	$8.57

The projections were prepared by, and are the responsibility of, HTH’s management. RBSM, LLP, HTH’s auditor, has not examined, compiled or performed any other procedures with respect to the projections. Accordingly, RBSM, LLP does not express an opinion or any other form of assurance with respect thereto. The audit report furnished by RBSM, LLP included in this proxy statement/prospectus relate to historical financial information of HTH. They do not extend to the projections and should not be read as if they do.

The financial projections included in this proxy statement/prospectus are based upon general assumptions regarding the future outlook and prospects for HTH’s operations for the fiscal years 2017 to 2020, including, without limitation, the following major assumptions and factors:

●	The projections are based on the operating units and does not include various non-cash accounting entries and corporate adjustments. This was done to provide a clearer picture in the potential growth in operations.

●	The number of Cannabis Cup and other festivals and events will increase from four in 2016, to 10 in 2017, 15 in 2018 and 18 in 2019;

●	Event costs will be standardized and be more in portion for each event size to project to an event gross profit margin in in the 42%-50% range;

●	New Media/e-commerce which had been undersold and underserved in prior years will now have dedicated staff to manage and grow revenues;

●	Licensing and Merchandise revenue is expected to grow with added staff focus and additional deals being made to cover more distribution streams; and

●	New Opportunities will add additional revenue streams that will expand the Company. Growth is being looked on the conservative side to allow a solid foundation and build up in new markets.

While all projections are necessarily speculative, HTH believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that HTH or its representatives considered or consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.

The projections were requested by, and disclosed to, Origo for use as a component in its overall evaluation of HTH, and are included in this proxy statement/prospectus on that account. HTH has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to Origo. Neither HTH’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of HTH compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Origo and HTH will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The projections were prepared by, and are the responsibility of, HTH’s management. RBSM, LLP, HTH’s auditor, has not examined, compiled or performed any other procedures with respect to the projections. Accordingly, RBSM, LLP does not express an opinion or any other form of assurance with respect thereto. The report furnished by RBSM, LLP included in this proxy statement/prospectus relate to historical financial information of HTH. They do not extend to the projections and should not be read as if they do.

Satisfaction of 80% Test

It is a requirement under Nasdaq listing rules that any business acquired by Origo have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of HTH considered in approving the transaction, including primarily a comparison of comparable companies, the Origo Board determined that HTH had a fair market value of approximately US$250 million. As of July 24, 2017, the date the Merger Agreement was executed, the balance of the funds in the Trust Account was approximately US$21.1 million and the threshold amount for satisfaction of the 80% test was therefore approximately US$16.8 million. Accordingly, the Origo board of directors determined that such test was met. Origo’s Board believes that the financial skills and background of its members qualify it to conclude that the business combination with HTH met this test.

The Board’s Reasons for Approval of the Business Combination

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

In considering the proposed Business Combination, our board considered in particular the following positive factors, although not weighted or in any order of significance:

●	Attractive financial profile. We believe that HTH has an attractive financial profile characterized by the potential combination of high growth, scale, and profitability. HTH achieved annualized net revenue of $12.46 million as of the third quarter of 2017 and experienced a 1% year-over-year net revenue growth for the nine months ended September 30, 2017. Origo believes that HTH is well positioned with funding and strategic plans to have a dynamic growth trajectory. HTH was not profitable for the year ended December 31, 2016 and for the nine months ended September 30, 2017, but Origo believes HTH will realize margin efficiency and increase profitability as its business continues to grow and implement their strategic plans in the coming year.

●	Differentiated products. HTH has developed or licensed a differentiated brand and products, which Origo believes provides HTH with a strong competitive position. Origo believes that HTH’s intellectual property and expertise provide strong competitive advantages. Origo believes, based on High Times’ 43-year operating history and subscriber base, that High Times is the pioneering and most trusted cannabis related brand with a strong, highly leverageable brand name. Affiliation with the High Times brand has become an endorsement of excellence, legitimacy, and authenticity throughout the legal cannabis industry.

●	Projected stability through diversified revenue streams. HTH has three independent revenue streams: Events, Licensing, and Media. Prepared for shifting media trends; focusing on the Events division in new markets to attract customers of its licensed products.

●	Powerful and emotional brand connection. Many of HTH’s customers share their experiences with their families and friends and on social media. HTH’s highly-effective social marketing has created strong brand awareness and has driven significant consumer demand.

●	Increase market penetration and expand product portfolio. HTH has additional avenues through which it can continue to grow, including leveraging its brand recognition, as well as product line extensions. HTH has begun an aggressive expansion plan to hold High Times festivals and events in new, legal geographies both nationally and internationally. The Cannabis Cup ®, one of the premier events in the industry, expected to drive consumer trends and validate operations of legal cannabis businesses across the supply chain.

●	Substantial growth expected. In addition, Origo believes HTH is well-positioned to capitalize on the powerful trends towards growth and expansion of the legal cannabis industry. Industry dynamics and data suggest cannabis will be an attractive wealth creation opportunity. Twenty nine states allow for legal cannabis sale and consumption. Twenty one states are solely medicinal while eight states allow sales for adult recreational use. HTH’s revenue and EBITDA are projected to grow by approximately 136% in 2017.

In making its recommendation, our board of directors also considered, among other things, the following potential deterrents to the Business Combination:

●	the risk that some of the current public stockholders would vote against the Business Combination Proposal or exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account, which our board concluded was substantially mitigated because of the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights, which mitigates any incentive for a public stockholder to vote against the Business Combination Proposal, especially to the extent that they hold Public Warrants, which would likely be worthless if the Business Combination is not completed;

●	the risk that the announcement of the transaction and potential diversion of HTH’s management and employee attention may adversely affect HTH’s operations;

●	the risk that certain key employees of HTH might not choose to remain with the company post-closing;

●	the risks associated with cannabis industry in general;

●	the risk associated with macroeconomic uncertainty and the effects it could have on HTH’s revenues;

●	the risk of competition in the industry, including the potential for new entrants;

●	the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of the OAC stockholders;

●	the inability to maintain the listing of the Common Stock on The Nasdaq Capital Market prior to or following the Business Combination;

●	the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

●	the potential conflicts of interest of our Sponsor, officers and directors in the Business Combination; and

●	the other risks described in the “Risk Factors” section of this proxy statement.

The board of directors concluded that these negative factors did not diminish or outweigh the benefits for entering into the Business Combination.

No Opinion of Financial Advisor

Our board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Our officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have concluded that their experience and backgrounds, together with the experience and sector expertise of our financial advisors enabled them to make the necessary analyses and determinations regarding the business combination with HTH. In addition, our officers and directors and our advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of our board of directors in valuing HTH’s business, and assuming the risk that the board of directors may not have properly valued such business.

Material U.S. Federal Income Tax Considerations to Shareholders Exercising Redemption Rights

The following is a summary of the material U.S. federal income tax considerations for U.S. holders (as defined below) of Origo Shares that elect to have their Origo Shares redeemed for cash if the Business Combination is completed. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

●	certain U.S. expatriates;

●	traders in securities that elect mark-to-market treatment;

●	S corporations;

●	U.S. holders (as defined below) whose functional currency is not the U.S. Dollar;

●	financial institutions;

●	mutual funds;

●	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies (or RICs);

●	real estate investment trusts (or REITs);

●	persons holding Origo Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

●	persons subject to the alternative minimum tax provisions of the Code;

●	persons holding their interest in Origo through a partnership or similar pass-through entity;

●	tax-exempt organizations;

●	shareholders who receive Origo Shares through the exercise of employee stock options or otherwise as compensation;

●	shareholders who are subject to the 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income;”

●	persons that actually or constructively own 5 percent or more of Origo Shares;

●	persons or entities that are not U.S. holders; and

●	any of the Current Initial Shareholders and their affiliates.

This summary assumes that shareholders hold Origo Shares as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF ORIGO SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF ORIGO SHARES CONTEMPLATING EXERCISE OF THEIR CONVERSION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

As used herein, the term “U.S. holder” means any beneficial owner of Origo Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control the trust or (B) it has a valid election in place to be treated as a U.S. person.

U.S. Federal Income Tax Considerations to U.S. Holders

This subsection is addressed to U.S. holders of Origo Shares that elect to have their Origo Shares converted for cash as described in the section entitled, “Extraordinary General Meeting of the Origo Shareholders— Redemption Rights” and is subject in its entirety to the discussion of the “passive foreign investment company” or “PFIC” rules as discussed below under “—Passive Foreign Investment Company Rules.” For purposes of this discussion, a “Converting U.S. Holder” is a U.S. holder that so converts its Origo Shares.

Except as discussed in the following paragraph and as discussed in the PFIC rules below, a Converting U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the conversion and such shareholder’s adjusted basis in the Origo Shares therefor if the conversion completely terminates the Converting U.S. Holder’s interest in Origo. This gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Origo Shares (generally, shares of Origo purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon conversion that does not completely terminate the Converting U.S. Holder’s interest will still give rise to capital gain or loss, if the conversion is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the conversion is substantially disproportionate or not essentially equivalent to a dividend with respect to a Converting U.S. Holder, that Converting U.S. Holder is deemed to own not only shares actually owned, but also, in some cases, shares such holder may acquire pursuant to options and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary, and certain corporations and partnerships.

Generally, the conversion will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership of the outstanding voting shares (including all classes that carry voting rights) of Origo is reduced immediately after the conversion to less than 80% of the Converting U.S. Holder’s percentage interest in such shares immediately before the conversion; (ii) the Converting U.S. Holder’s percentage ownership of the outstanding Origo Shares (both voting and nonvoting) immediately after the conversion is reduced to less than 80% of such percentage ownership immediately before the conversion; and (iii) the Converting U.S. Holder owns, immediately after the conversion, less than 50% of the total combined voting power of all classes of shares of Origo entitled to vote. Whether the conversion will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Shareholder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the conversion must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of Origo. The IRS has ruled that any reduction in a shareholder’s proportionate interest is a “meaningful reduction” if the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation.

If none of the tests described above applies, and subject to the PFIC rules discussed below, the consideration paid to the Converting U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the conversion right, a Converting U.S. Holder may be unable to include the time period prior to the conversion in the shareholder’s “holding period.” Any distribution in excess of our earnings and profits will reduce the Converting U.S. Holder’s basis in the Origo Shares (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the Origo Shares.

U.S. holders of Origo Shares considering exercising their conversion rights should consult their own tax advisors as to whether the conversion will be treated as a sale or as a distribution under the Code.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

If Origo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Origo Shares and the U.S. Holder did not make either (a) a timely QEF election for Origo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Origo Shares, (b) a QEF election along with a “purging election,” or (c) an MTM election, all of which are discussed further below, such holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of its Origo Shares; and
●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Origo Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Origo Shares).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Origo Shares;
●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Origo’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;
●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Origo is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its Origo Shares by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of Origo’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Origo’s taxable year ends. Pursuant to the MTM election, a U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Origo Shares at the end of its taxable year over the adjusted basis in such Origo Shares and may, under certain circumstances, be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Origo Shares over the fair market value of its Origo Shares at the end of its taxable year.

Status of Origo as a PFIC

Because Origo is a blank check company, with no current active business, it likely met the PFIC asset or income test since its initial taxable year ending December 31, 2014. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Since Origo did not complete its initial business combination on or prior to December 31, 2015, it did not satisfy the start-up exception and therefore Origo has likely been a PFIC from its inception. The determination of whether Origo is or has been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with Origo’s analysis of whether or not it is or was a PFIC during any particular year.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Origo Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Origo as a QEF, under Section 1295 of the Code for Origo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Origo Shares, or if the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective MTM election, a timely and effective QEF election for Origo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Origo Shares, or a QEF election along with a purging election, all as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make either a timely and effective MTM election, a timely and effective QEF election for Origo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Origo Shares, or a QEF election along with a “purging election,” is hereinafter referred to as a “Non-Electing Shareholder.”

A U.S. Holder’s ability to make a QEF election with respect to Origo is contingent upon, among other things, the provision by Origo of certain information that would enable the U.S. Holder to make and maintain a QEF election. Origo has previously indicated that it would endeavor to provide such information, including a PFIC annual information statement, upon request of a U.S. Holder.

As indicated above, if a U.S. Holder of Origo Shares has not made a timely and effective QEF election with respect to Origo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Origo Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Origo Shares for their fair market value on the “qualification date.” The qualification date is the first day of Origo’s tax year in which Origo qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Origo Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Origo Shares by the amount of the gain recognized and will also have a new holding period in the Origo Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Origo Shares in us and for which Origo is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Origo Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Origo Shares at the end of its taxable year over the adjusted basis in its Origo Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Origo Shares over the fair market value of its Origo Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Origo Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Origo Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to Origo Shares under their particular circumstances.

Backup Withholding

In general, proceeds received from the exercise of conversion rights will be subject to backup withholding for a non-corporate Converting U.S. Holder that:

●	fails to provide an accurate taxpayer identification number;
●	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or
●	in certain circumstances, fails to comply with applicable certification requirements.

Any amount withheld under these rules will be creditable against such the Converting U.S. Holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Anticipated Accounting Treatment

The merger will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the securityholders of HTH will own at least 50.1% of the outstanding common shares of Origo immediately following the completion of the merger, will have its current officers assuming all corporate and day-to-day management offices of Origo, including chief executive officer and chief financial officer, and prior board members of HTH will constitute a majority of the board after the Business Combination. Accordingly, HTH will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of HTH. Accordingly, the assets and liabilities and the historical operations that will be reflected in the Origo financial statements after consummation of the merger will be those of HTH and will be recorded at the historical cost basis of HTH. Origo’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of HTH upon consummation of the merger.

Regulatory Matters

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Cayman Islands, Nevada and Delaware necessary to effectuate the Redomestication and the business combination, and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act.

Vote Required

The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the Origo Shares voted on such proposal at the Special Meeting. In addition, the Business Combination will not be consummated if at Closing and after payment of all transaction and other expenses payable by Origo and payment for Redemptions, Origo does not have net tangible assets of at least $5,000,001. Origo estimates that this condition will be met if holders of no more than 1,003,130 of the Public Shares (representing approximately 29% of the Public Shares) properly demand Redemption of their shares into cash.

Recommendation of Origo’s Board

After careful consideration of the matters described above, particularly the facts discussed above under the section entitled, “Origo’s Board of Directors’ Reasons for Approval of the Business Combination,” the Board determined unanimously that each of the proposals presented at this meeting was fair to and in the best interests of Origo and its shareholders. The Board has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” for the Business Combination Proposal and the Adjournment Proposal if presented.

The foregoing discussion of the information and factors considered by the Origo Board is not meant to be exhaustive, but includes the material information and factors considered by the Origo Board.

THE ORIGO BOARD UNANIMOUSLY RECOMMENDS THAT THE ORIGO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE 2018 EQUITY INCENTIVE PLAN PROPOSAL

The following is a summary description of the 2018 Equity Incentive Plan as proposed to be adopted by Origo after the Redomestication. This summary is not a complete statement of the 2018 Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the 2018 Equity Incentive Plan, a copy of which is attached hereto as Annex D.

Purpose.  The purpose of the 2018 Equity Incentive Plan is to advance the Successor’s interests and the interests of the Successor’s shareholders by providing incentives to certain employees, directors, consultants and other individuals who are in a position to contribute significantly to the Successor’s strategic and long-term performance objectives and growth.

Administration.  The 2018 Equity Incentive Plan will be administered by the Successor’s Compensation Committee or such other committee as determined by the Successor’s Board, or by the Successor’s Board itself (“Committee”). The Committee will have the authority to select participants, grant awards, determine the type, size, terms and conditions of awards and adopt rules for the administration, interpretation and application of the 2018 Equity Incentive Plan.

Types of Awards under the Incentive Plan.  The 2018 Equity Incentive Plan provides for the following types of awards: stock options, stock appreciation rights, restricted stock, restricted stock units, and stock bonuses.

Grant of Awards; Stock Available for Awards.  Certain employees, directors, consultants and advisors will be eligible to receive grants of awards under the 2018 Equity Incentive Plan. If the shareholders approve the 2018 Equity Incentive Plan Proposal, the number of common stock available for issuance under the plan will be equal to 10% of the outstanding Successor’s common stock on the effective date of the consummation of the Business Combination. No person will receive stock options or stock appreciation rights for more than 1,500,000 shares.

If any Successor’s common stock issued pursuant to an award are forfeited or cancelled, then such shares that are forfeited or cancelled will be or become available for issuance under the 2018 Equity Incentive Plan. The Successor’s common stock (i) delivered in payment of the exercise price of a stock option, (ii) not issued upon settlement of a stock appreciation right or (iii) delivered to or withheld by the Successor to pay withholding taxes, shall not become available for issuance under the 2018 Equity Incentive Plan. The number of Successor’s common stock issued or reserved pursuant to the 2018 Equity Incentive Plan will be subject to adjustment for stock splits, stock dividends and similar changes in Successor’s common stock (including adjustment if the Redomestication is approved). Any dividends or distributions on unvested awards are payable only when such awards vest.

Stock Options.  Stock options may be qualified as an incentive stock option (an “Incentive Stock Option”) under the Internal Revenue Code of 1986 (the “Code”), and the regulations thereunder, or a stock option not qualified as such under the Code (collectively, an “option”). The exercise price of an option will be equal to or greater than the fair market value of the Successor’s common stock on the date of grant; provided, however, Incentive Stock Options granted to an employee who owns more than 10% of the voting power of the Successor’s stock (a “ten-percent employee”) will have an exercise price of not less than 110% of the fair market value on the date of grant. An option may be exercised within such period or periods as may be determined by the Committee; provided, however, any Incentive Stock Option granted to a ten-percent employee will not be exercisable after the expiration of five (5) years from the date of grant and any other option will expire ten (10) years from the date of grant. No option will vest sooner than one (1) year from grant.

Stock Appreciation Rights.  The Committee may grant stock appreciation rights under the 2018 Equity Incentive Plan, which will be exercisable as determined by the Committee but for a term not in excess of ten (10) years. No stock appreciation right may be granted with a vesting period of less than one (1) year from the date of grant.

Restricted Stock and Restricted Stock Units.  The Committee may grant restricted stock and restricted stock units. Unless otherwise provided in an award agreement, such awards shall vest in one or more increments over a service period of no less than three (3) years; provided, however, that this limitation does not apply to awards to non-employee directors pursuant to the Successor’s director compensation program; and provided further, that awards shall immediately vest if a participant terminates employment or service by reason of death, disability or retirement. A participant to whom an award of restricted stock has been made will have the right to vote the shares subject to such award and to receive dividends or distributions made or paid with respect to such shares; provided, however, that any dividends with respect to unvested awards shall be withheld and payable only upon vesting.

Performance Compensation Awards. The Committee will be authorized to grant any award under the 2018 Equity Incentive Plan in the form of a Performance Compensation Award by conditioning the vesting of the award on the attainment of specific performance criteria of the Successor’s and/or one or more Affiliates, divisions or operational units, or any combination thereof, as determined by the Committee. The Committee will select the performance criteria based on one or more of the following factors: (i) revenue; (ii) sales; (iii) profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures); (iv) earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures); (v) net income (before or after taxes, operating income or other income measures); (vi) cash (cash flow, cash generation or other cash measures); (vii) stock price or performance; (viii) total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price); (ix) economic value added; (x) return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales); (xi) market share; (xii) improvements in capital structure; (xiii) expenses (expense management, expense ratio, expense efficiency ratios or other expense measures); (xiv) business expansion or consolidation (acquisitions and divestitures); (xv) internal rate of return or increase in net present value; (xvi) working capital targets relating to inventory and/or accounts receivable; (xvii) inventory management; (xviii) service or product delivery or quality; (xix) customer satisfaction; (xx) employee retention; (xxi) safety standards; (xxii) productivity measures; (xxiii) cost reduction measures; and/or (xxiv) strategic plan development and implementation.

Stock Bonus Awards. The Committee will be authorized to grant awards of unrestricted common stock of the Successor or other awards denominated in common stock of the Successor, either alone or in tandem with other awards, under such terms and conditions as the Committee may determine.

Termination of Employment; Disability; Death; Retirement.  Upon termination of employment, or cessation of a non-employee director’s service on the Successor’s Board, an award previously granted, unless otherwise specified in the award agreement, will, to the extent not exercised with respect to any option or stock appreciation right, or to the extent that any of the designated goals (including any service period) with respect to any other award have not been achieved prior to the lapse of any such restrictions and/or to the extent that, for whatever reason, such award has not vested, become null and void and be forfeited, provided that:

(i)	if the employee or non-employee director dies during employment or service or during the three (3) month period following the termination of employment or service by reason of dismissal other than for cause or disability, an option or stock appreciation right may be exercised (to the extent otherwise exercisable) for one (1) year following the termination of employment or service;

(ii)	if the employee or non-employee director retires or becomes disabled, a stock option or stock appreciation right may be exercised (to the extent otherwise exercisable) at any time up to three (3) months after retirement or termination other than for cause and one (1) year after termination for disability; and

(iii)	if the employee or non-employee director to whom an award of restricted stock or restricted stock units, performance grant or any other share-based award will have been granted terminates by reason of such person’s death, retirement or disability, then to the extent such award has not otherwise been forfeited, the award will vest and all restrictions will lapse as of the date of such person’s death, retirement or disability.

If an employee or a non-employee director is discharged for cause, any award granted under the 2018 Equity Incentive Plan will, unless otherwise specified by the Committee, terminate and be forfeited.

Change-in-Control.  Except as otherwise provided in an award agreement, in the event of a “change-in-control” of the Successor, all outstanding awards will immediately vest and become exercisable and all restrictions will lapse. The Committee, in its sole discretion and to the extent not otherwise inconsistent with the 2018 Equity Incentive Plan, may determine that, upon the occurrence of a change-in-control transaction, each outstanding award will terminate within a specified number of days after notice to the holder, and such holder will receive, with respect to each such award, cash in an amount equal to the fair market value of such award as determined by the Committee.

Dilution and Other Adjustments.  In the event a dividend (other than a regular cash dividend) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common stock of the Successor or other of the Successor’s securities, issuance of warrants or other rights to purchase common stock of the Successor or other of the Successor’s securities, or other similar corporate transaction or event (including, without limitation, a re-domestication) that affects the common stock of the Successor such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits under the 2018 Equity Incentive Plan, the Committee will, in an equitable manner, adjust the terms of an award or, if deemed appropriate, provide for an equivalent award or substitute award or make provision for a cash payment to the holder of an outstanding award.

Amendment and Termination.  The Committee or the Board may amend or suspend the 2018 Equity Incentive Plan at any time; provided, that no amendment shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirements applicable to the 2018 Equity Incentive Plan. The Committee also may amend or modify any award under the 2018 Equity Incentive Plan provided that no such amendment or suspension of the plan or an award may accelerate the vesting or exercisability, other than in connection with a participant’s death or disability or a change-in-control. The Committee may at any time (without the consent of participants) modify, amend or terminate any or all of the provisions of the 2018 Equity Incentive Plan or any outstanding award to the extent necessary to conform the provisions of the plan or such award with Section 162(m), Section 409A or any other provisions of the Code or other applicable law.

Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences applicable to the 2018 Equity Incentive Plan participants and the Successor, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under the 2018 Equity Incentive Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). The 2018 Equity Incentive Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Incentive Stock Options.  Options issued under the 2018 Equity Incentive Plan and designated as Incentive Stock Options are intended to qualify under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, a participant who has been granted an Incentive Stock Option generally will not recognize income and the Successor will not be entitled to a deduction at the time of the grant or exercise of the option; provided, however, that the difference between the value of the common stock of the Successor received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the participant’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock of the Successor acquired upon exercise of an Incentive Stock Option depends, in part, on whether the holding period of the common stock of the Successor at least two years from the date the option was granted and at least one year from the date the common stock of the Successor was transferred to the participant. If this holding period is satisfied, any gain (or loss) realized on a subsequent disposition of the common stock of the Successor will be treated as a long-term capital gain (or loss). If this holding period is not met, then, upon such “disqualifying disposition” of the common stock of the Successor, the participant will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock of the Successor at the time of exercise over the option price limited, however, to the gain on sale. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the participant recognizes ordinary income upon a disqualifying disposition, the Successor generally will be entitled to a tax deduction in the same amount. If, however, the participant meets the applicable holding period, the Successor will not be entitled to a tax deduction with respect to capital gains recognized by the participant.

Nonqualified Stock Options and Stock Appreciation Rights.  A participant will generally not recognize income at the time a nonqualified stock option is granted. Rather, the participant recognizes compensation income only when the nonqualified stock option is exercised and, if a participant is an employee of the Successor or a subsidiary of the Successor, such compensation will be subject to applicable withholding and/or payroll taxes. The amount of income recognized is equal to the excess of the fair market value of the common stock of the Successor received over the sum of the exercise price plus the amount, if any, paid by the participant for the nonqualified stock option. The Successor is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the participant. Upon a subsequent disposition of the common stock of the Successor acquired under a nonqualified stock option, the participant will realize short-term or long-term capital gain (or loss) depending on the holding period. The capital gain (or loss) will be short-term if the common stock of the Successor are disposed of within one year after the nonqualified stock option is exercised and long-term if the common stock of the Successor were held more than twelve (12) months as of the sale date.

Stock Appreciation Rights.   Stock appreciation rights are treated very similar to nonqualified stock options for tax purposes. A participant receiving a stock appreciation right generally will not recognize any taxable income upon the grant of the stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise or (ii) if common stock of the Successor are received upon the exercise of the stock appreciation right, the fair market value of the common stock of the Successor received and, if a participant is an employee of the Successor or a subsidiary of Successor, such compensation will be subject to applicable withholding and/or payroll taxes. The Successor will generally be entitled to a tax deduction in an amount equal to the compensation income recognized by the participant.

Stock Bonuses.  The tax consequences of receiving common stock of the Successor pursuant to a stock bonus award under the 2018 Equity Incentive Plan are similar to receiving cash compensation from the Successor, unless the common stock of the Successor awarded are restricted stock. If the common stock of the Successor are unrestricted, the participant must recognize ordinary income equal to the fair market value of the common stock of the Successor on the date they are granted less any amount paid for the common stock of the Successor.

Restricted Stock.  A participant that receives a restricted stock award under the 2018 Equity Incentive Plan will not be required to recognize income for federal income tax purposes at the time of grant, nor is the Successor entitled to any deduction, to the extent that the common stock of the Successor awarded have not vested. When any part of a restricted stock award vests, the participant will realize compensation taxable as ordinary income in an amount equal to the fair market value of the vested common stock of the Successor on the vesting date and, if a participant is an employee of the Successor or a subsidiary of the Successor, such compensation will be subject to applicable withholding and/or payroll taxes. The participant may, however, make an election, referred to as a Section 83(b) election, within thirty (30) days following the date of grant of the restricted stock award, to be taxed at the time of the grant of the award based on the fair market value of the common stock of the Successor on the grant date. If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Successor will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock of the Successor, the participant will realize short-term or long-term capital gain or loss depending on the holding period.

Restricted Stock Units.  Under current tax law, a participant who receives restricted stock units will not recognize taxable income for federal income tax purposes until the common stock of the Successor underlying the restricted stock units is actually issued to the participant. Upon issuance of common stock of the Successor, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the common stock of the Successor received, and the Successor will be entitled to a corresponding deduction.

Section 162(m).  In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person paid to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement as a result of their total compensation, subject to certain exceptions. The 2018 Equity Incentive Plan is intended to satisfy an exception with respect to grants of options to covered employees. In addition, the 2018 Equity Incentive Plan is designed to permit awards to be structured as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code.

Change in Control. In general, if a change in control” of the Successor causes awards under the 2018 Equity Incentive Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of the Successor’s deductions under Section 280G of the Code.

Internal Revenue Code Section 409A. Awards made under the 2018 Equity Incentive Plan may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that these awards fail to meet certain requirements under Section 409A, the regulations issued thereunder or an exception thereto, the award recipient will be subject to immediate taxation, interest and tax penalties in the year the award vests (or, in the case of options, in the year such options are exercised). It is the Successor’s intent that awards under the 2018 Equity Incentive Plan will be structured and administered in a manner that complies with the requirements of Section 409A of the Code.

Grant of HTH Stock Options.

Under the 2016 High Times Group’s Incentive Stock Option Plan an aggregate of 1,500,000 shares of Class A Common Stock are authorized for issuance. In November 2017, the board of directors of HTH issued a total of 900,000 stock options, of which 300,000 options were granted to Adam E. Levin and an aggregate of 600,000 stock options were granted to other executive officers and directors of HTH and its subsidiaries. All options granted are exercisable at $10.63 per share. The exercise price was based on a Section 409A independent valuation of fair market value. So long as the holder of the options remain as an officer or director of HTH, the options vest over a period of three years, to the extent of one-third of all granted options as of November 9, 2018 (the first anniversary of the date of grant) and thereafter on a quarterly basis over the remaining eight quarters. At such time as the option holder ceases to be an officer or director of HTH, such person must exercise his or her option within six months following termination of employment or services as a director.

Under the terms of the Merger Agreement, the existing holders of HTH Stock Options will exchange their HTH stock options (all of which shall be cancelled) and shall receive an equal number of stock options to purchase COMMON STOCK OF THE SUCCESSOR at an exercise price of $10.63 per share. The terms of vesting and forfeiture of such COMMON STOCK OF THE SUCCESSOR will be the same as those provided to the HTH Option holders under the 2017 High Times Group’s Incentive Stock Option Plan.

HTH OPTIONHOLDERS UNDER THE 2017 HIGH TIMES GROUP’S INCENTIVE STOCK OPTION PLAN WILL RECEIVE PRIOR SERVICE CREDIT WITH RESPECT TO VESTING.

Vote Required

The approval of the 2018 Equity Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the Origo Shares voted on such proposal at the Special Meeting.

If the Business Combination is not approved, the 2018 Equity Incentive Plan Proposal will not be presented at the meeting. The 2018 Equity Incentive Plan will only become effective if the Business Combination is consummated.

THE ORIGO BOARD UNANIMOUSLY RECOMMENDS THAT THE ORIGO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2018 Equity Incentive Plan PROPOSAL.

THE ADJOURNMENT PROPOSAL

At the Special Meeting, Origo will ask its shareholders to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote or elections to convert at the time of the Special Meeting, Origo is not authorized to consummate the Business Combination if the Closing conditions under the Merger Agreement are not met. In no event will Origo solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its Memorandum and Articles of Association and the Companies Law.

Purpose of the Adjournment Proposal

The purpose of the Adjournment Proposal is to provide more time for the Current Initial Shareholders and/or their respective affiliates and financial advisors to make arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination proposal and to meet the requirement that at Closing after payment of all transaction and other expenses payable by Origo and payments for Redemptions Origo has net tangible assets of at least $5,000,001. Origo estimates that the latter condition will be met if holders of no more than 1,003,130 of the Public Shares (representing approximately 29% of the Public Shares) properly demand Redemption of their shares into cash.

In addition to an adjournment of the Special Meeting upon approval of the Adjournment Proposal, the Board is empowered under the Companies Law to postpone the meeting at any time prior to the meeting being called to order. In such event, Origo will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its shareholders of the postponement.

Consequences if the Adjournment Proposal is Not Approved

If an Adjournment Proposal is presented to the meeting and is not approved by the shareholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that, based on the tabulated votes or elections to convert at the time of the Special Meeting, there are not sufficient votes at the time of the Special Meeting to approve the consummation of the Business Combination or as a result of Redemptions Origo would have net tangible assets of less than US$5,000,001 upon the consummation of the Business Combination, after giving effect to payments to Public Shareholders who exercise their Redemption Rights. In any such event, the Business Combination would not be completed and, unless Origo were able to consummate a business combination with another party no later than March 12, 2018, it would trigger Origo’s automatic dissolution and liquidation pursuant to the terms of its amended and restated memorandum and articles of association. This has the same effect as if Origo had formally gone through a voluntary liquidation procedure under the Companies Law.

Recommendation and Vote Required

The Adjournment Proposal must be approved by ordinary resolution by the affirmative vote of the holders of a majority of the Origo Shares entitled to vote and voting in person or by proxy on such proposal at the Special Meeting.

The Adjournment Proposal will not be submitted if the Business Combination Proposal is approved.

THE Origo BOARD UNANIMOUSLY RECOMMENDS THAT Origo SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ORIGO

Overview

Origo (formerly CB Pharma Acquisition Corp) is a blank check company in the development stage, formed on August 26, 2014 to acquire, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “business combination”). Other than the Business Combination, Origo’s efforts in identifying a prospective target business is not limited to a particular industry or geographic region of the world.

Significant Activities Since Inception

On December 17, 2014, Origo closed Origo’s IPO of 4,000,000 units, with each unit consisting of one Origo Share, one right (“Right”) to receive one-tenth of one Origo Share upon consummation of a business combination and one redeemable warrant entitling the holder to purchase one-half of one Origo Share at a price of $11.50 per full share (“Warrant”) commencing on a completion of a business combination. Simultaneous with the consummation of Origo’s IPO, Origo consummated the private placement of 285,000 Private Placement Units at a price of $10.00 per unit, generating total proceeds of $2,850,000. Of the Private Placement Units, 265,000 were purchased by Fortress, formerly known as Coronado Biosciences, Inc., an affiliate of the Company’s former executive officers and the original holder of a majority of Origo Shares prior to Origo’s IPO, and 20,000 were purchased by EBC, the representative of the underwriters in the IPO.

On December 24, 2014, Origo consummated the sale of an additional 200,000 units upon the partial exercise of the underwriters’ over-allotment option (the “Over-Allotment”). The units from Origo’s IPO (including the Over-Allotment) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $42,000,000. In a private sale that took place simultaneously with the consummation of the exercise of the Over-Allotment, EBC purchased an additional 1,000 Private Placement Units at $10.00 per unit for a total consideration of $10,000. An aggregate amount of approximately $42.85 million (approximately $10.20 per unit) from the net proceeds of the sale of the units in Origo’s IPO, the Over-Allotment, and the Private Placement Units, net of fees of approximately $1.84 million associated with Origo’s IPO, inclusive of approximately $1.37 million of underwriting fees, was placed in the Trust Account immediately after the sales and invested in U.S. government treasury bills.

Prior to Origo’s IPO, the Former Initial Shareholders purchased an aggregate of 1,050,000 Initial Shares from Origo for an aggregate of $25,000.

On November 18, 2015, Origo had submitted to the board of directors of National Holdings Corp. (“NHLD”) a non-binding proposal to acquire NHLD.  NHLD’s board of directors acknowledged receipt of the non-binding proposal and the parties entered into discussions with each other regarding such a transaction.  The parties terminated these discussions due to NHLD’s reluctance to enter into a transaction with Origo as a result of some of the restrictions and risks inherent in dealing with a publicly-traded special purpose acquisition company like Origo.

On May 20, 2016, Origo entered into an agreement (the “Transfer Agreement”) with the Former Initial Shareholders and each of EJF Opportunities, LLC, Stephen B. Pudles, Jose M. Aldeanueva, Jeffrey J. Gutovich Profit Sharing Plan and Barry Rodgers (collectively being referred to as the “Current Initial Shareholders”) pursuant to which the Former Initial Shareholders transferred to the Current Initial Shareholders the 1,050,000 Initial Shares held by them. Origo’s former directors also (i) appointed Edward J. Fred, Jose M. Aldeanueva, Stephen B. Pudles, Jeffrey J. Gutovich and Barry Rodgers as members of the Board and Messrs. Fred and Aldeanueva as Chief Executive Officer and President and Chief Financial Officer, Treasurer and Secretary of Origo, respectively (such new officers and directors collectively referred to herein as the “Current Management”), and (ii) tendered their resignations to be effective upon approval of the Initial Extension.

On June 10, 2016, we held an extraordinary general meeting of shareholders (the “June Meeting”), at which the shareholders approved each of the following items: (i) an amendment to the Memorandum and Articles of Association to extend the date by which Origo had to consummate a business combination (the “Initial Extension”), (ii) an amendment to the Memorandum and Articles of Association to allow the Public Shareholders to elect to convert their Public Shares into their pro rata portion of the funds held in the Trust Account if the Initial Extension was approved, and (iii) to change the company name from CB Pharma Acquisition Corp. to Origo Acquisition Corporation (the “Name Change”).

In connection with the Initial Extension, effective as of June 10, 2016, (i) each of Lindsay A. Rosenwald, Michael Weiss, George Avgerinos, Adam J. Chill, Arthur A. Kornbluth and Neil Herskowitz resigned from his position as an officer and/or director of Origo and (ii) Edward J. Fred and Jose M. Aldeanueva were appointed as Chief Executive Officer and President and Chief Financial Officer, Secretary and Treasurer, respectively, of Origo (collectively, the “Current Management”) and Edward J. Fred, Jose M. Aldeanueva, Stephen Pudles, Jeffrey J. Gutovich and Barry Rodgers became directors of Origo. On May 20, 2016, the initial shares were transferred to the new management in connection with the resignation of the then-officers and directors of Origo upon the consummation of the Initial Extension.

During the June Meeting, shareholders holding 1,054,401 Public Shares exercised their right to convert such Public Shares into a pro rata portion of the funds in the Trust Account. As a result, approximately $10.76 million (or approximately $10.20 per share) was removed from the Trust Account to pay such holders. In connection with the Initial Extension, the Current Management provided a loan to Origo of approximately $629,000, which was deposited in the Trust Account. In addition to the contribution, the Current Management loaned Origo an additional $370,880 for its working capital needs, for an aggregate amount of $1,000,000. The loan was evidenced by a promissory note (the “Note”) and was unsecured, non-interest bearing and is payable at our consummation of a business combination. Up to $175,000 of the principal amount of the Note is convertible at the option of the Current Management into 17,500 Private Placement Units (consisting of one Origo Share, one Right and one Warrant for one-half of an Origo Share) at $10.00 per unit. The terms of the units are identical to the units issued in Origo’s IPO except that the warrants included in such units are non-redeemable by Origo and will be exercisable for cash or on a “cashless” basis, in each case, if held by the initial holders or their permitted transferees. If the Current Management converts the entire $175,000 of the principal balance of the Note, they would receive 17,500 units. If a business combination is not consummated, the Note will not be repaid by Origo and all amounts owed thereunder by Origo will be forgiven except to the extent that Origo has funds available outside of the Trust Account.

On December 12, 2016, Origo held an annual meeting of shareholders (the “December Meeting”), at which the shareholders approved among other items, an amendment to the Memorandum and Articles of Association to extend the date by which we must consummate a business combination from December 12, 2016 to March 12, 2017 (the “Second Extension”). In connection with the Second Extension, shareholders holding 36,594 Public Shares exercised their right to convert such shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $380,600 (or approximately $10.40 per share) was removed from the Trust Account to pay such shareholders. As the Second Extension was approved, Origo’s management provided a loan to Origo for an aggregate amount of $320,000, of which approximately $310,900, or $0.10 for each Public Share that was not converted, was deposited in the Trust Account to increase the conversion amount per share in any subsequent business combination or liquidation to approximately $10.50 per share.

On December 19, 2016, we entered into the Merger Agreement with Aina Le’a, a residential and commercial real estate developer of distinctive master-planned communities in Hawaii. On February 17, 2017, we sent a letter (the “Termination Letter”), as supplemented on February 22, 2017, to Aina Le’a to terminate the Merger Agreement.

On March 10, 2017, Origo held an annual meeting of shareholders (the “March Meeting”), at which the shareholders approved among other items, an amendment to the Memorandum and Articles of Association to extend the date by which Origo must consummate a business combination from March 12, 2017 to September 12, 2017 (the “Third Extension”). Under Cayman Islands law, the amendments to the Memorandum and Articles of Association took effect upon their approval. Accordingly, Origo had until September 12, 2017 to consummate an initial business combination. At the March Meeting, shareholders holding 1,123,568 Public Shares exercised their right to convert such Public Shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $11.8 million (or $10.50 per share) was removed from the Trust Account to pay such holders. In connection with the Third Extension, Origo’s management agreed to provide a loan to Origo for $0.025 for each Public Share that was not converted, or approximately $50,000, for each calendar month (commencing on March 12, 2017 and on the 12th day of each subsequent month), or portion thereof, to be deposited in the Trust Account. The loan will not bear interest and will be repayable by Origo to the lenders upon consummation of an initial business combination. During the three months ended May 31, 2017, we have received an aggregate of $130,000 and $75,000 from our management and EBC in the form of promissory notes, respectively.

On September 11, 2017, Origo held an extraordinary general meeting of shareholders (the “September Meeting”), at which the shareholders approved among other items, an amendment to the Memorandum and Articles of Association to extend the date by which Origo must consummate a business combination to March 12, 2018 (the “Fourth Extension”). Under Cayman Islands law, the amendments to the Memorandum and Articles of Association took effect upon their approval. Accordingly, Origo has until March 12, 2017 to consummate an initial business combination. At the September Meeting, shareholders holding 343,806 Public Shares exercised their right to convert such Public Shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $3.7 million (or $10.65 per share) was removed from the Trust Account to pay such holders. In connection with the Fourth Extension, Origo’s management agreed to provide a loan to Origo for $0.025 for each Public Share that was not converted, or approximately $0.025, for each calendar month (commencing on September 12, 2017 and on the 12th day of each subsequent month), or portion thereof, to be deposited in the Trust Account. The loan will not bear interest and will be repayable by Origo to the lenders upon consummation of an initial business combination. As of October 20, 2017, Origo has received an aggregate of $94,000 and $75,000 from our management and EBC in the form of promissory notes, respectively.

On July 24, 2017, Origo entered into the Merger Agreement, which was amended on September 27, 2017. Pursuant to the Merger Agreement, the Merger Sub will merge with and into HTH, with HTH continuing as a surviving entity. As a result of the consummation of the Merger, the holders of HTH equity securities and warrants, options and rights to acquire or convert such securities into Origo equity securities. A complete description of the terms related to the transaction with HTH are set forth elsewhere in this proxy statement/prospectus.

Change in Management and the Board and Loan from Current Management

Pursuant to the Memorandum and Articles of Association as adopted at the time of Origo’s IPO, Origo was to consummate a business combination prior to June 12, 2016. The prior management was unsuccessful in consummating a business combination by such date and on May 20, 2016, Origo entered into the Transfer Agreement with Origo’s Former Initial Shareholders, on the one hand, and Current Initial Shareholders, on the other hand. Pursuant to the Transfer Agreement, (i) the Former Initial Shareholders transferred an aggregate of 1,050,000 insider shares to the Current Initial Shareholders for aggregate consideration of $1.00, (ii) each of Lindsay A. Rosenwald, Michael Weiss, George Avgerinos, Adam J. Chill, Arthur A. Kornbluth and Neil Herskowitz resigned from his position as an officer and/or director of Origo effective as of the approval of the First Extension and expiration of all applicable waiting periods under Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 thereunder (the “Waiting Period”), (iii) Edward J. Fred and Jose M. Aldeanueva were appointed as Chief Executive Officer and President and Chief Financial Officer, Secretary and Treasurer, respectively, of Origo effective as of the approval of the First Extension and expiration of the Waiting Period, and (iv) Edward J. Fred, Jose M. Aldeanueva, Stephen Pudles, Jeffrey J. Gutovich and Barry Rodgers were appointed as directors of Origo effective as of the approval of the First Extension and expiration of the Waiting Period. Additionally, the parties agreed to take all actions reasonably necessary, at the Current Initial Shareholders’ sole expense, to obtain the First Extension and to effectuate the matters in the June Meeting, including preparing the First Extension Proxy Statement and including in such First Extension Proxy Statement, or filing a separate information statement to include, the information necessary under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder relating to the above director resignations and appointments. The parties agreed to change the name of Origo from “CB Pharma Acquisition Corp.” to “Origo Acquisition Corporation”, subject to shareholder approval.

Neither of Messrs. Fred nor Aldeanueva entered into an employment agreement with Origo and neither of them are entitled to any cash or other compensation from Origo for services rendered to Origo until following Origo’s consummation of a business combination, including the Business Combination. Additionally, pursuant to the Transfer Agreement, the Initial Shares transferred by the Former Initial Shareholders to the Current Initial Shareholders will remain in escrow in the names of the Current Initial Shareholders until one year after consummation of such business combination, including the Business Combination (except in certain situations) in accordance with the terms of the escrow agreement that was entered into by the Former Initial Shareholders in connection with Origo’s IPO. Pursuant to a registration rights letter agreement, the Former Initial Shareholders also assigned the registration rights they were granted with respect to the Initial Shares to the Current Initial Shareholders in connection with the transfer.

On June 10, 2016, Origo held the June Meeting at which the shareholders approved each of the following items: (i) the First Extension Amendment, (ii) the First Conversion Amendment, and (iii) the Name Change Amendment.

The purpose of the First Extension was to allow Origo more time to complete a business combination and to better reflect Origo’s new management and current search for a business combination target. Under Cayman Islands law, the amendments to the Charter took effect upon their approval.

On December 12, 2016, Origo held the December Meeting at which the shareholders approved each of the following items: (i) the Second Extension Amendment, and (ii) the Second Conversion Amendment.

The purpose of the Second Extension is to allow Origo more time to complete a business combination and to better reflect Origo’s new management and current search for a business combination target. Under Cayman Islands law, the amendments to the Charter took effect upon their approval.

In connection with the Second Extension approval, Origo’s management contributed an aggregate of approximately $310,900 to Origo which was deposited in the Trust Account. As a result, the conversion amount per share in any subsequent business combination or liquidation will be approximately $10.50 per share. The amount of the contribution will not bear interest and will be repayable by Origo to the lenders upon consummation of an initial business combination.

On December 16, 2016, Origo and the Current Management entered into an amendment to the Note pursuant to which: (i) the principal amount of the Note was increased by $320,000 to $1,287,665 to account for the additional funds contributed to the Trust Account for the Second Extension Amendment and an additional working capital loan by management and (ii) the Note was to accrue interest, retroactively from its date of issuance in June 2016, at a rate of 5.5% per annum up to a maximum of $32,335 in interest, which interest will be payable on the due date for payment of the principal of the Note. On January 23, 2017, Origo and the Current Management entered into a second amendment to the Note, pursuant to which: (i) the principal amount of the Note was increased by $125,000 to $1,412,665 to account for an additional working capital loan by management, and (ii) the Note will accrue interest, retroactively from its date of issuance in June 2016, at a rate of 13.0% per annum up to a maximum of $87,335 in interest, which interest will be payable on the due date for payment of the principal of the Note.

In connection with the Third Extension, Origo’s management agreed to provide a loan to Origo for $0.025 for each Public Share that was not converted, or approximately $50,000, for each calendar month (commencing on March 12, 2017 and on the 12th day of each subsequent month), or portion thereof, to be deposited in the Trust Account. The loan will not bear interest and will be repayable by Origo to the lenders upon consummation of an initial business combination. During the three months ended May 31, 2017, we have received an aggregate of $130,000 and $75,000 from our management and EBC in the form of promissory notes, respectively.

In connection with the Fourth Extension, Origo’s management agreed to provide a loan to Origo for $0.025 for each Public Share that was not converted, or approximately $0.025, for each calendar month (commencing on September 12, 2017 and on the 12th day of each subsequent month), or portion thereof, to be deposited in the Trust Account. The loan will not bear interest and will be repayable by Origo to the lenders upon consummation of an initial business combination, including the Business Combination.

Effecting a Business Combination

General

Origo is not presently engaged in, and Origo will not engage in, any substantive commercial business until it completes the business combination with HTH or another target business.

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that Origo acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for Origo’s initial business combination. The Board determined that this test was met in connection with its Business Combination.

Shareholder Approval of Business Combination

In connection with the Business Combination (or any other proposed business combination, if such business combination is not completed), Origo must seek shareholder approval of such Business Combination at a meeting called for such purpose at which shareholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. Such conversion rights must be effected under the Memorandum and Articles of Association and Cayman Islands law as repurchases. Accordingly, Origo is seeking shareholder approval of the Business Combination at the extraordinary general meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of public shares may convert their shares into cash in accordance with the procedures described in this proxy statement/prospectus.

Origo will consummate the Business Combination (or any other proposed business combination, if such business combination is not completed) only if it and HTH have combined net tangible assets of at least $5,000,001 upon such consummation, after giving effect to payments to Public Shareholders who exercise their conversion rights and a majority of the outstanding Origo Shares voted are voted in favor of the Business Combination. Origo estimates that the net tangible assets condition and minimum cash requirement will be met if holders of no more than 1,003,130 of the Public Shares (representing approximately 29% of the Public Shares) properly demand conversion of their shares into cash. Origo chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act of 1933, as amended. Origo cannot assure you that the net tangible assets condition or the other conditions to the Business Combination will be met. As a result, Origo may not be able to consummate the Business Combination and it may not be able to locate another suitable target within the applicable time period, if at all. Public Shareholders may therefore have to wait until March 12, 2018 in order to be able to receive a pro rata share of the Trust Account.

The Current Initial Shareholders, Fortress, EBC and Origo’s officers and directors have agreed (1) to vote any Origo Shares owned by them in favor of any proposed business combination, including the Business Combination and (2) not to convert any Origo Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination, or a vote to amend the provisions of the Memorandum and Articles of Association relating to shareholders’ rights or pre-business combination activity.

Liquidation if No Business Combination

If Origo does not complete the Business Combination (or another target business, if such business combination is not completed) by March 12, 2018 it will trigger Origo’s automatic winding up, dissolution and liquidation pursuant to the terms of the Memorandum and Articles of Association. As a result, this has the same effect as if Origo had formally gone through a voluntary liquidation procedure under the Companies Law. Accordingly, no vote would be required from Origo’s shareholders to commence such a voluntary winding up, dissolution and liquidation.

The amount in the Trust Account (less approximately $310 representing the aggregate nominal par value of the Public Shares) under the Companies Law will be treated as share premium which is distributable under the Cayman Companies Law provided that immediately following the date on which the proposed distribution is proposed to be made, Origo is able to pay its debts as they fall due in the ordinary course of business. If Origo is forced to liquidate the Trust Account, Origo anticipates that it would distribute to its Public Shareholders the amount in the Trust Account calculated as of the date that is two days prior to the distribution date (including any accrued interest). Prior to such distribution, Origo would be required to assess all claims that may be potentially brought against it by its creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. Origo cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event Origo enters an insolvent liquidation. Furthermore, while Origo has obtained and it will continue to seek to have all vendors and service providers (which would include any third parties it engaged to assist it in any way in connection with its search for a target business) and prospective target businesses execute agreements with Origo waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with Origo, they will not seek recourse against the trust account or that a court would conclude that such agreements are legally enforceable.

The Current Initial Shareholders, Fortress, EBC and Origo’s officers and directors have agreed to waive their rights to participate in any liquidation of Origo’s Trust Account or other assets with respect to the Initial Shares and Origo Private Shares held by them and to vote their Initial Shares and Origo Private Shares in favor of any dissolution and plan of distribution which Origo submits to a vote of shareholders. There will be no distribution from the Trust Account with respect to Origo’s Warrants and Rights, which will expire worthless.

If Origo is unable to complete the Business Combination or another target business and expends all of the net proceeds of Origo’s IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share distribution from the Trust Account would be approximately $10.66 based on the value of the Trust Account as of August 31, 2017.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Origo’s creditors which would be prior to the claims of the Public Shareholders. Although Origo has obtained and will continue to seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities Origo engages execute agreements with Origo waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against Origo’s assets, including the funds held in the Trust Account.

Mr. Fred has personally agreed that, if Origo liquidates the Trust Account prior to the consummation of a business combination, he will be liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Origo for services rendered or contracted for or products sold to it in excess of the net proceeds of Origo’s IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, Origo cannot assure you that Mr. Fred will be able to satisfy those obligations if it is required to do so. Accordingly, the actual per-share distribution could be less than $10.80, plus interest, due to claims of creditors. Additionally, if Origo is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Origo’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the shareholders. To the extent any bankruptcy claims deplete the Trust Account, Origo cannot assure you it will be able to return to the Public Shareholders at least $10.80 per share.

Employees

Origo has two executive officers who are the only employees. These individuals are not obligated to devote any specific number of hours to Origo’s matters and intend to devote only as much time as they deem necessary to its affairs. Origo does not intend to have any full-time employees prior to the consummation of a business combination. Upon consummation of the Business Combination, the employment of the two executive employees will terminate.

Facilities

Origo maintains its principal executive offices at 708 Third Avenue, New York, New York 10017. Origo considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. Upon consummation of the Business Combination, the principal executive offices of the Successor will be located at 10990 Wilshire Boulevard, Los Angeles, California 90024.

Legal Proceedings

There are no legal proceedings pending against Origo.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ORIGO

The following discussion of Origo’s financial condition and results of operations should be read in conjunction with Origo’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

Origo (formerly CB Pharma Acquisition Corp) is a blank check company in the development stage, formed on August 26, 2014 to acquire, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities.

On December 17, 2014, Origo consummated Origo’s IPO of 4,000,000 units, generating gross proceeds of $40 million. Simultaneously with the consummation of Origo’s IPO, Origo consummated the private placement of 285,000 Origo Private Units at a price of US$10.00 per unit, generating total proceeds of US$2,850,000. Of the Origo Private Units, 265,000 were purchased by Fortress and EBC. On December 24, 2014, Origo consummated the closing of the sale of 200,000 additional units which were sold subject to the Over-Allotment, and an additional 1,000 Origo Private Units at a price of US$10.00 sold to EBC, generating total gross proceeds of $2.01 million. Upon the exercise of the over-allotment option, 100,000 initial shares were compulsorily repurchased from the Former Initial Shareholders. An aggregate amount of approximately $42.85 million (approximately $10.20 per unit) from the net proceeds of the sale of the units in Origo’s IPO, the over-allotment and the Origo Private Units, net of fees of approximately $1.84 million associated with Origo’s IPO, inclusive of $1.37 million of underwriting fees, was placed in the Trust Account immediately after the sales and invested in U.S. government treasury bills.

On June 10, 2016, Origo held the June Meeting, at which the shareholders approved (i) Initial Extension, (ii) an amendment to the Memorandum and Articles of Association to allow the Public Shareholders to elect to convert their Public Shares into their pro rata portion of the funds held in the Trust Account, and (iii) the Name Change. Under Cayman Islands law, the amendments to the charter took effect upon their approval.

During the June Meeting, shareholders holding 1,054,401 Public Shares exercised their right to convert such Public Shares into a pro rata portion of the funds in the Trust Account. As a result, approximately $10.76 million (or approximately $10.20 per share) was removed from the Trust Account to pay such holders. In connection with the Initial Extension, the Current Management provided a loan to Origo of approximately $629,000, which was deposited in the Trust Account. In addition to the contribution, the Current Management loaned Origo an additional $370,880 for its working capital needs, for an aggregate amount of $1,000,000. The loan was evidenced by a promissory note (the “Note”) and was unsecured, non-interest bearing and is payable at our consummation of a business combination. Up to $175,000 of the principal amount of the Note is convertible at the option of the Current Management into 17,500 Private Placement Units (consisting of one Origo Share, one Right and one Warrant for one-half of an Origo Share) at $10.00 per unit. The terms of the units are identical to the units issued in Origo’s IPO except that the warrants included in such units are non-redeemable by Origo and will be exercisable for cash or on a “cashless” basis, in each case, if held by the initial holders or their permitted transferees. If the Current Management converts the entire $175,000 of the principal balance of the Note, they would receive 17,500 units. If a business combination is not consummated, the Note will not be repaid by Origo and all amounts owed thereunder by Origo will be forgiven except to the extent that Origo has funds available outside of the Trust Account.

On December 12, 2016, Origo held the December Meeting, at which the shareholders approved each of the following items: (i) the Second Extension, (ii) the election of Barry Rodgers as a Class A director, to serve until the 2019 annual meeting of shareholders or until his successor is elected and qualified, and (iii) to direct the ratification of the selection by Origo’s audit committee of Marcum LLP to serve as our independent registered public accounting firm for the year ending November 30, 2016. Under Cayman Islands law, the amendments to the charter took effect upon their approval.

At the December Meeting, shareholders holding 36,594 Public Shares exercised their right to convert such shares into a pro rata portion of the funds in the Trust Account. As a result, $380,580 (or approximately $10.40 per share) was removed from the Trust Account to pay such holders. In connection with the Second Extension, the Current Management provided a loan to Origo for an aggregate amount of $320,000, of which approximately $310,900, or $0.10 for each Public Share that was not converted, was deposited in the Trust Account. In exchange for the additional funding, Origo and the Lender entered into an amendment to the Note pursuant to which: (i) the principal amount of the Note was increased by $320,000, and (ii) the Note will accrue interest, retroactively from its date of issuance in June 2016, at a rate of 5.5% per annum up to a maximum of $32,335 in interest, which interest will be payable on the due date for payment of the principal of the Note.

On March 10, 2017, Origo held another extraordinary general meeting of shareholders (the “March Meeting”) and requested shareholders’ approval to extend Origo’s liquidation date from March 12, 2017 to September 12, 2017 (the “Third Extension”). At the March Meeting, shareholders holding 1,123,568 Public Shares exercised their right to convert such shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $11.8 million (or approximately $10.50 per share) was removed from the Trust Account in March 2017 to pay such shareholders. In connection with the Third Extension, Origo’s management agreed to provide a loan to Origo for $0.025 for each public share that was not converted, or approximately $50,000, for each calendar month (commencing on March 12, 2017 and on the 12th day of each subsequent month), or portion thereof, to be deposited in Origo’s Trust Account. As of September 12, 2017, the conversion amount per share at the meeting for such business combination or Origo’s subsequent liquidation was approximately $10.65 per share. The loan did not bear interest and will be repayable by Origo to the lenders upon consummation of an initial business combination.

On September 11, 2017, Origo held the September Meeting, at which the shareholders approved among other items, the Fourth Extension. Under Cayman Islands law, the Fourth Extension took effect upon its approval. Accordingly, Origo has until March 12, 2018 to consummate an initial business combination. At the September Meeting, shareholders holding 343,806 Public Shares exercised their right to convert such Public Shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $3.7 million (or $10.65 per share) was removed from the Trust Account to pay such holders. In connection with the Fourth Extension, Origo’s management agreed to provide a loan to Origo for $0.025 for each Public Share that was not converted, or approximately $0.025, for each calendar month (commencing on September 12, 2017 and on the 12th day of each subsequent month), or portion thereof, to be deposited in the Trust Account. The loan will not bear interest and will be repayable by Origo to the lenders upon consummation of an initial business combination, including the Business Combination.

On July 24, 2017, Origo entered into the Merger Agreement. Pursuant to the Merger Agreement, the Merger Sub will merge with and into HTH, with HTH continuing as a surviving entity. As a result of the consummation of the Merger, the holders of HTH equity securities and warrants, options and rights to acquire or convert such securities into Origo equity securities. A complete description of the terms related to the transaction with HTH are set forth elsewhere in this proxy statement/prospectus.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Origo has identified the following significant accounting policy:

Ordinary Shares Subject to Possible Redemption

Origo accounts for Origo Shares subject to possible Redemption in accordance with the guidance provided in ASC 480 “Distinguishing Liabilities from Equity.” Origo Shares subject to mandatory Redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally convertible Origo Shares (including Origo Shares that feature Redemption rights that are either within the control of the holder or subject to Redemption upon the occurrence of uncertain events not solely within Origo’s control) are classified as temporary equity. At all other times, Origo Shares are classified as shareholders’ equity. Origo Shares feature certain Redemption rights that are considered by it to be outside of Origo’s control and subject to the occurrence of uncertain future events. Accordingly at November 30, 2017, Origo Shares subject to possible Redemption are presented as temporary equity, outside of the shareholders’ equity section of Origo’s balance sheet.

Results of Operations

Origo has neither engaged in any business operations nor generated any revenues to date. Its entire activity from inception up to the closing of Origo’s IPO on December 17, 2014 was in preparation for that event. Subsequent to Origo’s IPO, Origo’s activity has been limited to the evaluation of business combination candidates, and it will not be generating any operating revenues until the closing and completion of its initial business combination. Origo has and expects to continue to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). Origo expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended November 30, 2016, Origo had net losses of approximately $716,000, which consisted of operating expenses of approximately $842,000, offset by interest income from its Trust Account of approximately $126,000. For the year ended November 30, 2015, Origo had net losses of approximately $384,000, which consisted of operating expenses of approximately $413,000 offset by interest income from its Trust Account of approximately $29,000.

For the six months ended May 31, 2017, Origo had net losses of approximately $85,000, which consisted of operating expenses of approximately $117,000 offset by interest income from its Trust Account of approximately $31,000. For the six months ended May 31, 2016, Origo had net losses of approximately $111,000, which consisted of operating expenses of approximately $146,000, offset by interest income from its Trust Account of approximately $35,000.

For the nine months ended August 31, 2017, Origo had net losses of approximately $465,000, which consisted of operating expenses of approximately $481,000, interest expense on the Note (described below) of approximately $87,000, offset by interest income from its Trust Account of approximately $103,000. For the nine months ended August 31, 2016, Origo had net losses of approximately $371,000, which consisted of operating expenses of approximately $482,000, offset by interest income from its Trust Account of approximately $110,000.

Origo’s operating expenses principally consisted of expenses related to its public filings and listing and identification and due diligence related to a potential target business, and to general operating expenses including printing, insurance and office expenses.

Liquidity and Capital Resources

Through November 30, 2016, Origo’s liquidity needs were satisfied through receipt of approximately $407,000 from the net proceeds of the sale of the units in Origo’s IPO, the Over-Allotment, and the Private Placement Units held outside of the Trust Account and through additional receipt of proceeds from the Note following the Initial Extension, of which $370,880 was provided for Origo’s working capital needs, and $325,000 from Fortress under the form of an unsecured, non-interest bearing convertible note. Origo repaid approximately $32,000 to Current Management in June 2016. In addition to these convertible notes, Fortress had deferred payment of their administrative service fee of $175,000 through May 2016. On May 20, 2016, Fortress agreed to convert the deferred administrative service fee of $175,000 to capital.

In December 2016, Current Management loaned Origo an additional amount of $320,000, of which an aggregate of approximately $311,000, or $0.10 for each Public Share that was not converted was deposited in the Trust Account, and the remaining balance of approximately $9,000 was provided for working capital purposes. In January 2017, Current Management loaned Origo an additional amount of $125,000 for working capital. In exchange for the additional funding, Origo amended the Note in December 2016 and January 2017, pursuant to which: (i) the principal amount of the Note was increased to $1,412,665, and (ii) the Note accrued interest, retroactively from its date of issuance in June 2016, at a rate of 13% per annum up to a maximum of $87,335 in interest, which interest will be payable on the due date for payment of the principal of the Note. During the three months ended May 31, 2017, Origo had received an aggregate of $130,000 and $75,000 in the form of promissory notes from its management and EBC, respectively.

During the nine months ended August 31, 2017, the current management and EBC loaned Origo an aggregate of $222,000 and $150,000, respectively. The loans are unsecured and non-interest bearing and are due upon consummation of a business combination.

Subsequent to August 31, 2017, Origo received an aggregate of approximately $94,000 of loan amount from both the current management and EBC under the form of promissory notes. An aggregate of $21,000 loan commitment from the current management under the promissory notes were still outstanding. The loans are unsecured, non-interest bearing and are due upon consummation of a business combination. An aggregate of approximately $41,000 was deposited to the Trust Account subsequent to August 31, 2017.

These convertible notes are unsecured and are payable to Fortress and Current Management upon consummation of a business combination. Upon consummation of a business combination, up to $175,000 of the principal balance of the $1.4 million Note from Current Management may be converted, at the holders’ option, into units at a price of $10.00 per unit. If the Current Management converts the entire $175,000 of the principal balance of the Note, they would receive 17,500 Private Placement Units. Fortress has agreed to convert its principal balance of the convertible promissory notes into 32,500 units at a price of $10.00 per unit upon consummation of a business combination. The terms of the units into which these convertible promissory notes will convert will be identical to the Private Placement Units. If a business combination is not consummated, these convertible notes will not be repaid by Origo and all amounts owed thereunder by Origo will be forgiven, except to the extent that Origo has funds available outside of the Trust Account.

Origo intends to use substantially all of the net proceeds of the Offering, including the funds held in the Trust Account, to acquire a target business or businesses and to pay its expenses relating thereto, upon consummation of its initial business combination, including the Merger. To the extent that its capital stock is used in whole or in part as consideration to affect its initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which Origo may have incurred prior to the completion of our initial business combination if the funds available to Origo outside of the Trust Account were insufficient to cover such expenses.

The accompanying financial statements do not include any adjustments that might be necessary if Origo is unable to continue as a going concern. The accompanying financial statements have been prepared assuming Origo will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of August 31, 2017, Origo had approximately $900 in cash and cash equivalents, approximately $15,000 in interest income available to us for working capital purposes of from our investments in the Trust Account, and a working deficit of approximately $2.46 million. Further, Origo had incurred and expect to continue to incur significant costs in pursuit of its acquisition plans, including the Merger. Its plans to raise capital or to consummate the initial business combination, including the Merger, may not be successful.  Based on the foregoing, Origo may have insufficient funds available to operate our business through the earlier of consummation of a business combination or March 12, 2018. These matters, among others, raise substantial doubt about its ability to continue as a going concern.

Commitments

Underwriting Agreement

On December 12, 2014, Origo entered into an agreement with EBC (the "Underwriting Agreement") for Origo’s IPO. The Underwriting Agreement required Origo to pay an underwriting discount of 3.25% of the gross proceeds of Origo’s IPO as an underwriting discount. Origo has further engaged EBC to assist it with its initial business combination. Pursuant to this arrangement, Origo anticipates that the underwriter will assist Origo in holding meetings with shareholders to discuss the potential business combination, including the Merger, and the target business' attributes, introduce Origo to potential investors that are interested in purchasing Origo’s securities, assist Origo in obtaining shareholder approval for the business combination, including the Merger, and assist Origo with its press releases and public filings in connection with the business combination, including the Merger. Origo agreed to pay EBC a cash fee of 4% of the gross proceeds of Origo’s IPO (or $1.68 million) for such services upon the consummation of its initial business combination (exclusive of any applicable finders' fees which might become payable). Origo is not obligated to pay the 4% fee if a business combination is not consummated. The 4% fee is an unrecognized contingent liability, as closing of a potential business combination was not considered probable as of August 31, 2017.

Other agreements

In August 2016, Origo entered into an agreement with a legal firm to assist us with a potential business combination and related securities and corporate work. The agreement called for a retainer of $37,500 and Origo has agreed to pay a portion of the invoices and the remaining amount will be deferred until the consummation of the business combination.

In December 2016, Origo entered into an agreement with a consultant for investor relations services. The agreement called for an upfront payment of $13,000, and the monthly fee of $8,000 will be deferred until the consummation of the business combination. Origo agreed to pay the consultant all of the deferred fees plus a contingency fee of $20,000 upon consummation of the business combination.

As of August 31, 2017, the aggregate amount deferred for the legal firm and the consultant was approximately $1.2 million. The deferred amount is an unrecognized contingent liability, as closing of a potential business combination was not considered probable as of August 31, 2017.

Off-Balance Sheet Arrangements

Origo did not have any off-balance sheet arrangements as of August 31, 2017.

Quantitative and Qualitative Disclosures about Market Risk

As of August 31, 2017, Origo was not subject to any market or interest rate risk. Following the consummation of Origo’s IPO, the net proceeds of Origo’s IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, bonds or notes having a maturity of 180 days or less, or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, Origo believes there will be no associated material exposure to interest rate risk.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF ORIGO

Management and Board of Directors of Origo

The current directors of the Board have terms which will end as follows: Mr. Rogers at the earlier of the 2019 annual meeting of the stockholders (unless such directors are re-elected to serve on the Board at such annual meeting) and the Closing; Messrs. Pudles and Gutovich at the earlier of the 2018 annual meeting of the stockholders (unless such directors are re-elected to serve on the Board at such annual meeting) and the Closing; and Messrs. Fred and Aldeanueva at the earlier of the 2018 annual meeting of the stockholders (unless such directors are re-elected to serve on the Board at such annual meeting) and the Closing. Officers serve at the discretion of the Board. Members of the Board are encouraged to attend meetings of the Board and the Annual Meeting of Stockholders. During the fiscal years ended November 30, 2016 and 2015, the Board held two and two meetings, respectively.

Origo’s current directors and executive officers are as follows:

Name	Age	Position
Edward J. Fred	57	Chief Executive Officer, President and Director
Jose M. Aldeanueva	49	Chief Financial Officer, Treasurer, Secretary and Director
Stephen B. Pudles	56	Director
Jeffrey J. Gutovich	60	Director
Barry Rodgers	77	Director

Edward J. Fred has served as Origo’s Chief Executive Officer, President as a director since June 2016. He brings over 35 years of experience in the executive and financial management of publicly-traded and privately-held companies, including nearly 30 years in the aerospace and defense industry. Mr. Fred retired from CPI Aerostructures, Inc. in March 2014 having been an officer commencing in February 1995 and a director commencing in January 1999. He was CPI’s controller from February 1995 to April 1998, when he was appointed chief financial officer, a position he held until June 2003 and then from January 2004 to May 2004. He was executive vice president from May 2000 until December 2001 and was appointed President in January 2002 and Chief Executive Officer in January 2003 and served in such capacities until he retired. For approximately ten years prior to joining CPI, Mr. Fred served in various positions for the international division of Grumman, where he last held the position of controller. Mr. Fred serves on the Board of Trustees of Island Harvest and is active in The March of Dimes, the Sid Jacobson Community Center, 1 in 9 Breast Cancer Action Coalition - Hewlett House (co-founder of a golf outing that has raised nearly $500,000 for this cause), the Salvation Army, the Coalition Against Child Abuse & Neglect, the Children’s Sports Connection, and The Cradle of Aviation. Mr. Fred holds a Bachelor of Business Administration in Accounting from Dowling College and an Executive MBA from Hofstra University. Origo believes Mr. Fred is well-qualified to serve as a member of the Board due to his business experience and contacts.

Jose Aldeanueva has served as Origo’s Chief Financial Officer, Treasurer, Secretary and as a director since June 2016. He brings 20 years of strategic advisory, mergers and acquisitions, corporate finance and industrial operations experience. Mr. Aldeanueva founded Stone Capital, an independent advisory practice focused on founder-owned growth companies and direct private investments, in 2007. Since its founding, Stone Capital has advised NASDAQ-listed and privately held companies in a broad range of industries such as energy, telecom services, financial services, real estate, private banking, and aviation and aerospace. Prior to Stone Capital, Mr. Aldeanueva held global client responsibilities for the energy sector with HSBC Corporate Investment Banking and Markets in New York from 2005 to 2007. His previous experience includes investment banking roles with Credit Suisse, PaineWebber and Hill Street Capital, as well as industrial operating roles with General Electric. Mr. Aldeanueva holds an MBA from the University of Chicago, a MS in Industrial Engineering from Columbia University, and a BS in Aerospace Engineering from the University of Notre Dame. Origo believes Mr. Aldeanueva is well-qualified to be a member of the Board due to his business experience and contacts.

Stephen Pudles has served as a director of Origo since June 2016. He brings over 30 years of executive experience in the aerospace, electronics and defense industries. Mr. Pudles has been retired since 2013. Prior to his retirement, Mr. Pudles served as the Chief Executive Officer of Spectral Response, an electronic contract manufacturing services company that was sold to Hunter Technology in 2014. Prior to this, Mr. Pudles was with API Nanotronics Corp. where he was Chief Executive Officer from April 2008 to June 2011 and a director from November 2008 to June 2011. From 2000 until joining API, Mr. Pudles was employed by OnCore Manufacturing Services LLC (formerly known as Nu Visions Manufacturing LLC) (“OnCore”), where he served as President and CEO from 2002 to 2007, Executive Vice President from 2007 until joining API, and Vice President from 2000 to 2001. OnCore is a contract manufacturer of printed circuit boards and other electronic hardware. Previously, he has held senior management positions with Tanon Manufacturing, Electronic Associates, IEC and Restor Industries. Mr. Pudles has a Masters of Science in management and a Bachelor of Engineering from Stevens Institute of Technology in Hoboken, New Jersey. Origo believes Mr. Pudles is well-qualified to serve as a member of the Board due to his business experience and contacts.

Jeff Gutovich has served as a director of Origo since June 2016. He brings over 30 years of entrepreneurial and executive experience that includes financial services, aviation and aerospace buy-out and operations. In February 2004, Mr. Gutovich founded Sentry Financial Services Group, Inc., a Los Angeles-based firm specialized in wealth preservation, tax minimization, and insurance strategies across a broad asset spectrum that includes aviation and aerospace, and has served as its Chief Executive Officer since its founding. Prior to Sentry, Mr. Gutovich co-founded Financial Resources Group, a professional services practice specialized in insurance, retirement and estate planning, employee benefits, and asset management, in 1986. Also in 1986, Mr. Gutovich was a partner in the leverage buyout team that acquired four operating companies from Lear Siegler, a Fortune 500 industrial conglomerate. He served as an executive officer of the new entity, BFM Aerospace Corporation, where he was responsible for corporate human resources and risk management. BFM Aerospace was sold in 1992. Mr. Gutovich began his career in 1975 as a corporate pilot. He currently maintains his commercial pilot credentials and consults with other families that have an interest in aviation related assets or activities. Origo believes Mr. Gutovich is well-qualified to serve as a member of the Board due to his business experience and contacts.

Barry Rodgers has served as a director of Origo since June 2016. He brings 50 years of entrepreneurial and executive experience, including over 30 years in the aerospace, defense, and electronics industries.  Mr. Rodgers is the founder of Rodgers Consulting Services, an independent corporate advisory practice he founded in September 2010.   Mr. Rodgers’ aerospace background includes a 20-year career with Lear Siegler, a Fortune 500 industrial conglomerate with a leading aerospace and defense business.  The company was acquired by Forstmann Little & Co in a leveraged buy-out in December 1986.  Prior to the leveraged buy-out, Mr. Rodgers served as Corporate Vice President for all of Lear Siegler’s Electronics and Material Handling Companies from July 1985 until December 1986.  After the leveraged buy-out, he was responsible for managing the companies initially identified as divestitures under Forstmann Little’s ownership that ended in June 1987.  During his career at Lear Siegler, Mr. Rodgers held a variety of engineering and executive roles of increasing responsibility that included work in the field of unmanned aircraft vehicles for the U.S. Air Force and the design and implementation of digital Fly by Wire systems for a variety of military aircraft.  After leaving Lear Siegler in April 1987, Mr. Rodgers was one of three founders of an investments firm, Raebarn Partners, which orchestrated a leveraged buy-out of a number of Lear Siegler businesses to form BFM Aerospace in November 1987.  He served as Chairman and Chief Executive Officer of BFM Aerospace from its formation in November 1987 until its sale was completed in October 1992.  Following the sale of BFM Aerospace, Mr. Rodgers founded Medox in April 1993, a medical equipment company that was sold to its Japanese partners in June 1995. Mr. Rodgers earned a ME from UCLA   and an MSc from Cranfield Institute of Technology in the UK.  During 1995, he became a Member of the Board of Trustees of Chapman University in Orange, California.  In April 1997, he and his wife founded the Rodgers Center for Holocaust Education at Chapman University.  Origo believes Mr. Rodgers is well-qualified to serve as a member of the Board due to his business experience and contacts.

Director Independence and Board Committees

Origo believes that each of Messrs. Pudles, Gutovich and Rodgers are considered independent.

Family Relationships

There are no family relationships among Origo’s directors.

Board Leadership Structure and Role in Risk Oversight

Currently, Edward J. Fred serves as Origo’s Chief Executive Officer, President and as a director. The Board’s primary function is one of oversight. The Board as a whole has responsibility for risk oversight and reviews management’s risk assessment and risk management policies and procedures. Origo’s audit committee discusses with management Origo’s major financial risk exposures and the committee reports findings to the Board in connection with its risk oversight review.

Audit Committee Information

Effective December 12, 2014, Origo established an audit committee of the Board. The audit committee currently consists of Messrs. Pudles, Gutovich and Rodgers, each of whom is an independent director under the Nasdaq’s listing standards. The audit committee’s duties, which are specified in Origo’s Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in the Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Origo’s financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of Origo’s independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management Origo’s compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by Origo’s independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by Origo regarding accounting, internal accounting controls or reports which raise material issues regarding Origo’s financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by Origo’s management team in identifying potential target businesses.

During the fiscal years ended November 30, 2016 and 2015, Origo’s audit committee held four and four meetings.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, Origo must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board has determined that Mr. Pudles qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee Information

Origo has established a nominating committee of the Board, which consists of Messrs. Gutovich, Pudles and Rodgers, each of whom is an independent director under Nasdaq’s listing standards. Each of the members of the nominating committee is independent under the applicable Nasdaq listing standards. The nominating committee has a written charter. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Board. During the fiscal years ended November 30, 2016 and 2015, Origo’s nominating committee did not meet. However, Origo’s nominating committee is expected to formally approve by unanimous written resolution the nominees for election at this meeting.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;
●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board.

The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee Information

Effective as of December 12, 2014, Origo established a compensation committee of the Board. The current compensation committee consists of Messrs. Pudles, Gutovich and Rodgers, each of whom is an independent director under Nasdaq’s listing standards. The compensation committee’s duties, which are specified in Origo’s Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to Origo’s Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of the Chief Executive Officer’s based on such evaluation;
●	reviewing and approving the compensation of all of Origo’s other executive officers;
●	reviewing Origo’s executive compensation policies and plans;
●	implementing and administering Origo’s incentive compensation equity-based remuneration plans;
●	assisting management in complying with Origo’s proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Origo’s executive officers and employees;
●	if required, producing a report on executive compensation to be included in Origo’s annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Origo’s directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination, including the Business Combination. Accordingly, it is likely that prior to the consummation of an initial business combination, including the Business Combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Origo’s officers, directors and persons who own more than ten percent of a registered class of Origo equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten percent stockholders are required by regulation to furnish Origo with copies of all Section 16(a) forms they file. Based solely on copies of such forms received or written representations from certain reporting persons that no Form 5s were required for those persons, Origo believes that, during the fiscal year ended November 30, 2016, all filing requirements applicable to Origo’s officers, directors and greater than ten percent beneficial owners were complied with.

Code of Ethics

On December 12, 2014, the Board adopted a code of ethics that applies to Origo’s executive officers, directors and employees. The code of ethics codifies the business and ethical principles that governs aspects of Origo’s business.

Executive Compensation

No executive officer or director has received any cash compensation for services rendered to Origo. Commencing on the date of Origo’s IPO through May 20, 2016, Origo agreed to pay Fortress, an affiliate of certain of Origo’s former executive officers and directors, a fee of $10,000 per month for providing Origo with office space and certain office and secretarial services. However, this arrangement was solely for Origo’s benefit and was not intended to provide Origo’s executive officers or directors compensation in lieu of a salary. Such agreement was terminated on May 20, 2016, and Fortress agreed to convert all amounts owed under such arrangement, or $175,000, to capital. Other than this administrative fee, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Origo’s officers or directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination, including the Business Combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Origo’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, including the Business Combination. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than the Board and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

DESCRIPTION OF ORIGO AND THE SUCCESSOR’S SECURITIES

Origo

General

Origo is authorized to issue 100,000,000 Ordinary Shares and 1,000,000 preferred shares, par value US$0.0001. As of the record date, [     ] Ordinary Shares are outstanding, held by [     ] shareholders of record, and no preferred shares are outstanding.

Units

Each unit consists of one ordinary share, one right and one warrant. Each right entities the holder thereof to receive one-tenth of a share automatically on the consummation of an initial business combination. Each warrant entitles the holder to purchase one half of one ordinary share. Pursuant to the warrant agreement governing the warrants, a warrantholder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrantholder. For example, if a warrantholder holds one warrant to purchase one-half of one share, such warrant will not be exercisable. If a warrantholder holds two warrants, such warrants will be exercisable for one share.

Ordinary Shares

Origo’s shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. In connection with any vote held to approve an initial business combination, all of Current Initial Shareholders, as well as all of its officers and directors, have agreed to vote their respective initial shares in favor of the proposed business combination.

Origo will proceed with the business combination only if Origo has net tangible assets of at least US$5,000,001 upon consummation of such business combination and a majority of the ordinary shares voted are voted in favor of the business combination. At least ten days’ notice must be given for each general meeting (although Origo will provide whatever minimum number of days are required under Federal securities laws). Shareholders may vote at meetings in person or by proxy.

The Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to Origo’s Memorandum and Articles of Association, as amended, if Origo does not consummate a business combination by September 12, 2017 (unless extended by a vote of the shareholders) it will trigger Origo’s automatic winding up, dissolution and liquidation. The New Initial Shareholders have agreed to waive their rights to share in any distribution from the Trust Account with respect to their initial shares upon Origo’s winding up, dissolution and liquidation.

Origo’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that Public Shareholders have the right to have their shares converted to cash if they vote on the proposed Business Combination, properly demand Redemption of their shares as described in this proxy statement/prospectus and the Business Combination is completed. Public Shareholders who convert their shares still have the right to exercise the warrants that they received as part of the units.

Register of Members

Under Cayman Islands law, Origo must keep a register of members and there shall be entered therein:

(a)	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

(b)	the date on which the name of any person was entered on the register as a member; and

(c)	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of Origo is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. The register of members is immediately updated to reflect the issue of any shares by Origo. Once the register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. For example, if the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Preferred Shares

Origo’s Memorandum and Articles of Association authorizes the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by the Board. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. However, the underwriting agreement for Origo’s IPO prohibits it, prior to a business combination, from issuing preferred shares which participate in any manner in the proceeds of the Trust Account, or which vote as a class with the ordinary shares on a business combination. Origo may issue some or all of the preferred shares to effect a business combination, but is not issuing any preferred shares in connection with the business combination with HTH. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Origo. Although Origo does not currently intend to issue any preferred shares, it cannot assure you that it will not do so in the future.

Warrants

As of the record date, [     ] warrants were outstanding, including [     ] public warrants and [     ] private warrants, held by [     ] holders of record. Each public warrant entitles the registered holder to purchase one-half of one ordinary share at a price of US$11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the completion of a business combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrantholder. However, except as set forth below, no public warrants will be exercisable for cash unless Origo has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the public warrants is not effective within 90 days from the consummation of Origo’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when Origo shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the consummation of an initial business combination at 5:00 p.m., New York City time.

The private warrants and the warrants underlying the working capital units will be identical to the public warrants except that such warrants will be exercisable for cash (even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by Origo, in each case so long as they are still held by the initial purchasers or their affiliates.

Origo may call the warrants for redemption (excluding the private warrants and the warrants underlying the working capital units, but including any outstanding warrants issued upon exercise of the unit purchase option issued to EBC), in whole and not in part, at a price of US$0.01 per warrant,

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds US$24.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for Origo’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of Origo’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If Origo calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Origo will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the ordinary shares at the time the warrants are called for redemption, Origo’s cash needs at such time and concerns regarding dilutive share issuances.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Origo. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Origo’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices. Origo is also permitted, in its sole discretion, to lower the exercise price (but not below the par value of an ordinary share) at any time prior to the expiration date for a period of not less than 10 business days; provided, however, that Origo provides at least 10 business days prior written notice of such reduction to registered holders of the warrants and that any such reduction will be applied consistently to all of the warrants. Any such reduction in the exercise price will comply with any applicable regulations under the Federal securities laws, including Rule 13e-4 under the Exchange Act generally, and Rule 13e-4(f)(1)(i) specifically.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Origo, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable and Origo will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Origo has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, Origo cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and Origo will not be required to settle any such warrant. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, Origo will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the ordinary shares outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of Origo, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying ordinary shares and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in ordinary shares, or by a split up of the ordinary shares or other similar event), Origo will, upon exercise, round up or down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Contractual Arrangements with respect to Certain Warrants

Origo has agreed that so long as the warrants underlying the private units are still held by the initial purchasers or their affiliates, Origo will not redeem such warrants, Origo will allow the holders to exercise such warrants on a cashless basis and such warrants may be exercisable for cash (even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective). Additionally, EBC agreed that it will not be permitted to exercise any warrants underlying their purchase option and/or its designees after December 12, 2019. However, once any of the foregoing warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply.

Rights

As of the record date, [     ] rights were outstanding, including [     ] public rights and [ ] private placement rights, held by [     ] holders of record. Each holder of a right will receive one-tenth of a share upon consummation of the business combination with HTH or another initial business combination, even if the holder of such right converted all ordinary shares held by him, her or it in connection with the initial business combination or an amendment to Origo’s Memorandum and Articles of Association with respect to Origo’s pre-business combination activities. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares upon consummation of an initial business combination as the consideration related thereto has been included in the unit purchase price paid for by investors in this offering. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of Origo) (in the case where Origo is not the surviving entity) or be exempt from registration pursuant to an applicable exemption such as the exemption provided by Section 3(a)(9) (in the case where Origo is the surviving entity).

The number of ordinary shares that the holders of rights are entitled to receive upon consummation of a business combination shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the ordinary shares occurring on or after the date hereof and prior to the consummation of a business combination.

The rights will be issued in registered form under a rights agreement between Continental Stock Transfer & Trust Company, as rights agent, and Origo. The rights agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding rights in order to make any change that adversely affects the interests of the registered holders.

If Origo enters into a definitive agreement for a business combination in which Origo will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis. Additionally, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the 1/10 of a share underlying each right (without paying any additional consideration) upon consummation of the business combination. More specifically, each holder will be required to indicate his, her or its election to convert the rights into underlying shares as well as to return the original rights certificates to us. There is no length of time within which an investor must affirmatively elect to convert the rights. However, until a holder affirmatively elects to convert its rights, the right certificates held by such holder will not represent the ordinary shares they are convertible for but instead will simply represent the right to receive such ordinary shares.

If Origo is unable to complete an initial business combination within the required time period and liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from Origo’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will Origo be required to net cash settle the rights. Because Origo will only issue a whole number of shares, you will not receive any fractional shares to the extent the number of rights held by you upon consummation of an initial business combination is not divisible by ten.

Purchase Options

In connection with the IPO, Origo sold to EBC, for US$100, an option to purchase up to 400,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at US$11.00 per unit, and may be exercised on a cashless basis, in whole or in part, commencing on the consummation of a business combination. The option expires on December 12, 2019. Since the option is not exercisable until at the earliest the consummation of a business combination, and the rights will automatically result in the issuance of shares upon consummation of a business combination, the option will effectively represent the right to purchase 1,375,000 ordinary shares (which includes the 125,000 ordinary shares issuable for the rights included in the units), and 1,250,000 warrants to purchase 625,000 full shares, for US$12,500,000. Notwithstanding anything to the contrary, neither the option nor the warrants underlying the option shall be exercisable after June 25, 2019. The option and the 1,250,000 units, the 2,000,000 ordinary shares and the 1,250,000 warrants underlying such units, and the 625,000 ordinary shares underlying such warrants and 125,000 shares relating to the rights that are automatically issuable upon consummation of an initial business combination, were deemed compensation by FINRA. Although the purchase option and its underlying securities were registered under the registration statement for the IPO, the option grants to holders demand and “piggy back” rights for periods ending on June 25, 2019 and June 25, 2021, respectively, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. Origo will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. Origo will have no obligation to net cash settle the exercise of the purchase option or the warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the purchase option or underlying warrants, the purchase option or warrants, as applicable, will expire worthless.

The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a share dividend, or Origo’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of ordinary shares at a price below its exercise price.

Dividends

Origo has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the business combination. The payment of cash dividends in the future, including after the business combination with HTH, will be dependent upon Origo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any dividends subsequent to the business combination will be within the discretion of Origo’s then board of directors. It is the present intention of the Board to retain all earnings, if any, for use in Origo’s business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent, Rights Agent and Warrant Agent

The transfer agent for Origo Shares, rights agent for Origo’s rights and warrant agent for its warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing of Origo’s Securities

Origo’s units, ordinary shares, rights and warrants are listed on Nasdaq under the symbols “OACQU,” “OACQ,” “OACQR” and “OACQW,” respectively. Origo cannot assure you that its securities will continue to be listed on Nasdaq as it might not in the future meet certain continued listing standards.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Law. The Companies Law is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Law applicable to Origo and the Nevada corporate law. For a description of the differences between Cayman Islands law and Nevada law see “The Redomestication Proposal —Comparison of Shareholder Rights Before and After the Redomestication.”

Origo’s Memorandum and Articles of Association

Origo’s Memorandum and Articles of Association filed under the laws of the Cayman Islands contain provisions designed to provide certain rights and protections to its shareholders prior to the consummation of a business combination. The following are the material rights and protections contained in Origo’s Memorandum and Articles of Association:

●	the right of Public Shareholders to exercise Redemption Rights and surrender their shares in lieu of participating in a proposed business combination;

●	a prohibition against completing a business combination unless Origo has net tangible assets of at least US$5,000,001 upon consummation of such business combination;

●	a requirement that if Origo seeks shareholder approval of any business combination, a majority of the outstanding ordinary shares voted must be voted in favor of such business combination;

●	the separation of the Board into three classes and the establishment of related procedures regarding the standing and election of such directors;

●	a requirement that directors may call general meetings on their own accord and are required to call an special meeting if holders of not less than 10% in par value of the issued shares request such a meeting;

●	a prohibition, prior to a business combination, against Origo issuing (i) any ordinary shares or any securities convertible into ordinary shares or (ii) any other securities (including preferred shares) which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the ordinary shares on a business combination;

●	a requirement that Origo’s management take all actions necessary to liquidate Origo’s Trust Account in the event Origo does not consummate a business combination by March 12, 2018; and

●	limitation on shareholders’ rights to receive a portion of the Trust Account.

The Companies Law permits a company incorporated in the Cayman Islands to amend its Memorandum and Articles of Association with the approval of the holders of at least two-thirds of such company’s outstanding ordinary shares. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its Memorandum and Articles of Association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although Origo could amend any of the provisions relating to its proposed offering, structure and business plan which are contained in its amended and restated memorandum and articles of association, Origo views all of these provisions as binding obligations to its shareholders and neither Origo, nor its officers or directors, will take any action to amend or waive any of these provisions prior to the consummation of an initial business combination.

Upon the closing of the business combination with HTH, if the charter amendment proposals are approved, the foregoing provisions will be removed from Origo’s Memorandum and Articles of Association, as they will no longer be applicable.

Capital Stock of the Successor after the Merger

Immediately prior to the effective time of the Merger, Origo will be redomesticated into a Nevada corporation and the material terms of the Successor’s capital stock and the provisions of Successor’s Articles of Incorporation and Bylaws will be governed by Nevada law. See “The Redomestication Proposal – Comparison of Shareholder Rights Before and After the Redomestication.”

General

The Successor’s authorized capital stock will consist of 100,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class B common stock, par value $0.0001, and 10,000,000 shares of preferred stock, par value $0.0001 per share. The Successor’s board of directors may establish the rights and preferences of the preferred stock from time to time as set forth in the Successor’s Charter. The Successor’s Charter does not authorize any other classes of capital stock.

The Successor intends to adopt and maintain equity incentive plans pursuant to which the Successor will be authorized to issue stock options, restricted stock and other stock-based incentives to employees and directors.

Common Stock

Holders of the Successor Class A common stock will be entitled to one vote per share on all matters to be voted upon by the Successor stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by the Successor’s Charter or the Successor’s Bylaws. Holders of the Successor Class B common stock will not have any voting rights.

Subject to the rights of any holders of the Successor preferred stock, the holders of the Successor common stock will be entitled to receive ratably dividends, if any, as may be declared from time to time by the Successor’s board of directors out of funds legally available for the payment of dividends.

In the event of the liquidation, dissolution or winding up of the Successor, after all liabilities and the holders of each series of preferred stock have been paid in full, the holders of the Successor common stock will be entitled to share ratably in all remaining assets. The Successor common stock will initially have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions will initially be applicable to the Successor common stock. The rights, preferences and privileges of the holders of the Successor common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Successor may designate and issue in the future.

Preferred Stock

The Successor’s board of directors may issue up to 10,000,000 shares of only one class of preferred stock in one or more series and, subject to the Nevada Corporation Law, the Successor’s board of directors may set the designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of such preferred stock. Each share of preferred stock will be of equal rank with each other share of preferred stock, regardless of series, with respect to the payment of dividends and the distribution of capital assets.

The Successor’s board of directors will have the power to issue Successor preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of the Successor common stockholders, and the Successor’s board of directors could take that action without stockholder approval. The issuance of the Successor preferred stock could delay or prevent a change in control of the Successor.

Warrants

The rights and terms of the Successor’s warrants will be the same as the public warrants of Origo described above.

Anti-Takeover Effects of Various Provisions of Nevada Law and the Successor Charter and the Successor Bylaws after the Merger

Provisions of the Nevada Corporation Law and the Successor Charter and the Successor Bylaws could make it more difficult to acquire the Successor by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids the Successor’s board of directors may consider inadequate and to encourage persons seeking to acquire control of the Successor to first negotiate with the Successor. The Successor believes that the benefits of increased protection of the Successor’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Successor will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred Stock. The Successor’s board of directors will have the power to issue Successor preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of the Successor common stockholders, and the Successor’s board of directors could take that action without stockholder approval. The issuance of the Successor preferred stock could delay or prevent a change in control of the Successor.

Board Vacancies to be Filled by Remaining Directors. The Successor Bylaws will provide that any vacancies, including any newly created directorships, on the board of directors, may be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.

Removal of Directors by Stockholders. The Successor Bylaws and Nevada Corporation Law provide that directors may be removed by stockholders only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock entitled to vote.

Stockholder Action. The Successor Bylaws will prevent stockholder action by written consent.

Advance Notice of Director Nominations and Stockholder Proposals. The Successor Bylaws will contain advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of stockholders. As specified in the Successor Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the board of directors or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in the Successor Bylaws.

To be timely, a nomination of a director by a stockholder or notice for business to be brought before an annual meeting by a stockholder must be delivered to the Successor’s secretary at the Successor’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the stockholder to be timely, it must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever first occurs.

In the event a special meeting of stockholders is called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in the Successor Bylaws, but only if the stockholder notice is delivered to the Successor’s secretary at the Successor’s principal executive offices not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of (1) the 60th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Successor’s board of directors to be elected at such meeting.

Amendments to the Everett Charter and Bylaws. Under Nevada Corporation Law, the Successor Charter may not be amended by stockholder action alone. Amendments to the Successor Charter must be approved by a board resolution and then approved by a majority of the outstanding capital stock entitled to vote. The Successor Bylaws may only be amended by stockholders upon the affirmative vote of 66 2/3% of the outstanding capital stock entitled to vote. Subject to the right of stockholders as described in the immediately preceding sentence, the Successor Bylaws may be adopted, amended or repealed by the Successor’s board of directors.

Nevada Anti-Takeover Statutes. Everett will not opt out of, and may be subject to Nevada’s Combination with Interested Stockholders Statutes (Nevada Corporation Law Sections 78.411-78.444) which restricts or prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

Limitations on Liability and Indemnification of Officers and Directors after the Merger

The Nevada Corporation Law limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Successor Charter and the Successor Bylaws will include provisions that require the Successor to indemnify, to the fullest extent allowable under the Nevada Corporation Law, directors or officers against monetary damages for actions taken as a director or officer of the Successor, or for serving at the Successor’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Successor Charter and the Successor Bylaws will also provide that the Successor must indemnify and advance reasonable expenses to the Successor directors and officers, subject to the Successor’s receipt of an undertaking from the indemnified party as may be required under the Nevada Corporation Law. Everett will also be expressly authorized to carry directors’ and officers’ insurance to protect the Successor, the Successor’s directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions under Nevada Corporation Law and in the Successor Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Successor and the Successor’s stockholders. However, these provisions do not limit or eliminate the Successor’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Successor pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

BUSINESS OF THE HIGH TIMES GROUP

Overview

HTH was established in December 2016 for purposes of acquiring 100% of the capital stock of Trans-High Corporation, a New York corporation (“Trans-High”) and its consolidated subsidiaries (collectively, the “THC Group”). Founded in 1974, the THC Group has historically engaged in the publication of a monthly print and on-line magazine and the production and sponsorship of trade shows and events. The High Times Group’s strategic goal is to monetize the intellectual property and “High Times®” brand. The High Times Group also contemplates various other e-commerce initiatives and licensing of the “High Times®” brand, including the development of an e-commerce store offering clothing and other products associated with cannabis.

The High Times Group does not cultivate, dispense or sell cannabis or any derivatives of the cannabis plant, such as oils or edible products, although cannabis and products utilizing or relating to cannabis have been used and sold at the trade shows and festival events operated by the THC Group since 2010 in states that permit the medical and recreational use of cannabis.

The High Times Group comprises businesses across a range of media, including:

●	High Times Magazine: High Times Magazine©, High Times Group’s inaugural print publication that began in 1974 doing business as “HIGH TIMES®”, has published more than 500 issues; online publication of the High Times Magazine© began in 2010

●	The Cannabis Cup: The High Times Cannabis Cup™ which the High Times Group believes is the world’s leading marijuana trade show; celebrating the world of cannabis through competitions, instructional seminars, expositions, celebrity appearances, concerts and product showcases; and

●	Digital Publishing: HighTimes.com, CannabisCup.com and 420.com are High Times Group’s domain names. HighTimes.com has more than 4.0 million monthly unique users. CannabisCub.com is the hub of the live events hosted by High Times Group and 420.com is a new entity which will sell related products that are used in connection with cannabis.

●	Green Rush Daily:On August 31, 2017, the Hightimes Group entered into an online sales representative agreement with Green Rush Daily Inc., Green Rush is a daily on-line publication providing dialing news for all information relating to cannabis, including guides and strain review, products and health news. Green Rush has approximately 5.0 million monthly unique users. Under the terms of the agreement Green Rush appointed Trans-High as Green Rush’s exclusive sales representative with respect to: (a) all advertisements to be sold or otherwise offered to third-party advertisers on the Green Rush websites, and (b) all advertisements for display to retail and wholesale channels on the websites. All fees received from advertisers on the Green Rush website are to be split 70% to THC and 30% to Green Rush. In a related development, THC entered into a three year employment agreement with Scott McGovern, under which Mr. McGovern will be Senior Vice President of Publishing of THC and its subsidiaries.

The online sales representative agreement and the employment agreement with Mr. McGovern may be terminated by Mr. McGovern in the event that the Company or any successor-in-interest (including OAC does not become a public company by March 31, 2018. On August 31, 2017, Mr. McGovern received an option to purchase 299,110 shares of Class A Common Stock from a founding minority stockholder of the Company at the founders price of $0.001 per share.

The High Times Group believes that it has become the highest regarded news source for the cannabis industry. Due to its unique positioning in the cannabis space, High Times Group believes that considerable monetization opportunities present themselves in brand licensing and ecommerce. High Times Group intends to leverage its brand and platform to showcase promotions of quality products associated with cannabis to the over 30 million Americans who are enthusiasts for medical and recreational cannabis, as well as to companies who wish to grow and sell cannabis in states where the growing and dispensing of medical and/or recreational cannabis is permitted. High Times Group has expanded our Cannabis Cup™ events into Canada where the use of cannabis for both medical and recreational purposes is expressly permitted.

High Times Group’s revenue base consists of the sale of tickets for admittance to the Cannabis Cup events, entrance fees to the Cannabis Cup competitive events, recurring print and on-line subscriptions to, and advertising sales in, the High Times Magazine®, and direct merchandising sales, sponsorship sales and licensing fees. High Times Group manages its licensing businesses through co-sponsorship and strategic partnership arrangements.

The Cannabis Industry and Market Opportunity

High Times Group believes that it has strong economic prospects by virtue of the following dynamics of the industry and the High Times Group’s competitive advantages:

●	Expanding Legalization of Cannabis: The growing and dispensing of cannabis for medical use is now legal in 29 states and the District of Columbia and seven states either legalized or decriminalized cannabis for recreational use. In addition, California, the world’s sixth largest economy, will begin allowing recreational use of cannabis in early 2018. Despite a conservative political environment in Washington D.C., support for marijuana legalization appears to be rapidly outpacing opposition. According to 2016 Gallup Poll, public support for the legalization of marijuana in the United States has soared from approximately 16% in 1974 to approximately 60% in 2016.

●	Market Size: According to the Substance Abuse and Mental Health Services Administration, approximately 21 million Americans use marijuana monthly or more frequently. Another 10 million use marijuana on a less frequent basis. This equated to a $3.4 billion industry in 2015. The industry in California alone is projected to grow to $6.6 billion by 2020, and over $23 billion nationally.

●	Market Leader:Despite a number of competitors that have entered the cannabis market space such as Cloud Magazine, Skunk Magazine, Kush Magazine and 420 Magazine, the High Times Group believes that High Times Magazine® still maintains its position as the premier publication and media creator for cannabis related information.

High Times Group Growth Strategy

Increased Number of Festivals, Events and Competitions: High-Time’s vision is to aggressively expand the number of events, including our Cannabis Cup events. The Trans-High Group hosted four events in 2016 and is on track to host as many as 18 events in 2017, including 9 Cannabis Cup events.

Expanding our Digital Publishing Footprint: HighTimes.com has more than 4.0 million monthly unique users, of which 74% are male and 73% are millennials (aged 18-34). 420.com is a new domain name and Internet website with the vision of becoming a leading seller of cannabis-related products.

New Opportunities: HTH has engaged Creative Artists Associates (“CAA”) and Emerald Branding to develop potential new business opportunities. CAA is a premier, global agency that represents many of the most acclaimed names in entertainment, media, film, and music. Some of these categories include clothing, merchandise, movies, television, video, music, and comedy.

In addition, on October 6, 2016, Trans-High entered into an agreement with Global Merchandising Services, Inc. under which Global received the exclusive right to develop, manufacture and sell merchandise at the Cannabis Cup events. Under the term of the agreement, HTH is to receive total advanced payments of $420,000 against a royalty of 15% on all T-shirts and 12% on other specialty items sold.

High Times® Magazine

Since its founding in 1974 as a print publication, High Times Magazine©, has written about topics ranging from cultivation and legalization, to entertainment and culture, to hard-hitting new exposes on the War on Drugs. High Times Magazine® is a monthly print and digital publication that has been dedicated to furthering the cannabis industry, including educating the public as to the medicinal benefits of cannabidiol (“CBD”) and cannabinoids as well as the recreational uses of marijuana. HTH believes that High Times Magazine© is, and has been for a number of years, the preeminent publication source for cannabis information. The High Times Magazine© has featured original works from some of the leading names in counterculture and literature including Truman Capote, Hunter S. Thompson, Charles Bukowski, Andy Warhol, and William Burroughs.

As of September 30, 2017, the High Times Group has approximately 186,350 monthly subscribers to our print and on-line High Times Magazine® publications and approximately 5.25 million monthly unique views to our website. An additional 56,500 readers receive our monthly newsletter.

The publication is approximately 152 pages per issue, of which approximately 50% is advertising. For the 12 month period from January 1, 2016 to December 31, 2016, High Times Magazine® had advertising revenues of $3,385,107, revenues of $431,412 from newsstand sales, revenues of $494,520 from subscriptions, and revenues of $359,448 from product, licensing, royalties and miscellaneous services. For the nine months ended September 30, 2017, High Times Magazine® had advertising revenues of $2,030,207, revenues of $275,997 from newsstand sales, revenues of $332,462 from subscriptions, and revenues of $140,576 from product, licensing, royalties and miscellaneous services.

HTH’s print and on-line publications generate revenue primarily through print and digital advertising sales and through circulation and subscriptions fees generated from the sale of subscriptions to its print and digital products. Advertising revenues are subject to seasonality, with revenues typically being highest in the High Times Group’s second fiscal quarter due to the end-of-year holiday season in its main operating geographies.

Cannabis Cup Events

The Cannabis Cup® has been a leading cannabis trade show, music festival and experiential marketing event (“Cannabis Cup Events”), in which people gather at a venue, featuring live musical performances. Participants at these events can participate in the world of cannabis through competitions, instructional seminars, expositions, celebrity appearances, concerts and product showcases. We seek to present our fan base and festival attendees with a unique festival experience that combines live musical performances and cannabis industry trade show presentations, corporate sponsors and vendors.

The High Times Group does not dispense or sell cannabis or any derivatives of the cannabis plant that are sold by others at the Cannabis Cup Events. Rather, High Times Group seeks to highlight the promotion of the High Times Group and Cannabis Cup brands through its merchandising efforts and through licensing arrangements. Since 2010, THC Group’s U.S. Cannabis Cup® has been produced and presented at various locations in states that permit the medical and recreational use of cannabis and continues to be hosted at rented third-party venues.

During 2016, the Cannabis Cup Events generated approximately 68%, of the total consolidated revenues of THC and subsidiaries. Prior to HTH’s acquisition of the THC Group in February, 2017, the THC Group increased the frequency of the Cannabis Cup Events in only four venues. HTH believes that this harmed THC Group’s financial performance for the fiscal year ended December 31, 2016 due to over saturation of limited marketplaces. As a result, THC Group experienced a dip in revenues from the Cannabis Cup Events, which directly impacted its bottom line and decreased both profit and gross margins.

Following HTH’s acquisition of the THC Group in February 2017, HTH has undertaken measures to further develop the Cannabis Cup Events and festivals. These efforts include a change in the strategy roll-out of the Cannabis Cup Events and festivals along with a reorganization of the upcoming scheduling for the 2017 and 2018 seasons. As of September 30, 2017, the High Times Group conducted 9 live events and for the nine months ended September 30, 2017 shows Cannabis Cup Events and festivals reported $9.68 million in revenues and a gross profit of $1.78 million, as compared to the prior year nine months ended September 30, 2016 revenues of $8.75 million and a gross profit of $2.19 million. The Cannabis Cup Events have including artists such as Nas, Damian Marley, Wu-Tang Clan, 50 Cent, Redman and Method Man. High Times Group anticipates that an additional nine live Cannabis Cup Events will be produced and presented throughout the remainder of fiscal year 2017.

High Times Group intends to develop and drive performance of the Cannabis Cup Events by dedicating capital and additional corporate resources to the production of larger size Cannabis Cup Events at increasingly sizeable venues. High Times Group also intends to scale back or reduce the frequency of small regional Cannabis Cup Events in order to limit the supply and availability of its festival offerings. High Times Group believes that such a reorganization of the size and scheduling of the Cannabis Cup Events will result in a concentration of its commercial audience (from existing to potential customers) and subsequently direct its audience to the larger sized Cannabis Cup Events. High Times Group believes that these changes in its strategic approach will restore historical financial performance and profitability margins, and hopefully increase both profit and gross margins above its historical average and peak. As legalization of cannabis for both medical and recreational markets continue to develop, High Times Group believes that a strategic shift to larger developed markets for the Cannabis Cup Events will present attractive opportunities.

High Times Group typically books artists, secure festival sites, provide for third-party production services, sell tickets and advertise the events to attract fans. High Times Group also provides or arranges for third parties to provide operational services as needed such as concessions, merchandising and security.

High Times Group earns revenue primarily from the sale of tickets to the Cannabis Cup Events, the sale of entry fees into its Cannabis Cup competitions, and through general advertising. High Times Group pays its performing artists at the Cannabis Cup Event under one of several formulas, including a fixed guaranteed amount and/or a percentage of ticket sales or event profits. For each Cannabis Cup Event, High Times Group rents a third-party venue. Revenue is generally impacted by the number of events, volume of ticket sales, ticket prices and the number of participants in High Times Group’s Cannabis Cup competitions. Event costs such as artist fees and production service expenses are included in direct operating expenses and are typically substantial in relation to the revenue. As a result, significant increases or decreases in promotion revenue do not typically result in comparable changes to operating income.

High Times Group also generates revenue primarily from the sale of concessions, parking, premium seating, rental income, venue sponsorships and ticket rebates or service charges earned on tickets sold through our third-party ticketing service providers under ticketing agreements. At our Cannabis Cup Events, we outsource the sale of concessions and we receive a share of the net revenue from the concessionaire, which is recorded in revenue with no significant associated direct operating expenses.

Revenue is generally impacted by the number of events, volume of ticket sales, ticket prices and Cannabis Cup competition entry fees. Event costs such as artist fees and production service expenses are included in direct operating expenses and are typically substantial in relation to the revenue. Since the artist fees are typically fixed guarantees for these events, significant increases or decreases in festival promotion revenue will generally result in comparable changes to operating income.

Ticketing services include the sale of tickets primarily through online and mobile channels but also through phone, outlet and box office channels. Ticketing companies contract with us to sell tickets to events over a period of time. The ticketing company does not set ticket prices or seating charts for events as this information is given to it by the venue and/or promoter in charge of the event. The ticketing company generally gets paid a fixed fee per ticket sold or a percentage of the total ticket service charges. The ticketing company receives the cash for the ticket sales and related service charges at the time the ticket is sold and periodically remits these receipts to the promoter after deducting its fee. High Times Group sells tickets for the Cannabis Cup Event through its contractual relationships with certain ticketing service providers that present point of sale customer purchasing options on web-based, mobile application, and telephone call center sales platforms.

High Times Group utilizes a sales force that creates and maintains relationships with sponsors through a combination of strategic, international, national and local opportunities that allow businesses to reach customers through the Cannabis Cup Events, including advertising on High Times Group’s websites, co-sponsorship arrangements and commercial vendor booths at the Cannabis Cup Events. High Times Group drives increased advertising scale to further monetize the Cannabis Cup Event platform through branded media content, corporate sponsorship and vendor booths. High Times Group works with our corporate co-sponsorship clients to help create marketing programs that drive their business goals and connect their brands directly with High Times Group’s Cannabis Cup audiences and fans of the High Times brand. High Times Group also works with other commercial businesses operating within the cannabis industry under the Cannabis Cup vendor program by providing vendor with tables and trade booths to help drive awareness of the vendor’s business by connecting with High Times Group’s dedicated fan base.

While High Times Group’s Cannabis Cup Events operate year-round, High Times Group generally experiences higher revenue during the second and third quarters due to the seasonal nature of shows at its outdoor festivals, which primarily occur from May through October.

In furtherance of Cannabis Cup Event expansion plans, pursuant to an Assignment of Lease and Festival Rights dated August 10, 2017 (the “BioCup Agreement”), High Times Group acquired from Bio Cup Canada Music Festival Ltd. (“BioCup”) the right to conduct a Cannabis Cup Event at a designated venue in Vancouver, British Columbia, that is scheduled to be held between August 23, 2017 and August 28, 2017, as well as future events High Times Group may sponsor at such venue. In addition to up to CDN$200,000 of the 2017 festival expenses High Times Group agreed to assume, High Times Group paid to the stockholders of BioCup the sum of $375,000 in the form of a THC Group’s 4% unsecured convertible promissory note due December 31, 2018 (“BioCup Note”). The BioCup Note is convertible into shares of HTH’s Class A Common Stock or shares of its successor-in-interest and must be converted into common stock if the holders of such common stock can immediately sell such shares for at least $375,000 prior to the December 31, 2018 maturity date. BioCup also has registration rights pursuant to the BioCup Agreement for shares issuable upon conversion of the BioCup Note.

Our Policies and Procedures for Operating of Cannabis Cup Contests

In connection with each Cannabis Cup Event, High Times Group engages a fully-licensed third party cannabis dispensary (each such dispensary, an “Administrator”) to administer all parts of each Cannabis Cup Event. Prior to each Cannabis Cup Event, High Times Group enters into a written agreement with the Administrator that sets forth all of its obligations and ensures that the dispensary is properly licensed. High Times Group also contracts with an independent third party observer to supervise all activity of the applicable Administrator in connection with each Cannabis Cup Event to ensure compliance with all applicable laws, rules and regulations.

High Times Group’s function in the organization and administration of the Cannabis Cup Events is to facilitate registration of contestants and supply Administrators with pre-labelled packaging and explicit instructions for each Event entry. The Administrator exclusively intakes, handles and stores all products that are being entered into the Event for judgment. The Administrator is contractually obligated to maintain the security and safety of the products, and the security and safety of all personnel, contestants and patients on Administrator's premises. At no time does any member of the High Times Group handle, store or distribute any products.

Event contestants also register with the applicable Administrator in advance of the Cannabis Cup Event. On the applicable date(s), contestants will bring their products to the Administrator, and place such products into the official packaging we provide. The Administrator collects the products and distributes it to a contracted panel of licensed cannabis patients (or similarly approved testers) and a licensed pre-approved laboratory for testing and evaluation, in accordance with the Cannabis Cup Event rules provided by the High Times Group. The testers evaluates the products according to pre-determined criteria and submit their votes on High Times Group’s HTScorebook website. The Administrator provides information and support at our direction, but is not permitted to interfere in any way with High Times Group’s process, requirements or software.

In accordance with High Times Group’s Cannabis Cup vendor program, High Times Group explicitly warns all vendors, guests, performers and attendees of the Cannabis Cup Events that they are required to comply with applicable laws concerning the distribution of cannabis in any amount and that the High Times Group does not directly or indirectly sell, promote or condone the illegal sale or distribution of cannabis or marijuana at the Cannabis Cup Events. For more information please see the section entitled, “Risk Factors—Risks Relating to the High Times Group.”

Other Business Opportunities

High Times Group seeks to license the High Times® and Cannabis Cup® trade names, characters and visual and literary properties to various manufacturers, developers and retailers throughout the world. Branded merchandise is sold by its licensees directly through online distribution channels. High Times Group generates revenue primarily from licensing its branded properties, including trademarks and media content, to third parties for use on consumer merchandise. Further, High Times Group sells its branded merchandise through its direct to consumer internet shopping sites and e-commerce stores. Significant costs include costs of goods sold and distribution expenses, operating labor and retail occupancy costs, product development and marketing.

The High Times Group’s e-commerce websites currently include 420.com, CannabisCup.com and Hightimes.com, with nearly 4.0 million monthly unique users (74% male, 73% millennials (ages: 18-34)). The 420.com website is a new on-line store, which High Times Group envisions becoming the “everything store” for cannabis-related products.

High Times Group licensing operations cover a diverse range of products and live event categories. The High Times Group licenses the High Times® and Cannabis Cup® brands and properties for use on third-party products or services. High Times Group earns royalties or participate in revenue sharing arrangements with strategic partners, both of which are usually based on a fixed percentage of the wholesale or retail selling price of the products or services.

High Times Group intends to increase its efforts to leverage the High Times® and Cannabis Cup® brands. High Times Group is in discussions for the development of branding opportunities, which it will seek to structure as a joint venture, partnership, licensing and royalty agreement.

Below is a sampling of the product licensing, category opportunities High Times Group is exploring:

●	Clothing
●	Rolling Papers
●	Lounges (formally legalized in Denver this election cycle)
●	Vaporizers
●	Shoes
●	Streetwear
●	Movies, Documentaries and TV: both Historically Scripted and Reality

Intellectual property

High Times Group owns registered trademarks “High Times®” “Planet Hemp®” and the design for the medical Cannabis Cup. In addition, High Times Group also uses common law marks that have not been, or due to their nature are unable to be, registered, including, without limitation:

●	POT40
●	COUNTRY FAIR CUP
●	POT SHOTS
●	ASK DR. MITCH
●	TRAILBLAZERS
●	S.T.A.S.H. AWARD
●	HIGH FIVE
●	DANNY DANKO
●	FREE WEED WITH DANNY DANKO

High Times Group is the owner of the intellectual property related to various publication and other visual (including audio visual works and photographs) and written content, which it distributes through the High Times® Magazine and via its digital distribution channels.

High Times Group generally relies on trademark, copyright and trade secret laws and employee and third-party non-disclosure agreements to protect its intellectual property and proprietary rights. High Times Group currently owns trademark protection for its name and logos in the United States, pursuant to certain trademark and copyright applications and registrations worldwide. Further, High Times Group also uses common law marks that have not been, or due to their nature are unable to be, registered with the Trade United States Patent and Trademark Office. Although High Times Group has been granted registered trademarks by the United States Patent and Trademark Office, there can be no assurance that any trademarks or common law marks relied upon by High Times Group, if any, will not be challenged in the future, invalidated or circumvented or that the rights granted thereunder or under licensing agreements will provide competitive advantages to High Times Group.

In addition, there can be no assurance that standard intellectual property confidentiality and assignment agreement with employees, consultants and others will not be breached, that High Times Group will have adequate remedies for any breach, or that its trade secrets will not otherwise become known to or independently developed by competitors. Furthermore, there can be no assurance that High Times Group’s efforts to protect its intellectual property will prevent others from unlawfully using its trademarks, copyrights and other intellectual property. High Times Group’s success depends in part, on its continued ability to license its intellectual property. An inability to continue to preserve and protect its intellectual property would likely have a material adverse effect on its business, operating results or financial condition.

Government Regulation and Federal Policy of Cannabis

Under the federal Controlled Substance Act (“CSA”), the policies and regulations of the federal government and its agencies are that Cannabis (marijuana) is a Schedule 1 Controlled Substance that is addictive and has no medical benefit. Accordingly, a range of activities, including cultivation and the personal use of cannabis, is prohibited and subject to prosecution and criminal penalties. Unless and until Congress amends the CSA with respect to medical Cannabis, there is a risk that the federal authorities may enforce current federal law, and High Times Group may be deemed to be engaged in producing, cultivating, or dispensing cannabis in violation of federal law, or High Times Group may be deemed to be facilitating the sale or distribution of drug paraphernalia in violation of federal law with respect to its business operations. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our strategic goals, revenues, and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial interpretation, and stated federal policy remains uncertain. For more information please see the section entitled, “Risk Factors—Risks Relating to the High Times Group.”

The U.S. Supreme Court declined to hear a case brought by San Diego County, California that sought to establish federal preemption over state medical cannabis laws. The preemption claim was rejected by every court that reviewed the case. The California 4th District Court of Appeals wrote in its unanimous ruling, “Congress does not have the authority to compel the states to direct their law enforcement personnel to enforce federal laws.” However, in another case, the U.S. Supreme Court held that, as long as the CSA contains prohibitions against cannabis, under the Commerce Clause of the United States Constitution, in certain instances, the federal government may criminalize the production and use of cannabis, even where states approve its use for medical purposes.

In an effort to provide guidance to federal law enforcement, under the Obama Administration, the Department of Justice (the “DOJ”) has issued Guidance Regarding Cannabis Enforcement to all United States attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

The August 29, 2013 memorandum provides updated guidance to federal prosecutors concerning cannabis enforcement in light of state laws legalizing medical and recreational cannabis possession in small amounts.

The memorandum sets forth certain enforcement priorities that are important to the federal government:

●	Distribution of cannabis to children;
●	Revenue from the sale of cannabis going to criminals;
●	Diversion of medical cannabis from states where it is legal to states where it is not;
●	Using state authorized cannabis activity as a pretext of other illegal drug activity;
●	Preventing violence in the cultivation and distribution of cannabis;
●	Preventing drugged driving;
●	Growing cannabis on federal property; and
●	Preventing possession or use of cannabis on federal property.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of cannabis for use on private property but has relied on state and local law enforcement to address cannabis activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical cannabis and recreational cannabis in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical cannabis.

In contrast to federal policy, there are currently 29 states and the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment.

Notwithstanding the above, in light of the recent Presidential election of Donald Trump and his appointment of cabinet members, including Jeffrey Sessions as Attorney General, the risk of strict enforcement of the CSA may be significantly increased.

For example, on December 14, 2016, the Drug Enforcement Administration (the “DEA”) filed a new Rule, published in the Federal Register on December 14, 2016, which became effective on January 13, 2017, that seeks to control all naturally occurring cannabinoids from the cannabis sativa L plant. The DEA attempted something very similar in 2003, and the Ninth Circuit Court of Appeals rejected its efforts as unlawful and beyond the scope of the DEA’s delegated Congressional authorization.

The new rule states that cannabis extracts and any cannabinoids, such as CBD, are now classified as a Schedule I Drug. On Tuesday, December 13, 2016, the DEA amended the Code of Federal Regulations (the “CFR”). According to the amended CFR, cannabis extracts are apparently labeled a Schedule I controlled substance, and that may drastically affect how extract companies operate in the U.S.

More specifically, on December 14, 2016 the Federal Register published information concerning a Final Rule enacted by the DEA pertaining to a change to 21 CFR 1308. In summary, the DEA has created a new Administration Controlled Substances Code Number for “Marihuana Extract.” According to the Federal Register, “[t]his code number will allow DEA and DEA registered entities to track quantities of this material separately from quantities of marihuana” in order to comply with “relevant treaty provisions.” The DEA stated that all cannabis extract companies must rewrite their paperwork to reflect the update by January 13, 2017.

The fact that the DEA has broadly interpreted its authority to include enforcing against all cannabinoids is of concern to many participants in the cannabis industry and problematic as it pertains to portions of the plant not legally defined as “marihuana,” and as it pertains to lawfully cultivated and processed industrial hemp compliant under the federal 2014 Farm Bill.

Litigation

THC Group is involved in a pending litigation in New York State Supreme Court with a former employee who alleges that Trans-High breached his employment agreement and seeks damages of $6,000,000. THC Group has counterclaimed against the former employee. The dispute is in the discovery stage. High Times Group believes that it has valid defenses and intends to vigorously defend this action.

From time to time we become the subject of litigation that is incurred in the ordinary course of its business. However, to date, no pending or threatened litigation involves and federal or state governmental agency.

Property

Trans-High was a sub tenant under a sub-lease entered into as of October 1, 2016, for a portion of the Desmond Building, located at 5514 Wilshire Blvd., Los Angeles, CA 90036.

Effective December 1, 2017, HTH entered into a one year sublease of approximately 2,500 square feet of office space at 10990 Wilshire Boulevard, Los Angeles, CA 90024 at a monthly rental of $10,000. HTH may renew the lease for a second year at the same rent. The lessor is Pride Media, Inc., a corporation controlled by Adam E. Levin, the Chief Executive Officer of the Company. See “Related Party Transactions.”

Trans-High also leases approximately 1000 square feet of executive offices and production space at 119 West 24th Street – 2nd Floor, NY, NY 10011 under a sublease expiring April 2018. Monthly rent is $11,500. The sublessor is Green Rush Daily, Inc., a company owned by Scott McGovern.

Acquisition of Tran-High and Subsidiaries.

On December 27, 2016, Hightimes Holding entered into a stock purchase agreement, which was superseded in its entirety by the amended and restated stock purchase agreement, dated February 14, 2017 by and among, Hightimes Holding, THC and the stockholders of THC, pursuant to which Hightimes Holding agreed to purchase 100% of the capital stock of THC and its subsidiaries. The acquisition was consummated effective on February 14, 2017. The purchase price was $42.2 million, plus 4,000,000 shares of Class A Common Stock of Hightimes Holding to represent at closing 40% of its “Fully-Diluted Holdings Class A Common Stock” (as defined below). The purchase price was paid $12.2 million in cash, which included approximately $1.2 million used to retire High Times Group debt to a subordinated lender, plus three-year installment 8% purchase notes payable to the stockholders of THC aggregating $30.0 million (the “Sellers Purchase Notes”).

The purchase price details are as follows:

Payment to former THC Stockholders	$10,904,000
Purchase Note to THC Stockholders	$30,000,000
Payment to retire BAZ Note Payable	$1,121,000
Payment for Legal Costs to Close	$175,000
Total Purchase Price	$42,200,000

Hightimes Holding financed the closing cash payment and the working capital, as of March 1, 2017, through approximately $6,383,000 contributed to Holdings by 58 accredited investors in consideration for an aggregate of 5,687,427 shares of Class A Common Stock, and a $7,500,000 senior secured debt facility (the “Senior Secured Debt”) provided by ExWorks Capital Fund I, L.P. to Hightimes Holding and each of the members of the High Times Group, as borrowers. Post the closing the company has continued to raise funds selling an additional 544,077 shares of Class Common Stock for approximately $2,846,000. On September 30, 2017 total financing through accredited investors total $9,253,550 in consideration for an aggregate of 3,121,977 shares of Class A Common Stock.

The $30.0 million of Sellers Purchase Notes are fully subject and subordinated to Senior Secured Debt but is secured by a subordinated pledge by Hightimes Holding of the acquired Trans-High capital stock. Interest on the Purchase Notes at the rate of 8% per annum accrues until August 28, 2017. Thereafter, the Sellers Purchase Notes are payable in quarterly installments of $1.5 million with final payment of $16.5 million due on February 28, 2020. We intend to pay an aggregate of $2,754,000 of principal and accrued interest (including $54,000 of penalty interest) on the Sellers Purchase Notes, thereby paying the installment due August 28, 2017 and reducing the outstanding principal amount to $28.5 million.

Under the terms of the stock purchase agreement, upon the occurrence of a “Conversion Event,” all of the then outstanding Sellers Purchase Notes were to automatically (and without any further action or consent on the part of the holders of the Sellers Purchase Notes) convert into shares of Hightimes Holdings non-voting Class B Common Stock. A “Conversion Event” is defined as:

(a)	Hightimes Holding or another “Issuer” (resulting from a merger or sale of control) listing its Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) for trading on any one of the following security exchanges or inter-dealer quotation systems: (i) the NASDAQ Stock Market LLC (including the NASDAQ Capital Market), (ii) the New York Stock Exchange, (iii) the OTC Markets QX Exchange, or (iv) Toronto Stock Exchange (each a “Qualified Stock Exchange”); and

(b)	the “market value” (defined as the total number of outstanding shares of Company Common Stock multiplied by the initial offering price of our Class A Common Stock) at the time of the initial listing on a Qualified Stock Exchange being equal or greater than $11,000,000.

The conversion price of the Sellers Purchase Notes is equal to the closing day market price of the Class A Common Stock listed on a Qualified Stock Exchange.

In November 2017, Hightimes Holding entered into agreements with 6 holders of $24,451,807 principal amount of Purchase Notes, representing 85.8% of the $28,500,000 outstanding principal amount of Purchase Notes. Under the terms of such agreements, Hightimes Holding agreed that, upon the automatic conversion of the Purchase Notes and listing of the Hightimes Holding shares on a Qualified Stock Exchange, such Purchase Noteholders will receive (in lieu of class B non-voting Common Stock) shares of Class A voting Common Stock of Hightimes Holding (in lieu of non-voting Class B shares). In addition, if and when the Origo Merger is consummated, the Purchase Noteholders will receive voting OAC Shares of the Issuer public company resulting from the OAC Merger. The number of shares of Class A Common Stock or OAC Shares issued would be calculated by dividing the then outstanding principal amounts of the Purchase Notes and accrued interest thereon by either the initial offering price per share of Class A Common Stock sold in this Offering, or the closing price of OAC Shares as of the Effective Time of the Merger, whichever shall occur first.

In exchange for such accommodation, the holders of $24,451,807 principal amount of Purchase Notes agreed to (a) defer payment of the second installment of principal and accrued interest under the Purchase Notes due November 28, 2017 to as late as February 28, 2018, subject to earlier payment out of the proceeds of this Offering or any other equity of debt financings, and (b) grant to Adam E. Levin, Chief Executive Officer of the Company, a three year irrevocable proxy coupled with an interest to vote all shares of Class A common stock or OAC Shares in favor of the election of a slate of directors proposed by management at any regular or special meeting of stockholders of OAC or in connection with any consent solicitation to OAC stockholders following the Merger, at which directors are to be elected.

Senior Secured Financing

To partially finance the High Times Group acquisition, Hightimes Holding, Trans-High and each of the other members of the High Times Group, as borrowers, executed a loan and security agreement with ExWorks Capital Fund I, L.P. (“ExWorks”), dated as of February 27, 2017 (the “Senior Loan Agreement”). At the closing of the acquisition of the High Times Group, ExWorks funded $7,500,000 to Hightimes Holding and the other borrowers. Under the terms of the Senior Loan Agreement, interest is payable monthly at the rate of 15% per annum, principal installments of $100,000 per month is payable commencing in September 2017 and the entire outstanding balance of the loan is due and payable on February 27, 2018. The loan is secured by a first priority lien and security interest on all tangible and intangible assets of Hightimes Holding and the High Times Group, and all payments to the Trans-High stockholders under the Sellers Purchase Notes are fully subject and subordinated to the rights of ExWorks and its first lien on the assets of the borrowers. When the loan matures, ExWorks is entitled to an additional fee of $1.2 million, and also received a warrant, exercisable for nominal consideration ($0.001 per share) commencing six months form the Closing of the loan, to purchase shares of Class A Common Stock, representing 2.75% of Hightimes Holding fully-diluted Common Stock immediately prior to the sale of our Class A Common Stock in this CF Offering and any subsequent public offering.

On August 7, 2017, Exworks granted Hightimes Holding an option, exercisable by at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If we elect to exercise the option, we are obligated to pay ExWorks an additional fee (in addition to the $1.2 million fee) of $600,000 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock, representing 1.375% of Hightimes Holding fully-diluted Common Stock

As of October 31, 2017, ExWorks and the High Times Group entered into Amendment 2 to the ExWorks Loan Agreement pursuant to which ExWorks loaned an additional $4,000,000 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to as much as $11,500,000. Hightimes Holding intends to use $2,754,000 of the proceeds of the additional loan advance to make the August 2017 installment payment due to the holders of the Purchase Notes. The first quarter payment of principal ($1,500), interest ($1,200), and default interest ($54) was made on November 7, 2017.

The parties restated the prior $7,500,000 note payable to ExWorks by issuing to ExWorks a maximum $11,500,000 note that is due and payable on February 28, 2018, subject to extension at our option as set forth above. The restated note is convertible at any time prior to the maturity date at the option of ExWorks into Class A Common Stock of Hightimes Holding or upon consummation of the OAC Merger (whether or not the note was previously converted) into OAC Shares. The conversion price is the lower of: (i) 100% of the initial per share offering price per share sold to the public in this Offering, or (ii) 90% of the per share valuation to Company stockholders in connection with the OAC Merger, or (iii) 90% of the consideration paid per share by any third party in connection with a Sale of Control of the Hightimes Holdings and subsidiaries. In consideration for the loan increase, the Company issued to ExWorks 20,380 shares of Class A Common Stock, paid a $25,000 due diligence fee, a reimbursement of $34,611 for legal fees and costs, and agreed upon payment of the loan (in addition to the $1.2 million success fee provided in the original loan agreement) to pay ExWorks an additional $300,000 Success Fee.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HIGH TIMES GROUP

The following discussion of HTH’s financial condition and results of operations should be read in conjunction with HTH’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled, “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. References in this section to the “Company”, “we”, “us” and “our” are to HTH, unless the context otherwise requires, with its consolidated subsidiaries.

Overview

Hightimes Holding Corp. was formed as a Delaware corporation in December 2016. The Company was formed to acquire 100% of the common stock of Trans-High Corporation.

On March 1, 2017, the Company acquired 100% of the issued and outstanding common stock of Trans-High Corporation (“THC”) and its wholly owned subsidiaries High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc. (collectively “High Times Group”).

THC was Originally founded in 1974 as a print magazine publication, Trans-High Corporation, a New York Corporation, doing business as “HIGH TIMES”® has evolved from a print magazine into a diversified media, information services and live entertainment company focused on creating and distributing authoritative and engaging content related to “all things Cannabis” to consumers and businesses throughout the world. Over its 43-year history, the HIGH TIMES® magazine has been providing consumers and businesses with information on cultivation, legal issues, entertainment, culture and hard-hitting news surrounding the Cannabis industry. Its core properties, including its High Times and Cannabis Cup brands, are delivered to an audience within markets of the Cannabis industry.

The High Times Group delivers its content to consumers across a variety of distribution platforms consisting not only of traditional print, but also through an array of digital platforms including websites, applications for mobile devices and tablets, social media and live entertainment events. The High Times Group is focused on pursuing integrated strategies across its business divisions to continue to capitalize on the growth in digital consumption and the development of continuing state legalization of both medical and recreational Cannabis consumption and production. The High Times Group believes that the increasing number of media choices and formats will allow us to continue to deliver its content in a more engaging, timely and personalized manner, provide opportunities to more effectively monetize its content via strong customer relationships and more compelling and engaging advertising solutions and reduce the production and distribution costs of print publication and continue to focus on digital platforms and live entertainment events.

The High Times Group’s operations are organized into four reporting segments: (i) festivals events and competitions, including live events and productions, including its Cannabis Cup®; (ii) publishing and print advertising, including the publication of our monthly High Times Magazine®; (iii) e-Commerce; and (iv) licensing and branding, including co-sponsorship and strategic partnership arrangements.

Financial Statement Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Pursuant to these rules and regulations, certain information and note disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2017. The balance sheet as of December 31, 2016 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to the High Times Group’s consolidated financial statements and notes thereto. The notes to the unaudited condensed consolidated financial statements are presented on a continuing basis unless otherwise noted.

Principles of consolidation

The consolidated financial statements include the accounts of the Company its wholly-owned subsidiary Trans-High Corporation (“THC”) and the wholly owned subsidiaries if THC, consisting of High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc. All intercompany transactions have been eliminated.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Under the acquisition method the acquiring entity in a business combination recognizes 100 percent of the acquired assets and assumed liabilities, regardless of the percentage owned, at their estimated fair values as the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including other identifiable assets, exceeds the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value, if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the consolidated statement of income (loss) from the date of acquisition. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred.

Summary Financial Data:

(000’s Thousands)

	For Nine Months Ended September 30,	For Fiscal Year Ended December 31,
	2017 (Unaudited)	2016 (Audited)	2015 (Audited)
Total Assets:	$3,547	$3,401	$1,907
Cash & Equivalents	94	1,456	1,070
AR	654	636	115
AP & Accrued Liabilities	3,083	2,127	1,205
Short Term Debt	14,625	2,602	23
Long Term Debt	24,008	25	52

Revenues	12,460	14,608	18,101
Cost of Goods	8,664	7,796	5,856
Operating Expenses	13,190	9,618	12,653
Net Operating Loss	(9,394)	(2,806)	(408)
Other Expenses	(6,561)	(120)	165
Net Loss	(15,955)	(2,926)	(287)

Statement of Operations

Nine months ended September 30, 2017 as compared to nine months ended September 30, 2016

Revenues

(in thousands 000's)	For The Nine Months Ended September 30, 2017	For The Nine Months Ended September 30, 2016	Net Change $	Net Change %

Revenue by Type

Festivals, events, competitions	$9,680	$8,746	$934	10.7%

Publishing and advertising	$2,645	$3,318	($673)	-20.3%

Merchandising and branding	$138	$331	($193)	-58.3%

Total Revenue	$12,463	$12,395	$68	0.5%

Revenue by Geographical Location

US Domestic Revenue	$12,015	$12,395	($380)	-3.1%

International Revenue	$448	$0	$448	100.0%

Total Revenue	$12,463	$12,395	$68	0.5%

Total Revenue

Total revenues increased by $68, or 0.5%, to $12,463 for the nine months ended September 30, 2017 from $12,395 for the nine months ended September 30, 2016. U.S. and international revenues comprised 96% and 4% of total revenues for the nine months ended September 30, 2017, respectively, compared to 100% and 0% for the nine months ended September 30, 2016, respectively.

Total festival, events, and competition revenues increased by $934, or 10.7%, to $9,680 for the nine months ended September 30, 2017 from $8,746 for the nine months ended September 30, 2016. Total festival revenue represented 78% and 71% of total revenues for the nine months ended September 30, 2017 and 2016, respectively. Total festival revenues for the nine months ended September 30, 2017 were comprised of U.S. revenues of $9,232 or 95% of total festival revenues, and international revenues of $448, or 5% of total festival. Total festival revenues for the nine months ended September 30, 2016 were comprised of U.S. revenues of $8,746, or 100% of total festival revenues, and zero international revenues for festivals. The increase in festival revenues was from an increase in the number of events and an increase in the size compared to the number and size of events held in the prior year for the same period.

Publishing and advertising revenues showed a decrease of $673, or 20.3% to $2,645 for the nine months ended September 30, 2017, from $3,318 for the nine months ended September 30, 2016 primarily as a result of lower newsstand revenue and lower advertising revenue on the print and website.

Merchandising and branding revenue showed a decrease of $193, or 58.3% to $138 for the nine months ended September 30, 2017, from $331 for revenue recorded for the nine months ended September 30, 2016 due to lower event merchandising sales.

Revenue by Geographical Location

U.S. revenues decreased by $380, or 3.1%, to $12,015 for the nine months ended September 30, 2017 from $12,395 for the nine months ended September 30, 2016 due to a decrease in publishing and advertising revenue, and merchandising sales.

International revenues increased by $448, or 100%, to $448 for the nine months ended September 30, 2017 from no revenues reported for the nine months ended September 30, 2016. There were no international events staged in 2016. In 2017 there has been two to date, with a total of three to be staged by year-end in Amsterdam, Vancouver, and Brussels.

Cost of revenues

Our costs of revenues were composed of the following amounts:

(in thousands 000's)	For The Nine Months Ended September 30, 2017	For The Nine Months Ended September 30, 2016	Net Change $	Net Change %

Festivals, events, competitions	$7,900	$6,554	($1,346)	-20.5%

Publishing and advertising	$767	$1,153	$386	33.5%

Total Cost of Revenue	$8,667	$7,707	($960)	-12.5%

The cost of revenues increased by $960, or 12.5%, to $8,667 for the nine months ended September 30, 2017 from $7,707 for the nine months ended September 30, 2016. Expressed as a percent of revenues, cost of revenues was 69.6% and 62.2% for the nine months ended September 30, 2017 and 2016, respectively. The total cost of revenues increased (12.5% increase) at a higher rate than revenues increased (0.5% increase) for the nine months ended September 30, 2017 as compared to the nine-month ended September 30, 2016 which increased the cost of revenue as a percent of revenue, and lowered the gross profit margin for the period.

Festival, events, competitions costs as a percentage of revenues were 63.4% and 52.9% for the nine months ended September 30, 2017 and 2016, respectively. The increase in actual festival costs were driven by higher talent and venue costs to make the events more competitive and attract larger and broader audiences. The smaller increase in revenues combined with an overall increase in costs caused the event costs as a percent of revenues to increase. The gross profit for the segment decreased 18.8% from $2,192 to $1,780 for the nine months ended September 30 2016 and 2017, respectfully due to higher growth in costs then the growth in revenues. The gross margin had decreased from 25.1% to 18.4% for the nine months ended September 30 2016 and 2017, respectfully.

Publishing and advertising costs as a percentage of revenues were 6.2% and 9.3% for the nine months ended September 30, 2017 and 2016, respectively. Overall the actual costs of publishing decreased from costs savings and lower distribution fees by $386, or 33.5%. The gross profit for the segment decreased 13.3% from $2,165 to $1,878 for the nine months ended September 30 2016 and 2017, respectfully due to lower revenues. The gross margin increased from 65.3% to 71.0% for the nine months ended September 30 2016 and 2017, respectfully due to a higher decrease in cost as a percent compared to the decrease in revenue as a percent.

Operating expenses

Our Operating expenses are composed of the following:

(in thousands 000's)	For The Nine Months Ended September 30, 2017	For The Nine Months Ended September 30, 2016	Net Change $	Net Change %

Marketing and advertising	$282	$273	($9)	-3.3%

Professional fees	$7,892	$1,517	($6,375)	-420.2%

General and administrative	$5,016	$5,743	$727	12.7%

Total Operating Costs	$13,190	$7,533	($5,657)	-75.1%

Totals include depreciation expense of $176, and $57 for the nine months ended September 30, 2017, and 2016, respectively.

Operating expense increased by $5,657, or 75.1%, to $13,190 for the nine months ended September 30, 2017 from $7,533 for the nine months ended September 30, 2016. Expressed as a percent of revenues, Operating expenses increased to 105% for the nine months ended September 30, 2017 from 60.8% for the nine months ended September 30, 2016. The increase is due to a one-time equity compensation charge of $6,689. Adjusting for this one-time charge total operating costs would be $6,501 for the nine months ended September 30, 2017, which would have been a $1,032, or 13.7% decrease from the $7,533 recorded for the nine months ended September 30, 2016.

Marketing and advertising expense increased by $9, or 3.3% to $282 for the nine months ended September 30, 2017 from $273 for the nine months ended September 30, 2016. The Company has continued to better align marketing and advertising expenses with the level of revenues of each area, and was able to keep costs with in the same ratio of revenues to support higher overall revenues. Expressed as a percentage of revenues, marketing and advertising stayed stable at 2.2% for the nine months ended September 30, 2017 compared to 2.2% for the nine months ended September 30, 2016.

Professional fees increased by $6,375, or 420%, to $7,892 for the nine months ended September 30, 2017 from $1,517 for the nine months ended September 30, 2016. The increase in professional fees is due to a stock grant that created a $6,689 non-cash equity compensation charge to the books. Adjusting professional fees for this one time charge the costs would be $1,203 for the nine months ended September 30, 2017 a decrease of $314, or 20.7% from the same period as last year.

General and administrative expenses decreased by $727, or 12.7%, to $5,016 for the nine months ended September 30, 2017 from $5,743 for the nine months ended September 30, 2016. The decrease in general and administrative expense was the result of lower payroll costs and a general reduction in related costs due to fewer employers including benefit costs and travel and entertainment. The Company’s continued focus on cost-management efforts on controlling basic operating costs during the transition resulted in a decrease in costs in most of the general and administrative accounts. Expressed as a percent of revenues, general and administrative expense decreased to 40.3% for the nine months ended September 30, 2017 from 46.3% for the nine months ended September 30, 2016.

Depreciation expense

Depreciation expense increased by $119, or 209% to $176 for the nine months ended September 30, 2017 from $57 for the nine months ended September 30, 2016. The increase was due to additional capital expenditures placed into service mid to late in the year ended December 31, 2016 causing on going depreciation expense to increase in the current year.

Operating Loss from continuing operations

Our net operating loss increased $6,549, or 230%, to $9,394 for the nine months ended September 30, 2017 as compared to a $2,845 loss for the nine months ended September 30, 2016. Operating net loss margin increased to 75.4% for the nine months ended September 30, 2017, from 22.5% for the nine months ended September 30, 2016. The increase in the net operating loss as a percent of revenue on higher revenues was primarily due to the one-time equity compensation charge of $6,689. Adjusting for the one-time charge the net operating loss would be $2,705 for the nine months ending September 30, 2017, a decrease in the loss reported for the nine months ended September 30, 2016 of $2,845, or 4.4% decrease.

Interest expense, net

Our net interest expense, increased $3,095 to $3,185 for the nine months ended September 30, 2017 as compared to $90 for the nine months ended September 30, 2016. There was an increase in total new interest-bearing loans as part of the period transaction in acquiring Trans-High Corporation that was only partly offset in the retiring of prior year loans.

Change in fair value in derivative

The Company issued a warrant to their senior loan holder for the line of credit that was used to finance the acquisition of Trans-High Corporation. The warrant is deemed a derivative due to the terms that it exercises into 2.75% of Common A Shares based on the number of issued shares at the time of it being exercised. The initial fair value of the warrant was $570. The fair value of the warrant was $2,981 for the period ending September 30, 2017. The change in the fair value of the derivative of $2,411 was recorded it as Other Expense.

Finance charges

Finance charges were $982 for the nine months ended September 30, 2017 as compared to none recorded for the nine months ended September 30, 2016. These new charges were related to the cost of new debt that was taken out for the Trans-High Corporation acquisition that also caused the increase in interest expense.

Other Income

Other income decreased by $222, or 92.9% to $17 for the nine months ended September 30, 2017, as compared to $239 for the nine months ended September 30, 2016. The decrease was due primarily to service billing that is unrelated to the Company’s normal operations.

Net loss

Our net loss increased by $13,250 to a net loss of $15,955 for the nine months ended September 30, 2017, as compared to a net loss of $2,705 for the nine months ended September 30, 2016. The increase in net loss was primarily the result of the factors noted above with respect to our loss from continuing operations and increase in non-operating expenses.

Fiscal Year ended December 31, 2016, as compared to fiscal year ended December 31, 2015

Revenues

(in thousands 000's)	For The Year Ended December 31, 2016	For The Year Ended December 31, 2015	Net Change	Net Change

Revenue by Type

Festivals, events, competitions	$9,938	$13,111	($3,173)	-24.2%

Publishing and advertising	$4,303	$4,548	($245)	-5.4%

Merchandising and branding	$367	$442	($75)	-17.0%

Total Revenue	$14,608	$18,101	($3,493)	-19.3%

Revenue by Geographical Location

US Domestic Revenue	$14,604	$17,463	($2,859)	-16.4%

International Revenue	$4	$638	($634)	-99.4%
Total Revenue
Total Revenue	$14,608	$18,101	($3,493)	-19.3%

Total revenues decreased by $3,493, or 19.3%, to $14,608 for the year ended December 31, 2016 from $18,101 for the year ended December 31, 2015. U.S. and international revenues comprised 100% and 0% of total revenues for the year ended December 31, 2016, respectively, compared to 96.5% and 3.5% for the year ended December 31, 2015, respectively.

Total festival, events, and competition revenues decreased by $3,173, or 24.2%, to $9,938 for the year ended December 31, 2016 from $13,111 for the year ended December 31, 2015. Total festival revenue represented 68% and 72% of total revenues for the years ended December 31, 2016 and 2015, respectively. Total festival revenues for the year ended December 31, 2016 were comprised of U.S. revenues of $9,934 or 99% of total festival revenues, and international revenues of $4, or 1% of total festival. Total festival revenues for the year ended December 31, 2015 were comprised of U.S. revenues of $12,473, or 95% of total festival revenues, and international revenues of $638, or 5% of total festival revenues. The decrease in festival revenues was from a reduction in the number of events stages, and the size of them were on the average smaller than the prior year.

Publishing and advertising revenues showed a decrease of $245, or 5.4% to $4,303 for the year ended December 31, 2016, from $4,548 for the year ended December 31, 2015 primarily as a result of lower newsstand revenue that partially offset by higher advertising and subscription revenue.

Merchandising and branding revenue showed a decrease of $75, or 17.0% to $367 for the year ended December 31, 2016, from $442 for the year ended December 31, 2015 primarily as a result of decrease product sales.

Revenue by Geographical Location

U.S. revenues decreased by $2,859, or 16.4%, to $14,604 for the year ended December 31, 2016 from $17,463 for the year ended December 31, 2015 due to few number of events staged, smaller average size of event, and lower product sales

International revenues decreased by $634, or 99.4%, to $4 for the year ended December 31, 2016 from $638 for the year ended December 31, 2015. The majority of the net decrease was a result of not staging any event outside of the U.S. for the year compared to one event staged in Jamaica in 2015.

Cost of revenues

Our costs of revenues were composed of the following amounts:

(in thousands 000's)	For The Year Ended December 31, 2016	For The Year Ended December 31, 2015	Net Change $	Net Change %

Festivals, events, competitions	$6,684	$4,553	($2,131)	-46.8%

Publishing and advertising	$1,100	$1,284	$184	14.3%

Merchandising and branding	$12	$19	$7	36.8%

Total Cost of Revenue	$7,796	$5,856	($1,940)	-33.1%

The cost of revenues increased by $1,940, or 33.1%, to $7,796 for the year ended December 31, 2016 from $5,856 for the year ended December 31, 2015. Expressed as a percent of revenues, cost of revenues was 46.6% and 67.6% for the years ended December 31, 2016 and 2015, respectively. The total cost of revenues increased (33.1% increase) at a higher rate than revenues decreased (19.3% decrease) for the year ended December 31, 2016 as compared to the year ended December 31, 2015 which cause the lower gross profit margin for the year.

Festival, events, competitions costs as a percentage of revenues were 45.8% and 25.2% for the years ended December 31, 2016 and 2015, respectively. The increase in actual festival costs were driven by higher talent and venue costs to make the events more competitive and attract larger and broader audiences. The reduction in event revenues combined with an overall increase in costs caused the event costs as a percent of revenues to increase. The gross profit for the segment decreased 61.9% from $8,558 to $3,254 due to lower revenues and higher per event costs. The gross margin declined from 65.3% to 32.8%.

Publishing and advertising costs as a percentage of revenues were 7.5% and 7.1% for the years ended December 31, 2016 and 2015, respectively. Overall the actual costs of publishing decreased from costs savings and lower distribution fees by $184, or 14.3%. The gross profit for the segment decreased 1.8% from $3,264 to $3,203 due to lower revenues. The gross margin increased from 71.8% to 74.4%.

Merchandising and branding costs as a percentage of revenues were less than 1% for the years ended December 31, 2016 and 2015. Overall the actual costs of merchandising decreased by $, or 36.8%. The gross profit for the segment decreased 16.1% from $423 to $355 due to lower revenues. The gross margin increased from 95.7% to 96.7%.

Operating expenses

Our Operating expenses are composed of the following:

(in thousands 000's)	For The Year Ended December 31, 2016	For The Year Ended December 31, 2015	Net Change $	Net Change %

Marketing and advertising	$365	$361	($4)	-1.1%

Professional fees	$1,789	$1,553	($236)	-15.2%

General and administrative	$7,464	$10,739	$3,275	30.5%

Total Operating Costs	$9,618	$12,653	$3,035	24.0%

Totals include depreciation expense of $79, and $68 for the years ended December 31, 2016, and 2015, respectively.

Operating expense decreased by $3,035, or 24.0%, to $9,618 for the year ended December 31, 2016 from $12,653 for the year ended December 31, 2015. Expressed as a percent of revenues, Operating expenses decreased to 65.8% for the year ended December 31, 2016 from 69.9% for the year ended December 31, 2015.

Marketing and advertising expenses were relativity stable and showed no significant change in comparing the two years. The Company continues its effort to better align marketing and advertising expenses with the level of revenues of each area. Expressed as a percentage of revenues, marketing and advertising showed an increase to 2.5% for the year ended December 31, 2016 from 2.0% for the year ended December 31, 2015.

Professional fees increased by $236, or 15.2%, to $1,789 for the year ended December 31, 2016 from $1,553 for the year ended December 31, 2015. The increase in professional fees is due to an increase in legal costs associated with the acquisition transaction and other corporate matters, and higher public relations costs.

General and administrative expenses decreased by $3,275, or 30.5%, to $7,464 for the year ended December 31, 2016 from $10,739 for the year ended December 31, 2015. The decrease in general and administrative expense was the result of lower payroll costs with the majority of the decreasing resulting from lower commissions due to lower revenues and lower event bonus payouts. The Company’s continued focus on cost-management efforts on controlling basic operating costs, resulted in a decrease in costs and many of the general and administrative accounts. Expressed as a percent of revenues, general and administrative expense decreased to 51.1% for the year ended December 31, 2016 from 59.3% for the year ended December 31, 2015.

Depreciation expense

Depreciation expense increased by $11, or 16.2% to $79 for the year ended December 31, 2016. The increase was due to additional capital expenditures during the year ended December 31, 2016. Capital expenditures increased $555, or 561% to $654 for the year ending December 31, 2016.

Operating Loss from continuing operations

Our net operating loss increased $2,398, or 587%, to $2,806 for the year ended December 31, 2016 as compared to a $408 loss for the year ended December 31, 2015. Operating net loss margin increased to 19.2% for the Fiscal year ended December 31, 2016, from 2.3% for the Fiscal year ended December 31, 2015. The increase in the net operating loss as a percent of revenue on lower revenues was primarily due to the total decrease in actual cost of revenue being a smaller percent decrease in actual operating expenses than the decrease in actual total revenues.

Interest expense, net

Our net interest expense, increased $119, or 1700%, to $126 for the year ended December 31, 2016 as compared to $7 for the year ended December 31, 2015. There was an increase in total new interest-bearing loans of $2,200 (bank line of credit $1,200 and convertible note $1,000) during the year that increase in the interest expense for the year ended December 31, 2016

Other Income

Other income decreased by $166, to $6 for the year ended December 31, 2016, as compared to $172 for the year ended December 31, 2015. The decrease was due primarily to the prior year settlement collections from legal action on trademark infringements that resulted in $163 in other income being recognized.

Net loss

Our net loss increased by $2,639 to a net loss of $2,926 for the year ended December 31, 2016, as compared to a net loss of $287 for the year ended December 31, 2015. The increase in net loss was primarily the result of the factors noted above with respect to our loss from continuing operations and increase in non-operating expenses.

Liquidity, Capital Resources and Plan of Operations

Going Concern

The High Times Group financial statements appearing elsewhere in this proxy statement have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During period from January 1, 2015 through September 30, 2017, we incurred net losses of $15.96 million.

High Times Group is currently generating operating losses and requires the continued infusion of new capital to continue and grow business operations. The net operating loss for the current fiscal year is due to a number of non-recurring non-cash expenses (consulting primarily equity compensation charges) which, if eliminated, would result in High Times Group being close to a net cash flow break-even.

For operations to grow it requires prepaying for Cannabis Cup event costs several months in advance. In order to pay approximately $2.7 million in principal and accrued interest to the former THC stockholder holding $30.0 million of purchase notes and to increase 2017 revenues by increasing the number of Cannabis Cup events, High Times Group increased the amount of its senior credit facilities owed to ExWorks Capital Fund I, L.P. from $7.5 million to $11.5 million.

At September 30, 2017, our cash and cash equivalents was approximately $0.094 million and our accounts payable and accrued liabilities, including accrued and unpaid executive compensation and professional fees was approximately $3.083 million.

HTH Contractual Obligations

The following table summarizes the HTH’s aggregate contractual obligations at September 30, 2017, and the estimated timing and effect that such obligations are expected to have on the HTH’s liquidity and cash flow in future periods.

		Payments Due By Period
	Contractual Obligations	Total	2017	2018	2019	2020 & After
1	Long-Term Debt Obligations	$8,700,000	$0	$8,700,000	$0	$0
	Estimated Interest Payments on debt	$7,028,916	$2,374,167	$2,845,416	$1,596,667	$212,667
2	Capital Lease Obligations	$38,977	$7,479	$31,498	$0	$0
3	Convertible Note Obligations	$30,375,000	$1,875,000	$6,000,000	$6,000,000	$16,500,000
4	Lease commitments	$85,167	$44,000	$41,167	$0	$0
5	Other commitments	$325,000	$325,000	$0	$0	$0
	Totals	$46,553,060	$4,625,645	$17,618,081	$7,596,667	$16,712,667

THC Acquisition

On February 14, 2017 HTH closed an acquisition transaction to acquire 100% of the capital stock of THC, and indirectly the subsidiaries of THC, under the terms and conditions of the Stock Purchase Agreement (the “THC Acquisition”). The purchase price for the THC Acquisition was $42.2 million, plus 4,000,000 shares of Class A Common Stock to represent at closing 40% of the fully-diluted Class A Common Stock of Hightimes Holding at the time of closing. The purchase price was paid $12.2 million in cash (the “Closing Cash Payment”), which included approximately $1.2 million used to retire THC debt to a subordinated lender, plus three-year installment 8% purchase notes payable to the stockholders of THC aggregating $30.0 million (the “Sellers Purchase Notes”). All of the Sellers Purchase Notes automatically convert into shares of non-voting Class B Common Stock of the Company (the “Class B Common Stock”) upon the occurrence of a “Conversion Event” which is defined as:

(a)	the Company listing its Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) for trading on any one of the following security exchanges or inter-dealer quotation systems: (i) the NASDAQ Stock Market LLC (including the NASDAQ Capital Market), (ii) the New York Stock Exchange, or (iii) the OTC Markets QX Exchange; provided, however, that in the event our Common Stock is not permitted to be listed on any one of the foregoing stock exchanges or inter-dealer quotation systems solely by reason of the nature of the Business in which the Company engages, then and in such event, a qualified stock exchange shall also mean and include the Toronto Stock Exchange (each, a “Qualified Stock Exchange”), and

(b)	the “market value” (defined as the total number of outstanding shares of the Company Common Stock multiplied by the initial offering price of the Company Class A Common Stock) at the time of the initial listing on a Qualified Stock Exchange shall be equal or greater than $11,000,000.

The conversion price of the Purchase Notes shall be equal to the closing day market price of the Class A Common Stock listed on a Qualified Stock Exchange on the first trading day that the automatic conversion of the Purchase Notes occurs. Accordingly, each holder of Sellers Purchase Notes shall receive, following a Conversion Event, that number of additional shares of the Company Class B Common Stock equal to the result of dividing the then outstanding principal amount of the Sellers Purchase Note held by such holder by the per share conversion price.

Following its receipt of the additional $4,000,000 loan from ExWorks, Hightimes Holding intends to pay the initial $1,500,000 August 2017 principal installment due under the Purchase Notes, accrued interest of $1,200,000 and default interest of $54,000.

In November 2017, Hightimes Holding entered into agreements with six holders of $24,451,807 of Purchase Notes, representing 85.8% of the $28,500,000 outstanding principal amount of Purchase Notes. Under the terms of such agreements, the Company has agreed that, upon the automatic conversion of the Purchase Notes at the time of completion of this Offering and listing of the Company shares on a Qualified Stock Exchange, such Purchase Noteholders will receive at the time of completion of this Offering of the Offered Shares, shares of Class A voting Common Stock of the Company (in lieu of non-voting Class B shares of the Company). In addition, if and when the Origo Merger is consummated, the Purchase Noteholders will receive voting OAC Shares of the Issuer public company resulting from the OAC Merger. The number of shares of Class A Common Stock or OAC Shares issued would be calculated by dividing the then outstanding principal amounts of the Purchase Notes and accrued interest thereon by either the initial offering price per share of Class A Common Stock sold in this Offering, or the closing price of OAC Shares as of the Effective Time of the Merger, whichever shall occur first.

In exchange for such accommodation, the holders of the Sellers Purchase Notes agreed to (a) defer payment of the second installment of principal and accrued interest under the Sellers Purchase Notes due November 28, 2017 to as late as February 28, 2018, subject to earlier payment out of the proceeds of this Offering or any other equity of debt financings, and (b) grant to Adam E. Levin, Chief Executive Officer of the Company, a three year irrevocable proxy coupled with an interest to vote all shares of Class A common stock or OAC Shares in favor of the election of a slate of directors proposed by management at any regular or special meeting of stockholders of OAC or in connection with any consent solicitation to OAC stockholders following the Merger, at which directors are to be elected.

In addition to the Closing Cash Payment and Sellers Purchase Notes, Hightimes Holdings issued to the THC Stockholders 9,865,000 shares of Class A Common Stock, of which 6,000,000 was purchase back by Holdings, leaving the THC Stockholders with a net of 3,865,000 shares of Class A Common Stock, thus providing that such shares, in the aggregate, shall represent at Closing of the Stock Purchase Agreement 40.0% of the issued and outstanding shares of Hightimes Holdings’ Fully-Diluted Common Stock.

Financings and Securities Offerings

Hightimes Holding financed the closing cash payment and the working capital, as of March 1, 2017, through approximately $6,383,000 contributed to Holdings by 58 accredited investors in consideration for an aggregate of 5,687,427 shares of Class A Common Stock, and a $7,500,000 senior secured debt facility (the “Senior Secured Debt”) provided by ExWorks Capital Fund I, L.P. to Hightimes Holding and each of the members of the High Times Group, as borrowers. Post the closing the company has continued to raise funds selling an additional 544,077 shares of Class Common Stock for approximately $2,846,000. On September 30, 2017 total financing through accredited investors total $9,253,550 in consideration for an aggregate of 3,121,977 shares of Class A Common Stock.

On August 7, 2017, Exworks granted Hightimes Holding an option, exercisable by at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If we elect to exercise the option, we are obligated to pay ExWorks an additional fee (in addition to the $1.2 million fee paid under the February 2017 loan agreement) of $600,000 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock, representing 1.375% of Hightimes Holding fully-diluted Common Stock

Effective as of October 31, 2017, ExWorks and the High Times Group entered into amendment 2 to the ExWorks Loan Agreement pursuant to which ExWorks loaned an additional $4,000,000 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to as much as $11,500,000. The parties restated the prior $7,500,000 note payable to ExWorks by issuing to ExWorks a maximum $11,500,000 note that is due and payable on February 28, 2018, subject to extension at our option as set forth above. The restated note is convertible at any time prior to the maturity date at the option of ExWorks into Class A Common Stock of Hightimes Holding or upon consummation of the OAC Merger (whether or not the note was previously converted) into OAC Shares. The conversion price is the lower of: (i) 100% of the initial per share offering price per share sold to the public in this Offering, or (ii) 90% of the per share valuation to Company stockholders in connection with the OAC Merger, or (iii) 90% of the consideration paid per share by any third party in connection with a Sale of Control of the Hightimes Group. In consideration for the loan increase, the Company issued to ExWorks 20,380 shares of Class A Common Stock, paid a $25,000 due diligence fee, a reimbursement of $34,611 for legal fees and costs, and agreed upon payment of the loan (in addition to the $1.2 million success fee provided in the original loan agreement) to pay ExWorks an additional $300,000 Success Fee.

Prior to consummation of the Origo merger, High Times Group plans to conduct a maximum $1.0 Million offering of approximately 97,000 shares of our Class A Common Stock (the “CF Shares”) at an offering price of $11.00 per share (the “CF Offering”). High Times Group also intends to raise additional capital to fund its operating expenses by selling approximately $20.0 million of its Class A Common Stock under a Form 1A and related Tier II Regulation A+ offering circular.

Current Plan of Operations

High Times Group is focused on initiatives to enhance growth and profitability, including:

●	growing organically by increasing the breadth and depth of its products, expanding our suite of value-added services and driving scale enhancements;

●	complementing organic growth by pursuing attractive merger and acquisition opportunities and delivering value creation by leveraging the High Times brand while achieving increased geographic reach and providing enhanced product/service offerings;

●	expanding margins, disciplined pricing execution, platform scalability and end market diversification;

●	maintaining its efforts on cost improvement, corporate selling, general and administrative operational efficiencies and optimization of our customer coverage model;

High Times Group’s plan of operations is currently focused on the continued commercialization of its “HIGH TIMES”® brand. High Times Group expects to incur substantial expenditures in the foreseeable future for the development, maintenance and investment in its High Times brand and ongoing internal research and development. At this time, High Times Group cannot reliably estimate the nature, timing or aggregate amount of such costs. Its operations will require extensive technical support, potential regulatory review and approval, significant marketing efforts and substantial investment. Further, High Times Group intends to continue to build its corporate and operational infrastructure and to build interest in its products and service offerings, with the ultimate goal of continuing to grow as a commercial leader in product and service offerings to consumers in the of legal Cannabis industry.

High Times Group continually evaluates its plan of operations discussed above to determine the manner in which it can most effectively utilize its limited cash resources. The timing of completion of any aspect of its plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond its control. There is no assurance that High Times Group will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund its ongoing operations. The inability to secure additional capital would have a material adverse effect on us, including the possibility that High Times Group would have to sell or forego a portion or all of its assets or cease operations. If High Times Group discontinues its operations, it will not have sufficient funds to pay any amounts to its stockholders.

Because High Times Group’s working capital requirements depend upon numerous factors there can be no assurance that its current cash resources will be sufficient to fund its operations. At present, High Times Group has no committed external sources of capital, and does not expect any significant product revenues for the foreseeable future. Thus, High Times Group will require immediate additional financing to fund future operations. There can be no assurance, however, that it will be able to obtain funds on acceptable terms, if at all.

Credit Facilities and Accounts Payable

Other than the Senior Lender Debt and unfunded line of credit (as set forth under section titled “Financings and Securities Offerings” above), and such vendors and service providers in the ordinary course of our business, High Times Group does not have any other credit facilities or other access to bank credit. As of July 31, 2017, its obligations to vendors and other service providers, including professional fees, operating costs, and accrued compensation owed to members of its senior management was approximately $1.04 million.

Capital Expenditures

High Times Group has entered into agreements with service providers, vendors and consultants that require ongoing capital expenditures by the High Times Group, some of which are current payable owed by the High Times Group for services previously rendered in High Times Group’s behalf. High Times Group does not have any other contractual obligations for ongoing capital expenditures at this time. High Times Group may, however, purchase equipment and software necessary to conduct its operations on an as needed basis.

Off-Balance Sheet Arrangements

High Times Group is not subject to any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, High Times Group is not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the High Times Group, but which will only be resolved when one or more future events occur or fail to occur. High Times Group’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the High Times Group or unasserted claims that may result in such proceedings, High Times Group, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in High Times Group’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Origo as of November 8, 2017 (pre-Business Combination) and, immediately following consummation of the Business Combination, ownership of shares of Successor’s common stock, by:

●	each person known by Origo to be the beneficial owner of more than 5% of Origo Shares on November 8, 2017 (pre-Business Combination) or of shares of the Successor’s common stock after the Closing;
●	each of Origo’s officers and directors; and
●	each person who will become an executive officer or director of the Successor upon consummation of the Business Combination; and
●	all executive officers and directors of the Successor as a group after consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of the Successor’s common stock immediately following consummation of the Business Combination is based on 26,955,409 shares to be outstanding and has been determined on the assumption that (i) no Origo shareholder has exercised its redemption rights to receive cash from the Trust Account in exchange for their Origo Shares (ii) 23,474,178 shares of the Successor’s common stock are issued to holders of HTH capital stock and warrants to purchase HTH common stock as part of their merger consideration.

Unless otherwise indicated, Origo believes that all persons named in the table have sole voting and investment power with respect to all Origo Shares beneficially owned by them.

	Origo Shares			Successor Post-Business Combination
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Approximate Percentage of Voting Control	Number of Shares Beneficially Owned	Approximate Percentage of Voting Control
Edward J. Fred	524,334	(2)	17.6%	524,334	2%
Jose M. Aldeanueva	117,000		3.9%	117,000	0%
Stephen B. Pudles	264,333		8.9%	264,333	1%
Jeffrey J. Gutovich	134,333	(3)	4.5%	134,333	0%
Barry Rodgers	10,000		0.3%	10,000	0%
Fortress	265,000		8.9%	327,250	1.2%
EBC	21,000		0.7%	23,100	0.1%

All directors and executive officers as a group (5 individuals)	1,050,000		35.3%
Polar Securities Inc.(4)	750,000	(5)	25.2%
Woodland Partners (6)	300,000		10.1%
AQR Capital Management, LLC (7)	325,500		10.9%
Weiss Asset Management LP(8)	126,676		4.3%

*Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Origo Acquisition Corporation, 708 Third Avenue, New York, NY 10017.
(2)	Represents shares held by EJF Opportunities, LLC which Mr. Fred controls.
(3)	Represents shares held by the Jeffrey J. Gutovich Profit Sharing Plan which Mr. Gutovich controls.
(4)	The business address of Polar Securities Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. Information derived from a Schedule 13G/A filed on December 22, 2014.
(5)	Includes Origo Shares held by North Pole Capital Master Fund, for which Polar Securities Inc. serves as investment manager.
(6)	The business address of Woodland Partners is 68 Wheatley Road Brookville, New York 11545. Information derived from a Schedule 13G filed on June 10, 2016.
(7)	The business address of AQR Capital Management, LLC is Two Greenwich Plaza, Greenwich, CT 06830. Information derived from a Schedule 13G filed on February 2, 2016.
(8)	The business address of Weiss Asset Management LP, a Delaware limited partnership (“Weiss Asset Management”), WAM GP LLC, a Delaware limited liability company (“WAM GP”) and Andrew M. Weiss, Ph.D. is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116. WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP. Weiss Asset Management, WAM GP and Andrew M. Weiss have shared voting and dispositive power over the securities. Each of WAM GP, Weiss Asset Management, and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein.

All of the Initial Shares outstanding have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (1) with respect to 50% of the Initial Shares, the earlier of one year after the date of the consummation of Origo’s initial business combination and the date on which the closing price of Origo Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after its initial business combination and (2) with respect to the remaining 50% of the Initial Shares, one year after the date of the consummation of its initial business combination, or earlier, in either case, if, subsequent to its initial business combination, Origo consummate a liquidation, merger, share exchange or other similar transaction which results in all of Origo’s shareholders having the right to exchange their shares for cash, securities or other property.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (i) for transfers to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of Origo securities, (vi) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased or (vii) to Origo for no value for cancellation in connection with the consummation of Origo’s initial business combination, in each case (except for clause (vii)) where the transferee agrees to the terms of the escrow agreement, but will retain all other rights as our shareholders, including, without limitation, the right to vote their ordinary shares and the right to receive cash dividends, if declared. If dividends are declared and payable in ordinary shares, such dividends will also be placed in escrow. If Origo is unable to effect a business combination and liquidate the Trust Account, none of the Current Initial Shareholders will receive any portion of the liquidation proceeds with respect to their Initial Shares.

Origo Equity Compensation Plans

As of November 30, 2016, Origo had no compensation plans (including individual compensation arrangements) under which equity securities were authorized for issuance.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Origo

Related Person Policy

Origo’s Code of Ethics requires Origo to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed US$120,000 in any calendar year, (2) Origo or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Origo Shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Origo also require each of its directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Origo’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Origo enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Origo requires each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Furthermore, in no event will any of Origo’s existing officers, directors, special advisors or Current Initial Shareholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination, including the Business Combination.

Origo Related Person Transactions

Initial Shares

In August 2014, Origo issued 1,150,000 Origo Shares to the Former Initial Shareholders for an aggregate purchase price of $25,000. The Initial Shares included an aggregate of up to 150,000 shares subject to compulsory repurchase for an aggregate purchase price of $0.01 to the extent that the Over-Allotment was not exercised in full or in part, so that the Former Initial Shareholders would collectively own 20.0% of issued and outstanding shares after Origo’s IPO (excluding the sale of the Origo Private Units (as described below)). On December 18, 2014, EBC notified Origo that it had elected to exercise a portion of the Over-Allotment for 200,000 additional units at $10.00 per unit for an additional $2,000,000. Simultaneously, Origo consummated the private placement of 1,000 Origo Private Units at a price of US$10 per unit, generating total proceeds of US$2.01 million. The partial exercise resulted in a total of 100,000 Origo Shares being compulsory repurchased on January 5, 2015. On May 20, 2016, the Initial Shares were transferred to the Current Initial Shareholders in connection with the resignation of the former officers and directors of Origo upon the consummation of the First Extension.

The Initial Shares are identical to the Origo Shares included in the units sold in Origo’s IPO. However, the holders of the Initial Shares have agreed (A) to vote their Initial Shares (as well as any shares acquired after Origo’s IPO) in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to the Memorandum and Articles of Association with respect to pre-business combination activities prior to the consummation of such a business combination unless Origo provides dissenting Public Shareholders with the opportunity to convert their Public Shares into the right to receive cash from the Trust Account in connection with any such vote, (C) not to convert any Initial Shares (as well as any other shares acquired after Origo’s IPO) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a proposed initial business combination (or sell any shares they hold to Origo in a tender offer in connection with a proposed initial business combination) or a vote to amend the provisions of the Memorandum and Articles of Association relating to shareholders’ rights or pre-business combination activity and (D) that the Initial Shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Additionally, the Current Initial Shareholders have agreed not to transfer, assign or sell any of the Initial Shares (except to certain permitted transferees) until (1) with respect to 50% of the Initial Shares, the earlier of one year after the date of the consummation of initial business combination and the date on which the closing price of Origo Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after initial business combination and (2) with respect to the remaining 50% of the Initial Shares, one year after the date of the consummation of initial business combination, or earlier, in either case, if, subsequent to initial business combination, Origo consummates a liquidation, merger, stock exchange or other similar transaction which results in all of shareholders having the right to exchange their Origo Shares for cash, securities or other property.

The Current Initial Shareholders are entitled to registration rights with respect to their Initial Shares (and any securities issued upon conversion of working capital notes) and the purchasers of the Private Placement Units are entitled to registration rights with respect to the Private Placement Units (and underlying securities), pursuant to an agreement dated December 12, 2014. The holders of the majority of the Initial Shares are entitled to demand that Origo register these shares at any time commencing three months prior to the first anniversary of the consummation of a business combination. In addition, the holders of the Initial Shares have certain “piggy-back” registration rights on registration statements filed after Origo’s consummation of a business combination.

Promissory Notes

Subsequent to Origo’s IPO, Origo issued an aggregate of $325,000 convertible promissory notes to Fortress to evidence loans made by Fortress to Origo. The loans are unsecured, non-interest bearing and payable at the consummation of a business combination, including the Business Combination. However, Fortress has agreed that it will convert the entire balance of the notes into additional Origo Private Units at $10.00 per unit upon consummation of a business combination, including the Business Combination. If a business combination is not consummated, the notes will not be repaid by Origo and all amounts owed thereunder by Origo will be forgiven except to the extent that Origo has funds available outside of the Trust Account.

As of November 30, 2016, Origo had an aggregate of $967,665 in convertible promissory notes to the Current Management outstanding. In December 2016 and January 2017, the Current Management loaned Origo an addition of $320,000 and $125,000, respectively, and amended the note in December and January 2017, pursuant to which: (i) the principal balance of the note was increased to $1,412,665, and (ii) the note will accrue interest, retroactively from its date of issuance in June 2016, at a rate of 13% per annum up to a maximum of $87,335 in interest, which interest will be payable on the due date for payment of the principal of the Note. As of May 31, 2017, the amount of accrued interest that was owed under the Note was $87,335.

Notes Payable

In April and May 2017, the Current Management and EBC loaned Origo an aggregate of $130,000 and $75,000, respectively. The loans are unsecured and non-interest bearing and are due upon consummation of a business combination. If a business combination is not consummated, the convertible notes and notes payable owed to Fortress, the the Current Management and EBC will not be repaid by Origo and all amounts owed thereunder by Origo will be forgiven, except to the extent that Origo has funds available to it outside of the Trust Account.

Origo’s management deposited an aggregate of approximately $609,000 in the Trust Account to increase the conversion amount per share in any subsequent business combination or liquidation out of loans from the new management and EBC during the nine months ended August 31, 2017. Subsequent to August 31, 2017, Origo deposited an addition of approximately $41,000 to the Trust Account. In connection with the Fourth Extension, Origo’s management agreed to provide a loan to Origo for $0.025 for each public share that was not converted for each calendar month (commencing on September 12, 2017 and on the 12th day of each subsequent month), or portion thereof, to be deposited in Origo’s Trust Account. If Origo takes the full time through March 12, 2018 to complete the initial business combination, the conversion amount per share at the meeting for such business combination or Origo’s subsequent liquidation will be approximately $10.80 per share. Subsequent to August 31, 2017, Origo received an aggregate of approximately $94,000 of loan amount from both the new management and EBC under the form of promissory notes. An aggregate of $21,000 loan commitment from the new management under the promissory notes were still outstanding. The loans are unsecured and non-interest bearing and are due upon consummation of a business combination.

Administrative Service Fees

From December 12, 2014 through the date of the Transfer Agreement, Origo agreed to pay Fortress a monthly fee of $10,000 for general and administrative services. On May 20, 2016, this arrangement was terminated, and Fortress agreed to convert all amounts owed under such arrangement, or $175,000, to capital.

Certain Other Arrangements

In connection with Origo’s IPO, Fortress, as one of the Former Initial Shareholders, agreed that if Origo liquidated prior to the consummation of a business combination, it would be liable to pay debts and obligations to target businesses or vendors or other entities that are owed money Origo for services rendered or contracted for or products sold to Origo in excess of the net proceeds of Origo’s IPO not held in the Trust Account or previously released to Origo. Additionally, if Origo was forced to liquidate and did not have sufficient funds to pay the cost of liquidation, Fortress had agreed to advance Origo the funds necessary to complete such liquidation and agreed not to seek repayment for such expenses. As part of the transfer of the Initial Shares to the Current Initial Shareholders, Edward J. Fred, Origo’s Chief Executive Officer, agreed to be responsible for such obligations and Fortress was released from such obligations.

Origo’s officers, directors, Current Initial Shareholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Origo’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Origo fails to consummate a business combination, they will not have any claim against the Trust Account for the reimbursement of these expenses. Accordingly, Origo will not be able to reimburse these expenses if the Business Combination or another business combination is not completed. As of the date of this proxy statement/prospectus, Origo’s officers, directors, Current Initial Shareholders and their affiliates have incurred approximately US$3,500 of unpaid reimbursable expenses.

HTH

Related Person Policy

Any transaction between HTH and/or its subsidiaries with any executive officer, director or affiliate of such individual must be (a) on terms no less favorable to the High Time Group than it could obtain from unrelated third parties, and (b) approved or ratified by a majority of the disinterested directors.

HTH Related Party Transactions

Business Combination Related Agreements

In connection with the Business Combination, HTH agreed to provide Origo with executed Voting Agreements from HTH’s shareholders that are executive officers or directors or otherwise hold at least a majority of the outstanding shares of HTH’s common stock. Under the Voting Agreements, the HTH shareholders party thereto will generally agree to vote all of their HTH shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such HTH stockholder’s ability to perform its obligations under the Voting Agreement. Each Voting Agreement prevents transfers of the HTH shares held by the HTH stockholder party thereto between the date of the Voting Agreement and the date of the meeting of HTH stockholders.

At the Closing, the Successor will enter into a Consulting Services Agreement with Oreva pursuant to which Oreva is to perform certain services for the Successor, including administrative services, dealing with investment bankers, investor relations consultants and other members of the investment community, and assisting in connection with proposed acquisitions, dispositions and financings. Adam Levin, the Chief Executive Officer and a director of HTH, is Managing Director of Oreva.

Effective March 1, 2017, HTH entered into a three year management services agreement with Oreva, an affiliate of Adam E. Levin. Under the terms of such agreement, Oreva will provide the HTH with general administrative and financial services, including dealings with bankers, lenders, investors and assisting the Company’s board of directors in connection with capital transactions. For such services, Oreva will receive a monthly fee of $35,000 for so long as no default or event of default to ExWorks Capital under the Senior Loan Agreement shall occur and be continuing.

In connection with the funding of the $7,500,000 senior loan by ExWorks Capital, the AEL Irrevocable Trust, a trust established for the benefit of Adam E. Levin, HTH’s Chairman and Chief Executive Officer, and members of his family, entered into a limited guaranty with the Senior Lender, pursuant to which the AEL Trust agreed to guaranty an aggregate of $5,300,000 of the senior indebtedness; which guaranty terminates if the ExWorks indebtedness is reduced to $3,000,000 or below. As collateral to secure the guaranty, the AEL Trust agreed to pledge or grant to the senior lender a first priority lien on all 1,912,521 shares of Class A common stock owned by the AEL Trust in Boxlight Corporation, a public corporation that has applied to list its shares on NASDAQ under the symbol “BOXL’.

On March 1, 2017, the HTH issued $780,650 in notes to 10 investors that converted at $2.52 per share into 309,783 Class A Common Stock or 3.0% of its 10,240,924 outstanding shares of Class A Common Stock as of November 9, 2017.

HTH subleases its executive offices in California at 10990 Wilshire Boulevard, Los Angeles, CA 90024 at a facility leased by Pride Media, Inc, a corporation controlled by Adam E. Levin, the Chief Executive Office and a direct of HTH. HTH leases a total of 1700 square feet, or approximately 22% of the 7700 square feet of space leased by Pride Media and pays and allocable portion of the $3943 per month rent payable by Pride Media under the sublease based upon the amount by which the space leased by HTH bears to 100% of the leased space.

HTH subleases its offices in New York at 119 W 24th Street, New York, New York, 10011 under a two year sublease from Green Rush Daily, Inc., a company owned by Scott McGovern, Vice President of Publishing of HTH, that has entered into a sponsorship and advertising agreement with HTH. HTH leases a total of 1100 square feet of space leased by Green Rush Daily, Inc. and pays and allocable portion of the $11,500 per month rent payable by Green Rush Daily, Inc. under the sublease based upon the amount by which the space leased by HTH bears to 100% of the leased space.

PRICE RANGE AND DIVIDENDS OF SECURITIES

Origo

Market Price of Origo Units, Ordinary Shares and Warrants

Origo’s units, Origo Shares, rights and warrants are listed on Nasdaq under the symbols “OACQU,” “OACQ,” “OACQR” and “OACQW,” respectively. The units began trading on December 12, 2014. On January 5, 2015, Origo announced that holders of its units could elect to separately trade their Origo Shares, warrants and rights included in the units, or to continue to trade the units without separating them. On January 7, 2015, Origo Shares, warrants and rights began trading on NASDAQ under the symbols “OACQ,” “OACQR” and “OACQW,” respectively.

Upon the closing of the Business Combination, Origo’s units, Origo Shares, rights and warrants will be converted into the Successor’s equity securities and warrants, options and rights to acquire or convert into the Successor’s equity securities and will be delisted from Nasdaq.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, Origo Shares, warrants and rights as reported on NASDAQ for the periods presented.

	Units (OACQU)		Origo Shares (OACQ)		Warrants (OACQW)		Rights (OACQR)
	High	Low	High	Low	High	Low	High	Low
2015
First Quarter(1)	$10.2999	$10.0101	$10.01	$9.72	$0.50	$0.10	$0.37	$0.250
Second Quarter	$10.700	$10.20	$9.88	$9.80	$0.45	$0.25	$0.440	$0.29
Third Quarter	$10.5544	$10.31	$10.15	$9.88	$0.38	$0.20	$0.405	$0.30
Fourth Quarter	$10.470	$10.15	$11.00	$9.80	$0.2415	$0.18	$0.33	$0.20
2016
First Quarter	$10.5350	$10.22	$10.20	$9.25	$0.21	$0.0294	$0.200	$0.0500
Second Quarter	$10.55	$10.2112	$10.25	$10.10	$0.15	$0.0387	$0.250	$0.0445
Third Quarter	$10.6040	$10.500	$11.30	$10.22	$0.1500	$0.07	$0.1900	$0.1522
Fourth Quarter	$10.50	$10.50	$10.4516	$10.10	$0.4255	$0.05	$0.50	$0.100
2017
First Quarter	$10.60	$10.50	$10.75	$10.35	$0.17	$0.11	$0.39	$0.06
Second Quarter	$10.60	$10.60	$10.51	$10.10	$0.3300	$0.600	$0.320	$0.1500
Third Quarter	$10.7076	$10.6989	$10.4721	$10.4603	$0.2504	$0.2031	$0.3376	$0.3097
Fourth Quarter (through December 20)	$11.255	$11.255	$10.656	$10.637	$0.378	$0.346	$0.502	$0.473

(1)	The high and low trade prices per share of the Origo Shares, warrants and rights are not reflected for the First Quarter of 2015 covers the period starting January 7, 2015 through March 31, 2015.

Holders of Origo units, ordinary shares, rights and warrants should obtain current market quotations for their securities. The market price of Origo units, ordinary shares, rights and warrants could vary at any time before the business combination with HTH.

Holders

As of the record date, there were [     ] holders of record of Origo Shares, [     ] holders of record of Origo’s rights and [     ] holders of record of Origo’s warrants.

HTH

HTH’s securities are not publicly traded. As of December 15, 2017, there were 138 holders of record of HTH common stock and one holder of warrants to purchase HTH common stock. On March 1, 2017, HTH issued $780,650 in notes to 10 investors that converted at $2.52 per share into 309,783 Class A Common Stock or 3.0% of its 10,240,924 outstanding shares of Class A Common Stock as of December 1, 2017.

Dividends

Origo

Origo has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of a business combination, including the Business Combination. The payment of cash dividends in the future will be dependent upon its revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of a business combination. The payment of any cash dividends subsequent to completion of a business combination, including the Business Combination, will be within the discretion of the Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if Origo incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants that Origo may agree to in connection therewith.

Dividend Policy of the Successor Following the Business Combination

Following completion of the Business Combination, the Combined Company’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of the Combined Company to assess its ability to declare dividends in light of its capital structure and earnings immediately following the closing.

COMPARATIVE SHARE INFORMATION

The following tables set forth:

●	historical per share information of Origo for the nine months ended August 31, 2017 (unaudited) and the year ended December 31, 2016;
●	historical per share information of HTH for the nine months ended September 30, 2017 (unaudited) and the year ended December 31, 2016; and
●

unaudited pro forma per share information of the Combined Company for the nine months ended September 30, 2017 and the fiscal year ended December 31, 2016, after giving effect to the Business Combination, assuming no redemption.

The pro forma net income (loss) and cash dividends per share information reflect the Business Combination as if it had occurred on January 1, 2016.

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of Origo and HTH, and the accompanying notes to such financials statements. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Please see the section entitled “Where You Can Find More Information” of this proxy statement/prospectus. Uncertainties that could impact our financial condition include risks that effect HTH’s operations and outlook such as economic recessions, inflation, fluctuations in interest rates, and changes in the fiscal or monetary policies of the United States government and regulations relating to the cannabis industry. For more information on the risks, please see the section entitled “Risk Factors.” You are also urged to read the section entitled, “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus.

	Year Ended December 31, 2016
	Origo	HTH	Pro Forma Combined
Book value per share(1)	$2.57	$—	$—
Basic net income (loss) per common share	$(0.38)	$—	$(0.14)
Diluted net income (loss) per common share	$(0.38)	$—	$(0.14)
Cash dividends per share	$-	$—	$—

(1)	Book value per share = Total equity attributable to common shareholders (excluding temporary and preferred equity and noncontrolling interests)/common shares outstanding at November 30, 2016 (excluding shares subject to possible redemption).

	Nine Months Ended September 30, 2017
	Origo	HTH	Pro Forma Combined
Book value per share(1)	$2.46	$—	$—
Basic net income (loss) per common share	$(0.23)	$—	$(0.50)
Diluted net income (loss) per common share	$(0.23)	$—	$(0.50)
Cash dividends per share	$—	$—	$—

(1)	Book value per share = Total equity attributable to common shareholders (excluding temporary and preferred equity and noncontrolling interests)/common shares outstanding at August 31, 2017 (excluding shares subject to possible Redemption).

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 24, 2017, Origo Acquisition Corporation, a Cayman Islands company (including the Successor (as defined below), “Origo”), entered into a Merger Agreement (the “Merger Agreement”) with Hightimes Holding Corp., a Delaware corporation (“HTH”), HTHC Merger Sub, Inc., a Delaware corporation and a newly-formed wholly - owned subsidiary of Origo (“Merger Sub”), and Jose Aldeanueva, in the capacity as the representative for the shareholders of Origo (other than HTH stockholders) (the “Origo Representative”). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into HTH, with HTH continuing as the surviving entity (the “Merger”) and all holders of HTH equity securities and warrants, options and rights to acquire or securities that convert into HTH equity securities (collectively, “HTH Securities”) will convert into Origo common shares and, with respect to options, options to acquire Origo common shares.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement, filed as Exhibit 2.1 to Origo’s Current Report on Form 8-K, filed July 27, 2017.

On September 27, 2017, Origo HTH, Merger Sub and the Origo Representative executed a First Amendment to the Merger Agreement (the “First Amendment”) to amend and restate certain terms and provision of the Merger Agreement.

On September 11, 2017, the Company held the September Meeting to extend the Liquidation Date from September 12, 2017 to March 12, 2018. At the September Meeting, shareholders holding 343,806 Public Shares exercised their right to convert such shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $3.7 million (or approximately $10.65 per share) was removed from the Trust Account in September 2017 to pay such shareholders.

Because HTH was deemed the accounting acquirer under accounting principles generally accepted in the United States, the historical financial statements of HTH will be treated as the historical financial statements of the combined company and will be reflected in the post-Merger Company’s future quarterly and annual reports.

The following unaudited pro forma combined financial statements are based on Origo’s historical financial statements and HTH’s historical consolidated financial statements as adjusted to give effect to HTH’s acquisition of Origo. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to these transactions as if they had occurred on January 1, 2016. The unaudited pro forma combined balance sheet as of September 30, 2017 gives effect to these transactions as if they had occurred on September 30, 2017. Subsequent to the Merger, the combined company will have a calendar year end.

Origo’s pro-forma statement of operations for the nine months ended August 31, 2017 was derived from amounts in the Origo 10-Q for the nine months ended August 31, 2017.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial statements are described in the accompanying notes, which should be read together with the pro forma combined financial statements.

In the merger, the common stockholders of HTH, on a fully-diluted basis, will receive in the aggregate 23,474,178 common shares of Origo at the closing of the merger. As a result of the merger, assuming that no shareholders of Origo elect to convert their shares into cash, the common stockholders of HTH, will own approximately 87% of the Origo common shares to be outstanding immediately after the merger, and the other Origo stockholders will own approximately 13% of Origo’s outstanding common shares, based on the number of HTH common shares outstanding as of September 30, 2017. If 518,479 of the public shares are converted into cash assuming maximum conversions under Origo’s charter, the common stockholders of HTH will own approximately 89% and the other Origo shareholders will own approximately 11% of the Origo common shares to be outstanding immediately after the merger.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the merger, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger.

The unaudited pro forma combined financial statements should be read together with Origo’s and HTH’s historical financial statements, which historical information is included herein.

Pro Forma Combined Balance Sheet as of September 30, 2017

	HTH (1)	Origo (2)	Pro Forma Combined	Pro Forma Adjustments Assuming no Exercise of Conversion		Pro Forma Balance Sheet Assuming no Exercise of Conversion	Pro Forma Adjustments Assuming Maximum Conversions under Origo Charter		Pro Forma Balance Sheet Assuming Maximum Conversions under Origo Charter

ASSETS
Current assets
Cash and cash equivalents	$94,000	860	94,860	21,163,824	(3)	10,615,809	(5,521,800	)(9)	5,094,009
				(3,481,341	)(4)
				(3,500,000	)(10)
				(3,661,534	)(11)
Investments	1,000,000		1,000,000			1,000,000			1,000,000
Accounts receivable, net	654,000	—	654,000	—		654,000	—		654,000
Prepaid expense and other current assets	591,000	24,095	615,095	—		615,095	—		615,095
Total current assets	2,339,000	24,955	2,363,955	10,520,949		12,884,904	(5,521,800)		7,363,104

Fixed assets	728,000	—	728,000	—		728,000	—		728,000
Other assets	480,000	—	480,000	—		480,000	—		480,000
Cash and marketable securities held in Trust Account	—	21,163,824	21,163,824	(21,163,824	)(3)	—	—		—
Total assets	3,547,000	21,188,779	24,735,779	(10,642,875)		14,092,904	(5,521,800)		8,571,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,083,000	276,626	3,359,626	(276,626	)(4)	3,083,000	—		3,083,000
Deferred revenue	2,062,000	—	2,062,000	—		2,062,000	—		2,062,000
Revolving line of credit, net of discount	7,900,000	—	7,900,000	—		7,900,000	—		7,900,000
Derivative liability	2,982,000	—	2,982,000	—		2,982,000	—		2,982,000
Notes and accounts payable and accrrued interest - related parties	6,700,000	2,204,715	8,904,715	(2,204,715	)(4)	700,000	—		700,000
				(6,000,000	)(5)
Capitalized lease obligations - current	25,000	—	25,000	—		25,000	—		25,000
Total current liabilities	22,752,000	2,481,341	25,233,341	(8,481,341)		16,752,000	—		16,752,000
Capitalized lease obligations - long-term	8,000	—	8,000	—		8,000	—		8,000
Convertible share purchase notes - related party	24,000,000	—	24,000,000	(24,000,000	)(5)	—	—		—
Total long-term liabilities	24,008,000	—	24,008,000	(24,000,000)		8,000	—		8,000
Total liabilities	46,760,000	2,481,341	49,241,341	(32,481,341)		16,760,000	—		16,760,000

Commitments and contingencies
Ordinary shares subject to possible conversion	—	13,707,427	13,707,427	(13,707,427	)(6)	—	—		—
Stockholders' equity
Convertible Preferred stock	—	—	—	—		—	—		—
Common Stock, $0.001 par value	1,000	204	1,204	25,751	(7)	26,955	(518	)(9)	26,437

Additional paid-in-capital	—	6,573,532	6,573,532	28,500,000	(5)	44,019,949	518	(9)	38,498,667
				13,707,427	(6)		(5,521,800	)(9)
				(25,751	)(7)
				500,000	(4)
				(1,573,725	)(8)
				(3,661,534	)(11)
Stock subscriptions receivable	—	—	—	—		—	—		—
Accumulated deficit	(43,214,000)	(1,573,725)	(44,787,725)	1,573,725	(8)	(46,714,000)	—		(46,714,000)
				(3,500,000	)(10)
Total stockholders' equity (deficit)	(43,213,000)	5,000,011	(38,212,989)	35,545,893		(2,667,096)	(5,521,800)		(8,188,896)
Total liabilities and stockholders' equity	$3,547,000	21,188,779	24,735,779	(10,642,875)		14,092,904	(5,521,800)		8,571,104

Adjustments to the Pro Forma Unaudited Combined Balance Sheet as of September 30, 2017:

(1) Derived from unaudited Consolidated Balance Sheet as of September 30, 2017.

(2) Derived from unaudited Balance Sheet as of August 31, 2017.

(3) To liquidate investments held in trust by Origo.

(4) To reflect the payment of Origo's accounts payable and accrued expenses, accounts payable - related party and notes payable -related parties. The pro-formas assume that $175,000 of this balance due to Origo management will be converted, at the holders’ option, into 17,500 Units or 19,250 common shares and $325,000 due to Fortress Bio will be converted into 32,250 units or 35,750 common shares.

(5) To reflect the assumed conversion, at a $10.75 conversion price, of an aggregate of approximately $28.5 million of Purchase notes into 2,645,012 Origo common shares. In addition, the proformas assume the pay-off of Purchase Notes of $1.5 million prior to the Merger.

(6) Assuming no Origo shareholders exercise their conversion rights into cash, the Common Shares Subject to Redemption amounting to $13.7 million would be transferred into permanent equity.

(7) To reflect the recapitalization of Origo through the net issuance of Origo common stock in connection with the merger consisting of the issuance of 23,474,178 common shares to shareholders of Origo.

(8) To eliminate the historical accumulated deficit of Origo of $1.6 million, the accounting acquiree.

(9) To reflect the use of cash and the corresponding reduction in common stock and additional paid-in capital in connection with the cancellation of common shares held by Origo shareholders exercising conversion rights. This assumes that 518,479 of the public shares are converted into cash assuming maximum conversions under the Origo Charter.

(10) To reflect the payment of transaction costs associated with the Merger.

(11) To reflect the redemption of 343,806 Public Shares for approximately $3.7 million (or approximately $10.65 per share) in September 2017.

Pro Forma Combined Statement of Operations - Nine Months Ended September 30, 2017

	HTH (1)	Origo (2)	Pro Forma Combined	Pro Forma Adjustments Assuming no Exercise of Conversion	Pro Forma Assuming no Exercise of Conversion	Pro Forma Adjustments Assuming Maximum Conversions under Origo Charter	Pro Forma Assuming Maximum Conversions under Origo Charter

Total revenue	$12,463,000	—	12,463,000	—	12,463,000	—	12,463,000
Cost of goods sold	8,667,000	—	8,667,000	—	8,667,000	—	8,667,000
Gross profit	3,796,000	—	3,796,000	—	3,796,000	—	3,796,000

Costs and Expenses:
Operating costs	$13,190,000	480,657	13,670,657	—	13,670,657	—	13,670,657
Operating costs - related party	—	—	—	—	—	—	—
	13,190,000	480,657	13,670,657	—	13,670,657	—	13,670,657

Operating Income (Loss)	(9,394,000)	(480,657)	(9,874,657)	—	(9,874,657)	—	(9,874,657)

Other expenses (income):
Interest expense (income)	3,185,000	(15,650)	3,169,350	—	3,169,350	—	3,169,350
Change in fair value in derivative	2,411,000	—	2,411,000	—	2,411,000	—	2,411,000
Finance charges	982,000	—	982,000	—	982,000	—	982,000
Other income	(17,000)	—	(17,000)	—	(17,000)	—	(17,000)
Total other expense (income), net	6,561,000	(15,650)	6,545,350	—	6,545,350	—	6,545,350

Loss before income taxes	(15,955,000)	(465,007)	(16,420,007)	—	(16,420,007)	—	(16,420,007)
Income tax benefit	—	—	—	—	—	—	—
Net loss	(15,955,000)	(465,007)	(16,420,007)	—	(16,420,007)	—	(16,420,007)
Deemed dividend on repurchase of THC shares	(24,231,000)	—	(24,231,000)	—	(24,231,000)	—	(24,231,000)
Loss attributable to common shareholders	$(40,186,000)	(465,007)	(40,651,007)	—	(40,651,007)	—	(40,651,007)

Net income (loss) per common share:
Basic
Net loss		$(0.23)			(0.61)		(0.62)
Deemed dividend on repurchase of THC shares		—			(0.90)		(0.92)
Loss attributable to common shareholders		$(0.23)			(1.51)		(1.54)
Diluted
Net loss		$(0.23)			(0.61)		(0.62)
Deemed dividend on repurchase of THC shares		—			(0.90)		(0.92)
Loss attributable to common shareholders		$(0.23)			(1.51)		(1.54)

Weighted average common shares outstanding (5):
Basic		1,990,016		24,965,393	26,955,409	(518,479)	26,436,930
Diluted		1,990,016		24,965,393	26,955,409	(518,479)	26,436,930

Pro Forma Combined Statement of Operations - Year Ended December 31, 2016

	HTH (3)	Origo (4)	Pro Forma Combined	Pro Forma Adjustments Assuming no Exercise of Conversion	Pro Forma Assuming no Exercise of Conversion	Pro Forma Adjustments Assuming Maximum Conversions under Origo Charter	Pro Forma Assuming Maximum Conversions under Origo Charter

Total revenue	$14,608,000		14,608,000	—	14,608,000	—	14,608,000
Cost of goods sold	7,796,000		7,796,000	—	7,796,000	—	7,796,000
Gross profit	6,812,000	—	6,812,000	—	6,812,000	—	6,812,000

Costs and expenses:
Operating costs	9,618,000	782,291	10,400,291	—	10,400,291	—	10,400,291
Operating costs - related party	—	60,000	60,000	—	60,000	—	60,000
	9,618,000	842,291	10,460,291	—	10,460,291	—	10,460,291

Operating income (loss)	(2,806,000)	(842,291)	(3,648,291)	—	(3,648,291)	—	(3,648,291)

Other expenses (income):
Interest expense (income)	126,000	(126,098)	(98)	—	(98)	—	(98)
Other income	(6,000)	—	(6,000)	—	(6,000)	—	(6,000)
Total other expense (income), net	120,000	(126,098)	(6,098)	—	(6,098)	—	(6,098)

Loss before income taxes	(2,926,000)	(716,193)	(3,642,193)	—	(3,642,193)	—	(3,642,193)
Income tax benefit	—	—	—	—	—	—	—
Net loss	$(2,926,000)	(716,193)	(3,642,193)	—	(3,642,193)	—	(3,642,193)

Net income (loss) per common share:
Basic		$(0.38)			(0.14)		(0.14)
Diluted		$(0.38)			(0.14)		(0.14)

Weighted average common shares outstanding (5):
Basic		1,873,871		25,081,538	26,955,409	(518,479)	26,436,930
Diluted		1,873,871		25,081,538	26,955,409	(518,479)	26,436,930

Pro Forma Adjustments to the Unaudited Combined Income Statement:

(1) Derived from unaudited Consolidated Statement of Operations for the nine months ended September 30, 2017.

(2) Derived from unaudited Statement of Operations for the nine months ended August 31, 2017.

(3) Derived from audited Consolidated Statement of Operations for the year ended December 31, 2016.

(4) Derived from audited Statement of Operations for the year ended November 30, 2016.

(5) Weighted average common shares outstanding — basic and diluted is adjusted to reflect the following:

	Combined (Assuming No Conversions)	Combined (Assuming Maximum Conversions under Origo Charter)

Nine Months Ended September 30, 2017
Origo public shares electing cash conversion	—	(518,479)
Origo shareholders	3,481,231	3,481,231
Shares outstanding	3,481,231	2,962,752

Weighted average share calculation, basic and diluted
HTH shareholders	23,474,178	23,474,178
Origo shareholders	3,481,231	2,962,752
Weighted average shares, basic and diluted	26,955,409	26,436,930

Year Ended December 31, 2016
Origo public shares electing cash conversion	—	(518,479)
Origo shareholders	3,481,231	3,481,231
Shares outstanding	3,481,231	2,962,752

Weighted average share calculation, basic and diluted
HTH shareholders	23,474,178	23,474,178
Origo shareholders	3,481,231	2,962,752
Weighted average shares, basic and diluted	26,955,409	26,436,930

Ownership percentages
HTH	87%	89%
Origo	13%	11%
	100%	100%

Par Value
HTH	23,474	23,474
Origo	3,481	2,963
	26,955	26,437

APPRAISAL RIGHTS

Origo’s shareholders do not have appraisal rights under the Companies Law in connection with respect to the Proposals.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Origo Acquisition Corporation, 708 Third Avenue, New York, NY 10017 (if sent before the Business Combination) or 10990 Wilshire Blvd, Penthouse, Los Angeles, California 90024 (if sent after the Business Combination). Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the securities of the Successor to be issued in connection with the Redomestication will be passed upon for the Registrant by Wolf, Rifkin, Shapiro, Schulman & Rabkin, LLP. Ellenoff Grossman & Schole LLP, New York, New York, is acting as U.S. counsel to Origo in connection with the Business Combination, and Ogier, George Town, Grand Cayman, is acting as Cayman Islands counsel to Origo in connection with the Redomestication and the Business Combination.

INDEPENDENT AUDITORS

The consolidated financial statements of HTH at December 31, 2016 and December 31, 2015, and for each of the two years in the period ended December 31, 2016, appearing in this proxy statement/prospectus have been audited by RBSM LLP, independent registered public accounting firm, as set forth in their report, and are included in reliance on such report given on the authority of such firm as an expert in auditing and accounting.

The consolidated financial statements of Origo for the years ended November 30, 2016 and November 30, 2015, and for the period from August 26, 2014 (inception) to November 30, 2014, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, and are included in reliance on such report given on the authority of such firm as an expert in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Origo and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Origo’s annual report to shareholders and Origo’s proxy statement/prospectus. Upon written or oral request, Origo will deliver a separate copy of the annual report to shareholder and/or proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Origo deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Origo deliver single copies of such documents in the future. Shareholders may notify Origo of their requests by calling or writing Origo at its principal executive offices at 708 Third Avenue, New York, NY 10017 (if before the Business Combination) or 10990 Wilshire Blvd, Penthouse, Los Angeles, California 90024 (if after the Business Combination).

TRANSFER AGENT AND REGISTRAR

The transfer agent for Origo’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Special Meeting. If any matter other than the Proposals or related matters should properly come before the Special Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under Cayman Islands law, only business stated in the notice of extraordinary general meeting may be transacted at the extraordinary general meeting.

FUTURE SHAREHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in Successor’s annual meetings of shareholders. If we hold a 2018 annual meeting of shareholders, we will provide notice of or otherwise publicly disclose the date on which the 2018 annual meeting will be held. If the 2018 annual meeting of shareholders is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Company’s 2018 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

Origo files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Origo with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information regarding Origo at the SEC web site, which contains reports, proxy statements and other information, at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Origo has been supplied by Origo, and all such information relating to HTH has been supplied by HTH. Information provided by Origo or HTH does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the matters to be considered at the Special Meeting, you should contact via phone or in writing:

Jose M. Aldeanueva

Chief Financial Officer, Secretary and Treasurer

Origo Acquisition Corporation

708 Third Avenue

New York, NY 10017

(212) 634-4512

HTH
Report of Independent Registered Public Accounting Firm	F-
Consolidated Balance Sheets as of December 31, 2016 and 2015	F-
Consolidated Statements of Operations for the Years Ended December 31, 2016 and 2015	F-
Consolidated Statement of Stockholders’ Deficit for the Years Ended December 31, 2016 and 2015	F-
Consolidated Statements of Cash Flows for the Years Ended December 31, 2016 and 2015	F-
Notes to Consolidated Financial Statements	F- to F-

HTH
Condensed Consolidated Balance Sheets as of September 30, 2017 (unaudited) and December 31, 2016	F-35
Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2017 and 2016 (Unaudited)	F-36
Condensed Consolidated Statement of Stockholders’ Deficit for the Nine Months Ended September 30, 2017 (Unaudited)	F-37
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2017 and 2016 (Unaudited)	F-38
Notes to Consolidated Financial Statements (Unaudited)	F-39 to F-55

Origo Acquisition Corp and Subsidiary

Condensed Consolidated Balance Sheets

	August 31, 2017	November 30, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$860	$97,261
Prepaid expenses	24,095	11,064
Total current assets	24,955	108,325
Cash and marketable securities held in Trust Account	21,163,824	32,728,640
Total Assets	$21,188,779	$32,836,965

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$276,626	$186,055
Accounts payable - related party	7,715	7,715
Accrued interest - related party	87,335	—
Notes payable - related parties	2,109,665	1,292,665
Total Current Liabilities	2,481,341	1,486,435

Commitments
Ordinary shares subject to possible conversion, $.0001 par value; 1,285,875 and 2,533,704 shares at conversion value at August 31, 2017 and November 30, 2016, respectively	13,707,427	26,350,521

Shareholders’ Equity:
Preferred shares, $.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding at August 31, 2017 and November 30, 2016, respectively	—	—
Ordinary shares, $.0001 par value; 100,000,000 shares authorized; 2,035,562 and 1,947,895 shares issued and outstanding at August 31, 2017 and November 30, 2016, respectively (excluding 1,285,875 and 2,533,704 shares subject to conversion at August 31, 2017 and November 30, 2016, respectively)	204	195
Additional paid-in capital	6,573,532	6,108,532
Accumulated deficit	(1,573,725)	(1,108,718)
Total Shareholders’ Equity	5,000,011	5,000,009
Total Liabilities and Shareholders’ Equity	$21,188,779	$32,836,965

Origo Acquisition Corp and Subsidiary

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended August 31,		For the nine months ended August 31,
	2017	2016	2017	2016
Operating costs	$119,859	$147,166	$480,657	$421,874
Operating cost - related party	—	—	—	60,000
Loss from operations	(119,859)	(147,166)	(480,657)	(481,874)

Other income (expense):
Interest income	42,721	16,065	102,985	110,421
Interest expense	—	—	(87,335)	—
Total other income (expense)	42,721	16,065	15,650	110,421
Net loss	$(77,138)	$(131,101)	$(465,007)	$(371,453)

Basic and diluted net loss per ordinary share	$(0.04)	$(0.07)	$(0.23)	$(0.20)

Weighted average shares outstanding, basic and diluted (1)	2,019,950	1,859,367	1,990,016	1,856,926

(1) This number excludes an aggregate of up to 1,285,875 and 2,557,018 shares subject to conversion at August 31, 2017 and 2016, respectively

Origo Acquisition Corp and Subsidiary

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the nine months ended
	August 31, 2017	August 31, 2016
Cash Flows from Operating Activities
Net loss	$(465,007)	$(371,453)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income in cash and marketable securities held in Trust Account	(102,985)	(110,421)
Changes in operating assets and liabilities:
Prepaid expenses	(13,031)	1,061
Accounts payable	90,571	85,471
Accounts payable - related party	—	60,000
Accrued interest - related party	87,335	—
Net cash used in operating activities	(403,117)	(335,342)

Cash Flows from Investing Activities
Principal deposited in Trust Account	(609,086)	(629,120)
Interest released from Trust Account	98,802	29,001
Withdrawal from Trust Account upon redemption	12,178,086	10,756,146
Net cash provided by investing activities	11,667,802	10,156,027

Cash Flows from Financing Activities
Proceeds from note payable to related parties	817,000	1,175,000
Repayment of note payable to related parties	—	(32,335)
Redemption of ordinary shares	(12,178,086)	(10,756,146)
Net cash (used in) provided by financing activities	(11,361,086)	(9,613,481)

Net (decrease) increase in cash and cash equivalents	(96,401)	207,204

Cash and cash equivalents - beginning	97,261	26,192

Cash and cash equivalents - ending	$860	$233,396

Supplemental disclosure of noncash investing and financing activities:
Change in value of ordinary shares subject to possible conversion	$465,009	$196,454
Conversion of accounts payable - related party to additional paid in capital	$—	$175,000

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

Note 1 - Organization, Plan of Business Operations

Origo Acquisition Corporation, formerly known as CB Pharma Acquisition Corp. (the “Company”), was incorporated in the Cayman Islands on August 26, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”). The Company’s effort to identify a prospective target business is not limited to a particular industry or geographic region of the world.

All activity through August 31, 2017 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) and a search for a Business Combination candidate. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The registration statement for the Company’s Initial Public Offering was declared effective on December 12, 2014. The Company consummated the Initial Public Offering of 4,000,000 units (“Units”) at $10.00 per Unit on December 17, 2014, generating gross proceeds of $40 million (Note 3). On December 24, 2014, the Company consummated the closing of the sale of 200,000 additional Units upon receiving notice of EarlyBirdCapital, Inc.’s (“EBC”), the representative of the underwriters in the Initial Public Offering election to exercise its over-allotment option, generating an additional gross proceeds of $2 million (“Over-allotment”).

Simultaneously with the closing of the Initial Public Offering and the Over-allotment, the Company consummated the private placement (“Private Placement”) selling 286,000 units (“Private Placement Units”) at a price of $10.00 per Unit, to Fortress Biotech, Inc. (“Fortress”), formerly known as Coronado Biosciences, Inc., an affiliate of the Company’s former executive officers and the holder of a majority of the Company’s Ordinary Shares prior to the Initial Public Offering, and EBC, generating an aggregate of $2.86 million in gross proceeds (Note 4).

An aggregate amount of approximately $42.85 million (approximately $10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, the Over-Allotment, and the Private Placement Units, net of fees of approximately $1.84 million associated with the Initial Public Offering, inclusive of approximately $1.37 million of underwriting fees, was placed in a trust account (“Trust Account”) immediately after the sales and invested in U.S. government treasury bills. In connection with the Initial Extension, Second Extension, Third Extension, and Fourth Extension as discussed below, an aggregate of approximately $10.76 million, $380,600, $11.8 million, and $3.7 million was removed from the Trust Account in June 2016, December 2016, March 2017 and September 2017, respectively, to fund conversions of ordinary shares. In addition, the Company’s management deposited an aggregate of approximately $609,000 in the Trust Account to increase the conversion amount per share in any subsequent Business Combination or liquidation out of loans from the new management and EBC during the nine months ended August 31, 2017. Subsequent to August 31, 2017, the Company deposited an addition of approximately $41,000 to the Trust Account.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied to consummating a Business Combination.

On June 10, 2016, the Company held an extraordinary general meeting of shareholders (the “June Meeting”). At the June Meeting, the shareholders approved each of the following items: (i) an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) to extend the date by which the Company has to consummate a business combination (“Liquidation Date”) from June 12, 2016 to December 12, 2016 (the “Initial Extension”), (ii) an amendment to the Charter to allow the holders of the Company’s ordinary shares issued in the Company’s Initial Public Offering to elect to convert their Public Shares (as defined below) into their pro rata portion of the funds held in the Trust Account, and (iii) to change the Company’s name from “CB Pharma Acquisition Corp.” to “Origo Acquisition Corporation”.

In connection with the Initial Extension, effective as of June 10, 2016, (i) each of Lindsay A. Rosenwald, Michael Weiss, George Avgerinos, Adam J. Chill, Arthur A. Kornbluth and Neil Herskowitz resigned from his position as an officer and/or director of the Company and (ii) Edward J. Fred and Jose M. Aldeanueva were appointed as Chief Executive Officer and President and Chief Financial Officer, Secretary and Treasurer, respectively, of the Company and Edward J. Fred, Jose M. Aldeanueva, Stephen Pudles, Jeffrey J. Gutovich and Barry Rodgers became directors of the Company. On May 20, 2016, the Initial Shares (as defined below) were transferred to the new management in connection with the resignation of the then-officers and directors of the Company upon the consummation of the Initial Extension.

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

At the June Meeting, shareholders holding 1,054,401 Public Shares exercised their right to convert such Public Shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $10.76 million (or approximately $10.20 per share) was removed from the Trust Account to pay such holders. In connection with the Initial Extension, the new management of the Company provided a loan to the Company of $0.20 for each Public Share that was not converted, for an aggregate amount of approximately $629,000, which was deposited in the Trust Account.

On December 12, 2016, the Company held its annual general meeting of shareholders (the “December Meeting”). At the December Meeting, the shareholders approved for an amendment to extend the Liquidation Date from December 12, 2016 to March 12, 2017 (the “Second Extension”). At the meeting, shareholders holding 36,594 Public Shares exercised their right to convert such shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $380,600 (or approximately $10.40 per share) was removed from the Trust Account in December 2016 to pay such shareholders. In connection with the Second Extension, the Company’s management provided a loan to the Company for an aggregate amount of $320,000, of which an aggregate of approximately $311,000, or $0.10 for each Public Share that was not converted, was deposited in the Trust Account to increase the conversion amount per share in any subsequent Business Combination or liquidation to approximately $10.50 per share.

On March 10, 2017, the Company held another extraordinary general meeting of shareholders (the “March Meeting”) and requested shareholders’ approval to extend the Liquidation Date from March 12, 2017 to September 12, 2017 (the “Third Extension”). At the March Meeting, shareholders holding 1,123,568 Public Shares exercised their right to convert such shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $11.8 million (or approximately $10.50 per share) was removed from the Trust Account in March 2017 to pay such shareholders. In connection with the Third Extension, the Company’s management agreed to provide a loan to the Company for $0.025 for each Public Share that was not converted, or approximately $50,000, for each calendar month (commencing on March 12, 2017 and on the 12th day of each subsequent month), or portion thereof, to be deposited in the Company’s Trust Account. As of September 12, 2017, the conversion amount per share at the meeting for such Business Combination or the Company’s subsequent liquidation was approximately $10.65 per share. The loan did not bear interest and will be repayable by the Company to the lenders upon consummation of an initial Business Combination.

On September 11, 2017, the Company held another extraordinary general meeting of shareholders (the “September Meeting”) and requested shareholders’ approval to extend the Liquidation Date from September 12, 2017 to March 12, 2018 (the “Fourth Extension”). Under Cayman Islands law, the amendments to the Charter took effect upon their approval. Accordingly, the Company has until March 12, 2018 to consummate an initial Business Combination. At the September Meeting, shareholders holding 343,806 Public Shares exercised their right to convert such shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $3.7 million (or approximately $10.65 per share) was removed from the Trust Account in September 2017 to pay such shareholders. In connection with the Fourth Extension, the Company’s management agreed to provide a loan to the Company for $0.025 for each Public Share that was not converted for each calendar month (commencing on September 12, 2017 and on the 12th day of each subsequent month), or portion thereof, to be deposited in the Company’s Trust Account. If the Company takes the full time through March 12, 2018 to complete the initial Business Combination, the conversion amount per share at the meeting for such Business Combination or the Company’s subsequent liquidation will be approximately $10.80 per share. The loan will not bear interest and will be repayable by the Company to the lenders upon consummation of an initial Business Combination.

During the nine months ended August 31, 2017, the Company issued promissory notes to the new management and EBC for an aggregate of $222,000 and $150,000, respectively. The loans are unsecured and non-interest bearing and are due upon consummation of a Business Combination.

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

The Company’s current Chief Executive Officer has agreed that he will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, such officer may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations, and working capital requirements. With these exceptions, expenses incurred by the Company may be paid prior to a Business Combination only from the net proceeds of the Initial Public Offering not held in the Trust Account; provided, however, that in order to meet its working capital needs following the consummation of the Initial Public Offering, the Company’s shareholders prior to the Initial Public Offering, including their subsequent transferees (collectively the “Initial Shareholders”), officers and directors or their affiliates (including Fortress) may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, unless otherwise provided, or, at the lender’s discretion, converted upon consummation of the Company’s Business Combination into additional Private Placement Units at a price of $10.00 per Unit. If the Company does not complete a Business Combination, the loans would not be repaid.

The Company will either seek shareholder approval of any Business Combination at a meeting called for such purpose at which holders of the outstanding Ordinary Shares sold in the Initial Public Offering (“Public Shareholders”) may seek to convert such shares (“Public Shares”) into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, or provide Public Shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. The Company will proceed with a Business Combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, solely if shareholder approval is sought, a majority of the outstanding Ordinary Shares of the Company voted, are voted in favor of the Business Combination. Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d) (3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 30% or more of the Ordinary Shares sold in the Initial Public Offering. Accordingly, all shares purchased by a holder in excess of 30% of the shares sold in the Initial Public Offering will not be converted to cash. In connection with any shareholder vote required to approve any Business Combination, the Initial Shareholders have agreed (i) to vote any of their respective shares, including the 1,050,000 Ordinary Shares issued in connection with the organization of the Company (the “Initial Shares”), in favor of the initial Business Combination and (ii) not to convert such respective shares into a pro rata portion of the Trust Account or seek to sell their shares in connection with any tender offer the Company engages in.

If the Company has not completed a Business Combination by March 12, 2018, pursuant to the amended Charter, it will trigger the automatic liquidation of the Trust Account and the voluntary liquidation of the Company. If the Company is required to liquidate, Public Shareholders are entitled to share ratably in the Trust Account, including any interest, and any net assets remaining available for distribution to them after payment of liabilities. The Initial Shareholders have agreed to waive their rights to share in any distribution with respect to their Initial Shares.

On July 24, 2017, the Company entered into a merger agreement, which was later amended on September 27, 2017 (“Merger Agreement”), with Hightimes Holding Corp., a Delaware corporation (“HTH”), HTHC Merger Sub, Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of Origo (“Merger Sub”).

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of August 31, 2017, the Company had approximately $900 in cash and cash equivalents, approximately $15,000 in interest income available to the Company for working capital purposes from the Company’s investments in the Trust account, and a working capital deficit of approximately $2.46 million. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. Based on the foregoing, the Company may have insufficient funds available to operate its business through the earlier of consummation of a Business Combination or March 12, 2018. Following the initial Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations. The Company cannot be certain that additional funding will be available on acceptable terms, or at all. The Company’s plans to raise capital or to consummate the initial Business Combination may not be successful. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and pursuant to rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended August 31, 2017 are not necessarily indicative of the results that may be expected for the year ending November 30, 2017. For further information refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2016, filed with Securities and Exchange Commission on January 18, 2017.

Emerging Growth Company

Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended (“Securities Act”) registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Cash and Marketable Securities Held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Initial Public Offering, net of amounts removed from the Trust Account for conversions (see Note 1) and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. As of August 31, 2017, cash and marketable securities, which are classified as trading securities, held in the Trust Account consisted of approximately $21 million in U.S. Treasury Bills. At August 31, 2017, there was approximately $15,000 of interest income held in the Trust Account available to be released to the Company.

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

Ordinary Shares Subject to Possible Conversion

The Company accounts for its Ordinary Shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary Shares subject to mandatory conversion (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Ordinary Shares features certain conversion rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Ordinary Shares subject to possible conversion at conversion value are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At August 31, 2017, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Net Loss per Share

Loss per share is computed by dividing net loss by the weighted-average number of Ordinary Shares outstanding during the period. An aggregate of 1,285,875 and 2,557,018 Ordinary Shares subject to possible conversion at August 31, 2017 and 2016, respectively, have been excluded from the calculation of basic loss per Ordinary Share since such Ordinary Shares, if redeemed, only participate in their pro rata share of the earnings in the Trust Account. The Company has not considered the effect of (i) warrants sold in the Public Offering and Private Placement to purchase 2,243,000 Ordinary Shares of the Company, (ii) rights to acquire 448,600 Ordinary Shares of the Company and (iii) 400,000 Ordinary Shares, warrants to purchase 200,000 Ordinary Shares and rights to acquire 40,000 Ordinary Shares included in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the exercise of the unit purchase option and warrants as well as the conversion of rights is contingent on the occurrence of future events.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

Note 3 - Initial Public Offering

In December 2014, the Company consummated the Initial Public Offering and the Over-allotment of 4,200,000 Units. Each Unit consists of one ordinary share, $.0001 par value per share (“Ordinary Share”), one right (“Right”) to receive one-tenth of one Ordinary Share upon consummation of the Company’s initial Business Combination and one warrant entitling the holder to purchase one-half of one Ordinary Share (“Warrant”). The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $42,000,000. Each Warrant entitles the holder to purchase one-half of one Ordinary Share at a price of $11.50 per full Ordinary Share commencing upon the Company’s completion of its initial Business Combination, and expiring five years from the completion of the Company’s initial Business Combination. The Company will not issue fractional shares. As a result, investors must exercise Warrants in multiples of two Warrants in whole and not in part, at a price of $11.50 per full share, subject to adjustment, to validly exercise the Warrants. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the Ordinary Shares is at least $24.00 per share for any 20 trading days within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given, provided there is a current registration statement in effect with respect to the Ordinary Shares underlying such Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the date of redemption. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants issued in the Initial Public Offering the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. If a registration statement is not effective within 90 days following the consummation of a Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended. In the event that a registration statement is not effective at the time of exercise or no exemption is available for a cashless exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. Additionally, in no event will the Company be required to net cash settle the Rights. If an initial Business Combination is not consummated, the Rights and Warrants will expire and will be worthless.

Note 4 - Private Placement

Simultaneously with the consummation of the Initial Public Offering and the Over-allotment, the Company consummated the Private Placement of 286,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating total proceeds of $2.86 million. Of the Private Placement Units, 265,000 were purchased by an Initial Shareholder that was an affiliate of the Company’s former executive officers and 21,000 were purchased by EBC, the representative of the underwriters of the Initial Public Offering. The Private Placement Units are identical to the Units sold in the Initial Public Offering, except the warrants included in the Private Placement Units will be non-redeemable, may be exercised on a cashless basis and may be exercisable for unregistered Ordinary Shares if the prospectus relating to the Ordinary Shares issuable upon exercise of the Warrants is not current and effective, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. The holders of the Private Placement Units have agreed (A) to vote the Ordinary Shares included in the Private Placement Units (“Private Shares”) in favor of any initial Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated memorandum and articles of association with respect to the Company’s pre-Business Combination activities prior to the consummation of such a Business Combination unless the Company provides dissenting Public Shareholders with the opportunity to convert their Public Shares into the right to receive cash from the Company’s Trust Account in connection with any such vote, (C) not to convert any Private Shares into the right to receive cash from the Trust Account in connection with a shareholder vote to approve the Company’s initial Business Combination or a vote to amend the provisions of the Company’s amended and restated memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that such Private Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated within the required time period. Additionally, the purchasers have agreed not to transfer, assign or sell any of the Private Placement Units (except to certain permitted transferees) until the completion of the Company’s initial Business Combination. The holders have agreed not to sell their shares to the Company in any tender offer in connection with the initial Business Combination.

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

Note 5 - Related Party Transactions

Initial Shares

In August 2014, the Company issued 1,150,000 Initial Shares to the Initial Shareholders for an aggregate purchase price of $25,000. The Initial Shares included an aggregate of up to 150,000 shares subject to compulsory repurchase for an aggregate purchase price of $0.01 to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20.0% of issued and outstanding shares after the Initial Public Offering (excluding the sale of the Private Placement Units). On December 18, 2014, EBC notified the Company that it had elected to exercise a portion of the over-allotment option for 200,000 additional units at $10.00 per unit for an additional $2,000,000. The partial exercise resulted in a reduction of 50,000 Ordinary Shares subject to compulsory repurchase resulting in a total of 100,000 Ordinary Shares being repurchased for an aggregate amount of $0.01 on January 5, 2015. On May 20, 2016, the Initial Shares were transferred to the new management in connection with the resignation of the then-officers and directors of the Company upon the consummation of the Initial Extension.

The Initial Shares are identical to the Ordinary Shares included in the Units sold in the Initial Public Offering. However, the holders of the Initial Shares have agreed (A) to vote their Initial Shares (as well as any shares acquired after the Initial Public Offering) in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the amended and restated memorandum and articles of association with respect to pre-Business Combination activities prior to the consummation of such a Business Combination unless the Company provides dissenting Public Shareholders with the opportunity to convert their Public Shares into the right to receive cash from the Trust Account in connection with any such vote, (C) not to convert any Initial Shares (as well as any other shares acquired after the Initial Public Offering) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a proposed initial Business Combination (or sell any shares they hold to the Company in a tender offer in connection with a proposed initial Business Combination) or a vote to amend the provisions of the amended and restated memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that the Initial Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. Additionally, the Initial Shareholders have agreed not to transfer, assign or sell any of the Initial Shares (except to certain permitted transferees) until (1) with respect to 50% of the Initial Shares, the earlier of one year after the date of the consummation of initial Business Combination and the date on which the closing price of Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after initial Business Combination and (2) with respect to the remaining 50% of the Initial Shares, one year after the date of the consummation of initial Business Combination, or earlier, in either case, if, subsequent to initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Loans from Related Party

Convertible Notes

As of August 31, 2017 and November 30, 2016, the Company had an aggregate of $325,000 in convertible promissory notes to Fortress outstanding. The loans are unsecured and non-interest bearing and are due upon consummation of a Business Combination. The holder has agreed to convert the principal balance of $325,000 in convertible promissory notes into 32,500 Units at a price of $10.00 per Unit upon consummation of a Business Combination. The terms of the units into which the convertible promissory note will convert will be identical to the Private Placement Units.

As of November 30, 2016, the Company had an aggregate of $967,665 in convertible promissory notes (“Note”) to the new management outstanding. In December 2016 and January 2017, the new management loaned the Company an addition of $320,000 and $125,000, respectively, and amended the note in December 2016 and January 2017, pursuant to which: (i) the principal balance of the note was increased to $1,412,665, and (ii) the note will accrue interest, retroactively from its date of issuance in June 2016, at a rate of 13% per annum up to a maximum of $87,335 in interest, which interest will be payable on the due date for payment of the principal of the Note. As of August 31, 2017, the amount of accrued interest that was owed under the Note was $87,335.

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

The note was unsecured and payable at the consummation of a Business Combination. Upon consummation of a Business Combination, up to $175,000 of the principal balance of such note may be converted, at the holders’ option, into Units at a price of $10.00 per Unit. The terms of the units into which the convertible promissory note will convert will be identical to the Private Placement Units. If new management converts the entire $175,000 of the principal balance of the note, they would receive 17,500 Units.

Notes Payable

During the nine months ended August 31, 2017, the new management and EBC loaned the Company an aggregate of $222,000 and $150,000, respectively. The loans are unsecured and non-interest bearing and are due upon consummation of a Business Combination.

If a Business Combination is not consummated, the convertible notes and notes payable owed to Fortress, the new management and EBC will not be repaid by the Company and all amounts owed thereunder by the Company will be forgiven, except to the extent that the Company had funds available to it outside of the Trust Account.

Administrative Service Fee

Commencing on December 12, 2014, the Company had agreed to pay an Initial Shareholder a monthly fee of $10,000 for general and administrative services. As of May 19, 2016, amount due to such Initial Shareholder was approximately $183,000; of which approximately $175,000 represents the accrued service fee and $7,715 represents invoices of the Company paid by such Initial Shareholder. On May 20, 2016, this arrangement was terminated, and such Initial Shareholder agreed to convert all amounts owed under such arrangement, or $175,000, to capital.

Note 6 - Commitments and Contingencies

Underwriting Agreement

On December 12, 2014, the Company entered into an agreement with EBC (“Underwriting Agreement”). The Underwriting Agreement required the Company to pay an underwriting discount of 3.25% of the gross proceeds of the Initial Public Offering as an underwriting discount. The Company has further engaged EBC to assist the Company with its initial Business Combination. Pursuant to this arrangement, the Company anticipates that the underwriter will assist the Company in holding meetings with shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company agreed to pay EBC a cash fee of 4% of the gross proceeds of the Initial Public Offering (or $1.68 million) for such services upon the consummation of its initial Business Combination (exclusive of any applicable finders’ fees which might become payable). The Company is not obligated to pay the 4% fee if no business combination is consummated.

Other agreements

In August 2016, the Company entered into an agreement with a legal firm to assist the Company with a potential business combination and related securities and corporate work. The agreement called for a retainer of $37,500 and the Company has agreed to pay a portion of the invoices and the payment of the remaining amount will be deferred until the consummation of the Business Combination.

In December 2016, the Company entered into an agreement with a consultant for investor relations services. The agreement called for an initial payment of $13,000, and a deferred monthly fee of $8,000 until the consummation of the Business Combination. The Company agreed to pay the consultant all of the deferred fees plus a contingency fee of $20,000 upon consummation of the Business Combination.

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

As of August 31, 2017, the aggregate amount deferred for the legal firm and the consultant was approximately $1.2 million. The deferred amount is an unrecognized contingent liability, as closing of a potential business combination was not considered probable as of August 31, 2017.

Purchase Option

In December 2014, the Company sold to EBC, for $100, a unit purchase option to purchase up to a total of 400,000 units exercisable at $11.00 per unit (or an aggregate exercise price of $4,400,000) commencing on the consummation of a Business Combination. The unit purchase option expires on December 12, 2019. The units issuable upon exercise of this option are identical to the Units being offered in the Initial Public Offering. Accordingly, after the Business Combination, the purchase option will be to purchase 440,000 Ordinary Shares (which include 40,000 Ordinary Shares to be issued for the rights included in the units) and 400,000 Warrants to purchase 200,000 Ordinary Shares. The Company has agreed to grant to the holders of the unit purchase option, demand and “piggy back” registration rights for periods of five and seven years, respectively, from the effective date of the Initial Public Offering, including securities directly and indirectly issuable upon exercise of the unit purchase option.

The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of a $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of this unit purchase option to be approximately $2.92 million (or $7.30 per unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option granted to EBC was estimated as of the date of grant using the following assumptions: (1) expected volatility of 99.10%, (2) risk-free interest rate of 1.53% and (3) expected life of five years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described in Note 3), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying Ordinary Shares) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Registration Rights

The Initial Shareholders are entitled to registration rights with respect to their initial shares (and any securities issued upon conversion of working capital loans) and the purchasers of the Private Placement Units are entitled to registration rights with respect to the Private Placement Units (and underlying securities), pursuant to an agreement dated December 12, 2014. The holders of the majority of the initial shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Private Placement Units (or underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Nasdaq Listing Rules

On February 21, 2017, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires the Company to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The Notice was only a notification of deficiency, not of imminent delisting, and had no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. In April 2017, the Company submitted a plan to evidence compliance with the Minimum Public Holders Rule and Nasdaq granted the Company until August 21, 2017 to evidence compliance with the Minimum Public Holders Rule.

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

On August 23, 2017, the Company received a written notice from Nasdaq stating that the Company had not regained compliance with the Minimum Public Holders Rule for continued listing on Nasdaq. The notice further stated that, unless the Company requested an appeal of Nasdaq’s determination, trading of the Company’s securities would be suspended at the open of business on September 1, 2017. As permitted under Nasdaq rules, the Company requested an appeal of the delisting determination, and a hearing before a Nasdaq panel was held in connection with such appeal in October 2017. As of the date of this report, the panel’s decision has not been rendered, and pending the Nasdaq panel’s determination, the Company’s securities will continue to trade on Nasdaq. If the panel’s determination is adverse to the Company, and absent any other remedies available to the Company, the Company’s securities would be subject to suspension from trading and Nasdaq could file a Form 25 to remove the Company’s securities from listing and registration on Nasdaq.

The Company cannot assure that its securities will continue to be listed on Nasdaq in the future prior to an initial Business Combination. Additionally, in connection with the initial Business Combination, it is likely that Nasdaq will require the Company to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. The Company cannot assure that it will be able to meet those initial listing requirements at that time.

Note 7 - Shareholder Equity

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of August 31, 2017, there are no preferred shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 100,000,000 Ordinary Shares with a par value of $0.0001 per share.

At the Meeting on June 10, 2016, shareholders holding 1,054,401 Public Shares exercised their right to convert such Public Shares into a pro rata portion of the Trust Account (see Note 1). As a result, the Company has an aggregate of 4,481,599 Ordinary Shares outstanding as of November 30, 2016. Of these, an aggregate of 2,533,704 Ordinary Shares subject to possible conversion were classified as temporary equity in the accompanying Balance Sheet.

At the December Meeting and March Meeting, shareholders holding 36,594 and 1,123,568 Public Shares exercised their right to convert such Public Shares into a pro rata portion of the Trust Account, respectively (see Note 1). As a result, the Company has an aggregate of 3,321,437 Ordinary Shares outstanding as of August 31, 2017. Of these, an aggregate of 1,285,875 Ordinary Shares subject to possible conversion are classified as temporary equity in the accompanying Balance Sheet.

Note 8 – Merger Agreement

Merger Agreement

On July 24, 2017, the Company entered into a Merger Agreement with HTH, which was later amended on September 27, 2017 (“Amended Merger Agreement”). Pursuant to the terms of the Amended Merger Agreement, the Merger Sub will merge with and into HTH, with HTH continuing as the surviving entity (the “Merger”) and all holders of HTH equity securities and warrants, options and rights to acquire or securities that convert into HTH equity securities (collectively, “HTH Securities”) will convert into Origo common shares and, with respect to options, options to acquire Origo common shares. More specifically at the effective time of the Merger (the “Effective Time”):

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

●	All holders of HTH Securities (excluding HTH options, as described below) shall be entitled to receive in the Merger an aggregate of 23,474,178 common shares of Origo (the “Merger Consideration”), which is equal to $250 million divided by the agreed upon value of the Origo common shares to be issued as Merger Consideration of $10.65 per share. In the event HTH receives in excess of $5,000,001 in net proceeds from one or more separate sales of common or preferred stock prior to the Closing, then the amount in excess of $5,000,001 shall increase the HTH’s valuation on a dollar-for-dollar basis and increase the number of Origo common shares representing the Merger Consideration by dividing the increased HTH valuation by the agreed upon value of the Origo common shares to be issued as Merger Consideration.

●	Each holder of capital stock of HTH shall receive for each share of capital stock of HTH its pro rata share of the Merger Consideration, treating any outstanding shares of HTH’s preferred stock on an as-converted to Class A common stock basis (and after deducting from the Merger Consideration payable to such holders of capital stock, the Origo common shares issuable to the holders of HTH’s 8% senior secured convertible promissory notes in an initial aggregate principal amount of $30 million (“HTH Purchase Notes”)).

●	Any warrants and other rights to acquire equity securities of HTH, and all other securities that are convertible into or exchangeable for equity securities of HTH, (A) if exercised or converted prior to the Effective Time, shall have the resulting shares of capital stock of HTH issued upon such exercise treated as outstanding shares of capital stock of HTH, and (B) if not exercised or converted prior to the Effective Time will be terminated and extinguished at the Effective Time (except for the HTH Purchase Notes and ExWorks Convertible Not, which shall be converted as described below, and the outstanding HTH options, which shall be assumed by Origo as described below).

●	HTH shall be permitted to increase the principal amount of HTH’s existing secured loan from ExWorks Capital Fund I, L.P (“ExWorks”) to up to $11.5 million from $7.5 million. Additionally, Origo acknowledged that any shares of HTH Class A common stock issued to ExWorks pursuant to the convertible note evidencing the ExWorks loan (the “ExWorks Convertible Note”) shall be converted into Origo common shares at a conversion price equal to 90% of the per share value of the Merger Consideration (i.e., $10.65, or an ExWorks conversion price of $9.585). Origo further agreed that all Origo common shares issued upon conversion of the ExWorks Convertible Note shall not be deemed to be part of the Merger Consideration and shall dilute all holders of Origo common shares on an equitable pro-rata basis. Origo also acknowledged that HTH and ExWorks entered into an amendment, pursuant to which ExWorks granted HTH an option, exercisable at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If HTH elects to exercise the option, it will be obligated to pay ExWorks an additional fee of $600,000 and issue an additional warrant to ExWorks to purchase shares of HTH Class A common stock. HTH agreed that prior to the Closing Date of the Merger, HTH shall either refinance its indebtedness to ExWorks or exercise the foregoing option to extend the terminate date of the ExWorks loan to August 28, 2018.

●	The HTH Purchase Notes that are outstanding as of the Closing shall automatically be converted in a number of Origo common shares calculated by dividing the outstanding principal and interest of all such HTH Purchase Notes and dividing such amount by the closing price of Origo’s common shares on the date of the Closing.

●	All outstanding HTH options will be assumed by Origo and be converted into an option to purchase Origo common shares (each, an “Origo Assumed Option”). Origo Assumed Options shall be in addition to the Merger Consideration and will dilute all holders of Origo securities.

●	If, prior to the Closing Date (i) Origo has less than $5,000,001 in net tangible assets (excluding the net tangible assets of HTH) and (ii) HTH shall consummate a HTH Public Offering, then (A) on the Closing Date, HTH will utilize up to ten percent (10%) of the gross proceeds of such HTH Public Offering (up to $20 million of such gross proceeds) to pay for all or a portion of Origo deferred expenses as directed by Origo and (B) if the gross proceeds of a HTH Public Offering exceeds $20 million, HTH will utilize up to $5.0 million of the gross proceeds of such HTH Public Offering to pay for all or a portion of Origo deferred expenses as directed by Origo.

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

The Merger Agreement also provides that, immediately prior to the Effective Time, Origo will reincorporate under the laws of the State of Nevada, whether by reincorporation, statutory conversion or otherwise.

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of customary conditions and Closing deliverables, including (1) the Registration Statement having been declared and remain effective, (2) Origo’s shareholders having approved the Merger Agreement and the related transactions at the extraordinary general meeting of Origo shareholders, (3) any required governmental and third party approvals having been obtained, (4) the consents required to be obtained or made from any third party (other than a governmental authority) in order to consummate the transactions contemplated by the Merger Agreement shall have been obtained or made; (5) no governmental authority having enacted any law which has the effect of making the transactions or agreements contemplated by the Merger Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, (6) there shall be no pending action brought by a third party non-affiliate to enjoin or otherwise restrict the consummation of the Closing, (7) upon the Closing, after giving effect to the completion of Origo’s redemption of its public stockholders in connection with the Merger and the payment of all accrued and unpaid expenses, Origo shall have net tangible assets of at least $5,000,001 (which shall include the consolidated net tangible assets of HTH and its subsidiaries), (8) HTH shall have received its required stockholder approval, (9) the parties’ respective representations and warranties shall be true and correct as of the Closing Date (subject to certain materiality qualifiers), (10) each of the parties shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Closing Date, and (11) no event having occurred since the date of the Merger Agreement resulting in a material adverse effect upon the business, assets, liabilities, results of operations, prospects or condition of the other party and its subsidiaries, taken as a whole, or the other party’s ability to consummate the transactions contemplated by the Merger Agreement and ancillary documents on a timely basis (subject in each case to customary exceptions) (a “Material Adverse Effect”), which is continuing and uncured. The obligation of Origo and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver or certain additional conditions.

Consulting Services Agreement

At the Closing, the successor will enter into a consulting services agreement with Oreva Capital Corp., a Delaware corporation, pursuant to which the consultant is to perform certain services for the successor, including administrative services, dealing with investment bankers, investor relations consultants and other members of the investment community (as authorized from time to time by the board of directors), and assisting in connection with proposed acquisitions, dispositions and financings. In consideration for such services, the successor will pay the consultant a monthly consulting fee of $35,000. Commencing in 2018, the consultant may elect to have all or any portion of the consulting fee deferred and paid in shares of the successor’s common stock, at a per share price equal to 100% of the closing price of the stock of the successor. Adam Levin, the Chief Executive Officer and a director of HTH, is the Managing Director of Oreva Capital Corp.

Origo Acquisition Corp and Subsidiary

Notes to Unaudited condensed consolidated financial statements

August 31, 2017

Note 9 - Subsequent Events

On September 11, 2017, the Company held the September Meeting to extend the Liquidation Date from September 12, 2017 to March 12, 2018. At the September Meeting, shareholders holding 343,806 Public Shares exercised their right to convert such shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $3.7 million (or approximately $10.65 per share) was removed from the Trust Account in September 2017 to pay such shareholders. In connection with the Fourth Extension, the Company’s management agreed to provide a loan to the Company for $0.025 for each Public Share that was not converted for each calendar month (commencing on September 12, 2017 and on the 12th day of each subsequent month), or portion thereof, to be deposited in the Company’s Trust Account. If the Company takes the full time through March 12, 2018 to complete the initial Business Combination, the conversion amount per share at the meeting for such business combination or the Company’s subsequent liquidation will be approximately $10.80 per share. The loan will not bear interest and will be repayable by the Company to the lenders upon consummation of an initial Business Combination.

Subsequent to August 31, 2017, the Company received an aggregate of approximately $94,000 of loan amount from both the new management and EBC under the form of promissory notes. An aggregate of $21,000 loan commitment from the new management under the promissory notes were still outstanding. The loans are unsecured, non-interest bearing and are due upon consummation of a Business Combination. An aggregate of approximately $41,000 was deposited to the Trust Account subsequent to August 31, 2017.

For a description of the Amended Merger Agreement entered into on September 27, 2017, see Note 8.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Shareholders

of Origo Acquisition Corporation

We have audited the accompanying balance sheets of Origo Acquisition Corporation (the “Company”) as of November 30, 2016 and 2015, and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of November 30, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Marcum llp

New York, NY
January 17, 2017

ORIGO ACQUISITION CORPORATION

BALANCE SHEETS

	As of November 30,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$97,261	$26,192
Prepaid expenses and other assets	11,064	37,328
Total current assets	108,325	63,520
Cash and marketable securities held in Trust Account	32,728,640	42,873,844
Total Assets	$32,836,965	$42,937,364

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable and accrued expenses	$186,055	$16,780
Accounts payable - related party	7,715	122,715
Notes payable - related parties	1,292,665	150,000
Total Current Liabilities	1,486,435	289,495

Commitments
Ordinary shares subject to possible conversion, $.0001 par value; 2,533,704 and 3,688,039 shares at conversion value at November 30, 2016 and 2015, respectively	26,350,521	37,647,868

Shareholders’ Equity:
Preferred shares, $.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding at November 30, 2016 and 2015	—	—
Ordinary shares, $.0001 par value; 100,000,000 shares authorized; 1,947,895 and 1,847,961 shares issued and outstanding at November 30, 2016 and 2015, respectively (excluding 2,533,704 and 3,688,039 shares subject to conversion at November 30, 2016 and 2015, respectively)	195	185
Additional paid-in capital	6,108,532	5,392,341
Accumulated deficit	(1,108,718)	(392,525)
Total Shareholders’ Equity	5,000,009	5,000,001
Total Liabilities and Shareholders’ Equity	$32,836,965	$42,937,364

The accompanying notes are an integral part of these financial statements.

ORIGO ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	For the fiscal years ended November 30,
	2016	2015
Operating costs	$782,291	$289,009
Operating cost - related party	60,000	123,800
Loss from operations	(842,291)	(412,809)
Interest income	126,098	28,844
Net loss	$(716,193)	$(383,965)

Basic and diluted net loss per ordinary share	$(0.38)	$(0.21)

Weighted average shares outstanding, basic and diluted (1)	1,873,871	1,786,682

(1) This number excludes an aggregate of up to 2,533,704 and 3,688,039 shares subject to conversion for the fiscal years ended November 30, 2016 and 2015, respectively

The accompanying notes are an integral part of these financial statements.

ORIGO ACQUISITION CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

			Additional		Total
	Ordinary Shares		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity
Balance - November 30, 2014	1,150,000	$115	$24,885	$(8,560)	$16,440
Sale of units, net of underwriters’ discounts and offering cost	4,200,000	420	40,154,874	—	40,155,294
Sale of units to Fortress and EarlyBirdCapital	286,000	29	2,859,971	—	2,860,000
Sale of unit purchase option	—	—	100	—	100
Compulsory repurchase of ordinary shares	(100,000)	(10)	10	—	—
Ordinary shares subject to possible conversion	(3,688,039)	(369)	(37,647,499)	—	(37,647,868)
Net loss	—	—	—	(383,965)	(383,965)
Balance - November 30, 2015	1,847,961	$185	$5,392,341	$(392,525)	$5,000,001
Conversion of accounts payable - related party to additional paid in capital	—	—	175,000	—	175,000
Ordinary shares subject to possible conversion (1)	99,934	10	541,191	—	541,201
Net loss	—	—	—	(716,193)	(716,193)
Balance - November 30, 2016	1,947,895	$195	$6,108,532	$(1,108,718)	$5,000,009

(1) Includes the effect of the redemption of shares on June 10, 2016, by shareholders holding 1,054,401 public shares who exercised their right to convert such public shares into a pro rata portion of the funds in the Trust Account (see Note 1).

The accompanying notes are an integral part of these financial statements.

ORIGO ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

	For the fiscal years ended November 30,
	2016	2015
Cash Flows from Operating Activities
Net loss	$(716,193)	$(383,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income in cash and marketable securities held in Trust Account	(126,098)	(28,844)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	26,264	(37,328)
Accounts payable and accrued expenses	169,275	(3,787)
Accounts payable - related party	60,000	122,715
Net cash used in operating activities	(586,752)	(331,209)

Cash Flows from Investing Activities
Principal deposited in Trust Account	(629,120)	(42,845,000)
Interest released from Trust Account	144,276	—
Withdrawal from Trust Account upon redemption of ordinary shares	10,756,146	—
Net cash (used in) provided by investing activities	10,271,302	(42,845,000)

Cash Flows from Financing Activities
Proceeds from note payable to related parties	1,175,000	150,000
Repayment of note payable to related parties	(32,335)	(200,000)
Proceeds from underwriters unit purchase option	—	100
Proceeds from initial public offering, net of offering costs	—	40,292,131
Proceeds from private placement	—	2,860,000
Redemption of ordinary shares	(10,756,146)	—
Net cash (used in) provided by financing activities	(9,613,481)	43,102,231

Net increase (decrease) in cash and cash equivalents	71,069	(73,978)

Cash and cash equivalents - beginning	26,192	100,170

Cash and cash equivalents - ending	97,261	$26,192

Supplemental disclosure of noncash investing and financing activities:
Initial value of ordinary shares subject to possible conversion	$—	$37,950,773
Change in value of ordinary shares subject to possible conversion	$541,201	$(302,905)
Reclassification of deferred offering cost to additional paid-in capital	$—	$136,837
Conversion of accounts payable - related party to additional paid in capital	$175,000	$—

The accompanying notes are an integral part of these financial statements.

ORIGO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization, Plan of Business Operations

Origo Acquisition Corporation, formerly known as CB Pharma Acquisition Corp. (the “Company”), was incorporated in the Cayman Islands on August 26, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”). The Company’s effort to identify a prospective target business is not limited to a particular industry or geographic region of the world.

All activity through November 30, 2016 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) and a search for a Business Combination candidate. On December 12, 2014, the Company changed its fiscal year end from December 31 to November 30.   The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The registration statement for the Company’s Initial Public Offering was declared effective on December 12, 2014. The Company consummated the Initial Public Offering of 4,000,000 units (“Units”) at $10.00 per Unit on December 17, 2014, generating gross proceeds of $40 million (Note 3). On December 24, 2014, the Company consummated the closing of the sale of 200,000 additional Units upon receiving notice of EarlyBirdCapital, Inc.’s (“EBC”), the representative of the underwriters in the Initial Public Offering election to exercise its over-allotment option, generating an additional gross proceeds of $2 million (“Over-allotment”).

Simultaneously with the closing of the Initial Public Offering and the Over-allotment, the Company consummated the private placement (“Private Placement”) selling 285,000 units (“Private Placement Units”) at a price of $10.00 per Unit, to Fortress Biotech, Inc. (“Fortress”), formerly known as Coronado Biosciences, Inc., an affiliate of the Company’s former executive officers and the holder of a majority of the Company’s Ordinary Shares prior to the Initial Public Offering, and EBC, generating an aggregate of $2.86 million in gross proceeds (Note 4).

An aggregate amount of approximately $42.85 million (approximately $10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, the Over-Allotment, and the Private Placement Units, net of fees of approximately $1.84 million associated with the Initial Public Offering, inclusive of approximately $1.37 million of underwriting fees, was placed in a trust account (“Trust Account”) immediately after the sales and invested in U.S. government treasury bills. In connection with the Initial Extension and Second Extension as discussed below, an aggregate of approximately $10.76 million and $380,600 was removed from the Trust Account in June and December 2016, respectively, to fund redemptions of ordinary shares. In addition, the Company’s management loaned an aggregate of approximately $629,000 and $311,000 in June and December 2016, respectively, which was deposited in the Trust Account to increase the conversion amount per share in any subsequent Business Combination or liquidation.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied to consummating a Business Combination.

On June 10, 2016, the Company held an extraordinary general meeting of shareholders (the “June Meeting”). At the June Meeting, the shareholders approved each of the following items: (i) an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) to extend the date by which the Company has to consummate a business combination from June 12, 2016 to December 12, 2016 (the “Initial Extension”), (ii) an amendment to the Charter to allow the holders of the Company’s ordinary shares issued in the Company’s Initial Public Offering to elect to convert their public shares into their pro rata portion of the funds held in the Trust Account, and (iii) to change the Company’s name from “CB Pharma Acquisition Corp.” to “Origo Acquisition Corporation”.

In connection with the Initial Extension, effective as of June 10, 2016, (i) each of Lindsay A. Rosenwald, Michael Weiss, George Avgerinos, Adam J. Chill, Arthur A. Kornbluth and Neil Herskowitz resigned from his position as an officer and/or director of the Company and (ii) Edward J. Fred and Jose M. Aldeanueva were appointed as Chief Executive Officer and President and Chief Financial Officer, Secretary and Treasurer, respectively, of the Company and Edward J. Fred, Jose M. Aldeanueva, Stephen Pudles, Jeffrey J. Gutovich and Barry Rodgers became directors of the Company. On May 20, 2016, the Initial Shares (as defined below) were transferred to the new management in connection with the resignation of the then-officers and directors of the Company upon the consummation of the Initial Extension.

At the June Meeting, shareholders holding 1,054,401 public shares exercised their right to convert such public shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $10.76 million (or approximately $10.20 per share) was removed from the Trust Account to pay such holders. In connection with the Initial Extension, the new management of the Company provided a loan to the Company of $0.20 for each public share that was not converted, for an aggregate amount of approximately $629,000, which was deposited in the Trust Account. As a result, as of November 30, 2016, the Company had approximately $32.7 million in Trust Account, and the conversion amount per share in any subsequent Business Combination or liquidation would have been approximately $10.40 per share.

On December 12, 2016, the Company held its annual general meeting of shareholders (the “December Meeting”). At the December Meeting, the shareholders approved for an amendment to extend the date by which the Company has to consummate a business combination from December 12, 2016 to March 12, 2017 (the “Second Extension”). Under Cayman Islands law, the amendments to the Charter took effect upon their approval. Accordingly, the Company now has until March 12, 2017 to consummate an initial Business Combination. In connection with the Second Extension, shareholders holding 36,594 Public Shares exercised their right to convert such shares into a pro rata portion of the funds in the Trust Account. As a result, an aggregate of approximately $380,600 (or approximately $10.40 per share) was removed from the Trust Account to pay such shareholders.

In connection with the Second Extension, the Company’s management provided a loan to the Company for an aggregate amount of $320,000, of which an aggregate of approximately $311,000, or $0.10 for each Public Share that was not converted, was deposited in the Trust Account to increase the conversion amount per share in any subsequent Business Combination or liquidation to approximately $10.50 per share.

The Company’s new Chief Executive Officer has agreed that he will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, such officer may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations, and working capital requirements. With these exceptions, expenses incurred by the Company may be paid prior to a Business Combination only from the net proceeds of the Initial Public Offering not held in the Trust Account; provided, however, that in order to meet its working capital needs following the consummation of the Initial Public Offering, the Company’s shareholders prior to the Initial Public Offering, including their subsequent transferees (collectively the “Initial Shareholders”), officers and directors or their affiliates (including Fortress) may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, unless otherwise provided, or, at the lender’s discretion, converted upon consummation of the Company’s Business Combination into additional Private Placement Units at a price of $10.00 per Unit. If the Company does not complete a Business Combination, the loans would not be repaid.

The Company will either seek shareholder approval of any Business Combination at a meeting called for such purpose at which holders of the outstanding Ordinary Shares sold in the Initial Public Offering (“Public Shareholders”) may seek to convert such shares (“Public Shares”) into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, or provide Public Shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. The Company will proceed with a Business Combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, solely if shareholder approval is sought, a majority of the outstanding Ordinary Shares of the Company voted, are voted in favor of the Business Combination. Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d) (3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 30% or more of the Ordinary Shares sold in the Initial Public Offering. Accordingly, all shares purchased by a holder in excess of 30% of the shares sold in the Initial Public Offering will not be converted to cash. In connection with any shareholder vote required to approve any Business Combination, the Initial Shareholders have agreed (i) to vote any of their respective shares, including the 1,050,000 Ordinary Shares issued in connection with the organization of the Company (the “Initial Shares”), in favor of the initial Business Combination and (ii) not to convert such respective shares into a pro rata portion of the Trust Account or seek to sell their shares in connection with any tender offer the Company engages in.

If the Company has not completed a Business Combination by March 12, 2017, pursuant to the amended Charter, it will trigger the automatic liquidation of the Trust Account and the voluntary liquidation of the Company. If the Company is required to liquidate, Public Shareholders are entitled to share ratably in the Trust Account, including any interest, and any net assets remaining available for distribution to them after payment of liabilities. The Initial Shareholders have agreed to waive their rights to share in any distribution with respect to their Initial Shares.

On December 19, 2016, the Company entered into a merger agreement (“Merger Agreement”) with Aina Le’a Inc. (“Aina Le’a”), a residential and commercial real estate developer of distinctive master-planned communities in Hawaii (see Note 9).

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of November 30, 2016, the Company had approximately $97,000 in cash and cash equivalents, approximately $11,000 in interest income available to the Company for working capital purpose from the Company’s investments in the Trust account, and a working deficit of approximately $1.4 million. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company’s plans to raise capital or to consummate the initial Business Combination may not be successful.  These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Based on the foregoing, the Company may have insufficient funds available to operate its business through the earlier of consummation of a Business Combination or March 12, 2017. Following the initial Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.  The Company cannot be certain that additional funding will be available on acceptable terms, or at all.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended (“Securities Act”) registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Cash and Marketable Securities Held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Initial Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. As of November 30, 2016, cash and marketable securities, which classified as trading securities, held in the Trust Account consisted of approximately $32.1 million in U.S. Treasury Bills and approximately $629,000 in cash. At November 30, 2016, there was approximately $11,000 of interest income held in the Trust Account available to be released to the Company.

Ordinary Shares Subject to Possible Conversion

The Company accounts for its Ordinary Shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Ordinary Shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Ordinary Shares subject to possible conversion at conversion value are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At November 30, 2016, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Net Loss per Share

Loss per share is computed by dividing net loss by the weighted-average number of Ordinary Shares outstanding during the period. An aggregate of 2,533,704 and 3,688,039 Ordinary Shares subject to possible conversion at November 30, 2016 and 2015, respectively, have been excluded from the calculation of basic loss per ordinary share since such Ordinary Shares, if redeemed, only participate in their pro rata share of the earnings in the Trust Account. The Company has not considered the effect of (i) warrants sold in the Public Offering and Private Placement to purchase 2,243,000 Ordinary Shares of the Company, (ii) rights to acquire 448,600 Ordinary Shares of the Company and (iii) 400,000 Ordinary Shares, warrants to purchase 200,000 Ordinary Shares and rights to acquire 40,000 Ordinary Shares included in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the exercise of the unit purchase option and warrants as well as the conversion of rights is contingent on the occurrence of future events.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC Topic 740 “Income Taxes”. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on August 26, 2014, the evaluation was performed for the 2016 and 2015 tax year, which will be the only period subject to examination upon filing of appropriate tax returns. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of November 30, 2016 and 2015. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 - Initial Public Offering

In December 2014, the Company consummated the Initial Public Offering and the Over-allotment of 4,200,000 Units. Each Unit consists of one ordinary share, $.0001 par value per share (“Ordinary Share”), one right (“Right”) to receive one-tenth of one Ordinary Share upon consummation of the Company’s initial Business Combination and one warrant entitling the holder to purchase one-half of one Ordinary Share (“Warrant”). The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $42,000,000. Each Warrant entitles the holder to purchase one-half of one Ordinary Share at a price of $11.50 per full Ordinary Share commencing upon the Company’s completion of its initial Business Combination, and expiring five years from the completion of the Company’s initial Business Combination. The Company will not issue fractional shares. As a result, investors must exercise Warrants in multiples of two Warrants in whole and not in part, at a price of $11.50 per full share, subject to adjustment, to validly exercise the Warrants. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the Ordinary Shares is at least $24.00 per share for any 20 trading days within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given, provided there is a current registration statement in effect with respect to the Ordinary Shares underlying such Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the date of redemption. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants issued in the Initial Public Offering the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. If a registration statement is not effective within 90 days following the consummation of a Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended. In the event that a registration statement is not effective at the time of exercise or no exemption is available for a cashless exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. Additionally, in no event will the Company be required to net cash settle the Rights. If an initial Business Combination is not consummated, the Rights and Warrants will expire and will be worthless.

Note 4 - Private Placement

Simultaneously with the consummation of the Initial Public Offering and the Over-allotment, the Company consummated the Private Placement of 286,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating total proceeds of $2.86 million. Of the Private Placement Units, 265,000 were purchased by an Initial Shareholder that was an affiliate of the Company’s former executive officers and 21,000 were purchased by EBC, the representative of the underwriters of the Initial Public Offering. The Private Placement Units are identical to the Units sold in the Initial Public Offering, except the warrants included in the Private Placement Units will be non-redeemable, may be exercised on a cashless basis and may be exercisable for unregistered Ordinary Shares if the prospectus relating to the Ordinary Shares issuable upon exercise of the Warrants is not current and effective, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. The holders of the Private Placement Units have agreed (A) to vote the Ordinary Shares included in the Private Placement Units (“Private Shares”) in favor of any initial Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated memorandum and articles of association with respect to the Company’s pre-Business Combination activities prior to the consummation of such a Business Combination unless the Company provides dissenting public shareholders with the opportunity to convert their public shares into the right to receive cash from the Company’s Trust Account in connection with any such vote, (C) not to convert any Private Shares into the right to receive cash from the Trust Account in connection with a shareholder vote to approve the Company’s initial Business Combination or a vote to amend the provisions of the Company’s amended and restated memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that such Private Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated within the required time period. Additionally, the purchasers have agreed not to transfer, assign or sell any of the Private Placement Units (except to certain permitted transferees) until the completion of the Company’s initial Business Combination. The holders have agreed not to sell their shares to the Company in any tender offer in connection with the initial Business Combination.

Note 5 - Related Party Transactions

Initial Shares

In August 2014, the Company issued 1,150,000 Initial Shares to the Initial Shareholders for an aggregate purchase price of $25,000. The Initial Shares included an aggregate of up to 150,000 shares subject to compulsory repurchase for an aggregate purchase price of $0.01 to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20.0% of issued and outstanding shares after the Initial Public Offering (excluding the sale of the Private Placement Units). On December 18, 2014, EBC notified the Company that it had elected to exercise a portion of the over-allotment option for 200,000 additional units at $10.00 per unit for an additional $2,000,000, The partial exercise resulted in a reduction of 50,000 Ordinary Shares subject to compulsory repurchase resulting in a total of 100,000 Ordinary Shares being repurchased for an aggregate amount of $0.01 on January 5, 2015. On May 20, 2016, the Initial Shares were transferred to the new management in connection with the resignation of the then-officers and directors of the Company upon the consummation of the Initial Extension.

The Initial Shares are identical to the Ordinary Shares included in the Units sold in the Initial Public Offering. However, the holders of the Initial Shares have agreed (A) to vote their Initial Shares (as well as any shares acquired after the Initial Public Offering) in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the amended and restated memorandum and articles of association with respect to pre-Business Combination activities prior to the consummation of such a Business Combination unless the Company provides dissenting public shareholders with the opportunity to convert their public shares into the right to receive cash from the Trust Account in connection with any such vote, (C) not to convert any Initial Shares (as well as any other shares acquired after the Initial Public Offering) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a proposed initial Business Combination (or sell any shares they hold to the Company in a tender offer in connection with a proposed initial Business Combination) or a vote to amend the provisions of the amended and restated memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that the Initial Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. Additionally, the Initial Shareholders have agreed not to transfer, assign or sell any of the Initial Shares (except to certain permitted transferees) until (1) with respect to 50% of the Initial Shares, the earlier of one year after the date of the consummation of initial Business Combination and the date on which the closing price of Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after initial Business Combination and (2) with respect to the remaining 50% of the Initial Shares, one year after the date of the consummation of initial Business Combination, or earlier, in either case, if, subsequent to initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Notes Payable to Related Party

As of November 30, 2016 and 2015, the Company had issued an aggregate of $325,000 and $150,000 convertible promissory notes to Fortress to evidence loans made by such shareholder to the Company, respectively. All of these loans are unsecured and non-interest bearing and are due upon consummation of a Business Combination. The holder has agreed to convert the principal balance of $325,000 in convertible promissory notes into 32,500 Units at a price of $10.00 per Unit upon consummation of a Business Combination. The terms of the units into which the convertible promissory note will convert will be identical to the Private Placement Units.

The new management loaned the Company an aggregate of $1 million in June 2016 (“Note”), which was later amended in December 2016 (see Note 9). Of these, an aggregate amount of approximately $629,000, or $0.20 for each Public Share that was not converted in connection with the Initial Extension, was deposited in the Trust Account, and the remaining amount of approximately $371,000 was loaned to the Company for working capital needs. The loan from the new management was evidenced by a promissory note, and the original terms of the Note was unsecured, non-interest bearing, and payable at the consummation of a Business Combination. Upon consummation of a Business Combination, up to $175,000 of the principal balance of such note may be converted, at the holders’ option, into Units at a price of $10.00 per Unit. The terms of the units into which the convertible promissory note will convert will be identical to the Private Placement Units. If new management converts the entire $175,000 of the principal balance of the note, they would receive 17,500 Units. The Company re-paid approximately $32,000 to the new management in June 2016. In December 2016, the Company amended the terms of this note as described in Note 9.

If a Business Combination is not consummated, the notes owed to Fortress and the new management will not be repaid by the Company and all amounts owed thereunder by the Company will be forgiven, except to the extent that the Company had funds available to it outside of the Trust Account.

Administrative Service Fee

Commencing on December 12, 2014, the Company had agreed to pay an Initial Shareholder a monthly fee of $10,000 for general and administrative services. As of May 19, 2016, amount due to such Initial Shareholder was approximately $183,000; of which approximately $175,000 represents the accrued service fee and $7,715 represents invoices of the Company paid by such Initial Shareholder. On May 20, 2016, this arrangement was terminated, and such Initial Shareholder agreed to convert all amounts owed under such arrangement, or $175,000, to capital.

Note 6 - Commitments

Underwriting Agreement

On December 12, 2014, the Company entered into an agreement with EBC (“Underwriting Agreement”). The Underwriting Agreement required the Company to pay an underwriting discount of 3.25% of the gross proceeds of the Initial Public Offering as an underwriting discount. The Company has further engaged EBC to assist the Company with its initial Business Combination. Pursuant to this arrangement, the Company anticipates that the underwriter will assist the Company in holding meetings with shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company agreed to pay EBC a cash fee of 4% of the gross proceeds of the Initial Public Offering (or $1.68 million) for such services upon the consummation of its initial Business Combination (exclusive of any applicable finders’ fees which might become payable). The Company is not obligated to pay the 4% fee if no business combination is consummated. The 4% fee is an unrecognized contingent liability, as closing of a potential business combination was not considered probable as of November 30, 2016.

Other agreements

In August 2016, the Company entered into an agreement with a legal firm to assist the Company with a potential business combination and related securities and corporate work. The agreement called for a retainer of $37,500 and the Company has agreed to pay a portion of the invoices and the remaining amount will be deferred until the consummation of the Business Combination. As of November 30, 2016, the aggregate amount deferred was approximately $253,000. The deferred amount is an unrecognized contingent liability, as closing of a potential business combination was not considered probable as of November 30, 2016.

Purchase Option

In December 2014, the Company sold to EBC, for $100, a unit purchase option to purchase up to a total of 400,000 units exercisable at $11.00 per unit (or an aggregate exercise price of $4,400,000) commencing on the consummation of a Business Combination. The unit purchase option expires on December 12, 2019. The units issuable upon exercise of this option are identical to the Units being offered in the Initial Public Offering. Accordingly, after the Business Combination, the purchase option will be to purchase 440,000 Ordinary Shares (which include 40,000 Ordinary Shares to be issued for the rights included in the units) and 400,000 Warrants to purchase 200,000 Ordinary Shares. The Company has agreed to grant to the holders of the unit purchase option, demand and “piggy back” registration rights for periods of five and seven years, respectively, from the effective date of the Initial Public Offering, including securities directly and indirectly issuable upon exercise of the unit purchase option.

The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of a $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of this unit purchase option to be approximately $2.92 million (or $7.30 per unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option granted to EBC was estimated as of the date of grant using the following assumptions: (1) expected volatility of 99.10%, (2) risk-free interest rate of 1.53% and (3) expected life of five years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described in Note 3), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying Ordinary Shares) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Registration Rights

The Initial Shareholders are entitled to registration rights with respect to their initial shares (and any securities issued upon conversion of working capital loans) and the purchasers of the Private Placement Units are entitled to registration rights with respect to the Private Placement Units (and underlying securities), pursuant to an agreement dated December 12, 2014. The holders of the majority of the initial shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Private Placement Units (or underlying securities) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Note 7 - Shareholder Equity

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of November 30, 2016, there are no preferred shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 100,000,000 Ordinary Shares with a par value of $0.0001 per share.

As of November 30, 2015, the Company had an aggregate of 5,536,000 Ordinary Shares outstanding. Of these, an aggregate of 3,688,039 Ordinary Shares subject to possible conversion were classified as temporary equity in the accompanying Balance Sheet. At the Meeting on June 10, 2016, shareholders holding 1,054,401 public shares exercised their right to convert such public shares into a pro rata portion of the Trust Account (see Note 1). As a result, the Company has an aggregate of 4,481,599 Ordinary Shares outstanding as of November 30, 2016. Of these, an aggregate of 2,533,704 Ordinary Shares subject to possible conversion classified as temporary equity in the accompanying Balance Sheet.

Note 8 – Income Taxes

The Company’s net deferred tax assets are as follows:

	As of November 30,
	2016	2015
Deferred tax assets:
Net operating loss carryovers	$452,904	$154,156
Total deferred tax assets	452,904	154,156
Valuation allowance	(452,904)	(154,156)
Deferred tax assets, net of allowance	$—	$—

The income tax provision (benefit) consists of the following:

	As of November 30,
	2016	2015
Federal
Current	$—	$—
Deferred	(242,787)	(130,524)
State and Local
Current	—	—
Deferred	(55,961)	(20,270)
Change in Valuation allowance	298,748	150,794
Income tax provision (benefit)	$—	$—

As of November 30, 2016, the Company had U.S. federal and state net operating loss carryovers (“NOLs”) of approximately $1.1 million available to offset future taxable income. These NOLs expire beginning in 2034. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change of control as defined under the regulations.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period ended November 30, 2016, the valuation allowance was approximately $453,000.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	As of November 30,
	2016	2015
Statutory federal income tax rate	(34.0)%	(34.0)%
State and local taxes, net of federal benefit	(6.9)%	(5.3)%
Change in valuation allowance	40.9%	39.3%
Income tax provision (benefit)	0.0%	0.0%

Note 9 – Subsequent Events

Note Amendment

In exchange for the additional funding, on December 16, 2016, the Company amended the Note, pursuant to which: (i) the principal amount of the note was increased by $320,000, and (ii) the note will accrue interest, retroactively from its date of issuance in June 2016, at a rate of 5.5% per annum up to a maximum of $32,335 in interest, which interest will be payable on the due date for payment of the principal of the Note. As of November 30, 2016, the amount of accrued interest that would be owed if interest was applied retroactively is approximately $26,000.

Merger Agreement

On December 19, 2016, the Company entered into the Merger Agreement with Aina Le’a. Pursuant to the terms of the Merger Agreement, Origo will merge with and into Aina Le’a Merger Sub, Inc. (“Merger Sub”), a newly formed subsidiary of Aina Le’a, with Merger Sub continuing as the surviving entity (“the Merger”). As a result of the consummation of the Merger, Origo will cease to exist, and the holders of Origo’s equity securities and warrants, options and rights to acquire or convert into Origo’s equity securities will convert into Aina Le’a equity securities and warrants, options and rights to acquire or convert into Aina Le’a equity securities. More specifically, at the effective time of the Merger (the “Effective Time”):

●	Each outstanding Ordinary Shares will be exchange for 0.600 shares (the “Per Share Merger Consideration”) of Aina Le’a common stock, par value $0.001 per share (“AL Common Stock”);

●	Each outstanding Right included as part of the Units sold in the Initial Public Offering and Private Placement Units will be converted into 1/10th of an Ordinary Share at the Effective Time and be converted into AL Common Stock on the basis of the Per Share Merger Consideration with the other outstanding Ordinary Shares;

●	All outstanding warrants to acquire Ordinary Shares (“Origo Warrants”) will be automatically cancelled and replaced with warrants to acquire AL Common Stock (“Replacement Warrants”), with the number of shares and exercise price thereunder equitably adjusted based on the Per Share Merger Consideration;

●	Each outstanding unseparated Unit will automatically separate immediately prior to the Effective Time and convert into the applicable Merger consideration;

●	The unit purchase options granted to Early Bird Capital, Inc. in December 2014 will convert into a replacement option from Aina Le’a to acquire AL Common Stock and Replacement Warrants, with the number of shares and exercise price thereunder equitably adjusted based on the Per Share Merger Consideration; and

●	holders of Origo’s outstanding convertible promissory notes, if converted in connection with the Merger, will receive AL Common Stock and Replacement Warrants for such conversion in lieu of Origo Units based on the Per Share Merger Consideration.

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of customary conditions and closing deliverables, including (1) the registration statement having been declared and remaining effective, (2) Origo’s shareholders having approved the Merger Agreement and the related transactions at the extraordinary general meeting of Origo shareholders, (3) any required governmental and third party approvals having been obtained, (4) Origo having net tangible assets of at least $5,000,001 after giving effect to any redemptions of public shareholders (the “Closing Redemption Offer”), (5) Origo, after giving effect to the Closing Redemption Offer and deducting any unpaid transaction expenses, extension costs and deferred offering costs, having cash and cash equivalents of at least $15,000,000, (6) Origo amending its share escrow agreement entered into in connection with the Initial Public Offering so that the lock-ups therein apply to the AL Common Stock received as Merger consideration, with the related share prices equitably adjusted for the Per Share Merger Consideration, (7) the accuracy of the other set of parties’ respective representations and warranties (subject to certain materiality qualifiers) and compliance with its covenants under the Merger Agreement in all material respects, (8) no event having occurred since the date of the Merger Agreement resulting in a material adverse effect upon the business, assets, liabilities, results of operations, prospects or condition of the other party and its subsidiaries, taken as a whole, or the other party’s ability to consummate the transactions contemplated by the Merger Agreement and ancillary documents on a timely basis (subject in each case to customary exceptions) (a “Material Adverse Effect”).

The obligation of Origo to consummate the Merger is subject to satisfaction or waiver of the following conditions: (1) stockholders (or group of stockholders) of Aina Le’a that immediately prior to the Effective Time beneficially own at least 5% of the issued and outstanding shares of Aina Le’a or that are executive officers of Aina Le’a will enter into lock-up agreements subjecting them to transfer restrictions substantially identical to those imposed under Origo’s share escrow agreement (as amended in connection with the Closing), (2) evidence of the termination of a certain outstanding Aina Le’a material contract, and (3) certain other agreements, insurance policies, tax filings and deliverables in connection with Aina Le’a’s real estate development and sale operations.

In connection with the execution of the Merger Agreement, certain members of Origo management (collectively, the “Sponsor Group”) entered into a letter agreement (the “Sponsor Group Letter”), pursuant to which the Sponsor Group agreed to, immediately prior to the Effective Time, forfeit in the aggregate between 625,000 and 850,000 Ordinary Shares that are part of the 1,050,000 Initial Shares, with the actual amount forfeited based on the amount of cash or cash equivalents available after the requested redemptions of public shareholders.

HIGHTIMES HOLDING CORP.

SEPTEMBER 30, 2017

Hightimes Holding Corp.

Condensed Consolidated Balance Sheet

(in thousands except share amounts)

Assets	September 30, 2017 (unaudited)	December 31, 2016
Current Assets
Cash and cash equivalents	$94	$1,456
Accounts receivable, net	654	636
Income tax receivable	25	25
Investments – Securities	1,000	—
Employee advances	3	—
Deferred costs and prepaid expense	563	337
Total Current Assets	2,339	2,454

Other Assets
Fixed assets and technology, net	728	887
Intangible Asset – Event Rights	375	0
Other assets	105	60
Total Assets	$3,547	$3,401

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$3,083	$2,127
Revolving line of credit, net	7,900	1,200
Derivative liability	2,982	—
Deferred revenue	2,062	1,582
Capitalized lease obligations – current	25	27
Note payable – non-related party	125	—
Note payable – related party	200	375
Convertible note payable	375	1,000
Convertible share purchase note – related party, current	6,000	—
Total Current Liabilities	22,752	6,311

Capitalized lease obligations, long-term	8	25
Convertible share purchase note – related party, long-term	24,000	—
Total Liabilities	46,760	6,336

Stockholders’ Deficit
Class A common stock, par value $0.0001; 40,000,000 shares authorized; 10,233,388 and 9,865,000 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	1	1
Additional paid in capital	—	81
Accumulated deficit	(43,214)	(3,017)
Total Stockholders’ Deficit	(43,213)	(2,935)
Total Liabilities and Stockholders’ Deficit	$3,547	$3,401

See accompanying notes to these unaudited condensed consolidated financial statements

Hightimes Holding Corp.
Unaudited Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2017 and 2016
(in thousands)

	2017	2016
Revenue
Festivals, events and competitions	$9,680	$8,746
Publishing and print advertising	2,642	3,318
All other	138	331
Total Revenue	12,460	12,395

Cost of Revenue
Festivals, events and competitions costs	7,900	6,554
Publishing cost	764	1,153
Total Cost of Revenue	8,664	7,707
Gross Profit	3,796	4,688

Operating expenses:
Sales and marketing	282	273
General and administrative	4,840	5,686
Professional fees	7,892	1,517
Depreciation and amortization	176	57
Total Operating Expenses	13,190	7,533

Loss from operations	(9,394)	(2,845)

Other income (expense):
Interest expense, net	(3,185)	(90)
Change in fair value in derivative liability	(2,411)	—
Finance charges	(982)	—
Other income	17	239

Loss before provision for income taxes	(15,955)	(2,696)
Provision for income taxes	—	(9)
Net loss	$(15,955)	$(2,705)
Deemed dividend on repurchase of THC shares	(24,231)	—
Loss attributable to common shareholders	$(40,186)	$(2,705)

See accompanying notes to these unaudited condensed consolidated financial statements

Hightimes Holding Corp.

Unaudited Condensed Consolidated Statement of Stockholders’ Deficit

For the Nine Months Ended September 30, 2017

(in thousands except share data)

					Additional		Total
	Preferred Stock		Common Stock Class A		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2016	—	$—	9,865,000	$1	$81	$(3,017)	$(2,935)
Repurchase of THC Shares	—	—	(6,000,000)	—	(16,674)	—	(16,674)
Issuance of class A shares for cash	—	—	2,812,194	—	8,473	—	8,473
Deemed dividend	—	—	—	—	—	(24,231)	(24,231)
Issuance of class A shares for conversion of promissory notes	—	—	309,783	—	781	—	781
Common stock issued for compensation	—	—	3,111,311	—	6,689	—	6,689
Common stock issued for interest	—	—	135,000	—	650	—	650
Net Value of Hightimes Holding Corp.	—	—	—	—	—	(11)	(11)
Net loss	—	—	—	—	—	(15,955)	(15,955)
Balance as of September 30, 2017	—	$—	10,233,388	$1	$—	$(43,214)	$(43,213)

See accompanying notes to these unaudited condensed consolidated financial statements

Hightimes Holding Corp.

Unaudited Condensed Consolidated Statement of Cash Flows

For the Nine Months Ended September 30, 2017 and 2016

(in thousands)

	2017	2016
Cash Flows from Operating Activities
Net Loss	$(15,955)	$(2,705)
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	176	57
Fair value of common stock issued for compensation	6,689	—
Fair value of common stock issued for interest	650	—
Amortization of loan discount and debt issuance	1,119	—
Change in fair value of warrant derivative	2,411
Direct write offs	—	18
Allowance for doubtful accounts	976	—

Changes in operating assets and liabilities
Accounts receivable	(995)	(962)
Employee advances	(2)	107
Prepaid expenses and other assets	(272)	281
Accounts payable and accrued liabilities	968	1,079
Deferred revenue	(520)	660
Net cash used in operating activities	(4,755)	(1,465)

Cash Flows from Investing Activities
Purchase of website and technology	(17)	(877)
Net cash provided by (used in) investing activities	(17)	(877)

Cash Flows from Financing Activities
Payment for capitalized lease obligations	(17)	—
Proceeds from convertible notes	381	—
Cash provided from revolving line of credit	7,895	1,200
Repayment of line of credit	(1,595)	—
Cash provided from notes payable	225	1,000
Repayment of notes payable	(1,100)	—
Cash provided from notes payable related parties	1,800	—
Repayment of notes payable related parties	(1,600)	—
Payments for debt issuance cost	(148)	—
Cash payment to shareholders	(10,904)	—
Proceeds from issuance of common stock	8,473	—
Net cash provided by financing activities	3,410	2,200

Net change in cash and cash equivalents	(1,362)	(142)

Cash and cash equivalents, beginning of period	1,456	1,070
Cash and cash equivalents, end of period	$94	$928

Supplemental disclosure of cash flow information:
Cash paid for interest	$709	$38
Cash paid for employee deferred compensation	677	—
Cash paid for income taxes	$—	$—

Noncash investing and financing activities:
Conversion of convertible promissory notes	$781	$—
Assumed Convertible Note for Event Lease and Rights	$375
Assumed Note Payable on Merger of Hightimes Holding Corp.	$25	$—
Initial derivative liability and debt discount of warrants issued for revolving line of credit	$570	$—
Purchase consideration accounted by issuing notes	$30,000	$—
Investment Shares received as advance payment on advertising agreement	$1,000	$—
Success fee included in debt cost issuance adjusted against the revolving line of credit	$1,200	$—

See accompanying notes to these unaudited condensed consolidated financial statements

Hightimes Holding Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2017 and 2016

(in thousands, except share data)

Note 1 - Nature of Business and Financial Statement Presentation

Hightimes Holding Corp. (“Holding” or the “Company”) was incorporated in Delaware corporation in December 2016. Holding was formed to acquire 100% of the common stock of Trans-High Corporation.

Effective March 1, 2017, the Company acquired 100% of the issued and outstanding common stock of Trans-High Corporation (“THC”) and its wholly owned subsidiaries High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc. (collectively “High Times Group”).

Trans-High Corporation was incorporated and began operations in the State of New York in 1974. THC was formed to engage in the development, publishing, marketing and sale of a print magazine, “HIGH TIMES” ®. THC conducts its business under the name of High Times. The business of High Times Group is now the sole business of the Company.

High Times Group has evolved from a print magazine into a diversified media, information services and live entertainment company focused on creating and distributing authoritative and engaging content related to “all things Cannabis” to consumers and businesses throughout the world. Over its 43-year history, the HIGH TIMES® magazine has been providing consumers and businesses with information on cultivation, legal issues, entertainment, culture and hard-hitting news surrounding the Cannabis industry.

High Times Group is comprised of businesses across a range of media platforms, including: traditional print publications, digital publication of our content, and original over-the-top content programming distributed under our High Times brand. High Times Group’s content makes its various print and online properties a source of news and information within the Cannabis industry and a destination for consumers across various media outlets. Our core properties, including our High Times and Cannabis Cup brands, our products and services are delivered to a broad audience within the Cannabis industry market.

The High Times Group delivers its content to consumers across numerous distribution platforms consisting not only of traditional print, but also through an array of digital platforms including websites, applications for mobile devices and tablets, social media and live entertainment events. The High Times Group is focused on pursuing integrated strategies across its business divisions to continue to capitalize on the growth in digital consumption and the development of continuing state legalization of both medical and recreational Cannabis consumption and production. The Company believes that the increasing number of media choices and formats will allow us to continue to deliver our content in a more engaging, timely and personalized manner, provide opportunities to more effectively monetize our content via strong customer relationships and more compelling and engaging advertising solutions and reduce the production and distribution costs of print publication and continue to focus on digital platforms and live entertainment events.

The Company’s operations are organized into two reporting segments: (i) festivals events and competitions, including live events and productions, including our Cannabis Cup®, and (ii) publishing and print advertising, including the publication of our monthly High Times Magazine®, Other non-segment operating revenue includes e-Commerce; and licensing and branding, including co-sponsorship and strategic partnership arrangements.

Merger of Hightimes Holding Corp. and Trans-High Corporation

Trans-High Corporation (“THC”) completed a merger transaction on March 6, 2017, an accounting effective date of March 1, 2017 with Hightimes Holding Corp., (“Holding”) a Delaware corporation formed on December 2, 2016. Until the merger, Holding had nominal amount of assets and liabilities, except for restricted funds used solely to affect the merger transaction. Effective with the merger, the directors and shareholders of Trans-High Corporation thereupon had economic control. Trans-High Corporation has been considered the acquirer in this transaction, commonly referred to as a “reverse merger” of a non-substantive holding company, and accounted for as a recapitalization. Accordingly, no goodwill or other adjustment in basis of assets is recorded, the shares of Holding, the legal acquiring entity, are treated as issued as of the date of the transaction, and the shares held by the economic controlling shareholders after the transaction, are treated as outstanding for the entirety of the reporting periods. Trans-High Corporation currently remains a wholly-owned subsidiary of Hightimes Holding Corp.

Financial Statement Presentation

The unaudited condensed consolidated financial statements include the accounts of Holding and its wholly owned subsidiaries, after eliminating all significant intercompany balances and transactions. Holding does not have any off-balance sheet arrangements.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (SEC), specifically Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America (GAAP) for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the Trans-High Corporation’s audited consolidated financial statements for the years ended December 31, 2016 and 2015, which are included in Origo’s Proxy Statement and Registration Statement on Form S-4, filed with the SEC on November 13, 2017.

The condensed consolidated financial statements as of September 30, 2017, and for the nine months ended September 30, 2017 and 2016, are unaudited but, in management’s opinion, include all normal, recurring adjustments necessary for a fair presentation of the results of interim periods. The year-end condensed consolidated balance sheet data as of December 31, 2016, were derived from audited financial statements, but do not include all disclosures required by GAAP. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

Operating results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2017. For further information, refer to the Company been derived from the audited financial statements at that dates to the unaudited condensed consolidated financial statements are presented on a continuing basis unless otherwise noted.

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the nine-month period ended September 30, 2017, and the year ended December 31, 2016, the Company has incurred a net loss of $15,955 and $2,926 and as of September 30, 2017, the Company has an accumulated a deficit of $43,214. Continuation as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet obligations and pay its liabilities arising from normal business operations when they come due and ultimately upon its ability to achieve profitable operations. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Management intends to obtain additional funding by borrowing funds from its directors and officers, issuing promissory notes and/or a private placement of common stock.

Note – 2 Summary of Significant Accounting Polices

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company its wholly-owned subsidiary Trans-High Corporation and its wholly owned subsidiaries High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc. (collectively the “Company”). All intercompany transactions have been eliminated.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Under the acquisition method the acquiring entity in a business combination recognizes 100 percent of the acquired assets and assumed liabilities, regardless of the percentage owned, at their estimated fair values as the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including other identifiable assets, exceeds the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value, if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the consolidated statement of income (loss) from the date of acquisition. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred.

Cost Method Investment

In accordance with ASC 325-20, Cost Method Investments, the Company recognizes an investment in the stock of an investee as an asset, investments, on the Consolidated Balance Sheets. Under the cost method of accounting for investments in common stock, dividends are the basis for recognition by the Company of earnings from the investment. The net accumulated earnings of an investee subsequent to the date of investment are recognized by the Company only to the extent distributed by the investee as dividends. Dividends received in excess of earnings subsequent to the date of investment are considered a return of investment and are recorded as reductions of cost of the investment.

On September 29, 2017, the Company obtained 332,447 common shares as compensation for a lock-up of providing event services under a sponsorship and advertising agreement with Company Cannabis Sativa, Inc. (OTCQB: CBDS) with a fair value as of September 30, 2017 of $1,000,000 which was based upon the 10-day average as of the execution date of the agreement on September 29 2017. The value of the shares will be amortized and revenue recognized over the term of the agreement which is from October 15, 2017 to October 15, 2019.

Determination of the Fair Value of Common Stock on Grant Dates.

We are a private company with no active public market for our common stock. Therefore, we have periodically determined for financial reporting purposes the estimated per share fair value of our common stock at various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, also known as the Practice Aid. In conducting the contemporaneous valuations, we considered all objective and subjective factors that we believed to be relevant for each valuation conducted, including our best estimate of our business condition, prospects and operating performance at each valuation date. Within the contemporaneous valuations performed, a range of factors, assumptions and methodologies were used. Based on these contemporaneous factors, the fair value of our common subject subsequent to the announcement of the Merger, was primarily based upon the fair value of Origo’s common stock as quoted on the Nasdaq website (closing price).

Sequencing

As of February 27, 2017, the Company adopted a sequencing policy whereby all future instruments may be classified as a derivative liability with the exception of instruments related to share-based compensation issued to employees or directors. On August 10, 2017, the Company issued a convertible note in the amount of $375,000 in exchange for an intangible asset/event right. The convertible note bears interest at a 4% coupon rate and matures on December 31, 2018. The note is convertible at the approximate fair value of common shares upon a mandatory or optional conversion (i.e. the trading on a qualified stock exchange). Due to this sequencing policy, the Company is required to record a derivative liability for the fair value of the conversion option on the August 10, 2017 convertible note. The fair value as of August 10, 2017 and September 30, 2017 was immaterial.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. ASC 820, Fair Value Measurements, establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1 - defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2 - quoted prices for similar assets and liabilities in active markets or inputs that are observable

●	Level 3 - inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

Common Stock Purchase Warrants and Derivative Financial Instruments

Common stock purchase warrants are classified as equity if the contracts (1) require physical settlement or net-share settlement or (2) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). Contracts which (1) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (2) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (3) that contain reset provisions that do not qualify for the scope exception are classified as equity or liabilities. The Company assesses classification of its common stock purchase warrants and other derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

Recent Accounting Pronouncements

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception, (ASU 2017-11). Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company is currently assessing the potential impact of adopting ASU 2017-11 on its financial statements and related disclosures.

In February 2017, the Financial Accounting Standards Board (“FASB”) issued ASU 2017-05, “Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Topic 610-20)”, which clarifies the scope and application of ASC Topic 610-20 on accounting for the sale or transfer of nonfinancial assets, that is an asset with physical value, such as real estate, equipment, intangibles or similar property. ASU 2017-05 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We have not yet evaluated the impact of the adoption of this accounting standard on our financial position, results of operations, cash flows, or presentation thereof.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. ASU 2017-04 is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In January 2017, the FASB issued ASU 2017-03, “Accounting Changes and Error Corrections (Topic 250) and Investments – Equity Method and Joint Ventures (Topic 323)” which amends the Codification to incorporate SEC staff views regarding recently issued accounting standards and investments in qualified affordable housing projects. The guidance requires registrants to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. ASU 2017-03 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years with early adoption permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. We do not expect the adoption of ASU 2017-03 to have a material impact our financial position, results of operations, cash flows, or presentation thereof.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-01, Clarifying the Definition of a Business (“ASU 2017-01”). The standard clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Under ASU 2017-01, to be considered a business, the assets in the transaction need to include an input and a substantive process that together significantly contribute to the ability to create outputs. Prior to the adoption of the new guidance, an acquisition or disposition would be considered a business if there were inputs, as well as processes that when applied to those inputs had the ability to create outputs. Early adoption is permitted for certain transactions. Adoption of ASU 2017-01 may have a material impact on the Company’s consolidated financial statements if it enters into future business combinations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). This ASU requires changes in the presentation of certain items in the statement of cash flows including but not limited to debt prepayment or debt extinguishment costs; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies and distributions received from equity method investees. This guidance will be effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, will require adoption on a retrospective basis and will be effective for the Company on January 1, 2018. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments within this ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Entities may early adopt the amendments within this ASU but not prior to the fiscal years beginning after December 15, 2018, including the interim periods within those fiscal years. An entity will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). However, a prospective transition approach is required for debt securities for which another-than-temporary impairment had been recognized before the effective date. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU is designed to address simplification of several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption of this ASU is permitted and would be applied on a retrospective basis back to the beginning of fiscal year that included any such interim period in which early adoption was elected. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which requires companies leasing assets to recognize on their balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on contracts longer than one year. The lessee is permitted to make an accounting policy election to not recognize lease assets and lease liabilities for short-term leases. How leases are recorded on the balance sheet represents a significant change from previous GAAP guidance in Topic 840. ASU 2016-02 maintains a distinction between finance leases and operating leases similar to the distinction under previous lease guidance for capital leases and operating leases. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position. ASU 2016-02 is effective for fiscal periods beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this Update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, issued as a new Topic, ASC Topic 606. The new revenue recognition standard supersedes all existing revenue recognition guidance. Under this ASU, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14, issued in August 2015, deferred the effective date of ASU 2014-09 to the first quarter of 2018, with early adoption permitted in the first quarter of 2017. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In March, April, May, and December 2016, the FASB issued the following updates, respectively, to provide supplemental adoption guidance and clarification to ASU 2014-09. These standards must be adopted concurrently upon the adoption of ASU 2014-09. The Company is currently evaluating the potential effects of adopting the provisions of these updates.

2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net)

ASU No. 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing;

ASU No. 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients; and

ASU No. 2016-19, Technical Corrections and Improvements

Note 3 – Trans-High Corporation Merger Transaction

Effective March 1, 2017, Trans-High Corporation’s stockholders (“THC Stockholders”) sold 100% of the capital stock of Trans-High Corporation, and indirectly the subsidiaries of Trans-High, under the terms and conditions of a stock purchase agreement (the “THC Acquisition”) with Hightimes Holding Corp. dated February 14, 2017. The transaction price for the THC Acquisition was $42,200 plus 4,000,000 shares of Class A Common Stock of Holding which represent at closing 40% of the “Fully-Diluted Holding Class A Common Stock”.

The purchase price details as follows:
Payment to former THC Stockholders	$10,904
Purchase Note to THC Stockholders	$30,000
Payment to retire BAZ Note Payable	$1,121
Payment for Legal Costs to Close	$175

Total Purchase Price	$42,200

The purchase price was paid with $12,200 in cash (the “Closing Cash Payment”), which included approximately $1,210 used to retire the Line of Credit of THC, plus three-year installment 8% convertible purchase notes payable to the stockholders of Trans-High aggregating $30,000 (the “Sellers Purchase Notes”). The Sellers Purchase Notes accrued interest at a rate of 8% per annum which is payable in quarterly installments with the first payment due on August 28, 2017. The first quarter payment of principal ($1,500), interest ($1,200), and default interest ($54) was made on November 7, 2017. The Company determined that the fair value of the note approximated the principal amount of $30,000 based on the current market rates as of the date of the acquisition. All of the Purchase Notes automatically convert into shares of non-voting Class B Common Stock of Hightimes Holding Corp. (the “Class B Common Stock”) upon the occurrence of a “Conversion Event” which is defined as:

(a) Hightimes Holding Corp. listing the Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) for trading on any one of the following security exchanges or inter-dealer quotation systems: (i) the NASDAQ Stock Market LLC (including the Nasdaq Capital Market), (ii) the New York Stock Exchange, or (iii) the OTC Markets QX Exchange; provided, however, that in the event our Common Stock is not permitted to be listed on any one of the foregoing stock exchanges or inter-dealer quotation systems solely by reason of the nature of the Business in which the Company engages, then and in such event, a qualified stock exchange shall also mean and include the Toronto Stock Exchange (each, a “Qualified Stock Exchange”), and

(b) the “market value” (defined as the total number of outstanding shares of the Common Stock multiplied by the initial offering price of the Hightimes Holding Corp. Class A Common Stock) at the time of the initial listing on a Qualified Stock Exchange shall be equal or greater than $50,000.

The conversion price of the Sellers Purchase Notes shall be equal to the closing day market price of the Class A Common Stock listed on a Qualified Stock Exchange on the first trading day that the automatic conversion of the Sellers Purchase Notes occurs. Accordingly, each holder of Seller Purchase Notes shall receive, following a Conversion Event, that number of additional shares of the Class B Common Stock equal to the result of dividing the then outstanding principal amount of the Purchase Note held by such holder by the per share conversion price.

In addition to the Closing Cash Payment and Sellers Purchase Notes, Holding issued to the THC Stockholders 9,865,000 shares of Class A Common Stock, of which 6,000,000 was purchased back by Holding, leaving the THC Stockholders with a net of 3,865,000 shares of Class A Common Stock, thus providing that such shares, in the aggregate, shall represent at Closing of the Stock Purchase Agreement 40.0% of the issued and outstanding shares of Holding’ Fully-Diluted Common Stock.

Hightimes Holding Corp. financed the closing cash payment and the working capital through approximately $7,628 contributed to Hightimes Holding Corp. by 58 accredited investors in consideration for an aggregate of 2,748,551 shares of Class A Common Stock, and a $7,500 senior secured revolving debt facility (the “Senior Secured Revolving Debt”) provided by ExWorks Capital Fund I, L.P. to Holding and each of the members of the High Times Group, as borrowers.

The Company evaluated whether the above transaction is a substantive transaction that should be accounted for under ASC 805. Just prior to the close of the transactions, Holding was a newly-formed entity (NewCo) with nominal cash contributed and with the singular purpose to affect the merger transaction with THC. Pursuant to ASC 805-10-55-15, a new entity formed to affect a business combination is not necessarily the acquirer. Since, Holding was formed to issue equity interests to affect a business combination, the combining entities that existed before the business combination shall be identified as the acquirer by applying the guidance in ASC 805-10-55-10 through 55-14. Management determined that Holding did not have significant recombination activities to qualify Holding to be the accounting acquirer. The business combination of Holding and THC is deemed to be in substance a capital transaction rather than a business combination under ASC 805-10-55-11.

For accounting purposes, the historical operations presented are of THC’s operations with Holding consolidated as of March 1, 2017.

For financial reporting purposes, THC has been treated as the “acquirer” and the accounting is akin to a reverse acquisition. Accordingly, the assets and liabilities of THC are reported at their historical cost and the assets and liabilities of Holding were recorded at their historical cost basis. The consolidated financial statements reported herein have been retroactively restated for all periods presented to report the historical financial position, results of operations and cash flows of THC.

The principal on the Sellers Purchase Notes is due and payable quarterly and the first payment was due on August 28, 2017, but was made on November 17, 2017, with the next scheduled payment due on November 28, 2017 (in thousands), which has been delayed into early 2018 with no fixed scheduled date.

Payment date	Amount	Balance

September 30, 2017	$—	($30,000)
Payments 2017	3,000	($27,000)
Payments 2018	6,000	($21,000)
Payments 2019	4,500	($16,500)
Payments 2020	$16,500	$—

The February 28, 2017 balance sheet of Holding, as follows (in thousands):

Cash at closing	$—
Notes receivable from THC	825
Debt issuance costs	50
Total liabilities	886
Total stockholders’ deficit	$(11)

Note 4 – Origo Acquisition Corporation Merger Transaction

In July 2017, the Company entered into a merger agreement (“Merger Agreement”) with Origo Acquisition Corporation (“Origo”). The details of the Merger Agreement are as follows:

●	All holders of the Company’s securities (excluding Company’s options, as described below) shall be entitled to receive in the Merger an aggregate of Twenty-Three Million Four Hundred Seventy-Four Thousand One Hundred Seventy-Eight (23,474,178) common shares of Origo (the “Merger Consideration”), which is equal to Two Hundred Fifty Million Dollars ($250,000,000) divided by the agreed upon value of the Origo common shares to be issued as Merger Consideration of $10.65 per share.

●	Each holder of capital stock of Company’s shall receive at the close of the transaction for each share of capital stock of Company’s its pro rata share (Forward Split ), this is to be determined at the close of the transaction, of the Merger Consideration shares, treating any outstanding shares of Company’s preferred stock on an as-converted to Class A common stock basis (and after deducting from the Merger Consideration payable to such holders of capital stock, the Origo common shares issuable to the holders of Company’s 8% senior secured convertible promissory notes in an initial aggregate principal amount of $30 million (“The Company’s Purchase Notes”, as described below).

●	Any warrants and other rights to acquire equity securities of Company, and all other securities that are convertible into or exchangeable for equity securities of Company, (A) if exercised or converted prior to the Effective Time, shall have the resulting shares of capital stock of Company issued upon such exercise treated as outstanding shares of capital stock of Company, and (B) if not exercised or converted prior to the Effective Time will be terminated and extinguished at the Effective Time (except for the Company’s Purchase Notes, which shall be converted as described below, and the outstanding Company’s options, which shall be assumed by Origo as described below).

●	The Company’s Purchase Notes that are outstanding as of the Closing shall automatically be converted in a number of Origo common shares calculated by dividing the outstanding principal and interest of all such Company’s Purchase Notes and dividing such amount by the closing price of Origo’s common shares on the date of the Closing.

●	All outstanding Company’s options will be assumed by Origo and be converted into an option to purchase Origo common shares (each, an “Origo Assumed Option”) under the New Equity Incentive Plan (as defined below) to be adopted by Origo in connection with the Closing, keeping the same vesting schedule, but with the number of shares and price per share being equitably adjusted. Origo Assumed Options shall be in addition to the Merger Consideration and will dilute all holders of Origo securities.

●	As of the date of release of this report, the merger transaction was not closed.

Note 5 – Senior Secured Revolving Line of Credit

The components of revolving line of credit consist of the following as of September 30, 2017 (in thousands):

Principal balance	$7,500
Success Fee	1,200
Debt Issuance	(562)
Debt discount	(238)
Net liability	$7,900

On February 27, 2017, The Company entered into a revolving line of credit and security agreement (“Line of Credit”) with ExWorks Capital Fund I, L.P. (“ExWorks”). The initial funding amount was $7,500 with principal payments of $100 each month beginning on September 1, 2017. For executing the agreement, a $1,200 success fee (finance charge) was earned and is non-fundable on the execution date of the agreement. Payments on the note has not yet commenced. Subsequently in November 2017, the line of credit was modified (as described hereunder). The Line of Credit originally terminated on February 27, 2018 (“Maturity Date”). Interest payments are payable the first day of each month in arrears at a rate of 15% per annum.

The borrowing base is initially up to 90% of aggregate outstanding eligible accounts receivable plus 75% of the appraised market value of the Company’s intellectual property less availability reserve, which are discretionary amounts determined by the lender for taxes and other governmental charges, including valorem, personal property, sales and other taxes which may have priority over ExWorks’ security interest. ExWorks has security agreement covering all the Company’s tangible and intangible assets. Also, the AEL Irrevocable Trust, for which Adam Levin, the Company’s CEO, is the grantor, is a guarantor for the Line of Credit. In November 2017, the Line of Credit (“LOC”) were modified so that the funded amount of the LOC was converted to a Convertible Note with an exercise price of 90% of Merger Offer Price, and is convertible upon the merger with Origo at ExWorks’ option. The Company was permitted to increase the principal amount of Company’s existing secured loan from ExWorks Capital Fund I, L.P to up to $11.5 million from $7.5 million. For the increase in the LOC the Company agreed to issue by November 15, 2017 an earned and refundable success fee of $300 (finance charge) was charge, 20,380 Common A Shares. ExWorks were granted by the Company, and an option, exercisable at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If the Company elects to exercise the option, it will be obligated to pay ExWorks an additional fee of $600 and issue a 1.375% warrant with same terms as the initial warrant granted.

The Line of Credit stipulates certain negative and financial convents, with key points as follows:

1)	Restriction on indebtedness, except indebtedness incurred in the ordinary course of the Company’s business for necessary inventory; Unsecured indebtedness of Hightimes Holding Corp not to exceed $10 million which cannot be guaranteed by Trans-High Corporation or its subsidiaries, or an indebtedness with payments of principal or interest payable prior to the Maturity Date.;
2)	Maintain, on a consolidated basis with all other Borrowers, a Debt Service Coverage Ratio of at least 1.10 to 1.00 as of the last day of each Measurement Period commencing with the Measurement Period ending March 31, 2017.
3)	Achieve, for each Measurement Period commencing with the Measurement Period ending March 31, 2017, consolidated EBITDA of at least $2.5 million.

Also, the Company issued ExWorks a warrant to purchase 2.75% of the Company’s fully diluted shares outstanding as of the date the warrant is exercised at fixed exercise price of $.01 (“Warrant”). The exercise period begins on the earliest of (a) August 31, 2017, (b) the consummation of an Approved Public Listing, or (c) a Change of Control until the February 2022. The warrants did not meet the “fixed for fixed” under ASC 815-40, Contracts in Entity’s Own Equity, therefore, the warrants were classified as a liability.

On August 7, 2017, ExWorks granted Hightimes Holding an option, exercisable by at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If the Company elects to exercise the option, we are obligated to pay ExWorks an additional fee (in addition to the $1,200 initial success fee) of $600 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock, representing 1.375% of Hightimes Holding fully-diluted Common Stock

ExWorks and the High Times Group entered into Amendment 2 to the ExWorks Loan Agreement pursuant to which ExWorks agreed to loan up to an additional $4,000 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to as much as $11,500. The Company used $2,754 of the proceeds of the additional loan advance to make the installment payment that was due on August 28, 2017 to the holders of the Purchase Notes.

Accordingly, the Line of Credit (“LOC”) was modified so that the funded amount of the LOC was converted to a Convertible Note with an exercise price of 90% of Merger Offer Price, and is convertible upon the merger with Origo at ExWorks’ option. The Company was permitted to increase the principal amount of Company’s existing secured loan from ExWorks Capital Fund I, L.P to up to $11.5 million from $7.5 million. For the increase in the LOC the Company agreed to issue by November 15, 2017 20,380 Common A Shares.

As of February 27, 2017, and September 30, 2017 the debt discount associated with this note was $570 and $238, respectively, and is expected to be amortized over the life (one-year) of the Line of Credit.

Note 6 – Convertible Promissory Notes

The Company issued convertible promissory notes in the aggregate amount of approximately $781 to ten accredited individual investors. The convertible promissory notes accrue interest at a rate of 8% per annum with all accrued and unpaid interest and principal due and mature on March 31, 2017. The convertible promissory notes are convertible into shares of the Company’s common stock at a conversion rate of $2.52 per share. The Company determined that there was no beneficial conversion feature as the conversion rate of the convertible notes exceed estimated fair value of the Company’s common stock. The proceeds from these convertible promissory notes were advanced to THC prior to February 28, 2017. The convertible notes also convert on upon the Company’s closing of the acquisition of THC. The notes converted into 309,783 shares of the Company’s common stock.

On August 10, 2017, the Company issued a convertible note in the amount of $375 in exchange for an intangible asset/event right.  The convertible note bears interest at a 4% coupon rate and matures on December 31, 2018.  The note is convertible at the approximate fair value of common shares upon a mandatory or optional conversion (i.e. the trading on a qualified stock exchange).

Note 7 – Fair Value Measurement

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. At September 30, 2017, the warrant balance of approximately $2,982, was classified as Level 3 instruments. The exercise price of the warrants is $0.01 per share. On February 27, 2017, the fair value of the warrants amounted to $570 as determined based upon the fair value of the Company’s common stock. The September 30, 2017 fair value of the warrants was determined based upon the fair value of Origo’s common stock as quoted on the Nasdaq website (closing price), and accounted for $2,411 during the period ended September 30, 2017 as the change in fair value of warrant derivative liability.

Note 8 – Advertising Agreement

On August 31, 2017, the Company entered into an online sales representative agreement with Green Rush Daily Inc., as amended and approved by the board on December 18, 2017. Green Rush is a daily on-line publication providing news for all information relating to cannabis, including guides and strain review, products and health news. Green Rush has approximately 5.0 million monthly unique users. Under the terms of the agreement Green Rush appointed Trans-High as Green Rush’s exclusive sales representative with respect to: (a) all advertisements to be sold or otherwise offered to third-party advertisers on the Green Rush websites, and (b) all advertisements for display to retail and wholesale channels on the websites. All fees received from advertisers on the Green Rush website are to be split 70% to THC and 30% to Green Rush. In a related development, THC entered into a three-year employment agreement with Scott McGovern, the owner of Green Rush, under which Mr. McGovern became Senior Vice President of Publishing of the THC Group. In partial consideration for obtaining the online sales representative agreement, Hightimes Holding issued to Green Rush an aggregate of 299,110 shares of Class A Common Stock. The shares issued on December 18, 2017 were valued based upon the fair value of Origo common stock as quoted on the Nasdaq website (closing price). See Note 2 for further details.

The online sales representative agreement and the employment agreement with Mr. McGovern may be terminated by Mr. McGovern in the event that the Company or any successor-in-interest (including Origo does not become a public company by March 31, 2018.

Note 9 – Stockholders’ Equity

The total number of shares of all classes of stock which the Company shall have authority to issue is 55,000,000 shares, which includes (i) 50,000,000 shares of common stock, $0.0001 par value per share and (ii) 5,000,000 shares of preferred stock, $0.0001 par value per share. 40,000,000 shares of the Common Stock shall be designated as class A common stock and 10,000,000 shares of the common stock shall be designated as class B common stock.

The class B common stock shall be non-voting and the holders of class B common stock shall not be entitled to vote on any matter requiring the affirmative vote or consent of stockholders of the Company, including, without limitation, the election of directors and for all other company purposes. There are no issued or outstanding shares of common stock – class B.

Issuance of Common Stock

In separate private placement offerings, the Company sold approximately 2,749,000 shares of the Company’s common stock for total proceeds of approximately $7,628 in the first round at price of $4.20 a share, and sold in a second round approximately 104,000 shares of the Company’s common stock for total proceeds of approximately $1,382 or $13.27 per share.

Also, the Company issued approximately 3,246,000 shares in the Company’s common stock for a value $7,339. This breaks out into 3,111,000 shares of the Company’s common stock for compensation expense of approximately $6,689, for consultants and officers of the Company, and 135,000 shares issued for interest with a value of approximately $650 of the Company’s common stock to complete the payoff of the BAZ loan and value shares to investors.

Shareholder Distributions

As part of the acquisition of THC, the Company issued approximately $10,904 of cash and convertible purchase notes of $30,000 to the THC shareholders. Since the Company has treated the acquisition as a reverse acquisition with THC being the accounting acquirer, the cash payment and convertible purchase notes were accounted for as distribution to the shareholders. Accordingly, the Company reduced additional-paid-capital by $16,674 and a charge to accumulated deficit of $24,231.

Note 10 – Litigation

From time to time we become the subject of litigation that is incurred in the ordinary course of its business.

THC Group is involved in a pending litigation in New York State Supreme Court with a former employee who alleges that Trans-High breached his employment agreement and seeks damages of $6,000,000. THC Group has counterclaimed against the former employee. The dispute is in the discovery stage. High Times Group believes that it has valid defenses and intends to vigorously defend this action.

Note 11 - Business Segment Information

The Company is a diversified media company focused primarily on the cannabis industry marketplace. On the basis of products and services, the Company has established two reportable segments: national media and festivals and event production. The publishing and advertising segment includes magazine publishing, customer relationship marketing, digital and mobile media, brand licensing, database-related activities, and other related operations. The festivals and event media segment consist primarily of the operations of festivals, (i.e., the Cannabis Cup). Virtually all of the Company’s revenues are generated in the U.S. and substantially all of the assets reside within the U.S. There are no material intersegment transactions.

There are two principal financial measures reported to the chief executive officer (the chief operating decision maker) for use in assessing segment performance and allocating resources. Those measures are operating profit and EBITDA. Operating profit for segment reporting, disclosed below, is revenues less operating costs and unallocated corporate expenses. Segment operating expenses include allocations of certain centrally incurred costs such as employee benefits, occupancy, information systems, accounting services, internal legal staff, and human resources administration. These costs are allocated based on actual usage or other appropriate methods, primarily number of employees. Unallocated corporate expenses are corporate overhead expenses not attributable to the operating groups. Interest income and expense are not allocated to the segments. In accordance with authoritative guidance on disclosures about segments of an enterprise and related information, EBITDA is not presented below.

Non-cash items included in segment operating expenses are depreciation and amortization of fixed and intangible assets.

The Company manages its working capital on a consolidated basis. Accordingly, segment assets are not reported to, or used by, the Company’s management to allocate resources to or assess performance of the segments, and therefore, total segment assets have not been presented.

The following table presents financial information by segment (in thousands):

For the Nine Months ended September 30,	2017	2016

(In thousands)
Revenues
Publishing and print advertising	$2,642	$3,318
Festival and event production	9,680	8,746
Other	138	331
Total revenues	$12,460	$12,395

Segment profit (loss)
Publishing and print advertising	$687	$176
Festival and event production	(2,581)	(3,083)
Unallocated corporate	(7,504)	62
Loss from operations	(9,394)	(2,845)
Other income (expense)	(6,561)	149
Loss before income taxes	$(15,955)	$(2,696)

Note 12 – Subsequent Events

In accordance with ASC 855, “Subsequent Events”, the Company has evaluated all subsequent events through December 20, 2017, the date the financial statements were available to be issued. The following significant events occurring after September 30, 2017 are discussed below:

Stock Options

Under the 2016 High Times Groups Incentive Stock Option Plan an aggregate of 1,500,000 shares of Class A Common Stock are authorized for issuance. On December 18, 2017, the board of directors of HTH issued a total of 900,000 stock options, of which 300,000 options were granted to Adam E. Levin and an aggregate of 600,000 stock options were granted to other executive officers and directors of HTH and its subsidiaries. All options granted are exercisable at $10.70 per share, the fair value of Origo’s common stock as quoted on the Nasdaq website (closing price).

The exercise price was based on a Section 409A independent valuation of fair market value. So long as the holder of the options remain as an officer or director of HTH, the options vest over a period of three years, to the extent of one-third of all granted options as of December 18, 2018 (the first anniversary of the date of grant) and thereafter on a quarterly basis over the remaining eight quarters. At such time as the option holder ceases to be an officer or director of HTH, such person must exercise his or her option within six months following termination of employment or services as a director.

Purchase Notes

In November 2017, Hightimes Holding entered into agreements with six holders of $24,452 of Purchase Notes, representing 85.8% of the $28,500 outstanding principal amount of Purchase Notes. Under the terms of such agreements, the Company has agreed that, upon the automatic conversion of the Purchase Notes at the time of completion of this Offering and listing of the Company shares on a Qualified Stock Exchange, such Purchase Noteholders will discount such Purchase Notes by 25% to $18,339 and receive at the time of completion of this Offering of the Offered Shares, an aggregate of 1,721,958 shares of Class A voting Common Stock of the Company (in lieu of non-voting Class B shares of the Company). In addition, if and when the Origo Merger is consummated, the Purchase Noteholders will receive voting OAC Shares of the Issuer public company resulting from the Origo Merger. The number of shares of Class A Common Stock or OAC Shares issued would be calculated by dividing the then outstanding principal amounts of the Purchase Notes and accrued interest thereon by either the initial offering price per share of Class A Common Stock sold in this Offering, or the closing price of OAC Shares as of the Effective Time of the Merger, whichever shall occur first.

In exchange for such accommodation, the holders of the Sellers Purchase Notes agreed to (a) discount by 25% to an aggregate of $18,339 the outstanding principal amount of their Purchase Notes, (b) defer payment of the second installment of principal and accrued interest under the Sellers Purchase Notes due November 28, 2017 to as late as February 28, 2018, subject to earlier payment out of the proceeds of this Offering or any other equity of debt financings, and (c) grant to Adam E. Levin, Chief Executive Officer of the Company, a three year irrevocable proxy coupled with an interest to vote all shares of Class A common stock or OAC Shares in favor of the election of a slate of directors proposed by management at any regular or special meeting of stockholders of OAC or in connection with any consent solicitation to OAC stockholders following the Merger, at which directors are to be elected.

The holders of the remaining $4,048 principal amount of Purchase Notes who did not elect to enter into the above agreements, will receive a total of 380,112 shares of Class B non-voting Common Stock of the Company upon completion of this Offering and, if the Origo Merger is consummated, an identical number of Class B non-voting shares of common stock of the Successor corporation to Origo.

Senior Secured Revolving Line of Credit

ExWorks and the High Times Group entered into Amendment 2 to the ExWorks Loan Agreement pursuant to which ExWorks agreed to loan up to an additional $4,200 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to as much as $11,500. The Company used $2,754 of the proceeds of the additional loan advance to make the installment payment that was due on August 28, 2017 to the holders of the Purchase Notes.

Accordingly, the Line of Credit (“LOC”) was modified so that the funded amount of the LOC was converted to a Convertible Note with an exercise price of 90% of Merger Offer Price, and is convertible upon the merger with Origo at ExWorks’ option. The Company was permitted to increase the principal amount of Company’s existing secured loan from ExWorks Capital Fund I, L.P to up to $11,500 from $7,500. For the increase in the LOC the Company agreed to issue by November 15, 2017 20,380 Common A Shares. The value of shares, based on the $10.62 Origo stock price on day of issuing, is approx. $216.

Issuance of Common Stock

Subsequent to September 30, 2017, the Company sold approximately 40,533 shares of the Company’s common stock for total proceeds of approximate $538,153 or $13.27 per share.

The Company is expecting to sell up to 47,059 shares of Class A common stock at $21.25 per share for total gross proceeds of $1,000 in a crowdfunding common stock offering.

Additionally, the Company plans to file a Regulation A Offering Circular on December 22, 2017. The Company expects to raise up to $20,000 in gross proceeds by selling up to 1,818,182 shares of Class A common stock at an expected sales price of $11.00 per share. There is a 1.9308657-for-one forward stock split of the Company’s common stock contingent on the approval of this offering and will be calculated just prior to offering date.

Office Lease

Effective December 1, 2017, the Company entered into a sublease with the term ending December 2, 2021 of approximately 10,000 square feet of office space at 10990 Wilshire Boulevard, Los Angeles, CA 90024 at a monthly rental of $10,000. The lessor is Pride Media, Inc, a corporation controlled by Adam E. Levin, the Chief Executive Officer of the Company.

Origo Acquisition

Origo filled a S-4/Proxy on November 13, 2017 with the SEC. The SEC comments on the filling was received on December 8, 2017. It is expected the response to the comments will be sent prior to the end of the year.

TRANS-HIGH CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 and 2015

TRANS-HIGH CORPORATION

Index to Consolidated Financial Statement

December 31, 2016 and 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Trans-High Corporation

To the Board of Directors and
Stockholders of Trans-High Corporation

We have audited the accompanying consolidated balance sheet of Trans-High Corporation (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the periods then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the periods the ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficiency and accumulated losses. These conditions raise substantial doubt about the Company prepared to continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficiency adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ RBSM LLP

New York, New York

November 6, 2017

New York NY, Washington DC, San Francisco CA, Las Vegas Nevada

Mumbai and Pune India, Beijing China, and Athens Greece

Member of ANTEA International with affiliated offices worldwide

Trans-High Corporation

Consolidated Balance Sheets

As of December 31,

(in thousands except share amounts)

	2016	2015
Assets
Current Assets
Cash and cash equivalents	$1,456	$1.070
Accounts receivable, net	636	115
Income tax receivable	25	16
Prepaid expense and deferred cost	337	339
Total Current Assets	2,454	1,540
Other Assets
Fixed assets and technology, net	887	312
Other assets	60	55
Total Assets	$3,401	$1,907

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$2,127	$1,205
Deferred revenue	1,582	743
Capitalized lease obligations - current	27	23
Line of credit	1,200	—
Note payable- related party	375	—
Convertible note payable	1,000	—
Total Current Liabilities	6,311	1,971
Capitalized lease obligations, less current	25	52
Total Liabilities	6,336	2,023

Stockholders’ Deficit
Common stock, no par value; 100 shares authorized; 83 and 83 shares issued and outstanding, respectively	782	782
Treasury stock	(700)	(700)
Related party stock receivable	—	(107)
Accumulated deficit	(3,017)	(91)
Total Stockholders’ Deficit	(2,935)	(116)
Total Liabilities and Stockholders’ Deficit	$3,401	$1,907

The accompanying notes are an integral part of these consolidated financial statements

Trans-High Corporation

Consolidated Statements of Operations

For the Years Ended December 31, 2016 and 2015

(in thousands)

	2016	2015
Revenue
Festivals, events and competitions	$9,938	$13,111
Publishing and advertising	4,303	4,548
Merchandising and branding	367	442
Total Revenue	14,608	18,101

Cost of Revenue
Festivals, events and competitions costs	6,684	4,553
Publishing and advertising cost	1,100	1,284
Merchandising and branding cost	12	19
Total Cost of Revenue	7,796	5,856
Gross Profit	6,812	12,245

Operating expenses:
Marketing and advertising	365	361
General and administrative	7,464	10,739
Professional fees	1,789	1,553
Total Operating Expenses	9,618	12,653

Loss from operations	(2,806)	(408)

Other income (expense):
Interest expense, net	(126)	(7)
Other income – settlement	—	163
Other income	6	9
Total non-operating (expenses) income	(120)	165

Loss before provision for income taxes	(2,926)	(287)

Provision for income taxes	—	(44)

Net loss	$(2,926)	$(287)

The accompanying notes are an integral part of these consolidated financial statements

Trans-High Corporation

Consolidated Statement of Changes in Stockholders Deficit

For the Years Ended December 31, 2016 and 2015

(in thousands)

	Common Stock		Treasury	Related Party Stock	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Stock	Receivable	Deficit	Equity
Balance as of December 31, 2014	75	$532	$(700)	$—	$196	$28
Shares issued for cash and receivables	8	250	—	(107)	—	143
Net loss	—	—			(287)	(287)
Balance as of December 31, 2015	83	782	(700)	(107)	(91)	(116)
Cash received for subscription receivable	—	—	—	107	—	107
Net loss	—	—	—	—	(2,926)	(2,926)
Balance as of December 31, 2016	83	$782	$(700)	$—	$(3,017)	$(2,935)

The accompanying notes are an integral part of these consolidated financial statements

Trans-High Corporation

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2016 and 2015

(in thousands)

	2016	2015
Cash Flows from Operating Activities
Net loss	$(2,926)	$(287)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	79	68
Allowance for doubtful accounts	453	(508)
Direct write-offs	608	307
Changes in operating assets and liabilities:
Accounts receivable	(1,582)	623
Income tax receivable	(8)	120
Prepaid expenses and other current assets	(3)	(113)
Accounts payable and accrued liabilities	1,028	(53)
Deferred revenue	839	210
Net cash (used in) provided by operating activities	(1,512)	367

Cash Flows from Investing Activities:
Purchases of fixed assets	(654)	(99)
Net cash used in investing activities	(654)	(99)

Cash Flows from Financing Activities
Cash payments for capital lease obligations	(23)	(25)

Proceeds from line of credit	1,200	—
Proceeds from borrowing from HTH	375	—
Proceeds from convertible note	1,000	—
Proceeds from issuance of common stock	—	250
Net cash provided by financing activities	2,552	225

Net change in cash and cash equivalents	386	493

Cash and equivalents, beginning of period	1,070	577

Cash and equivalents, end of period	$1,456	$1,070

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$44
Cash paid for interest	$80	$7

Non-cash investing and financing activities
Stock receivable related party adjusted against accrued payroll	$107	$35

The accompanying notes are an integral part of these consolidated financial statements

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 1 – Nature of Business

Trans-High Corporation (“THC” or the “Company”), a New York Corporation, was originally founded in 1974 as a print magazine publisher, “HIGH TIMES”®. THC has evolved from its magazine publishing root to a diversified media and event production company. The Company is focused on creating and distributing authoritative and engaging content related to “all things Cannabis” to consumers and businesses throughout the world. Over its 43-year history, the HIGH TIMES® magazine has been providing consumers and businesses with information on cultivation, legal issues, entertainment, culture and hard-hitting news surrounding the Cannabis industry. High Times is a monthly publication all about the marijuana counter-culture. It features articles on the legalization of marijuana, gives tips on growing cannabis, as well as detailing other drug articles, and providing “Highwitness News.” It also has concert information and music reviews.

The Company has two main operating segments: (i) festivals events and competitions, including live events and productions, including our Cannabis Cup and advertising, including the publication of our monthly High Times Magazine. The publishing media segment includes print magazines, digital and mobile media, brand licensing activities, database-related activities, business-to-business marketing products and services, and other related operations. The events and festivals segment includes the production of live events and festivals catering to the Cannabis industry and marketplace in the United States. The Company serves serve artists, venues and has a team of professionals to secure content and promote ticket sales; The Company invests in technology to build innovative products which advance its advertising and mobile media platforms; and they are paid by advertisers and sponsors that want to connect their brands with the High Times and Cannabis Cup passionate fan base. THC’s operations are diversified geographically within the United States (U.S.) and the Company has a broad customer base.

The Company’s core properties, including our High Times and Cannabis Cup brands, are delivered which includes the High Times Magazine, related websites and its wholly-owned subsidiary to an audience within markets of the Cannabis industry. The High Times Group consists of Trans-High Corporation and High Times Productions, Inc., (HTP), which includes the Festivals and Cannabis Cup.

The High Times Group delivers its content to consumers across numerous distribution platforms consisting not only of traditional print, but also through an array of digital platforms including websites, applications for mobile devices and tablets, social media and live entertainment events. The High Times Group is focused on pursuing integrated strategies across its business divisions to continue to capitalize on the growth in digital consumption and the development of continuing state legalization of both medical and recreational Cannabis consumption and production. We believe that the increasing number of media choices and formats will allow us to continue to deliver our content in a more engaging, timely and personalized manner, provide opportunities to more effectively monetize our content via strong customer relationships and more compelling and engaging advertising solutions and reduce the production and distribution costs of print publication and continue to focus on digital platforms and live entertainment events.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices

Principles of consolidation

The consolidated financial statements include the accounts of all Trans-High Corporation wholly owned subsidiaries High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc. All the subsidiaries are inactive except for High Times Production, Inc. All intercompany transactions have been eliminated.

Use of estimates

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Actual results could differ materially from these estimates.

On an ongoing basis, estimates, including the following:

●	the useful lives of website and technology; allowance for doubtful accounts; and
●	assumptions used in determining the need for, and amount of, a valuation allowance on net deferred tax assets.

Estimates are based on historical experience, available market information, appropriate valuation methodologies, and on various other assumptions that we believe to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the years ended December 31, 2016 and 2015, the Company has incurred a net loss of $2,926 and $287 and as of December 31, 2016 has an accumulated a deficit of $3,017. Continuation as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet obligations and pay its liabilities arising from normal business operations when they come due and ultimately upon its ability to achieve profitable operations. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Management intends to obtain additional funding by borrowing funds from its directors and officers, issuing promissory notes and/or a private placement of common stock. The Company was merged with High Times Holdings Corporation effective March 1, 2017.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Segment Information

For all periods presented, the Company’s reportable segments are publishing and Festivals & Events. The Festivals and Events segment involves the promotion of live music events under the trademarked name, Cannabis Cup, in the US in the in rented third-party venues, the production of music festivals and the creation of associated content. The revenue generated by the Festivals and Events segment includes ticket sales, sponsorship and advertising. The Company manages the development of strategic sponsorship programs in addition to the sale of national and local sponsorships and placement of advertising such as signage, promotional programs, rich media offerings, including advertising associated with live streaming and music-related content, and ads across the Company’s distribution network of events and websites.

The media publishing segment includes magazine publishing, customer relationship marketing, digital and mobile media, brand licensing, database-related activities, and other related operations. The Publishing segment is accounting for 32% and 28% of the Company’s total revenues in 2016 and 2015, respectively, and consists of operations related to magazine and digital distribution of content, principally through the Company’s website, hightimes.com. Revenues from magazine and digital advertising represented approximately 72% of the segment’s revenues in 2016, while circulation revenues represented approximately 20% of the segment’s revenues.

High Times, is the leading publication for the High Times brand. The magazine content targets primarily the cannabis industry. The Company publishes 12 issues of High Times annually and quarterly special editions.

Magazine Production, Distribution and Fulfillment. The Company produces and prints its magazines under an agreement with Quad Graphics. The vast majority of subscription copies of the magazines are delivered by the U.S. Postal Service. The Company uses Curtis Printing Company for the sales, marketing, billing, collection and distribution services for retail and newsstand sales of the magazines; and Palm Coast for subscription fulfillment services for the magazines.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Digital

Websites

Hightimes.com, is a premier website for cannabis related content, and it offers a vast quantity of continually updated articles and videos Starting in 2015, the Company invested in a redesign of its website that allows for additional functionality. This, along with other enhancements such as a responsive website design, allows for improved user engagement and expanded advertising inventory, including optimized access from smartphones and tablets.

Digital Editions and Apps

High Times is available on multiple digital platforms. Digital editions are available through Amazon’s Kindle Fire and through the Zinio platform. In 2016, digital editions accounted for approximately 4% of all circulation. In addition to the digital editions of the magazine, the Company also produces numerous mobile and tablet applications to further distribution of the magazine and provide for content through creative, accessible platforms to accommodate the growing popularity of smartphones and tablet devices.

Competition

Publishing is a highly competitive business in an industry undergoing rapid change. The magazines, websites and digital apps compete not only with other similar products, but also with other mass media, websites and many other types of leisure-time activities. Competition for advertising dollars in magazine operations is primarily based on advertising rates, as well as editorial and aesthetic quality, the desirability of the magazine’s demographic, reader response to advertisers ‘products and services and the effectiveness of the advertising sales staff. In addition, as a result of a shift from print to digital media, the magazines are increasingly face competition for audience and advertising from a wide variety of digital alternatives, including blogs and other do-it-yourself websites and digital applications, social media sites, digital advertising networks and exchanges, and other new media formats. High Times competes for readers and advertising dollars with other cannabis industry related lifestyle magazines and websites. Capturing advertising sales for the digital properties is highly competitive as well. The website www.hightimes.com competes with other how-to, cannabis and lifestyle websites. Competition for digital advertising is based on the number of unique users the sites attract each month, the demographic profile of that audience and the number of pages they view on the site and audience response to advertisers’ products and services and the challenge is to attract and retain users through an easy-to-use and content-relevant website.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Competition (continued)

Virtually all of the Company’s revenues are generated in the U.S. and all of the assets reside within the U.S.

Revenue and expenses earned and charged between segments are eliminated in consolidation. The Company’s capital expenditures below include accruals and expenditures funded by outside parties such as landlords.

The Company manages its working capital on a consolidated basis. Accordingly, segment assets are not reported to, or used by; the Company’s management to allocate resources to or assess performance of the segments, and therefore, total segment assets have not been presented.

There are two principal financial measures reported to the chief executive officer (the chief operating decision maker) for use in assessing segment performance and allocating resources. Those measures are operating profit and EBITDA. Operating profit for segment reporting, disclosed below, is revenues less operating costs and unallocated corporate expenses. Segment operating expenses include allocations of certain centrally incurred costs such as employee benefits, occupancy, information systems, accounting services, internal legal staff, and human resources administration. These costs are allocated based on actual usage or other appropriate methods, primarily number of employees. Unallocated corporate expenses are corporate overhead expenses not attributable to the operating groups. Interest income and expense are not allocated to the segments. In accordance with authoritative guidance on disclosures about segments of an enterprise and related information, EBITDA is not presented in these notes to the financial statements.

Fair Value of Financial Instruments

The carrying amount of our cash and cash equivalents, account receivables from customers, accounts payable, accrued expenses, amounts due to director, line-of-credit, notes payable – related parties and notes payable – third parties approximates fair value because of the short maturity and liquidity of those instruments.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Fair Value Measurement

Financial assets and liabilities recorded in the accompanying consolidated balance sheets are categorized based on the inputs in the valuation techniques as follows:

Level 1 – Financial assets and liabilities whose values are based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

Level 2 – Financial assets and liabilities whose values are based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Financial assets and liabilities whose values are based on unobservable inputs for the asset or liability.

The following tables present the Company’s assets that are measured at fair value on a recurring basis:

December 31, 2015
(in thousands)	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements

Mutual funds	$274	$—	$—	$274

Total	$274	$—	$—	$274

December 31, 2016
(in thousands)	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements

Mutual funds	$—	$—	$—	$—
	—	—	—	—
Total	$—	$—	$—	$—

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Fair Value Measurement (continued)

Assets measured at fair value on a nonrecurring basis

The Company’s non-financial assets, such as property and equipment (including software), are not required to be measured at fair value on a recurring basis. The Company evaluates the recoverability of when events or changes in circumstances indicate that the carrying amounts may not be recoverable. Any resulting asset impairment requires that the asset be recorded at its fair value.

Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company’s cash and cash equivalents consist of domestic bank accounts as well as interest-bearing accounts consisting primarily of bank deposits and money market accounts managed by third-party financial institutions. Cash and cash equivalents are stated at cost, which approximates fair value.

Cash held in interest-bearing operating accounts from time-to-time may exceed the Federal Deposit Insurance Corporation insurance limits. To reduce its credit risk, the Company utilizes known financial institutions that hold the Company’s cash and cash equivalents; however, these balances could be impacted in the future if the underlying financial institutions fail. To date, the Company has experienced no loss or lack of access to its cash or cash equivalents; however, the Company can provide no assurances that access to its cash and cash equivalents will not be impacted in the future by adverse conditions in the financial markets.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Accounts Receivable

The Company’s accounts receivable is primarily due from advertisers and sponsors. Credit is extended to clients based on an evaluation of each client’s creditworthiness and financial condition; collateral is not required. The Company maintains allowances for uncollectible accounts, returns, and discounts. The Company evaluates the collectability of its accounts receivable based on a combination of factors. Generally, it records specific reserves to reduce the amounts recorded to what it believes will be collected when a customer’s account ages beyond typical collection patterns, or the Company becomes aware of a customer’s inability to meet its financial obligations. The allowance for uncollectible accounts is based on the aging of such receivables and any known specific collectability exposures. Accounts are written off when deemed uncollectible. Allowances for rebates, rate adjustments, returns, and discounts are generally based on aging of the receivables with balance over 90 days reserved. Net Credit balances due to refunds or other make-goods are reclassed to liability. Concentration of credit risk with respect to accounts receivable is generally limited due to the large number of geographically diverse clients and individually small balances. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $497 and $44 at December 31, 2016 and 2015, respectively.

Prepaid Expense and deferred costs

The majority of the Company’s prepaid expenses relate to event expenses including show advances and deposits and other costs directly related to future concert events or festivals. All advances are expected to be recouped over a period of less than 12 months. These prepaid costs are charged to operations upon completion of the related events or festivals. Prepaid expense includes costs paid by the Company for future publications of the magazine. These costs, consist primarily of magazine issue production, printing, and any prepaid postage costs, are capitalized and recognized in expenses when the publication has occurred, generally does not to exceed 12 months.

Fixed assets and technology, net

Property and equipment (tangible and intangible) are stated at cost. Costs of replacements and major improvements are capitalized, and maintenance and repairs are charged to operations as incurred. Depreciation or amortization expense is provided primarily by the straight-line method over the estimated useful lives of the assets. The Company’s fixed assets include assets such as technology infrastructure, internal-use software, website development and leasehold improvements. The costs of leasehold improvements are amortized over the lesser of the useful lives or the terms of the respective leases. During 2016, the Company substantially completed the buildout of a new corporate website.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Fixed assets and technology, net (continued)

These assets consist of the fees paid to third-parties to develop and build the website. The estimated useful lives of the fixed assets are as follows:

Life (years)
Furniture and equipment	3-7
Leasehold improvements	life of lease
Computer software	3-5
Website design	3-5
Digital app software	3-5

Leasehold improvements are amortized over the shorter of the term of the related leases or estimated useful lives. Major maintenance activities and improvements are capitalized; other maintenance, repairs, and minor renewals are expensed. Depreciation and expenses for maintenance, repairs, and minor renewals are included in both Cost of Sales and Selling and Administrative Expense on the Consolidated Statements of Income.

Included in fixed assets is the capitalized cost of digital app software (internal-use software) and website development, including software used to upgrade and enhance the Website and processes supporting the business. The Company capitalizes costs incurred during the application development stage of internal-use software and amortize these costs over the estimated useful life of three to five. Costs incurred related to design or maintenance of internal-use software are expensed as incurred.

During the years ended December 31, 2016 and 2015, the Company capitalized $654 and $99, respectively, of costs associated with internal-use software and website development, both developed by 3rd party contracted developers externally. Depreciation and amortization of property, and equipment was $79 in fiscal 2016 and $68 in fiscal 2015.Depreciation and amortization of costs associated with internal-use software and website development was nil for those respective periods.

Upon sale or retirement of assets, cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in the consolidated statements of income.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Website and technology

Website and technology is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. During the website software application development stage, capitalized costs include external consulting costs, cost of software licenses, and internal payroll and payroll-related costs for employees who are directly associated with a software or website project. Upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Software maintenance, training, data conversion, and business process reengineering costs are expensed in the period in which they are incurred.

Impairment of Long-lived Assets

Long-lived assets (primarily property and equipment and amortizable intangible assets) are reviewed for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the forecasted undiscounted cash flows of the operation to which the assets relate to the carrying amount of the assets. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collection is probable. Revenues and associated accounts receivable are recorded net of provisions for estimated future returns, doubtful accounts and other allowances. The Company’s revenue base consists of the sale of tickets for admittance to its Cannabis Cup Events, entrance fees to its Cannabis Cup competitive events, advertising sales, recurring subscriptions to its High Times Magazine®, direct merchandising sales, sponsorship sales and licensing fees. The High Times Group manages its licensing businesses through co-sponsorship and strategic partnership arrangements.

The Company follows certain segment-specific revenue recognition policies that are discussed below.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Festivals, events and competitions:

The Company’s Festivals, events and competitions segment includes three categories of revenues, which are recognized as follows:

Cannabis Cup:

The Company earns revenue primarily from the sale of tickets to its Cannabis Cup Events, the sale of entry fees into our Cannabis Cup competitions. venue-event sponsorships. Advance tickets to Cannabis Cup Events are sold via third-party ticketing service providers under ticketing agreements. Revenue from the promotion and production of an event in the Festivals and Events segment is recognized after the show occurs. Revenue collected in advance of the event is recorded as deferred revenue until the event occurs. Revenue collected from sponsorships and other revenue, which is not related to any single event, is classified as deferred revenue and generally recognized over the operating season or the term of the contract. Generally, sponsorship and advertising are related to a specific event.

For tickets sold to events at the Company’s festivals in the United States, which are collected in advance of the event are recorded as deferred revenue until the event occurs The Company accounts for taxes that are externally imposed on revenue producing transactions on a net basis.

The Company also works with other commercial businesses operating within the Cannabis industry under the Cannabis Cup vendor program by providing vendors with tables and trade booths at a specific Cannabis Cup event, which helps to drive awareness of the vendor’s business by connecting with the Cannabis Cup’s dedicated fan base.

Publishing and advertising:

The Company’s primary source of revenue is advertising. Other sources include circulation and other revenues.

Advertising revenues—Advertising revenues are recognized when advertisements are published (defined as an issue’s on-sale date). The Company’s advertising revenue contract do not generally include any provisions for rebates or rate adjustments. Advertising revenue is stated net of agency commissions and cash and sales discounts. Digital advertising revenues are recognized ratably over the contract period or as services are delivered.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Publishing and advertising: (continued)

Circulation revenues—Revenue from subscription contracts for High Times Magazines results from advance payments for subscriptions received from customers and is recognized on a straight-line basis over the life of the subscription contract as issues are delivered. Circulation revenues include magazine single copy and subscription revenue. Single copy revenue is recognized upon publication. Due to historically minimal returns no provision for estimated returns is calculated. Revenues from magazine subscriptions are deferred and recognized proportionately as products are distributed to subscribers.

Other revenues—Revenues from customer relationship marketing and other custom programs are recognized when the products or services are delivered. In addition, the Company participates in certain arrangements containing multiple deliverables. The guidance for accounting for multiple-deliverable arrangements requires that overall arrangement consideration be allocated to each deliverable (unit of accounting) in the revenue arrangement based on the relative selling price as determined by vendor specific objective evidence, third-party evidence, or estimated selling price. The related revenue is recognized when each specific deliverable of the arrangement is delivered. Brand licensing-based revenues are accrued generally monthly or quarterly based on the specific mechanisms of each contract. Payments are generally made by the Company’s partners on a monthly or quarterly basis. Generally, revenues are based on actual sales are reported by partners. Any further adjustments are typically recorded within three months of the initial recording of revenue and have not been material.

In certain instances, revenues are recorded gross in accordance with GAAP although the Company receives cash for a lesser amount due to the netting of certain expenses. Amounts received from customers in advance of revenue recognition are deferred as liabilities and recognized as revenue in the period earned.

Merchandising and Branding:

The High Times Group licensing operations cover a diverse range of products and live event categories. The High Times Group licenses the High Times® and Cannabis Cup® brands and properties for use on third-party products or services. The High Times Group earns royalties or participates in revenue sharing arrangements with strategic partners, both of which are usually based on a fixed percentage of the wholesale or retail selling price of the products or services.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Merchandising and Branding: (continued)

The e-Commerce retail segment generates revenue primarily from licensing the Company’s branded properties, including trademarks and media content, to third parties for use on consumer merchandise.

Revenue through the on-line store is recognized when the 3rd party reports revenue to the company. Revenue is recorded on a net basis.

Marketing and Advertising expense

Advertising Expense

The Company records advertising expense in the year that it is incurred. Throughout the year, general advertising expenses are recognized as they are incurred, The Company’s advertising expenses relate to advertising efforts to increase magazine subscription acquisition efforts and advertising of Cannabis Cup events. Advertising costs are not capitalized and are expensed the first time the advertising takes place. Advertising expense is included in cost of goods for events, and sales and marketing expenses for print and totaled $84 and $206 during the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, and 2015, the Company had no prepaid advertising expense.

Direct Operating Expenses

Direct operating expenses include artist fees, show-related marketing and advertising expenses, royalties paid to clients for a share of service charges, rent expense for events in third-party venues, credit card fees, commissions paid on tickets distributed through independent sales outlets away from the box office, and salaries and wages related to seasonal employees at the Cannabis Cup events along with other miscellaneous costs, these costs are primarily variable in nature. Direct operating expenses for publishing include the costs related to producing and distributing the magazine, inclusive of postage costs.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Income Taxes

The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when such a change is enacted. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion of or the entire asset will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company has established a policy of including interest related to tax loss contingencies in income tax expense (benefit) in the statements of operations. The Company has not incurred or needed to record any liability, related to interest and penalties during the years ended December 31, 2016 and 2015.

The Company subject to audit by federal and various state jurisdictions, and such jurisdictions may assess additional income taxes based on such audits. Although the Company believes its tax estimates are reasonable, the final determination of any tax audits and any related litigation could be materially different from historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on the operating results or cash flows in the period or periods for which that determination is made.

Loss contingencies

In the normal course of business, the Company are involved in legal proceedings and other potential loss contingencies. We accrue a liability for such matters when it is probable that a loss has been incurred and the amount can be reasonably estimated. When only a range of probable loss can be estimated, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The Company expenses legal fees as incurred (see Note 9—Commitments and Contingencies).

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Comprehensive Income

Comprehensive income consists of net earnings and other gains and losses affecting shareholders’ equity that, under GAAP, are excluded from net earnings. The Company has no elements of comprehensive income (loss) in 2016 and 2015.

Merger Agreement

Effective March 1, 2017 the Company and Hightimes Holding Corp., (“HTH”) a Delaware Corporation concluded their merger under a merger agreement dated February 14, 2017.Under the terms of the merger agreement, THC would be merged with HTH and the existing shareholders would receive cash, convertible notes payable and approximately 40% of the outstanding common shares in HTH on the date of the transaction. The Company has received $375 in advances from HTH as of December 31, 2016.

Recent Accounting Pronouncements

In February 2017, the Financial Accounting Standards Board (“FASB’) issued ASU 2017-05, “Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Topic 610-20)”, which clarifies the scope and application of ASC Topic 610-20 on accounting for the sale or transfer of nonfinancial assets, that is an asset with physical value, such as real estate, equipment, intangibles or similar property. ASU 2017-05 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We have not yet evaluated the impact of the adoption of this accounting standard on our financial position, results of operations, cash flows, or presentation thereof.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. ASU 2017-04 is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Recent Accounting Pronouncements (continued)

In January 2017, the FASB issued ASU 2017-03, “Accounting Changes and Error Corrections (Topic 250) and Investments – Equity Method and Joint Ventures (Topic 323)” which amends the Codification to incorporate SEC staff views regarding recently issued accounting standards and investments in qualified affordable housing projects. The guidance requires registrants to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. ASU 2017-03 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years with early adoption permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. We do not expect the adoption of ASU 2017-03 to have a material impact our financial position, results of operations, cash flows, or presentation thereof.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-01, Clarifying the Definition of a Business (“ASU 2017-01”). The standard clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Under ASU 2017-01, to be considered a business, the assets in the transaction need to include an input and a substantive process that together significantly contribute to the ability to create outputs. Prior to the adoption of the new guidance, an acquisition or disposition would be considered a business if there were inputs, as well as processes that when applied to those inputs had the ability to create outputs. Early adoption is permitted for certain transactions. Adoption of ASU 2017-01 may have a material impact on the Company’s consolidated financial statements if it enters into future business combinations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). This ASU requires changes in the presentation of certain items in the statement of cash flows including but not limited to debt prepayment or debt extinguishment costs; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies and distributions received from equity method investees. This guidance will be effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, will require adoption on a retrospective basis and will be effective for the Company on January 1, 2018. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Recent Accounting Pronouncements (continued)

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU is designed to address simplification of several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption of this ASU is permitted and would be applied on a retrospective basis back to the beginning of fiscal year that included any such interim period in which early adoption was elected. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which requires companies leasing assets to recognize on their balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on contracts longer than one year. The lessee is permitted to make an accounting policy election to not recognize lease assets and lease liabilities for short-term leases. How leases are recorded on the balance sheet represents a significant change from previous GAAP guidance in Topic 840. ASU 2016-02 maintains a distinction between finance leases and operating leases similar to the distinction under previous lease guidance for capital leases and operating leases. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position. ASU 2016-02 is effective for fiscal periods beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this Update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Recent Accounting Pronouncements (continued)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, issued as a new Topic, ASC Topic 606. The new revenue recognition standard supersedes all existing revenue recognition guidance. Under this ASU, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14, issued in August 2015, deferred the effective date of ASU 2014-09 to the first quarter of 2018, with early adoption permitted in the first quarter of 2017. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In March, April, May, and December 2016, the FASB issued the following updates, respectively, to provide supplemental adoption guidance and clarification to ASU 2014-09. These standards must be adopted concurrently upon the adoption of ASU 2014-09. The Company is currently evaluating the potential effects of adopting the provisions of these updates.

●	2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net)
●	ASU No. 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing;
●	ASU No. 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients; and

ASU No. 2016-19, Technical Corrections and Improvements

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 3 – Fixed Assets and technology, net

Website and technology are recorded at cost and presented net of depreciation.

The components of website and technology consist of the following as of December 31, (in thousands):

	2016	2015
Furniture and equipment	$374	$368
Leasehold improvements	38	38
Software	83	83
Website design	388	19
Digital App	278	—
Total cost	1,161	508
Less: Accumulated amortization	274	196
Net book value	$887	$312

Assets under capital lease contracts were $124 and $124 in 2016 and 2015, respectively. Depreciation and amortization expenses related to fixed assets and technology were $79 and $68 for 2016 and 2015, respectively.

Note 4 -Prepaid Expense and deferred costs.

Prepaid Expense and deferred costs consisted of the following as of December 31, (in thousands):

	2016	2015
Deferred costs - festivals	$45	$46
Deferred costs - publishing	292	292
Prepaid expenses	—	—
Total accounts payable and accrued liabilities	$337	$338

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 5 – Accounts Payable and Accrued liabilities

Accounts payable and accrued liabilities consisted of the following as of December 31, (in thousands):

	2016	2015
Accounts payable	$1,329	$646
Due to employees	579	240
Deferred rent	37	57
Due to printer	—	189
Other accrued liabilities	182	73
Total accounts payable and accrued liabilities	$2,127	$1,205

Note 6 - Line of credit

In May 2016, the Company entered into a revolving line of credit (“Line of Credit”) with a maximum borrowing of $2,500, and the outstanding balance of the borrowings was $1,200 as of December 31, 2016. The payments under the note are interest only monthly starting June 1, 2016 with the principal and unpaid interest payable on June 1, 2017. The interest rate will be the published Eastern Edition of the Wall Street Journal as the Prime Rate plus 1%. The interest rate will be change at with each change of the Prime Rate. The interest rate charged under the line of credit shall at no time be less than 4.0%. The interest is calculated and payable at the end of each month. The aggregate amount of total borrowings under the Line of Credit may not exceed seventy-five percent of the Company’s eligible accounts receivable, which is defined as all receivables incurred as the Company’s normal course of business and with a due date less than 90 days outstanding among other normal business.

The Company is required to maintain a debt to worth ratio of 1-to-1, debt service coverage ratio of not less than 1.3-to-1. As of December 31, 2016, the Company was in compliance with these covenants.

As of December 31, 2016, $1,200 principle balance is outstanding

Note 7 – Related Party Transactions

Deferred Compensation

At December 31 2016, there was deferred compensation related to six employees totaling approximately $399 (including related employer taxes).

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 7 – Related Party Transactions (continued)

Note payable – Related Party

In December 2016, the Company received a $375 advance from Hightimes Holding Corp., see Note 13 – Subsequent events. The advance is short-term non-interest bearing and payable upon the closing of the acquisition.

Stock Subscription Receivable

In 2014, the Company sold 8 shares for $242. The Company accepted a $100 payment and the balance of $142 was paid by payroll deductions and forfeiture of commission payments. As of December 31, 2016, and 2015, the outstanding receivable was $0 and $107, respectively.

Note 8 - Convertible Note

In February 2016, the company entered into a convertible promissory note (the “Note”) in the amount of $1,000 with interest payable at 10.0% per annum. The note was due and payable on August 1, 2017 (“Maturity Date”). Also, the Company issued a series A warrant and a series B warrants.

Under certain events, the holder can convert the Note into 1.2% (the “Conversion Rate”) of the outstanding number of shares of common stock of the Company calculated on a fully-diluted basis immediately following the issuance to the holder based on a $100 million pre-money valuation of the Company. However, in the event of the valuation of the Company is less than $100 million at any time prior a conversion of the Note, the Conversion Rate shall be proportionally increased based on the proportional decrease in the valuation of the Company, and in no event, shall there be a reduction in the conversion price if the valuation of the Company exceeds $100 million at any time while the Note remains outstanding.

The ability for the holder to convert Note is contingent upon one of the following events occurring:

●	If prior to the Maturity Date, the Company has a default event under the Note;
●	A change in control of the Company; or
●	The Note is not paid in full prior to the maturity date.

The series A warrant to purchase a number of shares equal to 1.4% (“Exercise Rate”) of the outstanding number of shares of common stock of the Company calculated on a fully-diluted basis immediately following the issuance to the holder based on a $100 million pre-money valuation, at an exercise price of $1,000 for all of the warrant shares. In the event that the valuation of the Company is less than $100 million at any time prior to the exercise of the series A warrant, the Exercise Rate shall be proportionally increased based on the proportional decrease in the valuation of the Company and in no event, shall there be a reduction in the Exercise Rate if the valuation of the Company exceeds $100 million at any time while the series A warrant remains outstanding. The series A warrant becomes exercisable only in the event the Company defaults on the Note.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 8 - Convertible Note (continued)

The series B warrant has exactly the same structure and terms as the series A warrant, however the number of shares is determined as 0.4% (“Exercise Rate’) of the fully fully-diluted basis immediately following the issuance to the holder based on a $100 million pre-money valuation, and the consideration for the exercise is payable in cash equal to $0.01 per series B warrant share.

Since the Note has a convertible feature with a variable number of shares upon conversion and the series A and B warrants have a variable number of shares, the Company has evaluated the Note and series A and B warrants in accordance with ASU 470 Debt and ASC 815, Fair Value. Based on management’s evaluation the Note and series A and B warrants it was determined that the conversion feature variable share issuance did not constitute an embedded derivative at the time of issuance of the instruments. In March 2017, the Note was fully paid off (See Note 13 – Subsequent Events).

As of December 31, 2016, $1,000 principle balance is outstanding

Note 9 - Commitments and Contingencies

The Company leases its office space in New York City. The lease agreement dated December 17, 2012 expires on March 31, 2018, and has no option to extend at end of term. The monthly rent as of December 31, 2016 is $27,671 per month plus 1.29% of common operating costs.

The Company leases sales office space in Los Angeles. The lease agreement dated October 1, 2016 expires on October 31, 2017, and has an option to extend at end of term for 1 year. The monthly rent as of December 31, 2016 is $5 per month.

Future minimum lease payments under non-cancelable operating leases as of December 31, are as follows (in thousands):

For the Years ending December 31,	Amount
2017	$382
2018	83
Total minimum future lease payments	$465

Rent expense for the years ended December 31, 2016 and 2015, was approximately $421 and $648, respectively.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 9 - Commitments and Contingencies (continued)

Also, the Company purchased certain furniture and equipment under a non-cancelable lease, which was accounted for as a capitalized lease obligation.

The minimum payments under the capitalize lease obligation are as follows (in thousands):

Year ending	Principal	Interest	Total
2017	$27	$8	$35
2018	25	7	32
Total minimum lease payments	52	$15	$67
Less current portion	27
Long-term portion of minimum lease obligations	$25

Legal Matters

During 2015, the Company received approximately $163 in settlements related to five trademark infringement cases. The Company will continue to aggressively pursue any infringements on its trademarks.

During 2016, the Company settled a dispute with a vendor in the amount of $127.

The Company is from time to time, a party to legal proceedings and claims that arise out of the ordinary course of its business. The Company is not currently a party to any material legal proceedings.

Note 10 - Stockholder’s Equity

Common Stock

The Company has 100 shares of no par value common stock authorized with 83 and 83 shares issued and outstanding as of December 31, 2016 and 2015, respectively.

Treasury stock

There were no Treasury Stock transactions in either 2015 or 2016. Prior to 2015, the Company repurchased an unknown number of shares in prior transactions at an aggregate cost of $700. Common stock held in the Company’s treasury has been recorded at cost.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 11 – Income taxes

The Company records its deferred taxes under the liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consisted of the following as of December 31:

Deferred tax assets (liabilities)	2016	2015
Deferred tax assets
Net operating loss	$1,297	$—
Accounts receivable, net	—	26
Prepaid expenses	—	20
Accounts payable and accrued liabilities	—	52
Deferred revenue	—	117
Capitalized lease obligations	—	29
Total deferred tax assets	1,297	244

Deferred tax liabilities
Related party receivable	—	(41)
Fixed assets and technology	(33)	(54)
Total deferred tax liabilities	(33)	(95)

Net deferred tax assets before valuation allowance	1,265	149
Less valuation allowance	(1,265)	(149)

Net deferred tax assets	$—	$—

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 11 – Income taxes (continued)

At December 31, 2016, the Company had Federal and State net operating loss carryforwards (“NOL”) available to offset future taxable income of approximately $3,382.  These NOLs will begin to expire in the year ending December 31, 2036. These NOL’s may be subject to various limitations on utilization based on ownership changes under Internal Revenue Code Section 382. Based on its analysis as of December 31, 2016 management did not believe that an ownership change had occurred that would trigger such a limitation. However, on February 14, 2017, 100% of the shares of the Company were sold and it is likely that this transaction will result in a limitation on future usage of these NOL’s. See Note 13 for more information on this subsequent event.

The income tax provision differs from the amount of income tax determined by applying the statutory income tax rate to pretax income from operations due to the following for the years ended December 31,

	2016	2015
Income tax benefit based on book income at statutory rate	$(995)	$(41)
State taxes, net of federal benefit	(148)	9
Entertainment expense	13	22
Other	14	(38)
Change in valuation allowance	1,116	48
Total	$—	$—

The Company classifies income tax penalties and interest, if any, as part of other general and administrative expenses in the accompanying consolidated statement of operations.  There were no accrued interest or penalties as of December 31, 2016 and 2015.

Note 12 - Business Segment Information

The Company is a diversified media company focused primarily on the cannabis industry marketplace. On the basis of products and services, the Company has established two reportable segments: national media and festivals and event production. The publishing and advertising segment includes magazine publishing, customer relationship marketing, digital and mobile media, brand licensing, database-related activities, and other related operations. The festivals and event media segment consist primarily of the operations of festivals, (i.e., the Cannabis Cup). Virtually all of the Company’s revenues are generated in the U.S. and substantially all of the assets reside within the U.S. There are no material intersegment transactions.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 12 - Business Segment Information (continued)

There are two principal financial measures reported to the chief executive officer (the chief operating decision maker) for use in assessing segment performance and allocating resources. Those measures are operating profit and EBITDA. Operating profit for segment reporting, disclosed below, is revenues less operating costs and unallocated corporate expenses. Segment operating expenses include allocations of certain centrally incurred costs such as employee benefits, occupancy, information systems, accounting services, internal legal staff, and human resources administration. These costs are allocated based on actual usage or other appropriate methods, primarily number of employees. Unallocated corporate expenses are corporate overhead expenses not attributable to the operating groups. Interest income and expense are not allocated to the segments. In accordance with authoritative guidance on disclosures about segments of an enterprise and related information, EBITDA is not presented below.

Non-cash items included in segment operating expenses are depreciation and amortization of fixed and intangible assets.

The Company manages its working capital on a consolidated basis. Accordingly, segment assets are not reported to, or used by, the Company’s management to allocate resources to or assess performance of the segments, and therefore, total segment assets have not been presented.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 12 - Business Segment Information (continued)

The following table presents financial information by segment (in thousands):

Years ended December 31,	2016	2015
(In thousands)
Revenues
Publishing and advertising	$4,303	$4,548
Festival and Event Production	9,938	13,111
Other	367	442
Total revenues	$14,608	$18,101

Segment profit (loss)
Publishing and advertising	$393	$102
Festival and Event Production	(3,236)	$(557)
Unallocated corporate	37	47
Loss from operations	(2,806)	(408)
Other income (expense)	(120)	121
Loss before income taxes	$(2,926)	$(287)

Note 13 - Subsequent Events

In accordance with ASC 855, “Subsequent Events”, the Company has evaluated all subsequent events through October 28, 2017, the date the financial statements were available to be issued. The following significant events occurring after December 31, 2016 are discussed below.

On February 14, 2017, the Company’s stockholders (“THC Stockholders”) sold 100% of the capital stock of Trans-High, and indirectly the subsidiary of Trans-High, under the terms and conditions of a stock purchase agreement (the “THC Acquisition”) with Hightimes Holding Corp. (“Hightimes Holding”). The purchase price for the THC Acquisition was $42.2 million, plus 4,000 shares of Class A Common Stock of Hightimes Holding represent at closing 40% of the “Fully-Diluted HHC Class A Common Stock”. The purchase price was paid with $12.2 million in cash (the “Closing Cash Payment”), which included approximately $1.2 million used to retire the Line of Credit, plus three-year installment 8% purchase notes payable to the stockholders of Trans-High aggregating $30.0 million (the “Sellers Purchase Notes”). All of the Purchase Notes automatically convert into shares of non-voting Class B Common Stock of Hightimes Holding (the “Class B Common Stock”) upon the occurrence of a “Conversion Event” which is defined as:

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 13 - Subsequent Events (continued)

(a) Hightimes Holding listing the Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) for trading on any one of the following security exchanges or inter-dealer quotation systems: (i) the NASDAQ Stock Market LLC (including the Nasdaq Capital Market), (ii) the New York Stock Exchange, or (iii) the OTC Markets QX Exchange; provided, however, that in the event our Common Stock is not permitted to be listed on any one of the foregoing stock exchanges or inter-dealer quotation systems solely by reason of the nature of the Business in which the Company engages, then and in such event, a qualified stock exchange shall also mean and include the Toronto Stock Exchange (each, a “Qualified Stock Exchange”), and

(b) the “market value” (defined as the total number of outstanding shares of the Common Stock multiplied by the initial offering price of the Hightimes Holding Class A Common Stock) at the time of the initial listing on a Qualified Stock Exchange shall be equal or greater than $50,000.

The conversion price of the Sellers Purchase Notes shall be equal to the closing day market price of the Class A Common Stock listed on a Qualified Stock Exchange on the first trading day that the automatic conversion of the Sellers Purchase Notes occurs. Accordingly, each holder of Seller Purchase Notes shall receive, following a Conversion Event, that number of additional shares of the Class B Common Stock equal to the result of dividing the then outstanding principal amount of the Purchase Note held by such holder by the per share conversion price.

In addition to the Closing Cash Payment and Sellers Purchase Notes, Holdings issued to the THC Stockholders 9,865 shares of Class A Common Stock, of which 6,000 was purchased back by Holdings, leaving the THC Stockholders with a net of 3,865 shares of Class A Common Stock, thus providing that such shares, in the aggregate, represent at Closing of the Stock Purchase Agreement 40.0% of the issued and outstanding shares of Holdings’ Fully-Diluted Common Stock.

Hightimes Holding financed the closing cash payment and the working capital through approximately $7,678 contributed to Hightimes Holding by 58 accredited investors in consideration for an aggregate of 2,749 shares of Class A Common Stock, and a $7,500 senior secured revolving debt facility (the “Senior Secured Revolving Debt”) provided by ExWorks Capital Fund I, L.P. to Holdings and each of the members of the High Times Group, as borrowers. Hightimes Holding issued 3,111 in class A common stock having an estimated fair value of $6,689 as compensation to related parties.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 13 - Subsequent Events (continued)

The Company will account for the transaction under the reverse acquisition method of accounting in accordance with the provisions of ASC Topic 805 Business Combinations (ASC 805). The Company determined, in accordance with ASC 805 that the Company (the legal acquiree) being the accounting acquirer with Hightimes Holding (the legal acquirer) being the accounting acquiree. The conclusion was based on an analysis of the voting and economic ownership and control of the Company after the transaction, including the share ownership, corporate management and board of director’s positions, and the ability to control the economic operations of the Company. After the transaction, the prior shareholders of TCH retained approximately a 40% of the Hightimes Holding’ common stock with the contingent right to acquire additional share ownership with the potential conversion of the $30,000 Purchase Notes, as defined below, into series B Non-voting common shares.

For financial reporting purposes, the Company has been treated as the “acquirer” in the reverse acquisition completed on March 1, 2017.  Accordingly, the assets and liabilities of the Company will be reported at their historical cost and the assets and liabilities of Hightimes Holding will be recorded at their historical cost basis.

Subsequent to December 31, 2016, the Company sold additional shares post the close of March 1, 2017 of approximately 60 shares of the Company’s common stock for total proceeds of approximate $799 or $13.27 per share.

In July 2017, the Company entered into a merger agreement (“Merger Agreement”) with Origo Acquisition Corporation (“Origo”). The details of the Merger Agreement are as follows:

●	All holders of the Company’s securities (excluding Company’s options, as described below) shall be entitled to receive in the Merger an aggregate of Twenty-Three Million Four Hundred Seventy-Four Thousand One Hundred Seventy-Eight (23,474) common shares of Origo (the “Merger Consideration”), which is equal to Two Hundred Fifty Million Dollars ($250,000) divided by the agreed upon value of the Origo common shares to be issued as Merger Consideration of $10.65 per share.
●	Each holder of capital stock of Company’s shall receive at the close of the transaction for each share of capital stock of Company’s its pro rata share (Forward Split) of the Merger Consideration shares, treating any outstanding shares of Company’s preferred stock on an as-converted to Class A common stock basis (and after deducting from the Merger Consideration payable to such holders of capital stock, the Origo common shares issuable to the holders of Company’s 8% senior secured convertible promissory notes in an initial aggregate principal amount of $30 million (“ HTH Purchase Notes ”), as described below).

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 13 - Subsequent Events (continued)

●	Any warrants and other rights to acquire equity securities of Company, and all other securities that are convertible into or exchangeable for equity securities of Company, (A) if exercised or converted prior to the Effective Time, shall have the resulting shares of capital stock of Company issued upon such exercise treated as outstanding shares of capital stock of Company, and (B) if not exercised or converted prior to the Effective Time will be terminated and extinguished at the Effective Time (except for the Company’s Purchase Notes, which shall be converted as described below, and the outstanding Company’s options, which shall be assumed by Origo as described below).
●	The Company’s Purchase Notes that are outstanding as of the Closing shall automatically be converted in a number of Origo common shares calculated by dividing the outstanding principal and interest of all such Company’s Purchase Notes and dividing such amount by the closing price of Origo’s common shares on the date of the Closing.
●	All outstanding Company’s options will be assumed by Origo and be converted into an option to purchase Origo common shares (each, an “ Origo Assumed Option ”) under the New Equity Incentive Plan (as defined below) to be adopted by Origo in connection with the Closing, keeping the same vesting schedule, but with the number of shares and price per share being equitably adjusted. Origo Assumed Options shall be in addition to the Merger Consideration and will dilute all holders of Origo securities.

To partially finance the High Times Group acquisition, Hightimes Holding, Trans-High and each of the other members of the High Times Group, as borrowers, executed a loan and security agreement with ExWorks Capital Fund I, L.P. (“ExWorks”), dated as of February 28, 2017 (the “Senior Loan Agreement”). At the closing of the acquisition of the High Times Group, ExWorks funded $7,500 to Hightimes Holding and the other borrowers.  Under the terms of the Senior Loan Agreement, interest is payable monthly at the rate of 15% per annum, principal installments of $100 per month is payable commencing in September 2017 and the entire outstanding balance of the loan is due and payable on February 28, 2018.   The loan is secured by a first priority lien and security interest on all tangible and intangible assets of Hightimes Holding and the High Times Group, and all payments to the Trans-High stockholders under the Sellers Purchase Notes are fully subject and subordinated to the rights of ExWorks and its first lien on the assets of the borrowers.  When the loan matures, ExWorks is entitled to an additional fee of $1.2 million, and also received a warrant, exercisable for nominal consideration ($0.001 per share) commencing six months form the Closing of the loan, to purchase shares of Class A Common Stock, representing 2.75% of Hightimes Holding fully-diluted Common Stock immediately prior to the sale of our Class A Common Stock in this CF Offering and any subsequent public offering.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 13 - Subsequent Events (continued)

On August 7, 2017, Exworks granted Hightimes Holding an option, exercisable by at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If we elect to exercise the option, we are obligated to pay ExWorks an additional fee (in addition to the $1.2 million fee) of $600 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock, representing 1.375% of Hightimes Holding fully-diluted Common Stock

In late October 2017, ExWorks and the High Times Group entered into Amendment 2 to the ExWorks Loan Agreement pursuant to which ExWorks agreed to loan up to an additional $4,200 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to as much as $11,500.  The Company used $2,754 of the proceeds of the additional loan advance to make the installment payment that was due on August 28, 2017 to the holders of the Purchase Notes. The first quarter payment of principal ($1,500), interest ($1,200), and default interest ($54) was made on November 7, 2017

In September 2017, the Company entered into an advertising agreement with an independent third party (“Advertiser”) for potential adverting revenue of approximately $1,000. As compensation for the adverting space, the Company agreed to accept 332 shares of the Advertiser’s common stock. As if the date of the agreement the fair value of the shares was $1,000 based on the 10-day average closing market price (trading on the OTCQB exchange) calculation during the ten consecutive Trading Day period ending immediately prior to the Execution Date of the Agreement. The 10-day average for the period was $3.008 per share.

ANNEX A

A-1

ANNEX B

B-1

ANNEX C

C-1

ANNEX D

D-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Memorandum and Articles of Association will provide for indemnification of Origo’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Origo has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Nevada law does not limit the extent to which a company’s Articles of Incorporation, Bylaws, and other governing documents may provide for indemnification of officers and directors, provided that in connection with the acts or omission from which the indemnification arises, such person seeking indemnification (i) was acting in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful, OR (ii) was acting in accordance with the business judgment provisions contained in NRS Section 78.138.

Item 21. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to Amendment No. 4 to the Registration Statement on Form S-1/A filed with the SEC on December 9, 2014 (File No. 333-199558)).
1.2	Business Combination Marketing Agreement (incorporated by reference to Exhibit 1.2 to Amendment No. 2 to the Registration Statement on Form S-1/A filed with the SEC on November 19, 2014 (File No. 333-199558)).
2.1	Merger Agreement, dated as of July 24, 2017, by and among the Registrant,, High Times Group Corp.,
HTHC Merger Sub, Inc., and Jose Aldeanueva in the capacity as the Origo Representative.
(incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on July 27, 2017).
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Registration Statement on Form S-1/A filed with the SEC on December 11, 2014 (File No. 333-199558)).
3.2	Amendment to the Amended and Restated Memorandum and Articles of Association dated June 20, 2016 (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed with the SEC on January 17, 2017)
3.3	Amendment to the Amended and Restated Memorandum and Articles of Association dated December 16, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on December 22, 2016).
3.4	Amendment to the Amended and Restated Memorandum and Articles of Association dated March 13, 2017 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on March 13, 2017).
3.5**	Form of Articles of Incorporation of High Times Media Corporation
3.6**	Form of Bylaws of High Times Media Corporation
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement on Form S-1/A filed with the SEC on November 26, 2014 (File No. 333-199558)).

4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registration Statement on Form S-1/A filed with the SEC on November 12, 2014 (File No. 333-199558)).
4.3	Specimen Right Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registration Statement on Form S-1/A filed with the SEC on November 12, 2014 (File No. 333-199558)).
4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Registration Statement on Form S-1/A filed with the SEC on November 12, 2014 (File No. 333-199558)).
4.5	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.5 to Amendment No. 1 to the Registration Statement on Form S-1/A filed with the SEC on November 12, 2014 (File No. 333-199558)).
4.6	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.6 to Amendment No. 5 to the Registration Statement on Form S-1/A filed with the SEC on December 11, 2014 (File No. 333-199558)).
4.7	Form of Unit Purchase Option between the Registrant and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 4.7 to Amendment No. 3 to the Registration Statement on Form S-1/A filed with the SEC on November 26, 2014 (File No. 333-199558))
4.8**	Specimen certificates of High Times Media Corporation
5.1**	Opinion of Wolf, Rifkin, Shapiro, Schulman & Rabkin, LLP
10.1	Form of Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and the Company’s officers, directors and shareholders (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Registration Statement on Form S-1/A filed with the SEC on November 12, 2014 (File No.:333-199558)).
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form S-1/A filed with the SEC on November 12, 2014 (File No. 333-199558)).
10.3	Form of Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Shareholders (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Registration Statement on Form S-1/A filed with the SEC on November 12, 2014 (File No. 333-199558)).
10.4	Form of Letter Agreement between Coronado Biosciences and the Registrant regarding administrative support (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Registration Statement on Form S-1/A filed with the SEC on November 12, 2014 (File No. 333-199558)).
10.5	Form of Promissory Note issued to Coronado Biosciences (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed with the SEC on October 23, 2014 (File No. 333-199558)).
10.6	Form of Registration Rights Agreement among the Registrant and the Initial Shareholders (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Registration Statement on Form S-1/A filed with the SEC on November 12, 2014 (File No. 333-199558)).
10.7	Subscription Agreement among the Registrant, Graubard Miller and Coronado Biosciences (incorporated by reference to Exhibit 10.7 to Amendment No. 4 to the Registration Statement on Form S-1/A filed with the SEC on December 9, 2014 (File No. 333-199558)).
10.8	Subscription Agreement among the Registrant, Graubard Miller and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 10.8 to Amendment No. 4 to the Registration Statement on Form S-1/A filed with the SEC on December 9, 2014 (File No. 333-199558)).
10.9	CB Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.10	CB Transfer Agent Letter (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.11	CB Registration Rights Letter Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.12	New Investors Inside Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.13	CB Insider Letter Amendment (Fortress) (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.14	CB Insider Letter Amendment (all but Fortress) (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on May 23, 2016).
10.15	CB Administrative Services Termination Agreement (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the SEC on May 23, 2016).

10.16	Form of Voting Agreement by and among the Registrant,, High Times Group Corp., and the shareholders of High Times Group Corp. party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 27, 2017).
10.17	Form of Non-Competition and Non-Solicitation Agreement, by the shareholders of High Times Group Corp. party thereto in favor of the Registrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on July 27, 2017).
10.18	Form of Lock-Up Agreement by and between the Registrant and the shareholders of High Times Group Corp. party thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on July 27, 2017).
10.19	Form of Consulting Services Agreement by and between High Times Media Corporation and Oreva Capital Corporation (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on July 27, 2017).
10.20*	Second Amended and Restated Certificate of Incorporation of Hightimes Holding Corp.
10.21*	By-Laws of Hightimes Holding Corp.
10.22*	Hightimes Holding Corp. 2016 Incentive Stock Option Plan
10.23*	Amended and Restated Stock Purchase Agreement dated February 14, 2017 between Hightimes Holding Corp. and the stockholders of Trans-High Corporation.
10.24*	Form of Purchase Note Agreement issued by Hightimes Corp. in favor of former stockholders of Trans-High Corporation.
10.25*	Loan and Security Agreement, dated February 27, 2017 between ExWorks Capital Fund I, L.P., as lender, and Hightimes Holding Corp., Trans-High Corporation and the subsidiaries of Trans-High Corporation, as borrowers.
10.26*	Intercreditor Agreement, dated February 27, 2017, by and among ExWorks Capital Fund I, L.P., Hightimes Holding Corp., Trans-High Corporation and the former stockholders of Trans-High Corporation..
10.27*	First Amendment to Loan and Security Agreement, dated August 7, 2017, between ExWorks Capital Fund I, L.P., as lender, and Hightimes Holding Corp., Trans-High Corporation and the subsidiaries of Trans-High Corporation, as borrowers.
10.28*	Amended Fee Letter, dated August 7, 2017, between ExWorks Capital Fund I, L.P. and Hightimes Holding Corp.
10.29*	Form of Warrant in favor of ExWorks Capital Fund I, L.P.
10.30*

Second Amendment to Loan and Security Agreement, dated October 31, 2017, between ExWorks Capital Fund I, L.P, as lender, and Hightimes Holding Corp., rans-High Corporation and the subsidiaries of Trans-High Corporation, as borrowers.

10.31*	Form of $11.5 million convertible note to ExWorks Capital Fund I, L.P.
10.32**	Form of amended agreements entered into in November 2017 between Hightimes Holding Corp. and certain former stockholders of Trans-High Corporation holding Purchase Notes.
10.33*	Amended and Restated Online Advertising and Sales Representative Agreement, dated December 15, 2017, between Hightimes Holding, Trans-High Corporation and Green Rush Daily..
10.34*	Employment Agreement dated as of July 17, 2017 by and between Hightimes Holding Corp. and Adam E. Levin.
10.35**	Employment Agreement between Hightimes Holding Corp. and David Peck.
10.36*	Assignment of Lease and Festival Rights Agreement dated August 10, 2017 with BioCup Music Festival Ltd.
10.37*	Management Agreement, dated as of March 1, 2017, among Hightimes Holding Corp., Trans-High Corporation and Oreva Capital Corp.
10.38*	Employment Agreement, dated August 17, 2017, between Hightimes Holding Corp., Trans-High Corporation and Scott McGovern.
10.39*	Stock Purchase Agreement, dated August 17, 2017, between Hightimes Holding Corp. and Scott McGovern
10.40*	Advertising Placement and Sponsored Content Agreement, dated as of August 10, 2017, by and among Western Hemp Genetics Ltd. and Trans-High Corporation.
10.41*	Agreement, dated as of October 31, 2017, by and among Approved Trust 1, Judith Baker, Candlelight Trust and Hightimes Holding Corp.
10.42*	Form of Irrevocable Proxy of Adam Levin.
23.1*	Consent of Marcum LLP
23.2*	Consent of RBSM LLP
23.2**	Consent of Wolf, Rifkin, Shapiro, Schulman & Rabkin, LLP (to be included in Exhibit 5.1)
24*	Power of Attorney (included on signature page of this Registration Statement)

* Filed herewith

**To be filed by amendment

Item 22. Undertakings.

(a)           The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information abot the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)       The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on December 29, 2017.

ORIGO ACQUISITION CORPORATION

By:	/s/ Edward J. Fred
Edward J. Fred
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on December 29, 2017.

Signature	Title	Date

/s/ *	Chief Executive Officer and Director (Principal Executive Officer)	December 29, 2017
Edward J. Fred

/s/ *	Chief Financial Officer, Secretary and Director (Principal financial and accounting officer)	December 29, 2017
Jose M. Aldeanueva

/s/ *	Director	December 29, 2017
Stephen B. Pudles

/s/ *	Director	December 29, 2017
Jeffrey J. Gutovich

/s/ *	Director	December 29, 2017
Barry Rodgers

* - By: Edward J. Fred, Attorney-in-fact

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2017

PROXY CARD

ORIGO ACQUISITION CORPORATION

708 Third Avenue

New York, NY 10007

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ORIGO ACQUISITION CORPORATION

The undersigned appoints [ ] and [ ] as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all ordinary shares of Origo Acquisition Corporation (“Origo”) held of record by the undersigned on [ ], 2018 at the Extraordinary General Meeting of Shareholders to be held on [ ], 2018, or any postponement or adjournment thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

(Continued and to be marked, dated and signed on reverse side)

[White Card]

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED ‘‘FOR’’ PROPOSALS 1 THROUH 4 BELOW.

(1)	The Redomestication Proposal - To approve the change in the corporate structure and domicile of Origo from an exempted company organized under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Nevada.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)	The Business Combination Proposal - To adopt and approve the Merger Agreement (“Merger Agreement”), dated as of July 24, 2017, by and among Origo, HTH Merger Sub, Inc., High Times Group Corp. and Jose Aldeanueva (in the capacity as the Origo representative), and to approve the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐ Intention to Exercise Redemption Rights.

If you intend to exercise your redemption rights, please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Extraordinary General Meeting of the Origo Shareholders—Redemption Rights.”

(3)	The 2018 Equity Incentive Plan Proposal — To consider and vote upon the approval of the 2018 Equity Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(4)	The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting by the chairman thereof to a later date, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve Proposals 1, 2 and 3.

☐ FOR	☐ AGAINST	☐ ABSTAIN

SHAREHOLDER CERTIFICATION:

I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other shareholder with respect to the ordinary shares of Origo owned by me. I further certify that I am not exercising Redemption Rights with respect to 30% or more of Origo Shares.

☐
MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.	☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If shareholder is a partnership, sign in partnership name by an authorized person, giving full title as such.